                                             Filed pursuant to Rule 424(b)(3)
                                             Registration No. 333-49818

       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT (Subject to Completion)            Issued January 17, 2001

(To Prospectus dated January 12, 2001)

                                4,400,000 Shares

                            [TIME WARNER LOGO BLUE]
                            [TIME WARNER LOGO GREY]

                            Time Warner Telecom Inc.

                              CLASS A COMMON STOCK

                            ------------------------

WE ARE OFFERING 4,400,000 SHARES OF OUR CLASS A COMMON STOCK.

                            ------------------------

OUR CLASS A COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TWTC." ON JANUARY 12, 2001, THE LAST REPORTED SALE PRICE OF OUR CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $69.

                            ------------------------

INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                              PRICE $      A SHARE

                            ------------------------

                                                               UNDERWRITING
                                                   PRICE TO      DISCOUNTS      PROCEEDS TO TIME WARNER
                                                    PUBLIC    AND COMMISSIONS        TELECOM INC.
                                                   --------   ---------------   -----------------------
Per share........................................         $             $                     $
Total............................................  $                    $                     $

                            ------------------------

We have granted the underwriters the right to purchase up to an additional 660,000 shares of Class A common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of Class A
common stock to purchasers on or about           , 2001.

                            ------------------------

MORGAN STANLEY DEAN WITTER

              LEHMAN BROTHERS

                                JP MORGAN

                                         BEAR, STEARNS & CO. INC.
               , 2001

                                   [ARTWORK]

                              [TIME WARNER TELECOM
                                  MARKETS MAP]

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT           PAGE
        ---------------------           ----
Forward-Looking Statements............   S-2
Prospectus Supplement Summary.........   S-3
Risk Factors..........................  S-10
Use of Proceeds.......................  S-21
Recent Developments...................  S-21
Time Warner Telecom Voting
  Structure...........................  S-22
Capitalization........................  S-23
Dilution..............................  S-24
Dividend Policy.......................  S-25
Price Range of Common Stock...........  S-25
Unaudited Pro Forma Condensed Combined
  Financial Statements................  S-26
Selected Consolidated, Combined and
  Condensed Financial and Other
  Operating Data......................  S-34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-36
Business..............................  S-49
Management............................  S-63
Certain Relationships and Related
  Transactions........................  S-72
Description of Certain Indebtedness...  S-76
Description of Capital Stock..........  S-79
Certain United States Federal Tax
  Consequences For Non-U.S. Holders...  S-82
Shares Eligible for Future Sale.......  S-86
Underwriters..........................  S-87
Legal Matters.........................  S-90
Experts...............................  S-90
Index to Consolidated and Combined
  Financial Statements................   F-1

              PROSPECTUS                PAGE
              ----------                ----
About This Prospectus.................     1
Where You Can Find More Information...     1
Incorporation Of Information We File
  with the SEC........................     1
Forward-Looking Statements............     2
The Company...........................     2
Risk Factors..........................     3
Ratio of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.......    14
Use of Proceeds.......................    14
Description of Debt Securities........    15
Description of Capital Stock..........    51
Plan of Distribution..................    54
Validity of Securities................    55
Experts...............................    55

                            ------------------------

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the Class A common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are offering to sell the Class A common stock only where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the Class A common stock.

                           FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements, including statements regarding, among other items, our business and operating strategy, operations, economic performance and financial condition. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus might not occur.

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference in this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of the accompanying prospectus.

For simplicity, we use the terms "we" and "Time Warner Telecom" throughout this prospectus supplement to refer to the business that is owned and conducted by the corporation that became Time Warner Telecom Inc. shortly prior to the initial public offering of the Class A common stock, to the business that was owned and conducted by its predecessors prior to that time and, unless otherwise indicated, not to the business related to the assets we acquired from GST Telecommunications, Inc. on January 10, 2001.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

                            TIME WARNER TELECOM INC.

Time Warner Telecom is a leading fiber facilities-based integrated communications provider offering local business "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. We offer a wide range of business telephony services, primarily to medium- and large-sized telecommunications-intensive business end-users, long distance carriers, internet service providers, wireless communications companies and governmental entities. These business telephony services include dedicated transmission, local switched, long distance, data and video transmission services and high-speed dedicated internet access.

As of January 9, 2001, we operated networks in 24 metropolitan markets in the United States. On January 10, 2001, we substantially expanded our geographic coverage by acquiring substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy. As a result of this acquisition, we added 15 markets in the western United States. We expect to activate networks in five additional markets by the end of 2001. As of September 30, 2000, our networks covered 9,457 route miles, contained 363,644 fiber miles and offered service to 7,228 on-net and off-net buildings. The acquisition of the GST assets added to our network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

Our principal executive offices are located at 10475 Park Meadows Drive, Littleton, Colorado 80124, and our telephone number is (303) 566-1000.

BUSINESS STRATEGY

The following is a summary of our business strategy:

Leverage Existing Fiber Optic Networks. We own local and regional fiber networks to serve geographic locations where we believe there are large numbers of potential customers. These highly concentrated networks have not yet been fully exploited and provide the capacity to serve a substantially larger base of customers with a larger array of products.

Enter New Geographic Areas. Our acquisition of substantially all of the GST assets accelerated our geographic expansion by adding to our network 15 markets in eight western states. We expect to activate networks in five additional markets by the end of 2001, increasing our presence to a total of 44 markets. We will also continuously evaluate other expansion opportunities.

Expand Switched Services. We provide a broad range of switched services in 38 of our 39 markets, including the markets we recently acquired from GST. In addition, we are currently integrating into our infrastructure new "softswitch" technology, which is technology that allows switching of voice calls over an internet protocol and local area network infrastructure.

Expand Data Services. We will continue to deliver high-speed transport services through our fiber optic networks and will also focus on the delivery of next generation data networking and converged network services.

Target Business Customers. We have historically targeted telecommunications-intensive medium- and large-sized business customers who require the high quality networks that we operate. In order to achieve further economies of scale and network utilization, we are targeting smaller business customers in buildings we already serve where we can offer a package of network services that may not otherwise be available to them.

Interconnect Service Areas. We are in the process of interconnecting certain of our 39 existing markets, including the markets we recently acquired from GST, within regional clusters with owned or licensed fiber optic facilities. This is expected to increase our revenue potential and increase margins by addressing customers' regional long distance voice, data and video requirements.

Utilize Strategic Relationships with Time Warner Cable. We have benefitted from and continue to leverage our relationships with Time Warner Cable, one of the largest multiple system cable operators in the U.S., by licensing and sharing the cost of fiber optic facilities. We have agreements with Time Warner Cable that allow us access to rights-of-way, easements, poles, ducts and conduits. We may also benefit from positive awareness of the "Time Warner" name, which we license from Time Warner Inc.

Continue Disciplined Expenditure Program. We increase operating efficiencies by pursuing a capital expenditure program that focuses on projects that meet stringent financial criteria. We evaluate capital expenditures on the basis of whether or not they meet several minimum requirements, including minimum recurring revenue, cash flow margin and rate of return.

                              RECENT DEVELOPMENTS

On January 10, 2001, we completed the acquisition of substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million.

The acquisition of the GST assets expanded our operations into 15 additional markets in the western United States, including intercity networks. The GST acquisition accelerates our geographic expansion and allows us to offer its products and services in areas formerly served by GST. Our acquisition of the GST assets did not include certain assets relating to products and services that do not fit with our core businesses. As required in the asset purchase agreement, we entered into a services agreement with GST to provide certain support services with respect to the GST assets that GST is retaining for a period of up to six months for most services and up to a year for certain limited services.

We will manage the 15 markets acquired from GST as part of its Western Region. We expect to complete the initial integration of former GST personnel into our organization within the next several months. We expect that the integration of systems and network operations will occur in phases over approximately two years.

In connection with the acquisition and Time Warner Telecom's capital expenditure plans, Time Warner Telecom obtained commitments for $1.23 billion of additional financing to increase the total commitments to $1.7 billion. Time Warner Telecom Holdings' amended and restated senior secured credit facility provides for an aggregate of $1 billion in borrowings, comprised of $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility available to Time Warner Telecom's subsidiaries. Time Warner Telecom also obtained $700 million in unsecured bridge financing available to Time Warner Telecom. The acquisition was initially financed with borrowings under the senior unsecured bridge loan facility.

                                  THE OFFERING

Class A common stock
offered....................  4,400,000 shares.

Over-allotment option......  660,000 shares of Class A common stock.

Common Stock to be
outstanding after the
  offering.................  38,103,892 shares of Class A common stock.

                             72,226,500 shares of Class B common stock

Relative rights of common
stock......................  Our Class A common stock and Class B common stock are identical in all respects, except that:

                             (a) holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders;

                             (b) certain matters require the approval of a 100% of the outstanding Class B common stock, voting separately as a class; and

                             (c) certain other matters require the approval of a majority of the outstanding Class A common stock, voting separately as a class.

                             Each share of Class B common stock is convertible into one share of Class A common stock.

Use of Proceeds............  We intend to use the net proceeds from this offering and associated financings to repay the $700 million senior unsecured bridge loan facility which we used to finance the purchase of substantially all of the assets of GST Telecommunications, Inc. See "Use of Proceeds."

Nasdaq National Market
symbol.....................  "TWTC"

The number of shares of Class A common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2000, and excludes:

 -- 10.4 million shares underlying options outstanding as of December 31, 2000, at a weighted average exercise price of $34.03 per share;

 --   9,030,000 shares available for future grants under our option plan; and

 -- 657,000 shares available for issuance under our employee stock purchase plan.

                                  RISK FACTORS

You should consider all of the information contained in this prospectus supplement before making an investment in the Class A common stock. In particular, you should consider the factors described under "Risk Factors," beginning on page S-10.

                  SUMMARY CONSOLIDATED AND COMBINED FINANCIAL
                            AND OTHER OPERATING DATA

The summary statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated and combined financial statements of Time Warner Telecom, including the notes, appearing elsewhere in this prospectus supplement. The summary statements of operations data for the years ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements of Time Warner Telecom not included in this prospectus supplement. The summary financial data for the nine months ended September 30, 1999 and 2000 are derived from the unaudited consolidated financial statements of Time Warner Telecom, including the notes, appearing elsewhere in this prospectus supplement. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which, in the opinion of Time Warner Telecom, is necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The financial statements of Time Warner Telecom for all periods prior to the Reorganization that occurred on July 14, 1998 reflect the "carved out" historical financial position, results of operations, cash flows and changes in stockholders' equity of the commercial telecommunications operations of predecessors of Time Warner Telecom, as if they had been operating as a separate company. The summary financial and other operating data set forth below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus supplement.

                                                                                                             NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                             ----------------------------------------------------------   -----------------------
                                               1995       1996        1997         1998         1999         1999         2000
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
                                                           (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
 Dedicated transport services..............  $  6,505   $ 20,362   $   44,529   $   84,024   $  152,468   $  105,727   $  183,759
 Switched services(1)......................       350      3,555       10,872       37,848      116,285       71,558      169,308
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
       Total revenue.......................     6,855     23,917       55,401      121,872      268,753      177,285      353,067
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
Costs and expenses(2):
 Operating.................................    15,106     25,715       40,349       67,153      117,567       81,949      130,846
 Selling, general and administrative.......    34,222     60,366       54,640       77,401      113,389       80,501      122,663
 Depreciation and amortization.............     7,216     22,353       38,466       50,717       68,785       50,272       68,793
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
       Total costs and expenses............    56,544    108,434      133,455      195,271      299,741      212,722      322,302
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
Operating income (loss)....................   (49,689)   (84,517)     (78,054)     (73,399)     (30,988)     (35,437)      30,765
Interest expense, net and other(2).........    (1,416)    (1,599)       7,398      (19,340)     (28,473)     (22,026)     (21,641)
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss) before income taxes......   (51,105)   (86,116)     (70,656)     (92,739)     (59,461)     (57,463)       9,124
Income tax expense(3)......................        --         --           --           --       29,804       29,473        4,542
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss)..........................  $(51,105)  $(86,116)  $  (70,656)  $  (92,739)  $  (89,265)  $  (86,936)  $    4,582
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
Basic and diluted earnings (loss) per
 share.....................................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.93)  $    (0.94)  $     0.04
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share before income
 taxes:
 Basic.....................................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.09
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
 Diluted...................................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.08
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
Weighted average shares outstanding:
 Basic.....................................    81,250     81,250       81,250       81,250       95,898       92,957      105,262
 Diluted...................................    81,250     81,250       81,250       81,250       95,898       92,957      108,427

                                                                                                             NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                             ----------------------------------------------------------   -----------------------
                                               1995       1996        1997         1998         1999         1999         2000
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
                                                           (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
OTHER OPERATING DATA:
EBITDA(1)(4)...............................  $(42,473)  $(62,164)  $  (39,588)  $  (22,682)  $   37,797   $   14,835   $   99,558
EBITDA Margin(1)(5)........................      (620)%     (260)%        (72)%        (19)%         14%           8%          28%
Net cash provided by (used in) operating
 activities................................   (35,605)   (52,274)     (29,419)        (343)      54,235      (13,194)      71,238
Capital expenditures.......................   141,479    144,815      127,315      126,023      221,224      138,305      213,246
OPERATING DATA(6):
Operating Networks.........................        15         18           19           19           21           20           22
Route miles................................     3,207      5,010        5,913        6,968        8,872        7,704        9,457
Fiber miles................................   116,286    198,490      233,488      272,390      332,263      313,549      363,644
DS-0 equivalents...........................   159,000    690,000    1,719,000    3,031,000    5,523,000    4,555,000    9,806,000
Digital telephone switches.................         1          2           14           16           19           20           26
Employees..................................       508        673          714          919        1,259        1,181        1,697
BALANCE SHEET DATA:
Cash and cash equivalents..................  $     --   $     --   $       --   $  105,140   $   90,586   $   42,394   $   74,091
Marketable debt securities.................        --         --           --      250,857      173,985      229,793       28,578
Property, plant and equipment, net.........   199,005    323,161      415,158      494,158      677,106      613,137      824,135
Total assets...............................   214,963    341,480      438,077      904,344    1,043,012      976,375    1,104,535
Long-term debt and capital lease
 obligations(6)............................        --         --       75,475      574,940      403,627      403,342      403,311
Total stockholders' equity.................  $179,589   $294,937   $  300,390   $  207,651   $  422,916   $  419,650   $  470,511

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in the fourth quarter of 1999 and for the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $6.5 million, $12.4 million, $17.1 million, $27.7 million, $20.0 million, $15.9 million, and $11.4 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and for the nine months ended September 30, 1999 and 2000, respectively. See Time Warner Telecom's financial statements appearing elsewhere in this prospectus supplement for an explanation of these expenses.

(3) During 1999, Time Warner Telecom recorded a non-recurring $39.4 million charge to earnings to record a net deferred tax liability associated with the Reconstitution. This change occurred immediately prior to Time Warner Telecom's initial public offering.

(4) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess on-going operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

(5) EBITDA Margin represents EBITDA as a percentage of revenue.

(6) Includes all managed properties including unconsolidated affiliates, MetroComm AxS, L.P. in Columbus, Ohio and the Albany and Binghamton, New York networks. Albany and Binghamton were wholly owned at December 31, 1997 and MetroComm AxS, L.P. was wholly owned at December 31, 1999.

         UNAUDITED SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     You should read the following unaudited summary pro forma financial data of Time Warner Telecom in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus supplement, including "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        PRO FORMA AS ADJUSTED
                                                             -------------------------------------------
                                                                 YEAR ENDED          NINE MONTHS ENDED
                                                              DECEMBER 31, 1999      SEPTEMBER 30, 2000
                                                             -------------------    --------------------
                                                             (THOUSANDS, EXCEPT PER SHARE AND OPERATING
                                                                            DATA AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue(1).................................................       $ 354,139              $  440,468
                                                                  ---------              ----------
Costs and expenses:(2)
  Operating................................................         178,179                 186,799
  Selling, general and administrative......................         179,577                 181,520
  Depreciation and amortization............................          90,163                 107,515
                                                                  ---------              ----------
          Total costs and expenses.........................         447,919                 475,834
                                                                  ---------              ----------
Operating loss.............................................         (93,780)                (35,366)
Interest expense, net and other(2).........................        (106,372)                (75,382)
                                                                  ---------              ----------
Net loss...................................................        (200,152)               (110,748)
                                                                  =========              ==========
Basic and diluted earnings (loss) per share................       $   (2.00)             $     1.01
                                                                  =========              ==========
Weighted average shares outstanding -- basic and diluted...         100,298                 109,662
                                                                  =========              ==========
OTHER OPERATING DATA:
EBITDA(1)(3)...............................................       $  (3,617)             $   72,149
EBITDA Margin(1)(4)........................................             (1%)                    16%
OPERATING DATA:
Operating Networks.........................................                                      39
Route miles................................................                                  13,667
Fiber miles................................................                                 591,318

                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                                                  ------------------
                                                                                  SEPTEMBER 30, 2000
                                                                                  ------------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................        $  337,520
Marketable debt securities....................................................            28,578
Property, plant and equipment, net............................................         1,455,609
Total assets..................................................................         2,068,827
Long-term debt and capital lease obligations..................................         1,053,311
Total stockholders' equity....................................................        $  754,721

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in 1999 and for the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $20.0 million and $11.4 million for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively. See Time Warner Telecom's financial statements appearing elsewhere in this prospectus supplement for an explanation of these expenses.

(3) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess on-going operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

(4) EBITDA Margin represents EBITDA as a percentage of revenue.

                                  RISK FACTORS

     An investment in the Class A common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus supplement. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

RISKS RELATING TO US AND OUR BUSINESS

     OUR LIMITED OPERATING HISTORY MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS.

     Time Warner Cable began our business in 1993. Subsequently, we spun-off to become an independent company in July 1998. During the last few years, our business has changed substantially as it has rapidly expanded into switched, data and Internet services. As a result, prospective purchasers have limited historical financial information available to evaluate our likely future performance. When making a decision to invest in the Class A common stock, prospective purchasers should consider the risks, expenses and difficulties frequently encountered by companies that are in their development stage.

     WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO EXPERIENCE OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

     We have incurred operating losses for most of our history, net of the effect of non-recurring reciprocal compensation settlements. For the year ended December 31, 1999 and the nine months ended September 30, 2000, we had operating losses of $38.6 million and operating income of $3.5 million, net of the effect of non-recurring reciprocal settlements of $7.6 million and $27.3 million, respectively. After giving effect to the acquisition of assets of GST and associated financings, including this offering, we would have had operating losses of $101.4 million and $62.7 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, net of the effect of non-recurring reciprocal compensation settlements of $7.6 million and $27.3 million, respectively. We expect to continue to incur, and perhaps increase, operating losses as we build our networks, expand our customer base and as we integrate the acquired assets of GST. Operating losses will reduce our ability to meet working capital needs and increase our need for external financing.

     The development of our business requires substantial capital expenditures. As described below, we plan to increase our annual capital expenditures during 2001 to expand our operations. We expect to incur a substantial part of these expenditures in new markets before we realize any related revenue. We also expect that capital expenditures and other operating expenditures will result in negative cash flow and operating losses for our new markets until and unless we develop an adequate customer base and revenue stream from those markets. We expect that each network will produce negative cash flow for at least two and a half years after it begins operations. Moreover, we may never develop an adequate customer base, sustain profitability, or generate sufficient cash flow.

     WE MAY COMPLETE A SIGNIFICANT BUSINESS COMBINATION OR OTHER TRANSACTION THAT COULD AFFECT OUR LEVERAGE, RESULT IN A CHANGE IN CONTROL OR BOTH.

     We continually evaluate potential business combinations, joint ventures and other transactions that would extend our geographic markets, expand our products and services and/or enlarge the capacity of our networks. To that end, we have had exploratory discussions with several other companies in our industry regarding potentially material transactions. If we enter into a definitive agreement with respect to any material transaction, it could result in an increase in our leverage or issuing additional common stock or both, or it could result in a change of control. There can be no assurance, however, that we will enter into any transaction or, if we do, on what terms.

     A change of control could result in a requirement that we offer to purchase certain indebtedness and the acceleration of other indebtedness. There can be no assurance that we will have sufficient funds available to make that repurchase and repay any accelerated indebtedness.

     THE SENIOR SECURED CREDIT FACILITY AND THE INDENTURE FOR THE 9 3/4% SENIOR NOTES CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR FLEXIBILITY.

     The senior secured credit facility and indenture limit, and in some circumstances prohibit, our ability to:

      --   incur additional debt;

      --   pay dividends;

      --   make investments or other restricted payments;

      --   engage in transactions with stockholders and affiliates;

      --   create liens;

      --   sell assets;

      --   issue or sell capital stock of subsidiaries; and

      --   engage in mergers and acquisitions.

     These covenants may limit our financial and operating flexibility. In addition, if we do not comply with these covenants, the lenders under the senior secured credit facility and the holders of the 9 3/4% Senior Notes may accelerate our debt under the senior secured credit facility and our debt under the 9 3/4% Senior Notes, respectively.

     WE WILL REQUIRE SUBSTANTIAL CAPITAL TO EXPAND OUR OPERATIONS.

     The development and expansion of our networks requires substantial capital investment. If this capital is not available when needed, our business will be adversely affected. Including the effects of the GST acquisition, we expect our principal capital requirements for 2001 to be:

      -- approximately $550 million to purchase and install switches, electronics, fiber and other technologies in existing, acquired and future networks; and

      -- approximately $50 million for capital expenditures for our management information system infrastructure.

     We also expect to have substantial capital expenditures in subsequent periods.

     We recently executed agreements with various financial institutions for $1.23 billion of additional financing, including $525 million of senior secured term loan facilities, which, together with our $475 million senior secured credit facility, is available to our subsidiaries, and $700 million unsecured bridge financing available to us. The GST acquisition was initially financed with borrowings under the unsecured bridge loan facility. We expect to apply the net proceeds from this offering and associated financings, together with cash on hand, to repay the borrowings under the senior unsecured bridge loan facility. We may be required to seek additional financing if:

      --   our business plans and cost estimates prove to be inaccurate;

      -- we decide to further accelerate the expansion of our business and existing networks;

      -- we consummate further acquisitions or joint ventures that require capital; or

      --   we are not able to generate sufficient cash flow from operations.

     When we seek additional financing, the terms offered may place significant limits on our financial and operating flexibility, or may not be acceptable to us. The failure to raise sufficient funds when needed and on reasonable terms may require us to modify or significantly curtail our business expansion plans. This could have a material adverse impact on our growth, ability to compete, and ability to service our existing debt.

     OUR SUBSTANTIAL INDEBTEDNESS, AND SERVICING OUR INDEBTEDNESS, MAY IMPAIR OUR FINANCIAL AND OPERATING FLEXIBILITY.

     We have a substantial amount of debt outstanding and we incurred substantial additional debt to acquire GST. This substantial indebtedness may have an adverse impact on us. For example:

      --   our ability to obtain additional financing may be limited;

      -- a substantial portion of our cash flow will be dedicated to pay interest and principal on our debt;

      -- our ability to satisfy our debt obligations may be diminished including obligations under the debt securities;

      --   we may be more vulnerable to economic downturns; and

      --   our ability to withstand competitive pressure may decrease.

     As of September 30, 2000, we had approximately $400 million of consolidated total long-term debt and after giving effect to the acquisition of the assets of GST and associated financings, including this offering, we would have had approximately $1.05 billion of consolidated long-term total debt as of that date.

     TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the debt securities, and to fund planned capital expenditures will depend on our ability to generate cash in the future.

     Our historical financial results have been, and our future financial results might be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the debt securities, or to fund our other liquidity needs. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time due to market conditions or other factors or prove adequate. Also, certain alternative strategies will require the consent of our senior secured lenders before we engage in any such strategy.

     OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE DO NOT SUCCESSFULLY MANAGE OUR EXPANSION INTO NEW MARKETS AND SERVICES.

     We plan to offer new communications services, expand service in our existing markets, interconnect our existing markets and enter new markets. If we are not successful in implementing these changes on-time and on-budget, our results of operations will likely be adversely affected.

     Our ability to manage this expansion depends on many factors, including the ability to:

      --   attract new customers and sell new services to existing customers;

      --   design, acquire and install transmission and switching facilities;

      --   employ new technologies;

      --   obtain any required governmental permits and rights-of-way;

      --   implement interconnection with local exchange carriers;

      --   expand, train and manage our employee base;

      -- enhance our financial, operating and information systems to effectively manage our growth; and

      -- accurately predict and manage the cost and timing of our capital expenditure programs.

     Even if we are successful in completing the infrastructure to support our expanded business, that business may not be profitable and may not generate positive cash flow for us.

     OUR BUSINESS MAY BE LIMITED IF THE CAPACITY LICENSE WITH TIME WARNER CABLE EXPIRES OR IS TERMINATED.

     If the capacity license with Time Warner Cable is not renewed on expiration in 2028 or is terminated prior to that time, we may need to build, lease or otherwise obtain fiber optic capacity. The terms of those arrangements may be materially less favorable to us than the terms of our existing capacity license.

     At expiration of the capacity license, Time Warner Cable is obligated to negotiate a renewal in good faith, but we may be unable to reach agreement with Time Warner Cable on acceptable terms. In addition, Time Warner Cable may terminate the capacity license before expiration upon:

      -- a material impairment of Time Warner Cable's ability to provide the license by law;

      --   a material breach of the capacity license by us; or

      -- the institution of any proceedings to impose any public utility or common carrier status or obligations on Time Warner Cable, or any other proceedings challenging Time Warner Cable's operating authority as a result of the services provided to us under the capacity license.

     The capacity license prohibits us from offering residential services or content services with the capacity licensed from Time Warner Cable.

     WE MAY LOSE THE RIGHT TO USE THE "TIME WARNER" NAME.

     We believe the "Time Warner" brand name is valuable and its loss could have an adverse effect on us. Under a license agreement with Time Warner, we are required to discontinue use of the "Time Warner" name in the following circumstances:

      -- the license agreement expires after an initial term ending July 2002 or any permitted renewal;

      --   Time Warner no longer owns at least 30% of our common stock;

      -- Time Warner no longer has the right to nominate at least three members of our board of directors;

      -- we violate covenants in the capacity license with Time Warner Cable relating to residential services and content services; or

      -- a Class B Stockholder transfers its Class B common stock and its rights to designate nominees to the board of directors to a third party.

     Under these circumstances, we may change our name to "TW Telecom Inc." or some other name. Such name change, and the inability to use the "Time Warner" name, could have an adverse effect on our ability to conduct our business and on our financial condition and results of operations.

     SEVERAL CUSTOMERS ACCOUNT FOR A SIGNIFICANT AMOUNT OF OUR REVENUE.

     We have substantial business relationships with a few large customers. For the nine months ended September 30, 2000, our top ten customers accounted for approximately 46% of our total revenue. Our largest customer for the nine months ended September 30, 2000, MCI Worldcom, Inc. and its affiliates, accounted for more than 10% of our total revenue. However, a portion of that revenue results from traffic that is directed to us by customers that have selected that long distance carrier. No other customer, including customers who direct their business through long distance carriers, accounted for 10% or more of revenue in 2000.

     SOME OF OUR CUSTOMER AGREEMENTS MAY NOT CONTINUE.

     Some of our customer agreements are subject to termination on short notice and do not require the customer to maintain its agreements at current levels, and we cannot assure you that such customers will continue to purchase the same services or level of services. We believe that certain interexchange carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including acquisition or construction of their own facilities. In addition, interexchange carriers may be able to provide local service by reselling the facilities or services of an incumbent local exchange carrier, which may be more cost-effective for an interexchange carrier than using our services or another competitive access provider or competitive local exchange carrier.

     WE ARE DEPENDENT ON TIME WARNER CABLE'S PERMITS, LICENSES AND
RIGHTS-OF-WAY.

     We currently license a significant portion of our fiber optic capacity from Time Warner Cable. Municipalities that regulate Time Warner Cable may or may not seek to impose additional franchise fees or otherwise charge Time Warner Cable. We must reimburse Time Warner Cable for any new fees or increases. Time Warner Cable or Time Warner Telecom may not be able to obtain all necessary permits, licenses or agreements from governmental authorities or private rights-of-way providers necessary to effect future license transactions. This would hinder our ability to expand our existing networks or develop new networks successfully in locations served by Time Warner Cable.

     OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE.

     As a result of the limited revenue and significant expenses associated with the expansion and development of our networks and services, as well as those related to the GST acquisition, we anticipate that our operating results could vary significantly from quarter to quarter. In fact, we expect our recurring EBITDA margins to decrease in 2001 as compared to 2000 due to the acquisition and expected commencement of services in five additional markets. Changes in the usage or payment patterns of significant customers may also cause operating results to vary.

     WE DEPEND ON THIRD PARTY VENDORS FOR INFORMATION SYSTEMS.

     We have entered into agreements with vendors that provide for the development and operation of back office systems, such as ordering, provisioning and billing systems. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could have a material adverse effect on our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies.

     IF WE DO NOT ADAPT TO RAPID CHANGES IN THE TELECOMMUNICATIONS INDUSTRY, WE COULD LOSE CUSTOMERS OR MARKET SHARE.

     The telecommunications industry will continue to experience rapid changes in technology. Our future success may depend on our ability to adapt to any changes in the industry. Our failure to adopt new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet customer demands.

     WE ARE CONTROLLED BY THE CLASS B STOCKHOLDERS.

     AOL Time Warner Inc. (as successor by merger to Time Warner Inc.), AT&T Corporation (as successor by merger to MediaOne Group, Inc.), Advance Telecom Holdings Corporation (by transfer from Advance/Newhouse Partnership) and Newhouse Telecom Holdings Corporation (by transfer from Advance/ Newhouse Partnership), the Class B Stockholders, hold all the outstanding shares of Class B common stock. The Class B Stockholders generally have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. The Class B common stock is not subject to any mandatory conversion provisions other than pursuant to certain transfer restrictions. The disproportionate voting rights of the Class B common stock relative to the Class A common stock may delay or prevent a change in control of Time Warner Telecom, and may make us a less attractive takeover target.

     Our board of directors consists of nine directors. Under the Stockholders Agreement, Time Warner has the right to designate four nominees for the board of directors and the Advance/Newhouse stockholder group has the right to designate one nominee. Under the Stockholders Agreement, Class B Stockholders agree to vote in favor of all nominees selected by the Class B Stockholders. Class B Stockholders will also have the power to elect the other members of our board of directors.

     EACH OF THE CLASS B STOCKHOLDERS HAS VETO RIGHTS OVER CERTAIN ACTIONS.

     Under our restated certificate of incorporation, as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B Stockholders is required:

      -- to permit us to provide residential services or content services prior to May 2004;

      -- to amend our restated certificate of incorporation, other than in connection with certain ministerial actions; or

      -- for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represents substantially all our assets on a consolidated basis.

     The approval of 100% of the Class B Stockholders is also required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share.

     THE HOLDERS OF CLASS B COMMON STOCK CAN SELL CONTROL OF TIME WARNER TELECOM AT A TIME WHEN THEY DO NOT HAVE A MAJORITY ECONOMIC INTEREST IN TIME WARNER TELECOM, AND EXCLUDE THE HOLDERS OF CLASS A COMMON STOCK FROM PARTICIPATING IN THE SALE.

     The Stockholders Agreement provides that, subject to the rights of first refusal of the other holders of Class B common stock, the Class B Stockholders may transfer their Class B common stock. If a holder sells all, but not less than all, of its Class B common stock as shares of Class B common stock, such holder may transfer its right to nominate Class B nominees for election to the board of directors. In addition, all of the holders of Class B common stock have the right to participate in certain sales by Time Warner of its Class B common stock. Accordingly, majority control of Time Warner Telecom could be transferred by one or more holders of Class B common stock at a time when such holder or holders of Class B common stock do not have a majority of the economic interest in Time Warner Telecom and with no assurance that the holders of Class A common stock would be given the opportunity to participate in the transaction or, if they were permitted to participate in the transaction, to receive the same amount and type of consideration for their stock in Time Warner Telecom as the holders of Class B common stock.

     In addition, we have elected not to be subject to Section 203 of the Delaware General Corporation Law, which would otherwise provide certain restrictions on "business combinations" between us and any person acquiring a significant, 15% or greater, interest in us other than in a transaction approved by our board of directors and in certain cases by our stockholders.

     THE CLASS B STOCKHOLDERS MAY COMPETE WITH US.

     The Class B Stockholders are in the cable television business. There is no restriction on the Class B Stockholders' ability to compete with us. They may, now or in the future, provide the same or similar services to those that we provide.

     SOME OF OUR BUSINESS ACTIVITIES ARE RESTRICTED.

     Our restated certificate of incorporation restricts our business activities. These restrictions limit our ability to expand our business and could deprive us of valuable future opportunities. Under the restated certificate of incorporation, we may not, directly or through a subsidiary or affiliate:

      --   provide residential services; or

      -- produce or otherwise provide entertainment, information, or any other content services, with certain limited exceptions.

     We may engage in these activities with the affirmative vote of all the holders of the Class B common stock or on the earlier of:

      -- five years from the date of our restated certificate of incorporation, which is May 2004; or

      -- the date the Class B common stock represents less than 50% of our voting power (as of September 30, 2000, Class B common stock represented approximately 95.6% of our voting power).

     We are subject to the same restrictions under the capacity license with Time Warner Cable, except that those restrictions apply only to our use of the leased capacity but last until the capacity license expires in 2028 or is terminated. We believe these restrictions will not materially affect our ability to operate our business as currently planned.

     SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST.

     Some of our directors are also directors, officers or employees of the Class B Stockholders or their affiliates. Although these directors have fiduciary obligations to Time Warner Telecom under Delaware law, they may face conflicts of interest. For example, conflicts of interest may arise with respect to certain business opportunities available to, and certain transactions involving, Time Warner Telecom. The Class B Stockholders have not adopted any special voting procedures to deal with such conflicts of interest. The resolution of these conflicts may be unfavorable to us. Our restated certificate of incorporation provides for the allocation of corporate opportunities between us and the Class B Stockholders. See "Description of Capital Stock."

RISKS RELATING TO OUR ACQUISITION OF THE ASSETS OF GST

     OUR ACQUISITION OF THE GST ASSETS INCREASES OUR LEVERAGE AND POSES OTHER RISKS.

     Our acquisition of the GST assets increases our geographic presence, expands our products and services and enlarges the capacity of our networks. This transaction is considerably larger than the transactions we have completed in the past.

     This transaction involves the following operating risks to us:

      --   the difficulty of assimilating the acquired operations and personnel;

      --   the potential disruption of our ongoing business;

      --   the diversion of resources;

      -- the possible inability of management to maintain uniform standards, controls, procedures and policies;

      -- the possible difficulty of managing our growth and information systems;

      -- the risks of entering markets in which we have little or no experience;

      -- the potential impairment of relationships with employees or customers; and

      -- the possibility that the liabilities we assumed to complete performance under GST contracts may prove to be more burdensome than anticipated.

     WE MAY HAVE DIFFICULTY INTEGRATING THE ACQUIRED ASSETS AND BUSINESSES OF
GST.

     We purchased substantially all of the assets of GST with the expectation that the asset purchase would result in certain benefits, including expansion of the markets we serve and increasing our operational efficiencies. Achieving the benefits of the asset purchase will depend upon the successful integration of the acquired businesses into our existing operations. We cannot assure you that we will be successful in integrating the acquired GST assets into our current businesses. The integration risks associated with the acquisition include but are not limited to:

      -- the diversion of our management's attention as integrating the GST operations and assets will require a substantial amount of our management's attention;

      -- difficulties associated in assimilating GST's technology, including billing and customer information systems;

      -- any significant loss of key GST personnel could lead to interruptions in our billing, accounting, information technologies and engineering capabilities; and

      -- the requirement that we provide transition services to GST could tax our management resources, although we have hired employees not needed for the core business to carry out those functions.

     We cannot assure you that we will be able to successfully overcome the risks associated with integrating the assets we acquired from GST. There is a risk that the costs of integration could have a material adverse effect on our operating results.

RISKS RELATING TO OUR INDUSTRY

     WE DEPEND ON INTERCONNECTION WITH INCUMBENT LOCAL EXCHANGE CARRIERS.

     Our services may be less attractive if we cannot obtain high quality, reliable and reasonably priced interconnection from incumbent local exchange carriers. The Telecommunications Act of 1996 requires incumbent local exchange carriers to allow us to connect to their networks, thereby connecting to end users not on our networks, which is commonly referred to as "interconnection" within our industry. However, negotiating interconnection agreements with the incumbent local exchange carriers takes considerable time, effort and expense. The agreements are also subject to state regulation. We may be unable to obtain interconnection at rates that are both competitive and profitable.

     THE LOCAL SERVICES MARKET IS HIGHLY COMPETITIVE, AND MANY OF OUR COMPETITORS HAVE SIGNIFICANT ADVANTAGES THAT MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH THEM.

     We operate in an increasingly competitive environment and some companies may have competitive advantages over us. Most incumbent local exchange carriers offer substantially the same services as we offer. Incumbent local exchange carriers benefit from:

      --   longstanding relationships with their customers;

      --   greater financial and technical resources;

      -- the ability to subsidize local services from revenue in unrelated businesses; and

      -- recent regulations that relax price restrictions and decrease regulatory oversight of incumbent local exchange carriers.

     We also face competition from new entrants into the local services business who may also be better established and have greater financial resources. These advantages may impair our ability to compete in price and service offerings or require us to sustain prolonged periods of operating losses in order to retain customers. The current trend of consolidation of telecommunications companies and strategic alliances within the industry could give rise to significant new or stronger competitors for us. Some long distance carriers who are our customers are pursuing alternative ways to obtain local telecommunications services, including by acquiring local exchange carriers or constructing their own facilities.

     WE EXPECT DECLINING PRICES AND INCREASING COMPETITION.

     Many communications services can be provided without incurring significant incremental expense for an additional unit of service. For example, there is very low marginal cost for a carrier to transmit a call over its own network. As a result, once several facilities-based carriers provide communications services in a market, price competition is likely and can be severe. As a result, we have experienced price competition, which we expect to continue. Additional competitors could build facilities in each of our service areas. If additional competitors build facilities in our service areas, this price competition may increase significantly.

     COMPETITION IN LOCAL SERVICES HAS ALSO INCREASED AS A RESULT OF CHANGING GOVERNMENT REGULATIONS.

     The Telecommunications Act of 1996 has increased competition in the local telecommunications business. The Telecommunications Act of 1996:

      -- requires incumbent local exchange carriers to interconnect their networks with those of requesting telecommunications carriers and to allow requesting carriers to collocate equipment at the premises of the incumbent local exchange carriers;

      -- requires all local exchange providers to offer their services for resale;

      --   allows long distance carriers to resell local services;

      -- requires incumbent local exchange carriers to offer to requesting telecommunications carriers network elements on an unbundled basis; and

      -- requires incumbent local exchange carriers to offer to requesting telecommunications carriers the services they provide to end-users to other carriers at wholesale rates.

     However, under the Telecommunications Act of 1996, the FCC and some state regulatory authorities may provide incumbent local exchange carriers with increased flexibility to reprice their services as competition develops and as incumbent local exchange carriers allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices we charge for services to those customers or for those routes. If the incumbent local exchange carriers and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect our revenue if we are required by market pressure to price at or below the incumbent local exchange carriers' prices.

     Competition may also increase as a result of a recent World Trade Organization agreement on telecommunications services. As a result of the agreement, the FCC has made it easier for foreign companies to enter the U.S. telecommunications market.

     WE MAY SUFFER A DECREASE OF REVENUE IF DEMAND FOR OUR SERVICES DECLINES.

     Recently, a number of competitive local carriers have filed for bankruptcy protection, due to high leverage, substantial price competition, technical difficulties and other problems faced by new market entrants.

     A portion of our revenue stream is derived from carriers who purchase backbone services from us to service their customers. In the event their anticipated demand declines, we could suffer a corresponding decline in revenue.

     WE ARE SUBJECT TO SIGNIFICANT FEDERAL AND STATE REGULATIONS THAT CAN SIGNIFICANTLY AFFECT PRICING AND PROFITABILITY.

     Existing federal and state regulations, or new regulations, could have a material impact on our prices and revenue. Certain rates that we charge to our customers must be filed with the FCC and/or state regulators, which provides price transparency to customers and competitors.

     In addition, when we provide local exchange services in a market, the Telecommunications Act of 1996 and FCC rules require us to:

      --   not unreasonably limit the resale of our services;

      --   provide telephone number portability if technically feasible;

      --   provide dialing parity to competing providers;

      --   provide access to poles, ducts and conduits that we own; and

      -- establish reciprocal compensation arrangements for the transport and termination of telecommunications.

     WE MAY RECEIVE LESS REVENUE IF INCUMBENT LOCAL EXCHANGE CARRIERS SUCCESSFULLY CHALLENGE RECIPROCAL COMPENSATION.

     We currently receive compensation from incumbent local exchange carriers for terminating local calls at the premises of internet service providers. Some companies have challenged our right and the right of others to receive this compensation. Determinations by the FCC or by state utility commissions that such traffic should not be subject to termination compensation could adversely affect our revenue. The FCC may issue rules or an order that may have the effect of reducing reciprocal compensation revenue.

     WE MAY EXPERIENCE A REDUCTION IN SWITCHED ACCESS REVENUE AS A RESULT OF REGULATORY RATE REFORM.

     The FCC has established a framework for the eventual deregulation of incumbent local exchange carrier interstate access charges, which will exert a downward pressure on our interstate access rates. We cannot assure you that we will be able to compensate for the reduction in switched access revenue from regulatory rate reform with other revenue sources or increased volume.

     WE DEPEND ON GOVERNMENTAL AND OTHER AUTHORIZATIONS.

     The development, expansion and maintenance of our networks will depend on, among other things, our ability to obtain rights-of-way and other required governmental authorizations and permits. Any increase in the difficulty or cost of obtaining these authorizations and permits could adversely affect us, particularly where we must compete with companies that already have the necessary permits. In order to compete effectively, we must obtain these authorizations in a timely manner, at reasonable costs and on satisfactory terms and conditions. In certain of the cities or municipalities where we provide network services, we pay license or franchise fees. The Telecommunications Act of 1996 permits municipalities to charge these fees only if they are competitively neutral and nondiscriminatory, but certain municipalities may not conform their practices to the requirements of the Telecommunications Act of 1996 in a timely manner or without legal challenge. We also face the risks that other cities may start imposing fees, fees will be raised or franchises will not be renewed. Some of our franchise agreements also provide for increases or renegotiation of fees at certain intervals. Any increases in these fees may have a negative impact on our financial condition.

RISKS RELATING TO AN INVESTMENT IN THE CLASS A COMMON STOCK

     FUTURE SALES OF SHARES OF CLASS A COMMON STOCK COULD DEPRESS THE PRICE OF THE CLASS A COMMON STOCK.

     The market price of the Class A common stock could drop as a result of significant sales in the market. The perception that such sales could occur may also affect its trading price. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

     Upon completion of this offering there will be 38,103,892 shares of Class A common stock outstanding and 72,226,500 shares of Class B common stock outstanding, all of which are convertible into Class A common stock on a share for share basis. We have reserved for issuance 9,030,000 shares of Class A common stock upon the exercise of stock options. Options to purchase 10.4 million shares were outstanding as of December 31, 2000.

     We and each of the Class B Stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, we will not, during the period ending 90 days after the date of this prospectus supplement: (1) publicly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, dispose of or distribute, directly or indirectly, any shares of Class A common stock or any securities convertible into the Class A common stock (other than the Class B common stock) or (2) enter into any public swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The restrictions described in the foregoing sentence will not apply to (a) the sale of any shares of Class A common stock to the underwriters pursuant to the underwriting agreement, (b) transactions relating to shares of

Class A common stock or other securities acquired in open market transactions after the completion of this offering, (c) the surrender of unexercised options or shares upon a "cashless exercise" of options or other incentive compensation awards or (d) private transactions relating to shares of Class A common stock, provided that we or such Class B Stockholder shall ensure that any transferee that receives shares of Class A common stock in a private transaction shall be subject to the remainder of the 90-day lock-up period set forth in clauses (1) and (2) above. See "Underwriters." After that, holders of the Class B common stock may or may not decide, based upon then prevailing market and other conditions, to convert their Class B common stock to Class A common stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act or pursuant to the demand registration rights contained in the stockholders agreement among the Class B Stockholders. See "Certain Relationships and Related Transactions--Stockholders Agreement."

     THE STOCK PRICE OF THE CLASS A COMMON STOCK MAY BE VOLATILE.

     The price of the Class A common stock may be volatile, and may fluctuate due to factors such as:

      --   actual or anticipated fluctuations in quarterly and annual results;

      --   announcements of technological innovations;

      --   introduction of new services;

      --   mergers and strategic alliances in the telecommunications industry;
           and

      --   changes in government regulation.

     In recent years, the market for stock in technology, telecommunications, and computer companies has been highly volatile. This is particularly true for companies with relatively small capitalizations, such as us.

     WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

     We are effectively prohibited from paying dividends on our common stock for the foreseeable future under the terms of the indenture for the 9 3/4% Senior Notes. Moreover, we plan to retain all earnings for investment in our business, and do not plan to pay dividends at any time in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the sale of 4,400,000 shares of Class A common stock will be approximately $290 million ($334 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated fees and expenses payable by us. We intend to use the net proceeds from this offering and from our concurrent private placement of $400 million of our senior notes due 2011 to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act and to non-U.S. persons in compliance with Regulation S under the Securities Act, together with cash on hand, to repay the $700 million senior unsecured bridge loan facility which we used to finance the purchase of the assets of GST. For more information about the senior unsecured bridge loan facility see "Description of Certain Indebtedness -- Senior Unsecured Bridge Loan Facility."

                              RECENT DEVELOPMENTS

     On January 10, 2001, Time Warner Telecom completed the acquisition of substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million.

     The acquisition of the GST assets expanded Time Warner Telecom's operations into 15 additional markets in the western United States, including intercity networks. The GST acquisition accelerates Time Warner Telecom's geographic expansion and allows Time Warner Telecom to offer its products and services in areas formerly served by GST. Time Warner Telecom's acquisition of the GST assets did not include certain assets relating to products and services that do not fit with Time Warner Telecom's core businesses. As required in the asset purchase agreement, Time Warner Telecom entered into a services agreement with GST to provide certain support services with respect to the GST assets that GST is retaining for a period of up to six months for most services and up to a year for certain limited services.

     Time Warner Telecom will manage the 15 markets acquired from GST as part of its Western Region. Time Warner Telecom expects to complete the initial integration of former GST personnel into Time Warner Telecom's organization within the next several months. Time Warner Telecom expects that the integration of systems and network operations will occur in phases over approximately two years.

     In connection with the acquisition and Time Warner Telecom's capital expenditure plans, Time Warner Telecom obtained commitments for $1.23 billion of additional financing to increase its total commitments to $1.7 billion. Time Warner Telecom Holdings' amended and restated senior secured credit facility provides for an aggregate of $1 billion in borrowings, comprised of $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility available to subsidiaries of Time Warner Telecom. Time Warner Telecom also obtained $700 million in unsecured bridge financing available to Time Warner Telecom. The acquisition was initially financed with borrowings under the senior unsecured bridge loan facility.

                      TIME WARNER TELECOM VOTING STRUCTURE

     The following diagram shows the organizational structure of Time Warner Telecom immediately following this offering, based on the number of shares outstanding as of December 31, 2000. The interests of AOL Time Warner, Advance Telecom Holdings Corporation, Newhouse Telecom Holdings Corporation and AT&T consist of Class B common stock. The diagram also shows the voting power of Time Warner Telecom's principal shareholder groups following this offering.

                           [ORGANIZATIONAL STRUCTURE]

                                 CAPITALIZATION

     The following table sets forth the capitalization of Time Warner Telecom as of September 30, 2000,

      --   on an actual basis as of September 30, 2000, and

      --   pro forma as adjusted to give effect to:

       - the acquisition of substantially all of the assets of GST for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million;

       -  borrowings of $250 million under the senior secured credit facility;

       - borrowings and subsequent repayment of $700 million under the senior unsecured bridge loan facility;

       - the issuance and sale of $400 million of our high yield senior notes due 2011 pursuant to Rule 144A of the Securities Act or Regulation S of the Securities Act and application of $389 million of estimated net proceeds therefrom; and

       - the issuance and sale of 4,400,000 shares of Class A common stock in this offering and the application of $290 million of estimated net proceeds therefrom.

     This table should be read together with "Selected Combined Financial and Other Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus supplement.

                                                                AS OF SEPTEMBER 30,
                                                                       2000
                                                              -----------------------
                                                                           PRO FORMA
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              ---------   -----------
                                                                    (THOUSANDS)
Cash and cash equivalents...................................  $  74,091   $  337,520
                                                              =========   ==========
Marketable debt securities..................................  $  28,578   $   28,578
                                                              =========   ==========
Current portion of long-term debt and capital lease
  obligations...............................................  $     736   $      736
                                                              =========   ==========
Long-term debt and capital lease obligations:
  Capital lease obligations.................................  $   3,311   $    3,311
  Senior secured credit facility............................         --      250,000
  Senior unsecured bridge loan facility.....................         --           --
     9 3/4% Senior Notes due 2008...........................    400,000      400,000
     % Senior Notes due 2011................................         --      400,000
                                                              =========   ==========
  Total long-term debt and capital lease obligations:           403,311    1,053,311
Stockholders equity:
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized, no shares outstanding......................         --           --
  Class A common stock, $0.01 par value; 277,300,000 shares
     authorized, 33,428,172 and 37,828,172 shares issued and
     outstanding on an actual and a pro forma as adjusted
     basis..................................................        334          378
  Class B common stock, $0.01 par value; 162,500,000 shares
     authorized, 72,226,500 shares issued and outstanding...        722          722
  Additional paid-in capital................................    590,924      881,336
  Accumulated other comprehensive income, net of taxes......     12,030       12,030
  Accumulated deficit.......................................   (133,499)    (139,745)
                                                              ---------   ----------
  Total stockholders' equity................................    470,511      754,721
                                                              ---------   ----------
          Total capitalization..............................  $ 873,822   $1,808,032
                                                              =========   ==========

                                    DILUTION

     The pro forma net tangible book value of Time Warner Telecom (total assets less intangible assets and total liabilities) as of September 30, 2000 was $395 million, or $3.73 per share of Class A common stock and Class B common stock outstanding. This pro forma calculation assumes that the acquisition of GST was completed as of September 30, 2000 using debt and before completion of this offering. Pro forma net tangible book value per share, as adjusted, is determined by dividing the tangible net worth of Time Warner Telecom by the aggregate number of shares of Class A common stock and Class B common stock outstanding, assuming this offering had taken place on September 30, 2000. After giving effect to the sale of the 4,400,000 shares of Class A common stock offered in the offering, and the receipt and application of the net proceeds from the offering, pro forma net tangible book value of Time Warner Telecom as of September 30, 2000, would have been approximately $695 million, or $6.31 per share. This represents an immediate increase in pro forma net tangible book value of $2.58 per share to the existing stockholders of Time Warner Telecom and an immediate dilution in pro forma net tangible book value of $62.69 per share to purchasers of Class A common stock in the offering. The following table illustrates this per share dilution:

Public offering price per share.............................          $69.00
Pro forma net tangible book value per share at September 30,
  2000......................................................  $3.73
Increase in pro forma net tangible book value per share
  attributable to purchasers in the offering................   2.58
                                                              -----
Pro forma net tangible book value per share, as adjusted,
  after the offering........................................            6.31
                                                                      ------
Dilution in pro forma net tangible book value per share to
  purchasers of Class A common stock in the offering(1).....          $62.69
                                                                      ======

------------
(1) Dilution is determined by subtracting pro forma net tangible book value per share, as adjusted, after the offering from the public offering price per share.

                                DIVIDEND POLICY

     Time Warner Telecom has never paid or declared any dividends and does not anticipate paying any dividends in the foreseeable future. The decision whether to pay dividends will be made by Time Warner Telecom's board of directors in light of conditions then existing, including Time Warner Telecom's results of operations, financial condition and requirements, business conditions, covenants under loan agreements and other contractual arrangements, and other factors. In addition, the indenture for the 9 3/4% Senior Notes contains covenants that effectively prevent Time Warner Telecom from paying dividends on the common stock for the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     Time Warner Telecom's Class A common stock has traded on the Nasdaq National Market under the symbol "TWTC" since May 12, 1999. The following table sets forth the high and low sales prices per share for the Class A common stock for the periods indicated as reported on the Nasdaq National Market:

                                                              PRICE OF CLASS A
                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
1999
  Second Quarter (May 12-June 30)...........................  $29.250   $19.938
  Third Quarter.............................................   32.875    19.875
  Fourth Quarter............................................   51.625    20.875
2000
  First Quarter.............................................  $93.000   $39.500
  Second Quarter............................................   80.375    41.000
  Third Quarter.............................................   73.750    42.250
  Fourth Quarter............................................   71.750    46.250
2001
  First Quarter (through January 12)........................  $72.000   $53.875

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On January 10, 2001, Time Warner Telecom acquired substantially all of the assets of GST out of bankruptcy for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million. GST was a facilities-based integrated communications provider that offered voice, data and Internet services primarily to business customers in selected markets in the western United States.

     The assets excluded from the acquisition of the GST assets consist of:

      --   most of the assets and operations in Hawaii;

      -- specific customer contracts and certain businesses that were determined to be inconsistent with Time Warner Telecom's core strategy; and

      -- other assets and liabilities consisting principally of cash and cash equivalents, restricted investments, certain accounts receivable, certain other current assets, certain accounts payable, deferred revenue, and certain other current liabilities.

     In connection with the acquisition of the GST assets and Time Warner Telecom's capital expenditure plans, Time Warner Telecom obtained commitments for $1.23 billion of additional financing, including $525 million of senior secured term loan facilities available to subsidiaries of Time Warner Telecom, and $700 million in unsecured bridge financing available to Time Warner Telecom. The acquisition of the GST assets was initially financed with borrowings under the senior unsecured bridge loan facility. Under the terms of the senior secured term loan facility, Time Warner Telecom Holdings was required to draw $250 million at closing of the acquisition of the GST assets. The drawn and undrawn availability under the senior secured term loan facility is available to Time Warner Telecom Holdings for capital expenditures, working capital and other general corporate purposes for 24 months from January 10, 2001. The unaudited pro forma condensed combined financial statements:

      -- the acquisition of the GST assets for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million;

      --   borrowings of $250 million under the senior secured credit facility;

      -- borrowings and subsequent repayment of $700 million under the senior unsecured bridge loan facility;

      -- the issuance and sale of 4,400,000 shares of our Class A common stock and the application of $290 million of the estimated net proceeds therefrom; and

      -- the sale of $400 million of high yield notes at an assumed interest rate of 11% and the application of $389 million of the estimated net proceeds therefrom.

     The selected unaudited pro forma condensed combined financial information presented below has been derived from the unaudited or audited historical financial statements of Time Warner Telecom and GST and reflects a preliminary estimate of certain pro forma adjustments based on information and assumptions that management of Time Warner Telecom and GST believes are reasonable.

     The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the acquisition of the GST assets as if it had been consummated on September 30, 2000. The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the acquisition of the GST assets as if it had been consummated on January 1, 1999.

     The acquisition of the GST assets will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be initially allocated to the assets acquired and liabilities assumed, at their estimated relative fair values, and will be subject to adjustment based upon final appraisals and other analyses. Time Warner Telecom cannot assure you that the final purchase price allocations and other purchase accounting adjustments will not differ significantly from the estimated amounts reflected in the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma condensed combined financial statements may not be indicative of the results that might have been achieved if the acquisition of the GST assets had been completed and in effect for the periods indicated or the results that may be achieved in the period immediately prior to closing or in the future. The unaudited pro forma condensed combined financial statements presented below should be read in conjunction with the historical financial statements and related notes of Time Warner Telecom and GST appearing elsewhere in this prospectus supplement.

                            TIME WARNER TELECOM INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 2000

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                                       GST                                         PRO FORMA
                                                  ----------------------------------------------   PRO FORMA      ADJUSTMENTS
                                                               EXCLUSIONS RELATED TO   PRO FORMA    TWTC AND       FOR TWTC
                                     HISTORICAL   HISTORICAL    THE ASSET PURCHASE     GST TO BE      GST       ACQUISITION AND
                                        TWTC         GST           AGREEMENT(1)        ACQUIRED     SUBTOTAL     OFFERINGS(3)
                                     ----------   ----------   ---------------------   ---------   ----------   ---------------
ASSETS

Current assets:
  Cash and cash equivalents........  $   74,091   $   30,740        $   (30,740)(a)    $      --   $   74,091      $ 950,000(a)
                                                                                                                     (29,750)(b)
                                                                                                                    (670,421)(c)
                                                                                                                      10,000(k)
                                                                                                                       3,600(g)
  Restricted investments...........          --       10,152            (10,152)(a)           --           --             --
  Marketable debt securities.......      28,578           --                 --               --       28,578             --
  Trade and other receivables,
    net............................      81,821       43,881            (13,294)(a)       30,587      112,408             --
  Construction contracts
    receivable.....................          --       37,625             (7,822)(a)       29,803       29,803             --
  Investments......................          --          910                 --              910          910             --
  Prepaid expenses and other
    current assets.................       2,247        8,519             (3,574)(a)        4,945        7,192             --
                                     ----------   ----------        -----------        ---------   ----------      ---------
        Total current assets.......     186,737      131,827            (65,582)          66,245      252,982        263,429
                                     ----------   ----------        -----------        ---------   ----------      ---------
  Restricted investments...........          --        3,510             (3,510)(a)           --           --             --
  Property, plant and equipment....   1,082,016    1,016,591            (82,087)(a)      934,504    2,016,520       (303,030)(c)
    Less accumulated
      depreciation.................    (257,881)    (364,433)           209,829(a)      (154,604)    (412,485)       154,604(c)
                                     ----------   ----------        -----------        ---------   ----------      ---------
                                        824,135      652,158            127,742          779,900    1,604,035       (148,426)
Intangible and other assets, net of
  accumulated amortization.........      93,663        2,661             36,738(a)        39,399      133,062         29,750(b)
                                                                                                                     (37,111)(c)
                                                                                                                     (13,144)(i)
                                                                                                                      (5,750)(i)
                                                                                                                     (10,000)(k)
                                     ----------   ----------        -----------        ---------   ----------      ---------
                                     $1,104,535   $  790,156        $    95,388        $ 885,544   $1,990,079      $  78,748
                                     ==========   ==========        ===========        =========   ==========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................  $   46,407   $    1,214        $      (323)(a)    $     891   $   47,298      $      --
  Deferred revenue.................      35,719       12,307             (1,794)(a)       10,513       46,232             --
  Other current liabilities........     127,356       56,443            (14,074)(a)       42,369      169,725        (23,691)(c)
                                     ----------   ----------        -----------        ---------   ----------      ---------
        Total current
          liabilities..............     209,482       69,964            (16,191)          53,773      263,255        (23,691)
                                     ----------   ----------        -----------        ---------   ----------      ---------
Liabilities subject to
  compromise.......................          --    1,322,642         (1,302,452)(a)       20,190       20,190        (20,190)(c)
Long-term debt and capital lease
  obligations......................     403,311           --                 --               --      403,311        950,000(a)
                                                                                                                    (303,600)(g)
                                                                                                                       3,600(g)
Deferred income taxes..............      21,231           --                 --               --       21,231             --
Other long-term liabilities........          --       25,460                 --           25,460       25,460        (25,460)(c)
Redeemable preference shares.......          --       74,008            (74,008)(a)           --           --             --
Stockholders' equity (deficit):
  Common stock.....................       1,056      251,575            535,042(a)       786,617      787,673       (786,617)(c)
                                                                                                                          44(g)
  Additional paid-in capital.......     590,924           --                 --               --      590,924        (13,144)(i)
                                                                                                                     303,556(g)
  Accumulated other comprehensive
    income, net of taxes...........      12,030           --                 --               --       12,030             --
  Accumulated deficit..............    (133,499)    (953,493)           952,997(a)          (496)    (133,995)        (5,750)(i)
                                     ----------   ----------        -----------        ---------   ----------      ---------
        Total shareholders' equity
          (deficit)................     470,511     (701,918)         1,488,039          786,121    1,256,632       (501,911)
                                     ----------   ----------        -----------        ---------   ----------      ---------
                                     $1,104,535   $  790,156        $    95,388        $ 885,544   $1,990,079      $  78,748
                                     ==========   ==========        ===========        =========   ==========      =========


                                     PRO FORMA
                                        TWTC
                                      COMBINED
                                     ----------
ASSETS
Current assets:
  Cash and cash equivalents........  $  337,520
  Restricted investments...........          --
  Marketable debt securities.......      28,578
  Trade and other receivables,
    net............................     112,408
  Construction contracts
    receivable.....................      29,803
  Investments......................         910
  Prepaid expenses and other
    current assets.................       7,192
                                     ----------
        Total current assets.......     516,411
                                     ----------
  Restricted investments...........          --
  Property, plant and equipment....   1,713,490
    Less accumulated
      depreciation.................    (257,881)
                                     ----------
                                      1,455,609
Intangible and other assets, net of
  accumulated amortization.........      96,807
                                     ----------
                                     $2,068,827
                                     ==========
LIABILITIES AND STOCKHOLDERS' EQUIT
Current liabilities:
  Accounts payable.................  $   47,298
  Deferred revenue.................      46,232
  Other current liabilities........     146,034
                                     ----------
        Total current
          liabilities..............     239,564
                                     ----------
Liabilities subject to
  compromise.......................          --
Long-term debt and capital lease
  obligations......................   1,053,311
Deferred income taxes..............      21,231
Other long-term liabilities........          --
Redeemable preference shares.......          --
Stockholders' equity (deficit):
  Common stock.....................       1,100
  Additional paid-in capital.......     881,336
  Accumulated other comprehensive
    income, net of taxes...........      12,030
  Accumulated deficit..............    (139,745)
                                     ----------
        Total shareholders' equity
          (deficit)................     754,721
                                     ----------
                                     $2,068,827
                                     ==========

                            TIME WARNER TELECOM INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                             GST
                                                   --------------------------------------------------------
                                                                  EXCLUSIONS
                                                                RELATED TO THE        GST         PRO FORMA    PRO FORMA
                                      HISTORICAL   HISTORICAL   ASSETPURCHASE      PRO FORMA      GST TO BE     TWTC AND
                                         TWTC         GST        AGREEMENT(1)    ADJUSTMENTS(2)   ACQUIRED    GST SUBTOTAL
                                      ----------   ----------   --------------   --------------   ---------   ------------
Revenue:
  Telecommunication services........   $268,753    $ 202,686      $(117,300)(a)    $      --      $  85,386    $ 354,139
  Construction, facility sales and
    other...........................         --      115,147             --         (115,147)(a)         --           --
  Product...........................         --        4,089         (4,089)(a)           --             --           --
                                       --------    ---------      ---------        ---------      ---------    ---------
        Total revenue...............    268,753      321,922       (121,389)        (115,147)        85,386      354,139
Operating costs and expenses:
  Operating.........................    117,567      150,835        (90,223)(a)           --         60,612      178,179
  Cost of construction revenues.....         --       74,940             --          (74,940)(a)         --           --
  Cost of product revenues..........         --        2,484         (2,484)(a)           --             --           --
  Selling, general and
    administrative..................    113,389      122,974        (56,786)(a)           --         66,188      179,577
  Depreciation and amortization.....     68,785       70,973        (22,263)(a)        2,437(b)      51,147      119,932
                                       --------    ---------      ---------        ---------      ---------    ---------
        Total costs and expenses....    299,741      422,206       (171,756)         (72,503)       177,947      477,688
                                       --------    ---------      ---------        ---------      ---------    ---------
Operating income (loss):............    (30,988)    (100,284)        50,367          (42,644)       (92,561)    (123,549)
Interest expense, net of amounts
  capitalized.......................    (45,264)    (115,481)        10,287(a)            --       (105,194)    (150,458)
Interest income.....................     16,589        9,736         (9,736)(b)           --             --       16,589
Other...............................         --       23,460          4,571(a)            --             --           --
                                                                    (28,031)(c)
Equity in income of unconsolidated
  affiliate.........................        202           --             --               --             --          202
                                       --------    ---------      ---------        ---------      ---------    ---------
Income (loss) before income taxes...    (59,461)    (182,569)        27,458          (42,644)      (197,755)    (257,216)
Income tax expense (benefit)........     29,804           --             --               --             --       29,804
                                       --------    ---------      ---------        ---------      ---------    ---------
Net income (loss)...................   $(89,265)    (182,569)        27,458          (42,644)      (197,755)    (287,020)
                                       ========    =========      =========        =========      =========    =========
Basic and diluted loss per common
  share.............................   $  (0.93)
                                       ========
Average common share outstanding....     95,898
                                       ========


                                         PRO FORMA
                                        ADJUSTMENTS
                                         FOR TWTC       PRO FORMA
                                      ACQUISITION AND     TWTC
                                       OFFERINGS(3)     COMBINED
                                      ---------------   ---------
Revenue:
  Telecommunication services........     $     --       $ 354,139
  Construction, facility sales and
    other...........................           --              --
  Product...........................           --              --
                                         --------       ---------
        Total revenue...............           --         354,139
Operating costs and expenses:
  Operating.........................           --         178,179
  Cost of construction revenues.....           --              --
  Cost of product revenues..........           --              --
  Selling, general and
    administrative..................           --         179,577
  Depreciation and amortization.....      (26,896)(d)      90,163
                                           (2,873) (e)
                                         --------       ---------
        Total costs and expenses....      (29,769)        447,811
                                         --------       ---------
Operating income (loss):............       29,769         (93,780)
Interest expense, net of amounts
  capitalized.......................      102,381(f)     (123,163)
                                          (68,250)(h)
                                           (1,086)(i)
                                           (5,750)(i)
Interest income.....................           --          16,589
Other...............................           --
Equity in income of unconsolidated
  affiliate.........................           --             202
                                         --------       ---------
Income (loss) before income taxes...       57,064        (200,152)
Income tax expense (benefit)........      (29,804)(i)          --
                                         --------       ---------
Net income (loss)...................       86,898        (200,152)
                                         ========       =========
Basic and diluted loss per common
  share.............................                    $   (2.00)
                                                        =========
Average common share outstanding....                      100,298
                                                        =========

                            TIME WARNER TELECOM INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                        GST
                                               ------------------------------------------------------
                                                             EXCLUSIONS
                                                             RELATED TO
                                                             THE ASSET          GST         PRO FORMA    PRO FORMA
                                  HISTORICAL   HISTORICAL     PURCHASE       PRO FORMA      GST TO BE     TWTC AND
                                     TWTC         GST       AGREEMENT(1)   ADJUSTMENTS(2)   ACQUIRED    GST SUBTOTAL
                                  ----------   ----------   ------------   --------------   ---------   ------------
Revenue
  Telecommunications services...   $353,067    $ 160,223      $(72,822)(a)    $     --      $  87,401    $ 440,468
  Construction, facility sales and other..        --    24,563         --       24,563(a)          --           --
  Product.......................         --          205           205(a)           --             --           --
                                   --------    ---------      --------        --------      ---------    ---------
    Total Revenue...............    353,067      184,991       (73,027)        (24,563)        87,401      440,468
                                   --------    ---------      --------        --------      ---------    ---------
Operating costs and expenses:
  Operating.....................    130,846      113,806       (57,853)(a)          --         55,953      186,799
  Cost of construction
    revenues....................         --       16,581            --         (16,581)(a)         --           --
  Cost of product revenues......         --          307          (307)(a)          --             --           --
  Selling, general and
    administrative..............    122,663       97,380       (38,523)(a)          --         58,857      181,520
  Depreciation and
    amortization................     68,793       67,569        (9,407)(a)       4,045(b)      62,207      131,000
Impairment of assets............         --      260,827      (260,827)(c)          --             --           --
                                   --------    ---------      --------        --------      ---------    ---------
    Total costs and expenses....    322,302      556,470      (366,917)        (12,536)       177,017      499,319
                                   --------    ---------      --------        --------      ---------    ---------
Operating income (loss):........     30,765     (371,479)      293,890         (12,027)       (89,616)     (58,851)
Interest expense, net of amounts
  capitalized...................    (30,657)     (52,576)        4,970(a)           --        (47,606)     (78,263)

Interest income.................      9,016        2,117        (2,117)(b)          --             --        9,016
Other...........................         --       47,745        (2,896)(a)          --             --           --
                                         --           --       (44,849)(c)          --             --           --
                                   --------    ---------      --------        --------      ---------    ---------
Income (loss) before
  reorganization expenses and
  income tax expense
  (benefit).....................      9,124     (374,193)      248,998         (12,027)      (137,222)    (128,098)
Reorganization expenses.........         --       12,777       (12,777)(d)          --             --           --
                                   --------    ---------      --------        --------      ---------    ---------
Income (loss) before income
  taxes.........................      9,124     (386,970)      261,775         (12,027)      (137,222)    (128,098)
Income tax expense (benefit)....      4,542           --            --              --             --        4,542
                                   --------    ---------      --------        --------      ---------    ---------
Net income (loss)...............   $  4,582    $(386,970)     $261,775        $(12,027)     $(137,222)   $(132,640)
                                   ========    =========      ========        ========      =========    =========
Basic and diluted earnings
  (loss) per common share.......   $   0.04
                                   ========
Average shares outstanding:
  Basic.........................    105,262
                                   ========
  Diluted.......................    108,427
                                   ========


                                     PRO FORMA
                                    ADJUSTMENTS
                                      FOR TWTC       PRO FORMA
                                  ACQUISITION AND      TWTC
                                    OFFERINGS(3)     COMBINED
                                  ----------------   ---------
Revenue
  Telecommunications services...      $    --        $ 440,468
  Construction, facility sales a           --               --
  Product.......................           --               --
                                      -------        ---------
    Total Revenue...............           --          440,468
                                      -------        ---------
Operating costs and expenses:
  Operating.....................           --          186,799
  Cost of construction
    revenues....................           --               --
  Cost of product revenues......           --               --
  Selling, general and
    administrative..............           --          181,520
  Depreciation and
    amortization................      (20,172)(d)      107,515
                                       (3,313)(e)
Impairment of assets............           --               --
                                      -------        ---------
    Total costs and expenses....      (23,485)         475,834
                                      -------        ---------
Operating income (loss):........       23,485          (35,366)
Interest expense, net of amounts
  capitalized...................       45,867(f)       (84,398)
                                      (51,188)(h)
                                         (814)(i)
Interest income.................           --            9,016
Other...........................           --               --
                                           --               --
                                      -------        ---------
Income (loss) before
  reorganization expenses and
  income tax expense
  (benefit).....................       17,350         (110,748)
Reorganization expenses.........           --               --
                                      -------        ---------
Income (loss) before income
  taxes.........................       17,350         (110,748)
Income tax expense (benefit)....       (4,542)(j)           --
                                      -------        ---------
Net income (loss)...............      $21,892        $(110,748)
                                      =======        =========
Basic and diluted earnings
  (loss) per common share.......                     $   (1.01)
                                                     =========
Average shares outstanding:
  Basic.........................                       109,662
                                                     =========
  Diluted.......................                       109,662
                                                     =========

                            TIME WARNER TELECOM INC.

                        NOTES TO THE PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed combined balance sheet is presented as of September 30, 2000. The accompanying unaudited pro forma condensed combined statements of operations are presented for the year ended December 31, 1999 and the nine months ended September 30, 2000. The adjustments contained in the accompanying pro forma condensed combined financial statements reflect the following:

  (1)  EXCLUSIONS RELATED TO THE ASSET PURCHASE AGREEMENT

     (a) To reflect the exclusion of assets and liabilities of GST that were not acquired, either because they were excluded from the purchase agreement or because they were disposed of by GST prior to September 30, 2000.

          The assets and liabilities excluded from the purchase agreement consist of the majority of GST's Hawaiian assets and operations, certain other businesses and contracts, and other assets and liabilities, as well as the related revenue and expenses associated with these excluded assets and liabilities. Other assets and liabilities excluded consist principally of cash and cash equivalents, restricted investments, certain accounts receivable, certain other current assets and certain accounts payable, deferred revenue, and certain other current liabilities. The businesses and contracts being excluded relate primarily to the operator services/hospitality business and certain contracts for resold local and long distance services. Additionally, to reverse the impairment charge by GST in the third quarter of 2000, which resulted from the consummation of the purchase agreement.

          The dispositions by GST that occurred between January 1, 1999 and September 30, 2000 have been treated as if they were consummated prior to January 1, 1999. These divestitures consisted of:

            --   a California Internet service provider;

            -- a Texas company which provided long distance and ancillary telecommunications services, and produced software used in the telecommunications industry; and

            -- the assets and liabilities primarily related to GST's Guam operations.

     (b) To eliminate GST's historical interest income as residual cash balances were not acquired.

     (c) To reflect the exclusion of non-recurring items consisting of the following:

            --   For the year ended December 31, 1999:

              --  a $28.0 million favorable legal settlement.

            --   For the nine months ended September 30, 2000:

              --  a $260.8 million impairment of assets; and

              --  a $2.5 million favorable legal settlement; and

              --  a $42.3 million gain on the sale of an investment

     (d) The exclusion of $12.8 million consisting of retention bonuses paid to employees and fees paid for professional services related to the bankruptcy reorganization of GST.

                            TIME WARNER TELECOM INC.

                        NOTES TO THE PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  (2)  GST PRO FORMA ADJUSTMENTS

     (a) To reflect the exclusion of revenue and expenses related to GST construction and facility sales of conduit and dark fiber previously sold by GST. The historical GST construction and facility sales activities included:

         -- outright sales to third parties, which represented $15.6 million and $6.6 million in revenue and $12.6 million and $6.5 million in associated expenses for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively; and

         -- the consummation of "sales-type" leases, which represented $99.5 and $18.0 million in revenue and $62.3 million and $10.1 million in associated expenses for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

        This construction and facility sales activity is non-recurring in nature. Any construction and facility sales following the acquisition will be recorded when and if such transactions occur.

        Historically, GST had treated certain long-term fiber and conduit lease contracts entered into prior to June 30, 1999 as "sales-type" leases and recognized the related revenue under the percentage of completion method. In June 1999, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 43, Real Estate Sales, an Interpretation of FASB Statement No. 66 ("FIN 43"). FIN 43 is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under FIN 43, conduit and dark fiber are considered integral equipment. Accordingly, for contracts entered into after June 30, 1999, sales-type lease accounting is no longer appropriate for dark fiber and conduit leases and therefore, such transactions will be accounted for as operating leases unless title transfers to the lessee. Assuming that GST adopted the methodology prescribed by FIN 43 as of January 1, 1999, GST construction and facility sales would have aggregated $0.7 million and $2.1 million in revenue and $0.5 million and $1.6 million in depreciation expense for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, and such amounts would have been included as an adjustment under the Exclusions Related to the Purchase Agreement. Additionally, a deferred revenue balance would be established, but would be eliminated in purchase accounting as such balance would represent a non-monetary liability required to be eliminated as of the acquisition date.

     (b) To reflect the effect of the adoption of Time Warner Telecom's accounting policy for depreciable lives for fixed asset depreciation for the periods presented.

  (3)  TIME WARNER TELECOM PRO FORMA ADJUSTMENTS

     (a) To reflect the proceeds from borrowings under the senior secured term loan facility and unsecured bridge loan facility as follows:

              -- a $250 million borrowing by subsidiaries of Time Warner Telecom under the secured term loan facilities; and

              -- a $700 million borrowing by Time Warner Telecom under the unsecured bridge facility.

     (b) To reflect the estimated financing costs in connection with closing of the senior secured credit facility and unsecured bridge loan facility as well as the costs required to obtain permanent financing. This amount is net of a credit of a portion of the fees paid to secure the bridge financing. If the full $700 million of the bridge loan facility is not refinanced, such credits will be reduced proportionally.

                            TIME WARNER TELECOM INC.

                        NOTES TO THE PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

     (c) To reflect the purchase of a majority of GST's assets under the purchase agreement for cash consideration of $627 million plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million. The final allocation of purchase price is subject to adjustment based upon final appraisals and other analyses. As the acquisition will be accounted for using the purchase method of accounting, the remaining unamortized balance in intangible assets, which is primarily comprised of goodwill and deferred loan costs, non-monetary liabilities, and the remaining equity balance will be eliminated. As the purchase price is anticipated to be lower than the fair value of the assets acquired, the values otherwise assignable to plant, property and equipment will be proportionally reduced to determine assigned values.

     (d) To reflect the reduction in depreciation expense as a result of a proportional reduction in the historical book values of plant, property and equipment after considering the excess of the historical book values over the remaining unallocated purchase price of $303 million.

     (e) To eliminate the amortization expense arising from historical GST intangible assets that has been eliminated in purchase accounting.

     (f) To eliminate GST's historical interest expense, except for historical interest expense related to assumed capital lease obligations.

     (g) To reflect the net proceeds from refinancing the $700 million borrowed under the unsecured bridge loan facility in connection with:

         -- the issuance and sale of $400 million of high yield senior notes due 2011 pursuant to a concurrent private placement; and

         -- the issuance and sale of 4.4 million shares of our Class A common stock pursuant to this offering at an assumed price of $69 per share.

     (h) To record interest expense on $250 million in borrowings under the senior secured term loan facility at a fixed rate of 9.6% and the issuance and sale of $400 million of high yield senior notes due 2011 at an assumed rate of 11%. For purposes of computing interest expense on the secured term loan facility, Time Warner Telecom utilized the six month London Interbank Offered Rate plus the maximum specified margin of 4%. A change of 1% per annum in the effective annual interest cost on aggregate borrowings of $650 million would change pro forma interest expense by $6.5 million.

     (i) To record amortization of deferred financing costs under the secured term loan facilities and the unsecured bridge loan facility over an estimated ten-year period. In connection with the issuance of the unsecured bridge loan facility, $5.8 million of unamortized deferred financing costs were expensed in first quarter 2001. In connection with the issuance of the equity securities, $13.1 million of unamortized deferred financing costs were reclassified to additional paid-in capital.

     (j) The acquisition represents a purchase of assets. Accordingly, Time Warner Telecom will not be assuming any GST historical tax attributes, including net operating loss carryforwards. For pro forma presentation purposes, the tax benefits of GST related to the periods presented have been recognized to the extent of the tax expense recorded in the Time Warner Telecom historical financial statements.

     (k) To reflect the acquisition deposit paid by Time Warner Telecom upon consummation of the purchase agreement in September 2000.

          SELECTED CONSOLIDATED, COMBINED AND CONDENSED FINANCIAL AND
                              OTHER OPERATING DATA

     The selected statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, the financial statements of Time Warner Telecom, including the notes, audited by Ernst & Young LLP, independent auditors, appearing elsewhere in this prospectus supplement. The selected statements of operations data for the year ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements of Time Warner Telecom not included in this prospectus supplement. The summary financial data as of and for the nine months ended September 30, 1999 and 2000 are derived from the unaudited consolidated financial statements of Time Warner Telecom, including the notes, appearing elsewhere in this prospectus supplement. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which, in the opinion of Time Warner Telecom, is necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The financial statements of Time Warner Telecom for all periods prior to the Reorganization of Time Warner Telecom that occurred on July 14, 1998 reflect the "carved out" historical financial position, results of operations, cash flows and changes in stockholders' equity of the commercial telecommunications operations of predecessors of Time Warner Telecom, as if they had been operating as a separate company. The selected financial and other operating data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus supplement.

                                                                                                    NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                    ----------------------------------------------------------   -----------------------
                                      1995       1996        1997         1998         1999         1999         2000
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
                                                  (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Dedicated transport services....  $  6,505   $ 20,362   $   44,529   $   84,024   $  152,468   $  105,727   $  183,759
  Switched services(1)............       350      3,555       10,872       37,848      116,285       71,558      169,308
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
        Total revenue.............     6,855     23,917       55,401      121,872      268,753      177,285      353,067
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Costs and expenses(2):
  Operating.......................    15,106     25,715       40,349       67,153      117,567       81,949      130,846
  Selling, general and
    administrative................    34,222     60,366       54,640       77,401      113,389       80,501      122,663
  Depreciation and amortization...     7,216     22,353       38,466       50,717       68,785       50,272       68,793
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
        Total costs and
          expenses................    56,544    108,434      133,455      195,271      299,741      212,722      322,302
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Operating income (loss)...........   (49,689)   (84,517)     (78,054)     (73,399)     (30,988)     (35,437)      30,765
Interest expense, net and
  other(2)........................    (1,416)    (1,599)       7,398      (19,340)     (28,473)     (22,026)     (21,641)
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss) before income
  taxes...........................   (51,105)   (86,116)     (70,656)     (92,739)     (59,461)     (57,463)       9,124
Income tax expense(3).............        --         --           --           --       29,804       29,473        4,542
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss).................  $(51,105)  $(86,116)  $  (70,656)  $  (92,739)  $  (89,265)  $  (86,936)  $    4,582
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share
  Basic...........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.93)  $    (0.94)  $     0.04
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
  Diluted.........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.93)  $    (0.94)  $     0.04
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share before
  income taxes
  Basic...........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.09
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
  Diluted.........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.08
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
Weighted average shares
  outstanding
  Basic...........................    81,250     81,250       81,250       81,250       95,898       92,957      105,262
  Diluted.........................    81,250     81,250       81,250       81,250       95,898       92,957      108,427

                                                                                                    NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                    ----------------------------------------------------------   -----------------------
                                      1995       1996        1997         1998         1999         1999         2000
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
                                                  (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
OTHER OPERATING DATA:
EBITDA(1)(4)......................  $(42,473)  $(62,164)  $  (39,588)  $  (22,682)  $   37,797   $   14,835   $   99,558
EBITDA Margin(1)(5)...............      (620)%     (260)%        (72)%        (19)%         14%           8%          28%
Net cash provided by (used in)
  operating activities............   (35,605)   (52,274)     (29,419)        (343)      54,235      (13,194)      71,238
Capital expenditures..............   141,479    144,815      127,315      126,023      221,224      138,305      213,246
OPERATING DATA(6):
Operating Networks................        15         18           19           19           21           20           22
Route miles.......................     3,207      5,010        5,913        6,968        8,872        7,704        9,457
Fiber miles.......................   116,286    198,490      233,488      272,390      332,263      313,549      363,644
DS-0 equivalents..................   159,000    690,000    1,719,000    3,031,000    5,523,000    4,555,000    9,006,000
Digital telephone switches........         1          2           14           16           19           20           26
Employees.........................       508        673          714          919        1,259        1,181        1,697
BALANCE SHEET DATA:
Cash and cash equivalents.........  $     --   $     --   $       --   $  105,140   $   90,586   $   42,394   $   74,091
Marketable securities.............        --         --           --      250,857      173,985      229,793       28,578
Property, plant and equipment,
  net.............................   199,005    323,161      415,158      494,158      677,106      613,137      824,135
Total assets......................   214,963    341,480      438,077      904,344    1,043,012      976,375    1,104,535
Long-term debt and capital lease
  obligations(6)..................        --         --       75,475      574,940      403,627      403,342      403,311
Total stockholders' equity........  $179,589   $294,937   $  300,390   $  207,651   $  422,916   $  419,650   $  470,511

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in the fourth quarter of 1999 and for the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $6.5 million, $12.4 million, $17.1 million, $27.7 million, $20.0 million, $15.9 million, and $11.4 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and for the nine months ended September 30, 1999 and 2000, respectively. See Time Warner Telecom's financial statements appearing elsewhere in this prospectus supplement for an explanation of these expenses.

(3) During 1999, Time Warner Telecom recorded a non-recurring $39.4 million charge to earnings to record a net deferred tax liability associated with the Reconstitution. This change occurred immediately prior to Time Warner Telecom's initial public offering.

(4) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess on-going operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

(5) EBITDA Margin represents EBITDA as a percentage of revenue.

(6) Includes all managed properties including unconsolidated affiliates, MetroComm AxS, L.P. in Columbus, Ohio and the Albany and Binghamton, New York networks. Albany and Binghamton were wholly owned at December 31, 1997 and MetroComm AxS, L.P. was wholly owned at December 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus supplement. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus supplement, including information with respect to Time Warner Telecom's plans and strategy for its business and related financing, includes forward-looking statements that involve risk and uncertainties. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus supplement.

OVERVIEW

     Time Warner Telecom is a leading fiber facilities-based integrated communications provider offering local businesses "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. As of January 9, 2001, Time Warner Telecom served customers in 24 metropolitan markets in the United States. The markets include: Austin, Dallas, Houston and San Antonio, Texas; Charlotte, Fayetteville, Greensboro and Raleigh, North Carolina; Albany, Binghamton, New York City and Rochester, New York; Northern New Jersey; Cincinnati, Columbus and Dayton, Ohio; Memphis, Tennessee; Orlando and Tampa, Florida; Indianapolis, Indiana; Milwaukee, Wisconsin; Los Angeles/Orange County and San Diego, California and Honolulu, Hawaii. Time Warner Telecom plans to activate its networks in Chicago, Illinois; Atlanta, Georgia; Minneapolis, Minnesota; Denver, Colorado; and Columbia, South Carolina prior to the end of 2001.

     Time Warner Cable began our business in 1993. During the last few years, our business has changed substantially with an exclusive focus on business customers and a rapid expansion into switched services and geographic areas beyond the Time Warner Cable footprint.

     On July 14, 1998 we were reorganized into a limited liability company and conducted the offering of the 9 3/4% Senior Notes. In the transaction, referred to as the "Reorganization," the Class B Stockholders, either directly or through subsidiaries, became the owners of all the limited liability company interests in TWT LLC.

     On May 10, 1999, in preparation for our initial public offering, TWT LLC was reconstituted as a Delaware corporation under the name Time Warner Telecom Inc. We refer to this transaction as the "Reconstitution." The outstanding limited liability company interests were converted into common stock of the newly formed corporation, Time Warner Telecom Inc. Time Warner Telecom accounted for the Reorganization and the Reconstitution at each of the Class B Stockholders' historical cost basis and, except as noted below, the Reorganization and the Reconstitution had no effect on our total stockholders' equity, which has been presented on a consistent basis.

     As a result of the change in legal structure from a limited liability company to a corporation, all future net operating loss carry forwards from the date of the Reconstitution can be utilized against future earnings of Time Warner Telecom. Prior to the Reconstitution, all net operating losses were allocated to and utilized primarily by the Class B stockholders. As a result of the Reconstitution, which occurred during the second quarter of 1999, Time Warner Telecom recorded a non-recurring charge to earnings for a net deferred tax liability of approximately $39.4 million.

     On May 14, 1999, in conjunction with the Reconstitution, we completed an initial public offering of 20,700,000 shares of Class A common stock at a price of $14 per share. The IPO generated approximately $270.2 million in proceeds for us, net of underwriting discounts and expenses. A portion of the proceeds of the IPO was used to repay $180 million of loans from Time Warner, Advance/Newhouse Partnership and MediaOne that were generated from the financing requirements of Time Warner Telecom from July 1, 1997 through July 14, 1998, which had remained outstanding, accruing interest, through May 14, 1999. The proceeds of the IPO remaining after repayment of the loans were used to repay assumed debt from acquisitions and to fund capital expenditures.

     As a result of the IPO, Time Warner Telecom has two classes of common stock outstanding, Class A common stock and Class B common stock. In general, holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. Holders of Class A common stock and Class B common stock generally vote together as a single class. However, some matters require the approval of 100% of the holders of the Class B common stock voting separately as a class, and some matters require the approval of a majority of the holders of the Class A common stock, voting separately as a class. Upon completion of the IPO, the Class B Stockholders owned all of the 81,250,000 shares of outstanding Class B common stock. Subsequent to the IPO, 9,023,500 shares of Class B common stock have been converted into Class A common stock. As of September 30, 2000, the Class B Stockholders had approximately 95.6% of the combined voting power of the outstanding common stock.

     In connection with the Reconstitution, Time Warner Telecom assumed the obligations under the former Time Warner Telecom LLC 1998 Option Plan, amended the plan, and renamed it the Time Warner Telecom 1998 Stock Option Plan. The plan provides for the granting of stock options to purchase shares of Class A common stock to directors and current or prospective employees of, and consultants or other individuals providing services to, Time Warner Telecom and its subsidiaries. As of December 31, 2000, options for approximately 10.4 million shares were outstanding under both plans.

ACQUISITIONS

     During the second quarter of 1999, Time Warner Telecom acquired all of the outstanding common stock of Internet Connect, Inc., an internet service provider, for consideration consisting of $3.8 million of Class A limited liability interests in TWT LLC, Time Warner Telecom's predecessor, approximately $3.5 million in net cash and the assumption of $1.9 million in liabilities. At the time of the IPO, the Class A limited liability interests were converted into 307,550 shares of Class A common stock of Time Warner Telecom. Through the acquisition of this subsidiary, Time Warner Telecom manages current and future data networks and provides new internet products.

     During the second quarter of 1999, Time Warner Telecom acquired all of the outstanding common stock of MetroComm, Inc. through the issuance of 2,190,308 shares of Class A common stock of Time Warner Telecom valued at $24.1 million, and the assumption of $20.1 million in liabilities. Through the acquisition of MetroComm, Time Warner Telecom acquired the 50% interest of MetroComm AxS, L.P., a competitive local exchange carrier in Columbus, Ohio, not already owned by Time Warner Telecom.

     On January 10, 2001, Time Warner Telecom completed the acquisition of substantially all of the assets of GST for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million. The acquisition added to Time Warner Telecom's network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated and combined statements of operations data of Time Warner Telecom, in thousands of dollars and expressed as a percentage of total revenue, for each of the periods presented. This table should be read together with Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus supplement:

                                                                                                  NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                     ---------------------------------------------------   --------------------------------
                                           1997              1998             1999              1999              2000
                                     ----------------   --------------   ---------------   ---------------   --------------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Dedicated transport services.....  $  44,529     80%  $ 84,024    69%  $ 152,468    57%  $ 105,727    60%  $183,759    52%
  Switched services(1).............     10,872     20     37,848    31     116,285    43      71,558    40    169,308    48
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
        Total revenue..............     55,401    100    121,872   100     268,753   100     177,285   100    353,067   100
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
Costs and expenses(2):
  Operating........................     40,349     73     67,153    55     117,567    44      81,949    46    130,846    37
  Selling, general and
    administrative.................     54,640     99     77,401    63     113,389    42      80,501    46    122,663    35
  Depreciation and amortization....     38,466     69     50,717    42      68,785    25      50,272    28     68,793    19
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
        Total costs and expenses...    133,455    241    195,271   160     299,741   111     212,722   120    322,302    91
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
Operating income (loss)............    (78,054)  (141)   (73,399)  (60)    (30,988)  (11)    (35,437)  (20)    30,765     9
Interest expense(2)................     (1,538)    (3)   (29,198)  (24)    (45,264)  (17)    (35,139)  (20)   (30,657)   (9)
Interest income....................         --     --      9,731     8      16,589     6      12,828     8      9,016     2
Equity in income (losses) of
  unconsolidated affiliate.........     (2,082)    (4)       127    --         202    --         285    --         --    --
Gain on disposition of
  investments(3)...................     11,018     20         --    --          --    --          --    --         --    --
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
Net income (loss) before income
  taxes............................    (70,656)  (128)   (92,739)  (76)    (59,461)  (22)    (57,463)  (32)     9,124     2
Income tax expense(4)..............         --     --         --    --      29,804    11      29,473    17      4,542     1
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
Net income (loss)..................  $ (70,656)  (128)% $(92,739)  (76)% $ (89,265)  (33)% $ (86,936)  (49)% $  4,582     1%
                                     ---------   ----   --------   ---   ---------   ---   ---------   ---   --------   ---
Basic and diluted earnings (loss)
  per share........................  $   (0.87)         $  (1.14)        $   (0.93)        $   (0.94)        $   0.04
Earnings (loss) per share before
  income taxes(4):
  Basic............................  $   (0.87)         $  (1.14)        $   (0.62)        $   (0.62)        $   0.09
  Diluted..........................  $   (0.87)         $  (1.14)        $   (0.62)        $   (0.62)        $   0.08
Weighted average shares
  outstanding:
  Basic............................     81,250            81,250            95,898            92,957          105,262
  Diluted..........................     81,250            81,250            95,898            92,957          108,427
EBITDA(1)(5).......................  $ (39,588)   (71)% $(22,682)  (19)% $  37,797    14%  $  14,835     8%  $ 99,558    28%
Net cash provided by (used in)
  operating activities.............    (29,419)             (343)           54,235           (13,194)          71,238
Net cash provided by (used in)
  investing activities.............   (120,621)         (378,083)         (146,917)         (124,804)         (87,817)
Net cash provided by financing
  activities.......................    150,040           483,566            78,128            75,252               84

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in the fourth quarter of 1999 and the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $17.1 million, $27.7 million, $20.0 million, $15.9 million, and $11.4 million for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively.

(3) In 1997, Time Warner Telecom completed a series of transactions related to its interests in the Hyperion Partnerships, a group of unconsolidated telecommunication partnerships serving the New York area, whereby it sold its interests in the partnerships serving the Buffalo and Syracuse markets in exchange for approximately $7.0 million of cash and all of the minority interests in the partnerships
                                                     (footnotes on next page)
    serving the Albany and Binghamton markets that were not already owned by Time Warner Telecom. In connection with these transactions, Time Warner Telecom recognized a gain of approximately $11.0 million.

(4) A non-recurring charge to earnings of $39.4 million was recorded in 1999 to reflect the initial net deferred tax liability associated with the change from a limited liability company to a corporation. Income tax expense for 1999 reflects the $39.4 million charge, net of a $9.6 million deferred income tax benefit.

(5) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to those measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-operating one-time charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess ongoing operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur certain additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

GENERAL

     Time Warner Telecom operates in metropolitan areas that have high concentrations of medium- and large-sized businesses. Historically, Time Warner Telecom has focused its sales and marketing efforts on such businesses, as they are potentially high volume users of Time Warner Telecom's services. To drive revenue growth in these markets, Time Warner Telecom has expanded its direct sales force to focus on these business customers while it develops managed service offerings to meet their voice, data, and Internet needs. Time Warner Telecom's revenue has been derived primarily from business telephony services, including dedicated transport, local switched, long distance, data and high-speed Internet access services. An increasing percentage of Time Warner Telecom's revenue growth is in switched services provided through the 24 digital Lucent Technologies Inc. 5ESS switches that Time Warner Telecom has deployed, and through the rapid growth in demand for switching data traffic. Also, through the acquisition of Internet Connect, Inc. in 1999, Time Warner Telecom has deployed a national Internet backbone and has experienced growth in data and high-speed Internet services. Time Warner Telecom believes that data services are becoming increasingly more important to Time Warner Telecom's target customer base. In particular, Time Warner Telecom believes that the demand for high-speed, high quality local area network and wide area network connectivity will continue to grow over the near term.

     Time Warner Telecom continues to expand its footprint within its existing markets by expanding its network into new buildings and geographically by turning up two new markets since this time last year: Northern New Jersey and Dallas, Texas. Time Warner Telecom is also interconnecting existing service areas within regional clusters with owned or leased fiber optic facilities. The goal is to rapidly deploy new services and technologies when technically proven and when customer demand is evident. As new technologies arise that enable the switching of voice calls over an Internet protocol and local area network infrastructure, Time Warner Telecom will evaluate how to best integrate this soft switch technology into its infrastructure. There is no assurance that Time Warner Telecom will bring any or all of these products to market successfully or profitably.

     Reciprocal compensation revenue is an element of switched services revenue, which represents compensation from local exchange carriers for local exchange traffic terminated on Time Warner Telecom's facilities originated by other local exchange carriers. Reciprocal compensation is based on contracts between Time Warner Telecom and local exchange carriers. Time Warner Telecom recognizes reciprocal compensation revenue as it is earned, except in those cases where the revenue is under dispute or at risk. Under several of its contracts, the local exchange carriers have disputed the payment of reciprocal compensation for traffic terminating to internet service provider customers, contending that the traffic was not local. As a result, Time Warner Telecom initiated the dispute resolution process under the applicable contracts to collect these amounts and filed complaints with various public utility commissions contending that the internet service provider traffic is local. Several of these with respect to prior periods were resolved in favor of Time Warner Telecom and are no longer subject to appeal, but some favorable decisions by public utility commissions in the

Midwest have subsequently been appealed by the local exchange carriers. While Time Warner Telecom believes that these disputes will ultimately be resolved in its favor, Time Warner Telecom only recognizes revenue on a portion of the cash received and defers recognition of a portion of this revenue pending the final outcome of the dispute. In addition, the payment of reciprocal compensation under certain of Time Warner Telecom's interconnection agreements is, by the terms of those agreements, subject to adjustment or repayment depending on prospective federal or state generic rulings with respect to reciprocal compensation for internet service provider traffic. Switched services revenue for the nine months ended September 30, 2000 includes the recognition of $27.3 million of non-recurring reciprocal compensation. A significant portion of the non-recurring reciprocal compensation revenue recognized during the nine months ended September 30, 2000 was a result of certain cases involving reciprocal compensation disputes that were resolved. As of September 30, 2000, Time Warner Telecom had deferred recognition of $25.4 million in reciprocal compensation revenue for payments received associated with pending disputes and agreements that are subject to future reciprocal compensation adjustments. Time Warner Telecom pays reciprocal compensation expense to the other local exchange carriers for local exchange traffic it terminates on the local exchange carriers facilities. These costs are recognized as incurred.

     A portion of Time Warner Telecom's revenue is comprised of services that are rate sensitive. Switched access--the connection between a long distance carrier's point of presence and an end-user's premises provided through the switching facilities of a local exchange carrier--is billed on a per minute of use basis. Historically, the Federal Communications Commission has regulated the access rates imposed by the incumbent local exchange carriers, while the integrated communications provider access rates have been less regulated. During the second quarter of 2000, the Federal Communications Commission adopted a proposal that substantially reduces the incumbent local exchange carrier per-minute access charges while allowing for an increase in the flat monthly charge paid by local residential service subscribers. While the Federal Communications Commission decision does not specifically apply to the switched access rates charged by non-dominant providers of access services, it places significant downward market pressure on non-dominant providers' access rates. For the nine months ended September 30, 2000 and 1999, switched access revenue represented 10% and 11% of total revenue, respectively. Management believes that increased volume in services and markets served will partially offset the impact of rate reduction. However, the degree and timing of the reductions in Time Warner Telecom's access revenue cannot be predicted.

     Reciprocal compensation is another component of switched services that is rate sensitive. Rates are established by interconnection agreements between the parties based on regulatory and judicial rulings in each of the states. Several significant agreements expired in 1999 and 2000 and have been renegotiated. In most of the states, regulatory bodies have established lower traffic termination rates than the rates provided under Time Warner Telecom's expired agreements; and as a result, the rates under the new agreements, while reasonable in light of the regulatory environment, are lower than the rates under the expired agreements. As discussed below, reciprocal compensation represented 6% and 7% of revenue, excluding the effects of the recognition of $27.3 million on non-recurring reciprocal compensation during the nine months ended September 30, 2000, for the nine months ended September 30, 2000 and 1999, respectively. Although the renegotiated interconnection agreements have resulted in lower prospective rates, management believes that the growth in Internet and related markets will partially mitigate the impact of the rate reduction. The outcome of regulatory and judicial rulings on reciprocal compensation for Internet service provider traffic may also negatively impact Time Warner Telecom's revenue from reciprocal compensation since the rates under most interconnection agreements are subject to change based on such rulings. The FCC is considering proposals to phase out reciprocal compensation over time and to replace reciprocal compensation with "bill-and-keep" arrangements. Time Warner Telecom cannot predict the outcome of these rulings. In addition, legislation has been introduced in Congress which would prohibit payment of reciprocal compensation for Internet-bound traffic. Accordingly, there is no assurance that Time Warner Telecom will be able to compensate for the reduction in reciprocal compensation with increased volume of terminating local traffic.

     Time Warner Telecom benefits from its strategic relationship with Time Warner Cable both through access to local right-of-way and construction cost-sharing. Time Warner Telecom's networks have been constructed primarily through the use of fiber capacity licensed from Time Warner Cable. As of Septem-ber 30, 2000, Time Warner Telecom operated networks in 22 metropolitan areas that spanned 9,457 route miles, contained 363,644 fiber miles and offered service to 7,228 on-net and off-net buildings.

     Time Warner Telecom plans to continue expanding its revenue base by fully utilizing available network capacity in its existing markets, by adding networks in new markets and by continuing to develop and selectively tailor new services in competitively-priced packages to meet the needs of its medium- and large-sized business and other customers, including long distance carriers. Time Warner Telecom intends to expand its product offerings on a continuous basis to achieve a diverse revenue base. As part of that process, Time Warner Telecom is targeting the expansion of data and internet products that can be offered on its existing network.

     Operating expenses consist of costs directly related to the operation and maintenance of the networks and the ordering and provisioning of Time Warner Telecom's services. This includes the salaries and related expenses of operations and engineering personnel, as well as costs incurred from the incumbent local exchange carriers, other competitors and long distance providers for facility leases and interconnection. These costs have increased over time as Time Warner Telecom has increased its operations and revenue. Time Warner Telecom expects these costs to continue to increase as its revenue growth continues, but generally at a slower rate than revenue growth. The fact that a significant portion of Time Warner Telecom's traffic rides on its own fiber infrastructure enhances the Company's ability to control its costs.

     Selling, general and administrative expenses consist of salaries and related costs for employees other than those involved in operations and engineering. These expenses include costs related to sales and marketing, information technology, billing, regulatory and legal costs. These costs have increased over time as Time Warner Telecom has increased its operations and revenue. Time Warner Telecom expects these costs to continue to increase as its revenue growth continues, but generally at a slower rate than revenue growth.

     In the normal course of business, Time Warner Telecom engages in various transactions with Time Warner Cable, generally on negotiated terms among the affected units that, in management's view, result in reasonable allocations. In connection with the Reorganization, Time Warner Telecom entered into several contracts with Time Warner, Advance/Newhouse Partnership and MediaOne with respect to certain of those transactions. Time Warner Telecom's selling, general and administrative expenses include charges allocated from Time Warner Cable for office rent and overhead charges for various administrative functions they perform for Time Warner Telecom. These charges are required to reflect all costs of doing business and are based on various methods, which management believes result in reasonable allocations of those costs that are necessary to present Time Warner Telecom's operations as if they are operated on a stand alone basis. In addition, Time Warner Telecom licenses the right to use the majority of its fiber optic cable capacity from Time Warner Cable through prepaid right-to-use agreements and reimburses Time Warner Cable for facility maintenance and pole rental costs. The maintenance and pole rental costs are included in Time Warner Telecom's operating expenses.

  NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenue. Revenue increased $175.8 million, or 99%, to $353.1 million for the nine months ended September 30, 2000, from $177.3 million for the comparable period in 1999. Exclusive of the effects of acquisitions and the effects of the recognition of $27.3 million of non-recurring reciprocal compensation during the nine months ended September 30, 2000, revenue increased $139.3 million, or 81% to $311.3 million, from $172.0 million for the comparable period in 1999. Revenue from the provision of dedicated transport services increased $78.0 million, or 74%, to $183.8 million for the nine months ended September 30, 2000, from $105.7 million for the comparable period in 1999. Switched service revenue increased $97.8 million, or 137%, to $169.3 million for the nine months ended September 30, 2000, from $71.6 million for the comparable period in 1999. Exclusive of the effects of acquisitions and the effects of the recognition of $27.3 million of non-recurring reciprocal compensation for the nine months ended September 30, 2000, dedicated transport service and switched service revenue increased 68% and 100%, respectively. The increase in revenue from dedicated transport services primarily reflects a 30% increase in average dedicated transport customers and a broader array of products and services offered in existing markets. The increase in switched service revenue reflects a 73% increase in average switched service customers, increased revenue from switched access services and reciprocal compensation, and a broader array of products and services offered in existing markets. Reciprocal compensation represented 6% and 7% of total revenue for the nine months ended September 30, 2000 and 1999, respectively, excluding the effects of the recognition of $27.3 million of non-recurring reciprocal compensation during the nine months ended September 30, 2000. At September 30, 2000, Time Warner Telecom offered dedicated transport services in 22 metropolitan areas, all of which also offered switched services. At September 30, 1999, Time Warner Telecom offered dedicated transport services in 19 consolidated metropolitan areas, 16 of which also offered switched services.

     Operating Expenses. Operating expenses increased $48.9 million, or 60%, to $130.8 million for the nine months ended September 30, 2000, from $81.9 million for the comparable period in 1999. Exclusive of the effects of acquisitions, these expenses increased 52%. The increase in operating expenses was primarily attributable to Time Warner Telecom's expansion of its business, principally switched services, the ongoing development of existing markets resulting in higher local exchange carrier charges for circuit leases and interconnection, and higher headcount for technical personnel. As a percentage of revenue, operating expenses decreased to 37% for the nine months ended September 30, 2000 from 46% for the comparable period in 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $42.2 million, or 52%, to $122.7 million for the nine months ended September 30, 2000, from $80.5 million for the comparable period in 1999. Exclusive of the effects of acquisitions, these expenses increased 51%. The increase in selling, general and administrative expenses was primarily attributable to an increase in employee headcount and higher direct sales costs associated with the increase in revenue, higher property tax expense and an increase in the provision for doubtful accounts related to the increase in revenue. Included in selling, general and administrative expenses is approximately $1.0 million in costs related to a Form S-1 filing with the Securities and Exchange Commission to facilitate the sale of shares by a Class B Stockholder. Time Warner Telecom was required to bear these costs under the terms of the stockholders' agreement with the Class B Stockholders. As a percentage of revenue, selling, general and administrative expenses decreased to 35% for the nine months ended September 30, 2000 from 46% for the comparable period in 1999.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $18.5 million, or 37%, to $68.8 million for the nine months ended September 30, 2000, from $50.3 million for the comparable period in 1999. Exclusive of the effects of acquisitions, this expense increased 35%. The increase in depreciation and amortization expense was primarily attributable to increased capital expenditures and increased goodwill generated from acquisitions.

     EBITDA. EBITDA for the nine months ended September 30, 2000 increased $84.7 million to $99.6 million, from $14.8 million in 1999. The increase was $58.1 million, exclusive of the effects of acquisitions and the effects of the recognition of $27.3 million of non-recurring reciprocal compensation for the nine months ended September 30, 2000. This improvement was primarily the result of economies of scale as more revenue was generated in existing markets, increased utilization of networks and facilities and a more skilled and productive workforce.

     Interest Expense. During the period July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with subordinated loans from the Former Parent Companies. These loans remained outstanding, accruing interest, through May 14, 1999. On July 21, 1998, Time Warner Telecom issued $400 million in 9 3/4% Senior Notes in a public offering. On May 14, 1999, the subordinated loans of approximately $180 million, including accrued interest, were repaid in full to Time Warner, Advance/ Newhouse Partnership and MediaOne from the IPO proceeds. Interest expense relating to the 9 3/4% Senior Notes was $30.1 million for the nine months ended September 30, 2000 and interest expense relating to the 9 3/4% Senior Notes and subordinated loans payable aggregated $35.1 million for the nine months ended September 30, 1999. The decrease of $5.0 million is primarily due to the lower weighted average debt balance during the nine months ended September 30, 2000. Interest expense will increase in future periods as a result of borrowings to finance the GST acquisition.

     Net Income. Earnings changed $91.5 million to $4.6 million for the nine months ended September 30, 2000, from a net loss of $86.9 million for the comparable period in 1999. The earnings change is primarily due to the improvement in EBITDA and a decrease in income tax expense, as discussed in the table above.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenue. Revenue increased $146.9 million, or 121%, to $268.8 million for 1999, from $121.9 million for 1998. This increase in revenue is primarily because of increased customers, increased revenue from existing customers, a broader array of products offered and acquisitions. Revenue from the provision of dedicated transport services increased $68.4 million, or 81%, to $152.5 million for 1999, from $84.0 million for 1998. Switched service revenue increased $78.4 million, or 207%, to $116.3 million for 1999, from $37.8 million for 1998. Exclusive of the effects of acquisitions and the effects of the recognition of a non-recurring $7.6 million settlement of reciprocal compensation in the fourth quarter of 1999, dedicated transport service and switched service revenue increased 73% and 182%, respectively. The increase in revenue from dedicated transport services primarily reflects a 54% increase in average dedicated transport customers and a broader array of products and services offered in existing markets. The increase in switched service revenue reflects a 136% increase in average switched service customers, and an increase in revenue from switched access services, reciprocal compensation, and a broader array of products and services offered in existing markets. Reciprocal compensation, the mutual charges by local carriers for recovery of costs associated with the termination of traffic on each other's networks, represented 7% and 8% of total revenue for 1999 and 1998, respectively, excluding the effects of the recognition of a non-recurring $7.6 million settlement of reciprocal compensation in the fourth quarter of 1999. At December 31, 1999, Time Warner Telecom offered dedicated transport services in 21 metropolitan areas, 20 of which also offered switched services. At December 31, 1998, Time Warner Telecom offered dedicated transport services in 19 metropolitan areas, 16 of which also offered switched services.

     Operating Expenses. Operating expenses increased $50.4 million, or 75%, to $117.6 million for 1999, from $67.2 million for 1998. Exclusive of the effects of acquisitions, these expenses increased 67%. The increase in operating expenses was primarily attributable to Time Warner Telecom's expansion of its business, principally switched services, the ongoing development of existing markets resulting in higher local exchange carrier charges for circuit leases and interconnection, and higher technical personnel costs. As a percentage of revenue, operating expenses decreased to 44% for 1999 from 55% for 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $36.0 million, or 46%, to $113.4 million for 1999, from $77.4 million for 1998. Exclusive of the effects of acquisitions, these expenses increased 43%. The increase in selling, general and administrative expenses was primarily attributable to an increase in employee headcount and higher direct sales costs associated with the increase in revenue, higher data processing costs and an increase in the provision for doubtful accounts related to the increase in revenue. As a percentage of revenue, selling, general and administrative expenses decreased to 42% for 1999 from 63% for 1998.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $18.1 million, or 36%, to $68.8 million for 1999, from $50.7 million for 1998. Exclusive of the effects of acquisitions, this expense increased 28%. The increase in depreciation and amortization expense was primarily attributable to increased capital expenditures and increased goodwill generated from acquisitions.

     EBITDA. EBITDA increased $60.5 million, to $37.8 million, for 1999 from a loss of $22.7 million for 1998. Exclusive of the effects of acquisitions and the effects of the recognition of a non-recurring $7.6 million settlement of reciprocal compensation in the fourth quarter of 1999, this amount increased $51.6 million. This improvement was primarily the result of economies of scale as more revenue was generated in existing markets, increased utilization of networks and facilities, and a more skilled and productive workforce.

     Interest Expense. During the period July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with loans from Time Warner, Advance/Newhouse Partnership and MediaOne. These loans remained outstanding, accruing interest, through May 14, 1999. On July 21, 1998, Time Warner Telecom issued $400 million in 9 3/4% Senior Notes in a public offering. On May 14, 1999, the subordinated loans of approximately $180 million, including accrued interest, were repaid in full to Time Warner, Advance/Newhouse Partnership and MediaOne from the IPO proceeds. Interest expense relating to these loans and 9 3/4% Senior Notes totaled $45.3 million and $29.2 million for 1999 and 1998, respectively. The increase of $16.1 million is primarily due to the higher weighted average debt balance during 1999.

     Net Loss. Net loss decreased $3.5 million, or 4%, to $89.3 million for 1999, from a net loss of $92.7 million for 1998. The decrease in net loss is primarily related to improved results from operations, partially offset by an increase in net interest expense of $9.2 million and income tax expense of $29.8 million.

     Loss per Common Share. The basic and diluted loss per common share was computed by dividing net loss applicable to common shares by the weighted average outstanding common shares for the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive. The increase in the weighted average shares outstanding is due to the issuance of Class A common stock for the IPO, for acquisitions and upon the exercise of stock options. For 1999, the basic and diluted loss per common share decreased $0.21 per share, or 18%, to ($0.93) per share from ($1.14) per share for 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenue. Revenue increased $66.5 million, or 120%, to $121.9 million for 1998, from $55.4 million for 1997. Revenue from the provision of dedicated transport services increased $39.5 million, or 89%, to $84.0 million for 1998, from $44.5 million for 1997. Switched service revenue increased $27.0 million, or 248%, to $37.8 million for 1998, from $10.9 million for 1997. The increase in revenue from dedicated transport services primarily reflects growth of services and new products offered in existing markets. The increase in switched services resulted from the offering of services in new markets and the growth of services in existing markets including reciprocal compensation. Reciprocal compensation represented 8% and 9% of total revenue for 1998 and 1997, respectively. At December 31, 1998, Time Warner Telecom offered dedicated transport services in 19 metropolitan areas, 16 of which also offered switched services, as compared to offering dedicated transport services in 19 metropolitan areas, 14 of which also offered switched services at December 31, 1997. The metropolitan areas do not include MetroComm AxS, L.P., a 50% owned entity of Time Warner Telecom at such time.

     Operating Expenses. Operating expenses increased $26.8 million, or 66%, to $67.2 million for 1998, from $40.3 million for 1997. The increase in operating expenses was primarily attributable to Time Warner Telecom's expansion of its business, principally switched services, the ongoing development of existing markets resulting in higher local exchange carrier charges for circuit leases and interconnection, higher technical personnel costs, and higher data processing costs. As a percentage of revenue, operating expenses decreased to 55% in 1998 from 73% for 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $22.8 million, or 42%, to $77.4 million for 1998, from $54.6 million for 1997. The increase in selling, general and administrative expenses was primarily attributable to higher direct sales costs associated with the increase in revenue, higher property taxes, an increase in consulting expenses relating to local regulatory matters, the implementation of new billing and system software, and an increase in the provision for doubtful accounts related to the increase in revenue. As a percentage of revenue, selling, general and administrative expenses decreased to 63% for 1998 from 99% for 1997.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $12.3 million, or 32%, to $50.7 million for 1998, from $38.5 million for 1997. The increase in depreciation and amortization expense was primarily attributable to higher capital expenditures related to the ongoing construction and expansion of Time Warner Telecom's telecommunications networks in both 1998 and 1997. As a percentage of revenue, depreciation and amortization expenses decreased to 42% for 1998, from 69% for 1997.

     EBITDA. The EBITDA loss for 1998 decreased $16.9 million, or 43%, to a loss of $22.7 million for 1998, from a loss of $39.6 million for 1997. This improvement was primarily the result of increased revenue due to Time Warner Telecom's expansion of local telecommunications networks in new and existing markets and growth of Time Warner Telecom's customer base, partially offset by higher operating expenses in support of the larger customer base, and higher selling, general and administrative expenses required to support the expansion.

     Interest Expense. During the period July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with loans from Time Warner, Advance/Newhouse Partnership and MediaOne. On July 21, 1998, Time Warner Telecom issued $400 million in 9 3/4% Senior Notes in a public offering. Interest expense relating to these loans and 9 3/4% Senior Notes totaled $29.2 million and $1.5 million for 1998 and 1997, respectively.

     Net Loss. Net loss increased $22.1 million, or 31%, to $92.7 million for 1998, from a net loss of $70.7 million for 1997. This increase resulted from higher depreciation and amortization expenses relating to Time Warner Telecom's expansion of telecommunications networks in new and existing markets, as well as interest expense relating to the subordinated loans payable to Time Warner, Advance/Newhouse Partnership and MediaOne and the 9 3/4% Senior Notes.

LIQUIDITY AND CAPITAL RESOURCES

     Operations. For 1999, Time Warner Telecom's cash provided by operations was $54.2 million, as compared to cash used in operations of $343,000 for 1998. This increase in cash provided by operations of $54.6 million principally resulted from an increase in EBITDA of $60.5 million. During the second quarter of 1999, Time Warner Telecom achieved positive EBITDA. Time Warner Telecom's cash provided by operating activities was $71.2 million for the nine months ended September 30, 2000, as compared to cash used in operating activities of $13.2 million for the comparable period in 1999. This increase in cash provided by operating activities of $84.4 million principally resulted from an increase in EBITDA of $84.7 million.

     As Time Warner Telecom continues its expansion plan to enter into new markets, the expenditures incurred, together with initial operating expenses, will generally result in negative EBITDA and operating losses from a network until an adequate customer base and revenue stream for the network have been established. Accordingly, Time Warner Telecom expects that the network constructed in each new market will generally produce negative EBITDA for at least eighteen months after operations commence in that market. Additionally, Time Warner Telecom currently expects the GST operations to generate negative EBITDA until an adequate customer base and revenue stream for the network have been established. Although overall Time Warner Telecom expects to continue to have positive EBITDA for the near future as it develops and expands its business as well as integrates the GST acquisition, there can be no assurance that Time Warner Telecom will sustain sufficient positive EBITDA to meet its working capital requirements and to service its indebtedness.

     Investing. Cash used in investing activities decreased $231.2 million to $146.9 million in 1999, as compared to $378.1 million in 1998. During 1999, a portion of the proceeds from maturities of marketable securities were used to partially fund capital expenditures and working capital requirements. During 1998, the net proceeds from the issuance of the 9 3/4% Senior Notes were primarily invested in marketable securities. Cash used in investing activities was $87.8 million for the nine months ended September 30, 2000, as compared to cash provided by investing activities of $124.8 million for the comparable period in 1999. During both the nine months ended September 30, 2000 and 1999, proceeds from the maturities of marketable securities were primarily used to fund capital expenditures. During the nine months ended September 30, 2000, capital expenditures were also funded through cash flows from operating activities.

     During 1999, capital expenditures were $221.2 million (net of capital leases incurred of $3.7 million), an increase of $95.2 million from 1998. The largest commitment of capital was related to the installation of transport and switch related electronics to support the increase in sales activity and the addition of 1,904 route miles of fiber since December 31, 1998. During the nine months ended September 30, 2000, capital expenditures were $213.2 million, an increase of $74.9 million from the comparable period in 1999. The largest commitment of capital was related to the installation of transport and switch related electronics to support the increase in sales activity and the addition of 585 route miles of fiber since December 31, 1999. Based on historic capital requirements for network construction in relation to sales volumes and network expansion plans, Time Warner Telecom anticipates it will commit approximately $600 million in 2001 to fund its capital expenditures, and Time Warner Telecom also expects to have substantial capital expenditures in subsequent periods. This target spending includes requirements for current operating markets and Time Warner Telecom's expansion plans, including the GST markets.

     The facilities-based telecommunications service business is a capital intensive business. Time Warner Telecom's operations have required and will continue to require substantial capital investment for:

      -- the purchase and installation of switches, electronics, fiber and other technologies in existing networks and in additional networks to be constructed in new service areas;

      -- the acquisition and expansion of networks currently owned and operated by other companies, and

      -- the evolution of the network to support new products, services and technologies.

     Time Warner Telecom's expected capital expenditures for general corporate and working capital purposes include:

      -- expenditures with respect to Time Warner Telecom's management information system and corporate service support infrastructure; and

      -- operating and administrative expenses with respect to new networks and debt service.

     Time Warner Telecom plans to make substantial capital investments in connection with plans to construct and develop new networks, as well as for technology upgrades. Expansion of Time Warner Telecom's networks will include the geographic expansion of Time Warner Telecom's existing operations, and Time Warner Telecom will consider the development of new markets. In addition, Time Warner Telecom may acquire existing networks in the future.

     Time Warner Telecom regularly evaluates potential acquisitions and joint ventures that would extend its geographic markets, expand its products and services and/or enlarge the capacity of its networks. In the event Time Warner Telecom enters into a definitive agreement with respect to any acquisition or joint venture, it may require additional financing. If Time Warner Telecom enters into a definitive agreement with respect to any material transaction, it could result in Time Warner Telecom increasing its leverage or issuing additional common stock or both. There can be no assurance, however, that Time Warner Telecom will enter into any transaction or, if it does, on what terms. See "Risk Factors--We may complete a significant business combination or other transaction that could affect our leverage, result in a change in control or both."

     While Time Warner Telecom intends to continue to leverage its relationship with Time Warner Cable in pursuing expansion opportunities, to the extent Time Warner Telecom seeks to expand into service areas where Time Warner Cable does not conduct cable operations, Time Warner Telecom may incur significant additional costs in excess of those historically incurred by Time Warner Telecom when expanding into existing Time Warner Cable service areas. In addition, Time Warner Cable is not obligated to construct or provide additional fiber optic capacity in excess of what is already licensed to Time Warner Telecom under the Capacity License Agreements. Accordingly, if Time Warner Telecom is unable to lease additional capacity at the same rates as are currently provided for under the Capacity License Agreements, Time Warner Telecom may be required to obtain additional capacity on more expensive terms. See "Certain Relationships and Related Transactions--Certain Operating Agreements."

     The development and expansion of Time Warner Telecom's existing and future networks and services will require significant capital investment. Time Warner Telecom expects that its future cash requirements will principally be:

      --   for funding growth and capital expenditure;

      --   the purchase of network assets; and

      --   to finance the cost of the GST asset acquisition.

     In light of future cash requirements, our subsidiary Time Warner Telecom Holdings replaced its $475 million senior secured revolving credit facility with a $1 billion amended and restated senior secured credit facility which provides for $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility. Time Warner Telecom's obligations under the senior secured credit facility are secured by substantially all of the assets of Time Warner Telecom's subsidiaries, including the GST assets. In addition, Time Warner Telecom has pledged its equity interest in its subsidiaries as collateral. Also, the senior secured credit facility contains restrictive covenants, including conditions on the ability of Time Warner Telecom's subsidiaries to declare dividends to Time Warner Telecom, and provides for customary events of default, including cross default provisions. For a further description of the senior secured facility, please see "Description of Certain Indebtedness".

     Time Warner Telecom also entered into a senior unsecured bridge loan facility and borrowed $700 million under this facility to finance the purchase of the GST assets and pay related fees and expenses. For further information on the proposed bridge facility, please see "Description of Certain Indebtedness".

     Financing. Net cash provided by financing activities for 1999 decreased by $405.4 million, as compared to 1998. Net cash provided by financing activities for 1999, reflects the net proceeds from the IPO of $270.2 million, offset by the repayment of loans from Time Warner, Advance/Newhouse Partnership and MediaOne of $180 million, as well as acquired debt and capital lease obligations. Net cash provided by financing activities for 1998, reflects proceeds from issuance of the 9 3/4% Senior Notes and loans from the Former Parent Companies. Net cash provided by financing activities for the nine months ended September 30, 2000 was $84,000 and was primarily due to the net proceeds from both the issuance of common stock upon exercise of stock options and the issuance of common stock in connection with the employee stock purchase plan, partially offset by deferred debt issue costs related to our senior secured revolving credit facility.

     During the period from July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with subordinated loans from the Former Parent Companies. These loans remained outstanding, accruing interest, through May 14, 1999. The loans from Time Warner, Advance/Newhouse Partnership and MediaOne were subordinated in right of payment to the 9 3/4% Senior Notes, except for a provision allowing repayment prior to maturity with the net proceeds of any offering of common stock or equivalent interest of Time Warner Telecom. The $400 million principal amount in 9 3/4% Senior Notes that Time Warner Telecom issued in July 1998 are unsecured, unsubordinated obligations of Time Warner Telecom. Interest on the 9 3/4% Senior Notes is payable semiannually on January 15 and July 15, beginning on January 15, 1999. Aggregate annual interest payments on the 9 3/4% Senior Notes through 2008 are expected to be approximately $39 million. The 9 3/4% Senior Notes are required to be repaid on July 15, 2008. On May 14, 1999, approximately $180 million of the proceeds from the IPO were used to repay the subordinated loans payable to the Time Warner, Advance/Newhouse Partnership and MediaOne in full, including accrued interest. The proceeds of the IPO remaining after repayment of the subordinated loans payable, combined with the proceeds from the 9 3/4% Senior Notes, have been used to continue funding Time Warner Telecom's continued growth, which includes expansion of its networks, and for general corporate purposes.

     The 9 3/4% Senior Notes are governed by an indenture that contains certain restrictive covenants. These restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of Time Warner Telecom to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations.

     The obligations under the senior secured credit facility are secured by Time Warner Telecom's interests in all of its subsidiaries and substantially all of the assets of Time Warner Telecom's subsidiaries, including the assets of GST, except for certain assets with respect to which the grant of a security interest is prohibited by governing agreements. The senior secured credit facility requires Time Warner Telecom to prepay outstanding loans when its cash flow exceeds certain levels and with the proceeds received from a number of specified events or transactions, including certain asset sales and insurance recoveries for assets not replaced. In addition, obligations under the senior secured credit facility are subject to various covenants that limit Time Warner Telecom's ability to:

      --   borrow and incur liens on its property;

      --   pay dividends or make other distributions; and

      --   make capital expenditures.

     As with Time Warner Telecom's existing credit facility, the senior secured credit facility will also contain financial covenants, including a consolidated leverage ratio, a consolidated interest coverage ratio and a consolidated debt default, including cross default provisions. Under the cross default provisions, Time Warner Telecom is deemed to be in default under the amended and restated facility if Time Warner Telecom has defaulted under any of the other material outstanding obligations, such as the 9 3/4% Senior Notes.

     Time Warner Telecom expects to repay the $700 million senior unsecured bridge loan facility with net proceeds from this offering and the concurrent private placement of high yield notes and cash on hand. In connection with the repayment of the unsecured bridge loan facility, we expect to record $5.8 million of deferred financing costs as a non-recurring expense in the first quarter of 2001. In connection with the issuance of our Class A common stock, approximately $13.1 million of unamortized deferred financing costs will be reclassified to additional paid-in capital in the first quarter of 2001.

     We believe that the net proceeds from this offering and the concurrent private placement of high yield notes, the additional availability of funds under our senior secured credit facility, funds generated by operations and cash and cash equivalents will be sufficient to fund our operations and capital expenditure requirements in accordance with our current business plans.

EFFECTS OF INFLATION

     Historically, inflation has not had a material effect on Time Warner
Telecom.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Time Warner Telecom's interest income is sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest earned on Time Warner Telecom's cash equivalents and marketable securities. To mitigate the impact of fluctuations in interest rates, Time Warner Telecom generally enters into fixed rate investing arrangements.

     The following table provides information at December 31, 1999, about Time Warner Telecom's financial instruments that are sensitive to changes in interest rates. For investment securities, the table presents related weighted-average interest rates expected by the maturity dates. These investment securities will mature within one year. At December 31, 1999, the fair value of Time Warner Telecom's fixed rate 9 3/4% Senior Notes due 2008 was $415 million, as compared to a carrying value of $400 million on such date, based on market prices at December 31, 1999.

                                                               2000 MATURITIES
                                                               ---------------
                                                               (DOLLAR AMOUNTS
                                                                IN THOUSANDS)
Assets

  Marketable securities:
     Shares of money market mutual funds....................      $  4,510
       Average interest rate................................           5.5%
     Certificates of deposit with banks.....................      $ 54,797
       Average interest rate................................           5.3%
     Corporate and municipal debt securities................      $196,455
       Average interest rate................................           5.9%

                                    BUSINESS

OVERVIEW

     Time Warner Telecom is a leading fiber facilities-based integrated communications provider offering local business "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. Time Warner Telecom's customers are principally telecommunications-intensive business end-users, long distance carriers, internet service providers, wireless communications companies and governmental entities. As of January 9, 2001, Time Warner Telecom operated networks in 24 metropolitan markets in the United States and offered switched services in all 24 service areas. On January 10, 2001, Time Warner Telecom substantially expanded its geographic coverage by acquiring substantially all of the assets of GST out of bankruptcy. As a result of the acquisition, Time Warner Telecom added 15 markets in the western United States. Time Warner Telecom expects to activate networks in five additional markets by the end of 2001.

     Time Warner Telecom benefits from its strategic relationship with Time Warner Cable both through access to local right-of-way and construction cost-sharing. As a result, Time Warner Telecom's networks have been constructed primarily through licensing the use of fiber capacity from Time Warner Cable. As of September 30, 2000, Time Warner Telecom's fiber optic networks spanned 9,457 route miles and contained 363,644 fiber miles and Time Warner Telecom offered service to 7,228 on-net and off-net buildings. The recent acquisition of the assets of GST adds to Time Warner Telecom's network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

BUSINESS STRATEGY

     Time Warner Telecom's primary objective is to be a leading provider to medium- and large-sized businesses of superior telecommunications services through advanced networks in its existing and future service areas. The key elements of Time Warner Telecom's business strategy include the following:

     Leverage Existing Fiber Optic Networks. Time Warner Telecom has designed and built local and regional fiber networks to serve geographic locations where management believes there are large numbers of potential customers. As of September 30, 2000, Time Warner Telecom operated networks that spanned over 9,457 route miles and contained over 363,644 fiber miles. During 1999, Time Warner Telecom deployed a fully managed, fiber-based nationwide infrastructure to ensure that its long-haul internet products provide the capacity and high quality level of service increasingly demanded by its customers. Time Warner Telecom's highly concentrated networks are leased from other carriers and will provide the capacity to serve a substantially larger base of customers with a larger array of products. Management believes that Time Warner Telecom's extensive fiber network capacity allows it to:

      -- increase orders substantially from new and existing customers while realizing higher gross margins than non-fiber facilities based carriers;

      -- emphasize its fiber facilities-based services rather than resale of network capacity of other providers; and

      -- provide better customer service because Time Warner Telecom can exert greater control over its services than its competitors that depend on off-net facilities.

     Time Warner Telecom plans to extend its network in its present markets in order to reach additional commercial buildings directly with its fiber facilities. In addition, Time Warner Telecom has deployed new technologies such as dense wave division multiplexing to provide additional bandwidth and higher speed without the need to add additional fiber capacity.

     Enter New Geographic Areas. Time Warner Telecom's strategy is to target metropolitan areas possessing demographic, economic and telecommunications demand profiles that it believes provide it with the potential to generate an attractive economic return. As of January 9, 2001, Time Warner Telecom operated networks in a total of 24 metropolitan areas. The acquisition of the GST assets accelerated Time Warner Telecom's geographic expansion by adding to its network 15 markets in the western United States. These markets are a combination of small, medium and large markets, including some served by Time Warner Cable where Time Warner Telecom may obtain fiber capacity through its relationship with Time Warner Cable, and others outside of Time Warner Cable's service area. Time Warner Telecom expects to activate networks in five additional markets by the end of 2001 and continuously evaluates other expansion opportunities.

     Expand Switched Services. Time Warner Telecom provided a broad range of switched services in all of its 22 service areas as of September 30, 2000. For 1999, revenue from switched services grew by 207% as compared to 1998. Because of the market demand for switched services, Time Warner Telecom has rapidly installed switches in its markets and management expects Time Warner Telecom to derive a growing portion of its revenue from switched services. Time Warner Telecom utilizes high-capacity digital 5ESS switches manufactured by Lucent Technologies Inc. However, as new technologies arise that enable the switching of voice calls over an internet protocol and local area network infrastructure, Time Warner Telecom will evaluate how to best integrate this "softswitch" technology into its infrastructure. Time Warner Telecom has selected Sonus Networks as the initial supplier of this capability/technology and has begun deployment to serve a variety of applications including primary rate interface services and voice over internet protocol.

     Expand Data Services. Data services are becoming increasingly more important to Time Warner Telecom's target end-user and carrier customer base. In particular, Time Warner Telecom believes that the demand for high-speed, high quality local area network and wide area network connectivity will continue to grow over the near term. This demand will grow in support of specific applications such as virtual private networks, website hosting, e-commerce, intranet and internet access. Time Warner Telecom will continue to deliver high-speed traditional transport services, for example, DS1, DS3, OC-n, through its fiber optic networks, but will also focus on the delivery of next generation data networking and converged network services, which means voice and data applications delivered over a common network infrastructure. Time Warner Telecom anticipates that the converged network will be capable of providing applications such as virtual private networking, hosted web and e-mail services and new applications such as unified messaging. Time Warner Telecom believes that key to the evolution of the converged network is delivery of management services along with the network service so that the medium and small business customers in the multi-tenant buildings Time Warner Telecom serves can rely on it to manage the network 24 hours-a-day, 7 days-a-week.

     Target Business Customers. Time Warner Telecom operates networks in metropolitan areas that have high concentrations of medium- and large-sized businesses. These businesses tend to be telecommunications-intensive and are more likely to seek the greater reliability provided by an advanced network such as Time Warner Telecom's. Historically, Time Warner Telecom has focused its sales and marketing efforts on such businesses, as they are potentially high volume users of Time Warner Telecom's services. To drive revenue growth in these markets, Time Warner Telecom is expanding its direct sales force to focus on such business customers while it develops managed services offerings to meet the voice, data and internet needs of those customers. In addition, in order to achieve further economies of scale and network utilization, Time Warner Telecom is targeting smaller business customers in buildings Time Warner Telecom already serves where it can offer a package of network services that may not otherwise be available to those customers.

     Interconnect Service Areas. Time Warner Telecom groups the service areas in which Time Warner Telecom operates into geographic clusters across the United States. Time Warner Telecom is in the process of interconnecting certain of its existing service areas within regional clusters with owned or licensed fiber optic facilities. The interconnection of service areas is expected to increase Time Warner Telecom's revenue potential and increase margins by addressing customers' regional long distance voice, data and video requirements. Time Warner Telecom began interconnecting its service areas in 1998. The GST asset acquisition included regional fiber networks in the western United States. Time Warner Telecom may sell or swap the former GST regional fiber networks that are not needed for operations for new fiber or conduit.

     Utilize Strategic Relationships with Time Warner Cable. Time Warner Telecom has benefitted from and continues to leverage its relationships with Time Warner Cable, one of the largest multiple system cable operators in the U.S., by licensing and sharing the cost of fiber optic facilities. This licensing arrangement allows Time Warner Telecom to benefit from Time Warner Cable's access to rights-of-way, easements, poles, ducts and conduits. See "Certain Relationships and Related Transactions--Certain Operating Agreements."

By leveraging its existing relationship with Time Warner Cable, Time Warner Telecom believes that it can benefit from existing regulatory approvals and licenses, derive economies of scale in network costs and extend its existing networks in a rapid, efficient and cost-effective manner. Furthermore, management believes that the strong awareness and positive recognition of the "Time Warner" brand name contributes to its marketing programs and sales efforts by distinguishing it from its competitors.

     Continue Disciplined Expenditure Program. Time Warner Telecom increases operational efficiencies by pursuing a disciplined approach to capital expenditures. This capital expenditure program requires that prior to making expenditures on a project, the project must be evaluated to determine whether it meets stringent financial criteria such as minimum recurring revenue, cash flow margins and rate of return.

     The telecommunications industry has experienced, and is expected to continue to experience, rapid and significant changes in technology. While Time Warner Telecom believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable or digital switches and transmission equipment nor materially hinder Time Warner Telecom's ability to acquire necessary technologies, the effect of technological changes on Time Warner Telecom's business and operations cannot be predicted. Time Warner Telecom believes that its future success will depend, in part, on its ability to anticipate or adapt to these changes and to offer, on a timely basis, services that meet customer demands on a competitive basis. There can be no assurance that Time Warner Telecom will obtain access to new technologies on a timely basis or on satisfactory terms. Any failure by Time Warner Telecom to obtain new technologies could have a material adverse effect on Time Warner Telecom's business, financial condition and results of operations. In addition, Time Warner Telecom's growth plans depend in part upon Time Warner Telecom's ability to obtain fiber capacity at rates that will allow it to generate a reasonable rate of return. We cannot assure you that we will be successful in obtaining such fiber capacity.

SERVICES

     Time Warner Telecom currently provides its customers with a wide range of telecommunications services, including dedicated transmission, local switched, long distance, data and video transmission services and high-speed dedicated internet access services. Time Warner Telecom's dedicated services, which include private line and special access services, use high-capacity digital circuits to carry voice, data and video transmissions from point-to-point in multiple configurations. Switched voice services offered by Time Warner Telecom use high-capacity digital switches to route voice transmissions anywhere on the public switched telephone network. In offering its dedicated transmission and switched services, Time Warner Telecom also provides private network management and systems integration services for businesses that require combinations of various dedicated and switched telecommunications services. Data services provided by Time Warner Telecom allow customers to create their own internal computer networks and access external computer networks and the internet. Time Warner Telecom can provide its customers, including companies in the media industry, with advanced video transport services such as point-to-point, broadcast-quality video to major television networks as well as to advertising agencies and other customers. Internet services provided by Time Warner Telecom include dedicated internet access, website hosting, transport and e-commerce services for business customers and local internet service providers.

  DEDICATED TRANSPORT SERVICES

     Time Warner Telecom currently provides a complete range of dedicated transport services with transmission speeds from 64 kilobits per second to 2.488 gigabits per second to its long distance carrier and end-user customers. All products and services can be used for voice, data, image and video transmission.

     Time Warner Telecom offers the following dedicated transport links:

      -- POP-to-POP Special Access. Telecommunications lines linking the points of presence, or POPs, of one long distance carrier or the points of presence of different long distance carriers in a market, allowing the points of presence to exchange transmissions for transport to their final destinations.

      -- End-user/Long Distance Carrier Special Access. Telecommunications lines between an end-user, such as a large business, and the local points of presence of its selected long distance carrier.

      -- Private Line. Telecommunications lines connecting various locations of a customer's operations, suitable for transmitting voice and data traffic internally.

      -- Transport Arrangement Service. Provides dedicated transport between local exchange carrier central offices and customer designated points of presence of a long distance carrier for transport of local exchange carrier-provided switched access or local exchange carrier-provided special access. This point-to-point service is available at DS1 or DS3 interfaces at both ends. DS1 and DS3 interfaces are standard North American telecommunications industry digital signal formats that are distinguishable by the number of binary digits transmitted per second, or bit rate. DS1 has a bit rate of 1.544 megabits per second and DS3 has a bit rate of 44.736 megabits per second.

     Time Warner Telecom provides the following services that use high-capacity digital circuits to carry voice, data and video transmissions from point to point in flexible configurations involving different standardized transmission speeds and circuit capacities:

      -- broadcast video TV-1, which is the dedicated transport of broadcast quality video signals;

      -- STS-1, which is the full duplex, synchronous optical transmission of digital data on synchronous optical network, or SONET, standards, and eliminates the need to maintain and pay for multiple dedicated lines; and

      -- private network transport service, which is a private, dedicated premium quality service over fully redundant, diverse routed, SONET rings with bandwidth that is dedicated and always available.

     The transmission speeds and circuit capacities used for these services include DSO, DS1, DS3 and SONET OC-n. DSO is a standard North American telecommunications industry digital signal format that has a bit rate of 64 kilobits per second.

  SWITCHED SERVICES

     Time Warner Telecom's switched services provide business customers with local calling capabilities and connections to their long distance carriers. Time Warner Telecom owns, houses, manages and maintains the switches used to provide the services. Time Warner Telecom's switched services include the following:

      -- Business Access Line Service. This service provides voice and data customers quality analog voice grade telephone lines for use at any time. Business access line service provides customers with flexibility in network configurations because lines can be added, deleted and moved as needed.

      -- Access Trunks. Access trunks provide communication lines between two switching systems. These trunks are utilized by private branch exchange customers, which are customers that own and operate a switch on their own premises. Private branch exchange customers use these trunks to provide access to the local, regional and long distance telephone networks. Private branch exchange customers may use either Time Warner Telecom's telephone numbers or their incumbent local exchange carrier-assigned telephone numbers. Customer access to Time Warner Telecom's local exchange services is accomplished by a DS1 digital connection or DS0 analog trunks between the customer's private branch exchange port and Time Warner Telecom's switching centers.

      -- Local Toll Service. This service provides customers with a competitive alternative to incumbent local exchange carrier service for intraLATA toll calls. It is a customized, high-quality local calling plan available to business access line and access trunk customers. Time Warner Telecom works with customers to devise cost-saving programs based on actual usage and calling patterns.

      -- Local Telephone Service. Local telephone service is basic local exchange service which can be tailored to a customer's particular calling requirements. Local telephone service includes operator and directory assistance services, as well as an optional intraLATA toll plan.

      -- Long Distance Service. Long distance service provides the capabilities for a customer to place a voice call from one local calling area to another, including international calling.

      -- Switched Access Service. The connection between a long distance carrier's POP and an end-user's premises that is provided through the switching facilities of a local exchange carrier are referred to as switched access services. These services provide long distance carriers with a switched connection to their customers for the origination and termination of long distance telephone calls.

      -- Other Services. Other services offered by Time Warner Telecom include telephone numbers, listings, customized calling features, voice messaging, hunting, blocking services and two-way, simultaneous voice and data transmission in digital formats over the same transmission line, which is an international standard referred to as integrated services digital network or ISDN.

  DATA TRANSMISSION SERVICES

     Time Warner Telecom offers its customers a broad array of data transmission services that enable customers to create their own internal computer networks and access external computer networks and the internet. In 1996, Time Warner Telecom introduced its native speed local area network inter-networking data service that is used to connect workstations and personal computer users on one or more local area networks. Native speed services avoid the bottleneck problems that are frequently encountered with customary DS1 connections by providing the customer with a circuit that matches the transmission speeds of its local area network. Time Warner Telecom's local area network service provides dedicated circuits, guaranteed transmission capacity and guaranteed bandwidth for virtually all local area network applications. Users can share files and databases as if they are all working on the same computer, or within the same local area network.

     As companies and communications become more sophisticated, there is an increased need for customer access to superior traffic management of sensitive data, video and voice transmission within a single metropolitan area, or between various company operations. Time Warner Telecom's switched data services offer sophisticated switching technology and provide high standards in reliability and flexibility while enabling users to reduce the costs associated with interconnecting architecturally diverse information systems. Time Warner Telecom's data service offerings support evolving high-speed applications, such as multimedia, desktop video conferencing and medical imaging. Time Warner Telecom offers native speed connections to end-users as well as interexchange data carriers. Time Warner Telecom's services allow users to interconnect both high-speed and low-speed local area network environments and to benefit from flexible billing, as well as detailed usage reports.

     In 2000, Time Warner Telecom extended its current base of native local area network services operating at 10 and 100 megabits per second to include gigabit ethernet that operates at 1000 megabits per second, or 1 gigabit per second. This extended bandwidth capacity will allow customers to connect at very high-speeds to the internet, to the application service provider of choice or to other customer locations.

  VIDEO TRANSMISSION SERVICES

     Time Warner Telecom provides broadcast quality digital and analog video link services to its video services customers, including media industry customers, such as television networks, and advertising agencies. Time Warner Telecom's video services include offering broadcast quality, digital channel transmissions that can be provided on a point-to-point or point-to-multipoint basis.

  INTERNET SERVICES

     During 1999, Time Warner Telecom deployed a fiber-based internet protocol backbone connecting Time Warner Telecom's hub cities, including 21 asynchronous transfer mode data switches through which it provides dedicated internet connectivity at speeds of up to DS3. This deployment was accomplished in part through the acquisition of Inc.Net, a regional internet service provider that became a wholly owned subsidiary of Time Warner Telecom in April 1999. Through this operating subsidiary, Time Warner Telecom will manage its data network and new internet products. Although data and internet revenue represented only 4% of total 1999 revenue, Time Warner Telecom expects an increasing portion of its future total revenue to be contributed by these services. Time Warner Telecom is upgrading its internet backbone to include OC-3e and greater capacity.

  LONG DISTANCE SERVICES

     Time Warner Telecom began to offer basic long distance services in 1998, including toll free, calling card and international calling. Time Warner Telecom offers these services primarily to enhance its ability to offer a complete package of services to customers, rather than as core services. The target customers are medium-and small-size business customers. Generally, large businesses tend to obtain their long distance needs directly from the major long distance carriers. Time Warner Telecom offers long distance services in a bundled product because it believes medium- and small-size businesses may prefer to obtain their long distance services from competitive local exchange carriers rather than the major long distance carriers.

  TELECOMMUNICATIONS NETWORKS AND FACILITIES

     Overview. Time Warner Telecom uses advanced technologies and network architectures to develop a highly reliable infrastructure for delivering high-speed, quality digital transmissions of voice, data and video telecommunications. Time Warner Telecom's basic transmission platform consists primarily of optical fiber equipped with high-capacity SONET equipment deployed in fully redundant, self-healing rings. These SONET rings give Time Warner Telecom the capability of routing customer traffic in both directions around the ring, thereby eliminating loss of service in the event of a cable cut. Time Warner Telecom's networks are designed for remote automated provisioning, which allows it to meet customers' real time service needs. Time Warner Telecom extends SONET rings or point-to-point links from rings to each customer's premises over its own fiber optic cable and unbundled facilities obtained from incumbent local exchange carriers. Time Warner Telecom also installs diverse building entry points where a customer's security needs require such redundancy. Time Warner Telecom then places necessary customer-dedicated or shared electronic equipment at a location near or in the customer's premises to terminate the link.

     Time Warner Telecom serves its customers from one or more central offices or hubs strategically positioned throughout its networks. The central offices house the transmission and switching equipment needed to interconnect customers with each other, the long distance carriers and other local exchange networks. Redundant electronics, with automatic switching to the backup equipment in the event of failure, protects against signal deterioration or outages. Time Warner Telecom continuously monitors system components from its network operations center and proactively focuses on avoiding problems rather than merely reacting to trouble.

     Time Warner Telecom adds switched, dedicated and data services to its basic fiber optic transmission platform by installing sophisticated digital electronics at its central offices and nodes and at customer locations. Time Warner Telecom's advanced 5ESS digital telephone switches from Lucent are connected to multiple incumbent local exchange carrier and long distance carrier switches to provide Time Warner Telecom's customers access to telephones in the local market as well as the public switched telephone network. Similarly, in certain markets, Time Warner Telecom provides asynchronous transfer mode switched and local area network multiplexers at its customers' premises and in its central offices to provide high-speed local area network interconnection services.

     Time Warner Telecom's strategy for adding customers is designed to maximize the speed and impact of its marketing efforts while maintaining attractive rates of return on capital invested to connect customers directly to its networks. To initially serve a new customer, Time Warner Telecom may use various transitional links, such as reselling a portion of an incumbent local exchange carrier's network. Once the new customer's communications volume and product needs are identified, Time Warner Telecom may build its own fiber optic connection between the customer's premises and Time Warner Telecom's network to accommodate: (i) the customer's needs; and (ii) Time Warner Telecom's efforts to maximize return on network investment.

     Telecommunications Networks. The following chart sets forth information regarding each of Time Warner Telecom's telecommunications networks as of September 30, 2000:

                                                                              SWITCHED
                                                               NETWORK        SERVICES        TOTAL MSA
                                                             COMMERCIALLY   COMMERCIALLY    SWITCH & DED.
                 METROPOLITAN SERVICE AREA                    AVAILABLE     AVAILABLE(1)   REV. (000'S)(3)
                 -------------------------                   ------------   ------------   ---------------
  Albany, New York(4)......................................    Jul 95         Sep 99             267,380
  Austin, Texas(4).........................................    Sep 94         Apr 97             335,979
  Binghamton, New York(4)..................................    Jan 95         Aug 00              72,726
  Charlotte, North Carolina(4).............................    Sep 94         Dec 97             464,254
  Cincinnati, Ohio(4)......................................    Jul 95         Nov 97             355,080
  Columbus, Ohio(4)........................................    Mar 91         Jul 97             305,953
  Dallas, Texas............................................    Sep 99         Sep 99             941,038
  Fayetteville, North Carolina(4)..........................    Apr 00         Apr 00              42,249
  Greensboro, North Carolina(4)............................    Jan 96         Sep 99             295,136
  Honolulu, Hawaii(4)......................................    Jun 94         Jan 98             193,977
  Houston, Texas(4)........................................    Jan 96         Sep 97           1,062,643
  Indianapolis, Indiana(4).................................    Sep 87         Dec 97             311,261
  Jersey City, New Jersey..................................    Jul 99         Jul 99             140,162
  Manhattan, New York(4)...................................    Feb 96         Feb 98           2,396,091
  Memphis, Tennessee(4)....................................    May 95         May 97             222,876
  Milwaukee, Wisconsin(4)..................................    Feb 96         Sep 97             330,056
  Orlando, Florida(4)......................................    Jul 95         Jul 97             741,266
  Raleigh, North Carolina(4)...............................    Oct 94         Sep 97             263,492
  Rochester, New York(4)...................................    Dec 94         Feb 95             315,849
  San Antonio, Texas(4)....................................    May 93         Nov 97             354,157
  San Diego, California(4).................................    Jun 95         Jul 97             556,694
  Tampa, Florida(4)........................................    Dec 97         Jan 98             863,010
                                                                                              ----------
  SUBTOTAL.................................................                                   10,831,329
UNDER CONSTRUCTION (AS OF SEPTEMBER 30, 2000)
  Dayton, Ohio(4)..........................................    Nov 00         Nov 00             173,666
  Orange County, California................................    Jan 01         Jan 01             654,629
  Chicago, Illinois........................................     TBD             TBD            1,905,181
  Columbia, South Carolina.................................     TBD             TBD               89,167
  Atlanta, Georgia.........................................     TBD             TBD            1,003,189
  Minneapolis, Minnesota...................................     TBD             TBD              510,442
  Denver, Colorado.........................................     TBD             TBD              516,168
  SUBTOTAL.................................................                                    4,852,442
                                                                                              ----------
TIME WARNER TELECOM TOTAL..................................                                   15,683,771
GST CITIES
  Albuquerque, New Mexico..................................    Jan 96         Sep 97             123,479
  Bakersfield, California..................................    Nov 96         Mar 98             108,855
  Boise, Idaho.............................................    May 97         Mar 98              77,567
  Fresno, California.......................................    Nov 98         Mar 98             162,719
  Houston, Texas...........................................    Mar 98         Mar 98           1,062,643
  Los Angeles, California(2)...............................    Dec 96         Jul 97           3,121,749
  Oakland, California(5)...................................    Sep 97         Nov 97             588,183
  Phoenix, Arizona.........................................    Feb 94         Aug 97             581,185
  Portland, Oregon.........................................    Mar 98         Mar 98             392,329
  Sacramento, California...................................    Jul 99           --               307,330
  San Francisco, California................................    Sep 97         Mar 98             489,894
  San Luis Obispo, California..............................    Mar 98         Dec 97              48,530
  Santa Barbara, California................................    Jun 98         June 98             82,682
  Seattle, Washington(6)...................................    Dec 99         Jan 99             573,533
  Spokane, Washington......................................    Sep 96         Dec 97             102,589

                                                                              SWITCHED
                                                               NETWORK        SERVICES        TOTAL MSA
                                                             COMMERCIALLY   COMMERCIALLY    SWITCH & DED.
                 METROPOLITAN SERVICE AREA                    AVAILABLE     AVAILABLE(1)   REV. (000'S)(3)
                 -------------------------                   ------------   ------------   ---------------
  Tucson, Arizona..........................................    Sep 95         Sep 97             146,121
                                                                                              ----------
                                                              ---------      ----------
                                                                                              ----------
GST TOTAL..................................................                                    7,969,388
                                                                                              ----------
TOTAL TIME WARNER TELECOM AND GST(7).......................                                   21,935,887
                                                                                              ==========

------------

(1) Date of "Switched Services Commercially Available" is the first date on which switched services were provided to a customer of Time Warner Telecom, or GST, as the case may be.

(2) Includes Los Angeles, Riverside and Ventura.

(3) Metropolitan statistical area business lines data are modeled from Statistics of Communications Common Carrier 1999 Business Data.

(4) Metropolitan statistical areas in which Time Warner Telecom obtains or expects to obtain fiber capacity through licensing agreements with Time Warner Cable. See "Certain Relationships and Related Transactions--Certain Operating Agreements."

(5) Includes Oakland and Stockton MSAs.

(6) Does not include 75 miles of conduit in Seattle.

(7) Total adjusted to include Houston and Orange County only once to reflect true MSA total after both companies are combined.

     Information Systems Infrastructure. Time Warner Telecom uses advanced technology in its information systems infrastructure. Time Warner Telecom also uses a centrally deployed series of client server platforms and relational database servers to provide cost effective computing support. These services and products enable employees to support customers directly, manage the telephony infrastructure and report and manage trouble resolution. The computing infrastructure strategy enables Time Warner Telecom to mix and match platforms to create the best compliment of computing engines to meet its specific business needs. This includes telephony ordering, provisioning, inventory, engineering, installation, billing, decision support and customer care business functions. The strategy of buying "off the shelf" products and integrating them into Time Warner Telecom's existing information systems infrastructure versus utilizing several stand-alone applications supports a more responsive and flexible environment that better suits the needs of a nimble market competitor. Time Warner Telecom's information systems provide real time support of network operations and deliver data at the network, regional and corporate level, and can sort by customer and vendor. The systems selected or built utilize open system standards and architectures, thus allowing interoperability with third parties' systems. Time Warner Telecom's Information Systems Development teams have developed competencies in application integration using the latest in Enterprise Application products and strategies. Time Warner Telecom has implemented an enterprise resource system, which provides improved real-time management information for Time Warner Telecom's financial, procurement and human resource functions. Time Warner Telecom's Business Systems Analysis teams have supported the identification and implementation of new revenue assurance platforms and billing platform enhancements which improve revenue stream accuracy.

     Network Monitoring and Management. Time Warner Telecom provides a single point of contact for all of its customers and consolidates all of its systems support, expertise and technical training at its network operations center in Greenwood Village, Colorado. With approximately 850 technicians and customer service representatives dedicated to providing superior customer service, Time Warner Telecom is able to quickly correct, and often anticipate, problems that may arise in its networks. Time Warner Telecom provides 24 hour-a-day, 7 days-a-week surveillance and monitoring of networks to achieve its network reliability and performance targets. Network analysts monitor real-time alarm, status and performance information for network circuits, which allows them to react swiftly to repair network trouble. The acquisition of GST's assets provides Time Warner Telecom with a second network operations center, in Vancouver, Washington. In order to avoid interruption in the ongoing business being conducted with the GST assets, Time Warner Telecom will operate the former GST network operations center in parallel with its Greenwood Village network operation center to monitor the newly acquired local and intercity networks. Time Warner Telecom expects to integrate the two network operations centers within the next two years to three years.

     Network Development and Application Laboratory. Time Warner Telecom's network development and application laboratory is a comprehensive telecommunications technology, applications and services development laboratory, equipped with advanced systems and equipment, including those used by Time Warner Telecom in the operation of its local digital networks. The center is designed to provide a self-contained testing and integration environment, fully compatible with Time Warner Telecom's digital networks, for the purposes of:

      -- verifying the technical and operational integrity of new equipment prior to installation in the networks;

      --   developing new services and applications;

      -- providing a realistic training environment for technicians, engineers and others; and

      -- providing a network simulation environment to assist in fault isolation and recovery.

     Technologies currently under evaluation in the laboratory include dense wave division multiplexing equipment from new vendors, optical bandwidth management, internet protocol telephony, including components used to service next generation softswitches, media gateway technologies, Signaling System 7 gateway systems and related data applications.

     Billing Systems. Time Warner Telecom contracts with outside vendors for customer billing. Time Warner Telecom has licensed a system for switched services billing that it operates on its own equipment and has a service bureau arrangement with another vendor for dedicated transport service and interconnection billing. Since GST used different billing systems than Time Warner Telecom, Time Warner Telecom plans to continue to bill former GST customers and new customers in former GST markets under the GST billing systems until all billing can be converted to Time Warner Telecom's system. This conversion is planned for 2002, after Time Warner Telecom integrates all of the ordering systems. See "Risk Factors--We depend on third party vendors for information systems."

CUSTOMERS AND SALES AND MARKETING

     Time Warner Telecom's customers are principally telecommunications-intensive medium- and large-sized businesses, long distance carriers, internet service providers, wireless communications companies, other local providers and various governmental entities. Historically, Time Warner Telecom's customers were primarily long distance carriers. While Time Warner Telecom's long distance carrier business has grown by approximately 98% in 1999 over 1998, it has declined as a proportion of total revenue from approximately 26% of Time Warner Telecom's total 1998 revenue to approximately 24% of Time Warner Telecom's total 1999 revenue. Of this long distance carrier revenue, approximately 72% is directed by the end-user customer rather than the long distance carrier since an end user may switch long distance carriers while retaining Time Warner Telecom as its local exchange carrier.

     Time Warner Telecom has substantial business relationships with a few large customers. For the nine months ended September 30, 2000, Time Warner Telecom's top ten customers accounted for approximately 46% of its total revenue. Time Warner Telecom's largest customer for the nine months ended September 30, 2000, MCI Worldcom, Inc. and its affiliates, accounted for more than 10% of Time Warner Telecom's total revenue. However, a portion of that revenue results from traffic that is directed to Time Warner Telecom by customers that have selected that long distance carrier. No other customer, including customers who direct their business through long distance carriers, accounted for 10% or more of revenue.

     Time Warner Telecom recently entered into an agreement with AT&T that specifies the terms under which AT&T will purchase certain switched and dedicated services in selected metropolitan statistical areas of Time Warner Telecom. The agreement, but not the individual services purchased under the agreement, has a five year term ending on December 31, 2005, with a one year rollover term that AT&T may elect at its option.

The agreement may be terminated in whole or in part under specified circumstances of default prior to that time. Certain affiliates of AT&T are also eligible to purchase services under the agreement. The agreement settles the dispute process triggered by Time Warner Telecom in December 1999 under its past agreement with AT&T. The dispute involved the appropriate billing rates for switched access services.

     Time Warner Telecom provides incentives to its sales force to negotiate service contracts that have a minimum term of one year, and provides enhanced commissions to its sales force for executing agreements with terms of three years or greater. Currently, more than half of service agreements have a duration of greater than three years.

     Time Warner Telecom's marketing emphasizes its:

      --   reliable, facilities-based networks;

      --   flexibly priced, bundled products and services;

      --   responsive customer service orientation; and

      -- integrated operations, customer support and network monitoring and management systems.

     Time Warner Telecom's centrally managed customer support operations are designed to facilitate the processing of orders for changes and upgrades in customer services. To reduce the inherent risk in bringing new and untested telecommunications products and services to a dynamically changing market, Time Warner Telecom introduces its products and services once market demand develops and offers them in diversified, competitively-priced bundles, thereby increasing usage among its existing customers and attracting new customers. The services offered by Time Warner Telecom are typically priced at a discount to the prices of the incumbent local exchange carriers.

     With a direct sales force in each of its service areas along with regional and national sales support, Time Warner Telecom targets medium- and large-sized telecommunications-intensive businesses in the areas served by its networks. Compensation for Time Warner Telecom's sales representatives is based primarily on commissions that are tied to sales generated. Time Warner Telecom's customers include financial services firms, health care, media, telecommunications services and high tech companies and various governmental institutions. In addition, Time Warner Telecom markets its services through sales agents, landlords, advertisements, trade journals, media relations, direct mail and participation in trade conferences.

     Time Warner Telecom also targets long distance carriers, internet service providers, large, strategic business accounts and wireless telephone companies through its national sales organization. Time Warner Telecom has master services agreements, which generally set forth technical standards, ordering processes, pricing methodologies and service grade requirements, but do not guarantee any specified level of business, with a significant number of the long distance carriers, including AT&T, MCI-WorldCom, Sprint Corporation, and Qwest Communications. By providing long distance carriers with a local connection to their customers, Time Warner Telecom enables them to avoid complete dependence on the incumbent local exchange carriers for access to customers and to obtain a high quality and reliable local connection. Time Warner Telecom provides a variety of transport services and arrangements that allow long distance carriers to connect their own switches in both local areas, or intra-city, and in wide areas, or inter-city. Additionally, long distance carriers may purchase Time Warner Telecom's transport services that allow them to connect their switch to an incumbent local exchange carrier switch and to end-user locations directly. Time Warner Telecom's advanced networks allow it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service.

CUSTOMER SERVICE

     With approximately 850 expert technicians and customer service representatives at September 30, 2000, Time Warner Telecom provides its customers with continuous support and superior service. To serve its customers, account representatives are assigned to Time Warner Telecom's customers to act as effective liaisons with Time Warner Telecom. Technicians and other support personnel are available in each of Time

Warner Telecom's service areas to react to any network failures or problems. In addition, the network operations center provides 24 hour-a-day, 7 days-a-week surveillance and monitoring of networks to maintain Time Warner Telecom's network reliability and performance. See "--Telecommunications Networks and Facilities--Network Monitoring and Management."

COMPETITION

     Time Warner Telecom believes that the principal competitive factors affecting its business are, and will continue to be:

      --   pricing;

      -- the availability of proven support systems for Time Warner Telecom's back office systems, including provisioning and billing;

      --   competition for skilled, experienced personnel; and

      --   regulatory decisions and policies that promote competition.

     Time Warner Telecom believes that it competes favorably with other companies in the industry or is impacted favorably with respect to each of these factors. The technologies and systems which provide back office support for the competitive local exchange carrier industry are nascent and may not keep pace with the growth of order volume, integration with other systems, and production of required information for systems managers. The best personnel in all areas of Time Warner Telecom's operations are in demand by the numerous participants in the highly specialized competitive local exchange carrier industry. While Time Warner Telecom's employee base is generally stable, it is anticipated that others in the industry will continue to demand high quality personnel and will thus drive pressure to maintain extremely competitive compensation and benefits packages in addition to an attractive work environment. Regulatory environments at both the state and Federal level differ widely and have considerable influence on Time Warner Telecom's market and economic opportunities and resulting investment decisions. Time Warner Telecom believes it must continue monitoring regulatory developments and remain active in its participation in regulatory issues.

     Services substantially similar to those offered by Time Warner Telecom are also offered by the incumbent local exchange carriers, which include Verizon Corporation, BellSouth Corporation, Qwest Communications and SBC Communications, Inc. Time Warner Telecom believes that many incumbent local exchange carriers may have competitive advantages over Time Warner Telecom. Incumbent local exchange carriers generally benefit from their long-standing relationships with customers and greater technical and financial resources. The incumbent local exchange carriers have the potential to subsidize services of the type offered by Time Warner Telecom from service revenue in unrelated businesses. While regulatory initiatives that allow competitive local exchange carriers such as Time Warner Telecom to interconnect with incumbent local exchange carrier facilities and provide increased business opportunities for Time Warner Telecom, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the incumbent local exchange carriers. In addition, in most of the metropolitan areas in which Time Warner Telecom currently operates, at least one, and sometimes many, other competitive access providers or competitive local exchange carriers offer substantially similar services at substantially similar prices to those of Time Warner Telecom.

     Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, Time Warner Telecom has experienced price competition, which is expected to continue. In each of its service areas, additional competitors could build facilities. If additional competitors build facilities in Time Warner Telecom's service areas, this price competition may increases significantly.

     Time Warner Telecom also faces competition from new entrants in the local services business who may also be better established and have greater financial resources. Other competitive local exchange carriers, competitive access providers, cable television companies, electric utilities, long distance carriers, microwave carriers, wireless telephone system operators and private networks built by large end-users currently do, and may in the future, offer services similar to those offered by Time Warner Telecom.

     Time Warner Telecom believes that the Telecommunications Act of 1996 will provide increased business opportunities by opening all local markets to competition. The Telecommunications Act of 1996:

      -- requires all local exchange providers to offer their services for resale;

      -- requires incumbent local exchange carriers to provide increased direct interconnection;

      -- requires incumbent local exchange carriers to offer network elements on an unbundled basis; and

      -- requires incumbent local exchange carriers to offer the services they provide to end-users to other carriers at wholesale rates.

     However, under the Telecommunications Act of 1996, the FCC and some state regulatory authorities may provide incumbent local exchange carriers with increased flexibility to reprice their services as competition develops and as incumbent local exchange carriers allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices charged by Time Warner Telecom for services to those customers or for those routes, just as Time Warner Telecom may itself underprice those new entrants for other services, customers or routes. If the incumbent local exchange carriers and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect revenue of Time Warner Telecom if it is required by market pressure to price at or below the incumbent local exchange carriers' prices. If regulatory decisions permit the incumbent local exchange carriers to charge competitive access providers and competitive local exchange carriers substantial fees for interconnection to the incumbent local exchange carriers' networks or afford incumbent local exchange carriers other regulatory relief, such decisions could also have a material adverse effect on Time Warner Telecom.

     However, Time Warner Telecom believes that the negative effects of the Telecommunications Act of 1996 may be more than offset by:

      -- the increased revenue available as a result of being able to address the entire local exchange market;

      --   reciprocal compensation with the incumbent local exchange carrier;

      -- obtaining access to off-network customers through more reasonably priced expanded interconnection with incumbent local exchange carrier networks; and

      -- a shift by long distance carriers to purchase access services from competitive access providers and competitive local exchange carriers instead of incumbent local exchange carriers.

     Time Warner Telecom cannot assure you, however, that these anticipated results will offset completely the effects of increased competition as a result of the Telecommunications Act of 1996.

     The current trend of business combinations and alliances in the telecommunications industry, including mergers between subsidiaries of Bell operating companies, between Bell operating companies and other incumbent local exchange carriers or competitive local exchange carriers, and between major long distance carriers and competitive local exchange carriers, may create significant new competitors for Time Warner Telecom and may result in competitors favoring the use of their subsidiaries and division for services provided by Time Warner Telecom. For example, Bell Atlantic has acquired the local exchange carriers owned by NYNEX, and SBC, corporate parent of Southwestern Bell Telephone Company, has acquired Southern New England Telephone and Pacific Telesis. In addition, SBC and Ameritech have merged, as have Bell Atlantic and GTE Corporation, with the combined company renamed Verizon, Qwest Communications has completed its acquisition of U S WEST, now renamed Qwest. In July 1998, AT&T acquired TCG, a competitor of Time Warner Telecom, and in March 1999, AT&T acquired Tele-Communications, Inc., a major cable operator. In addition, several other competitive local exchange carrier consolidations have been announced, including

Worldcom's acquisition of Intermedia Communications and McLeod USA's acquisition of CapRock Communications.

     In addition, the Telecommunications Act of 1996 allows the regional Bell operating companies and others such as electric utilities to enter the long distance market. Certain of the regional Bell operating companies have begun providing out-of-region long distance services across local access and transport areas, or interLATA. When a regional Bell operating company obtains authority to provide in-region interLATA services, it will be able to offer customers both local and long distance telephone services. Given the market power the regional Bell operating companies currently possess in the local exchange market, the ability to provide both local and long distance services is expected to make the regional Bell operating companies very strong competitors. Certain regional Bell operating companies are actively working to satisfy prerequisites for entry into the in-region long distance business. To date, only two Bell Operating Companies--Bell Atlantic (now Verizon) in New York, and SBC in Texas--have been granted authority under Section 271 to provide in-region InterLATA service. However, Verizon has applied to the FCC for Section 271 Authority to provide interLATA service in Massachusetts, and it is expected that additional applications for Section 271 authority will be submitted to the FCC in the future. SBC has requested Section 271 Authority for Kansas and Oklahoma.

     The WTO agreement on basic telecommunications services which became effective in 1998 could increase Time Warner Telecom's competition for telecommunications services both domestically and internationally. Under this agreement, the United States and other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telephone companies. As part of the U.S. government's implementation of the WTO agreement, the FCC has established new rules making it easier for foreign carriers to enter the U.S. telecommunications market.

     Additional competition will arise from internet service providers as they begin to deliver advanced communications services (e.g., internet protocol telephony) over their networks. Some of these internet service providers benefit from the very large scale of their backbones because of their or their affiliates' other businesses (e.g., Sprint owns its own backbone and benefits through its long haul assets). At this time, it has not yet been determined whether to subject internet protocol telephony to the same regulatory requirements as are applicable to traditional telecommunications services, including, for example, the obligation to support universal service and the requirement to pay access charges to local exchange carriers.

     To the extent Time Warner Telecom interconnects with and uses incumbent local exchange carrier networks to service its customers, Time Warner Telecom will be dependent upon the technology and capabilities of the incumbent local exchange carriers to meet certain telecommunications needs of Time Warner Telecom's customers and to maintain its service standards. Time Warner Telecom will become increasingly dependent on interconnection with incumbent local exchange carriers as switched services become a greater percentage of Time Warner Telecom's business. The Telecommunications Act of 1996 imposes interconnection obligations on incumbent local exchange carriers; however, such interconnection requires the negotiation of interconnection and collocation agreements with the incumbent local exchange carriers, which can take considerable time, effort and expense and are subject to Federal and state regulation. Time Warner Telecom cannot assure you that it will be able to obtain the interconnection it requires at rates, and on terms and conditions, that permit Time Warner Telecom to offer switched services at rates that are both competitive and profitable. In the event that Time Warner Telecom experiences difficulties in obtaining high quality, reliable and reasonably priced service from the incumbent local exchange carriers, the attractiveness of Time Warner Telecom's services to its customers could be impaired.

     Historically, Time Warner Telecom has been able to build new networks and expand existing networks in a timely and economical manner through strategic arrangements such as leasing fiber optic cable from Time Warner Cable, which already possesses rights-of-way. Time Warner Telecom intends to use its experience and presence in the telecommunications industry to fully exploit its available capacity, further develop and expand its existing telecommunications infrastructure and offer a diversified range of products and services in competitively priced bundles.

COMPANY NAME

     Time Warner Telecom's use of the "Time Warner" name is subject to a license agreement with Time Warner. See "Risk Factors--Risks Relating to us and our Business--We may lose the right to use the 'Time Warner' name" and "Certain Relationships and Related Transactions--Certain Operating Agreements."

EMPLOYEES

     As of September 30, 2000, Time Warner Telecom employed approximately 1,697 employees. Time Warner Telecom believes that its relations with its employees are good. By succession, the New York City operating entity is a party to a collective bargaining agreement. In connection with the construction and maintenance of its networks and the conduct of its other business operations, Time Warner Telecom uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. Time Warner Telecom believes that its success will depend in part on its ability to attract and retain highly qualified employees and maintain good working relations with its current employees.

PROPERTIES

     Time Warner Telecom leases network hub sites and other facility locations and sales and administrative offices, many from Time Warner Cable, in each of the cities in which it operates networks. During 1999, 1998 and 1997, rental expense for Time Warner Telecom's facilities and offices totaled approximately $6.6 million, $4.8 million and $4.7 million, respectively. Time Warner Telecom owns no material real estate. Management believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for Time Warner Telecom's business operations. Time Warner Telecom currently leases approximately 83,107 square feet of space in Littleton, Colorado, where its corporate headquarters are located and approximately 130,000 square feet of space in Greenwood Village, Colorado, where the network operations center and other administrative functions are located.

LEGAL PROCEEDINGS

     Time Warner Telecom currently has no material legal proceedings pending.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning the individuals who serve as directors and executive officers of Time Warner Telecom.

             NAME AND AGE                DIRECTOR SINCE   PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------   ------------------------------------------
Larissa L. Herda (42)..................  July 1998        President and Chief Executive Officer of
                                                          Time Warner Telecom since June 1998.
                                                          Senior Vice President--Sales of Time Warner
                                                          Telecom from March 1997 to June 1998.
                                                          1989-1997 employed by MFS Telecom, Inc., a
                                                          competitive local exchange carrier, most
                                                          recently as Southeast Regional Vice
                                                          president and General Manager.

David J. Rayner (43)...................  N/A              Senior Vice President and Chief Financial
                                                          Officer of Time Warner Telecom since June
                                                          1998.
                                                          Vice President, Finance of Time Warner
                                                          Telecom from February 1997 to May 1998.
                                                          Controller of Time Warner Telecom from May
                                                          1994 to February 1997.
                                                          Financial and operational management
                                                          positions at Time Warner Cable from 1982 to
                                                          1994.

Paul B. Jones (54).....................  N/A              Senior Vice President, General Counsel and
                                                          Regulatory Policy of Time Warner Telecom
                                                          since August 1998.
                                                          Senior Vice President, Legal and Regulatory
                                                          Policy of Time Warner Telecom from October
                                                          1993 to August 1998.
                                                          Senior Vice President, Corporate
                                                          Development of Time Warner Cable Ventures
                                                          from 1992-1993.
                                                          Senior Vice President and General Counsel
                                                          of Warner Cable from 1987 to 1992.
                                                          Vice President, Strategy and Development of
                                                          CBS Publishing Group from 1985 to 1986.
                                                          Assistant General Counsel for the FCC from
                                                          1977 to 1979.

Pat Gorman (46)........................  N/A              Executive Vice President, Corporate
                                                          Operations since August 2000.
                                                          Director, Frame Relay, ATM and Dial
                                                          Services of AT&T from 1995 to 1999.
                                                          Vice President, Ordering and Project
                                                          Management of AT&T from 1999 to August
                                                          2000.

             NAME AND AGE                DIRECTOR SINCE   PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------   ------------------------------------------
John T. Blount (42)....................  N/A              Executive Vice President, Field Operations
                                                          since October 2000.
                                                          Senior Vice President--Sales of Time Warner
                                                          Telecom from June 1998 to October 2000.
                                                          Regional Vice President for the Midwest and
                                                          Southwest Regions of Time Warner Telecom
                                                          from January 1997 to June 1998.
                                                          Vice President and General
                                                          Manager/Milwaukee of Time Warner Telecom
                                                          from January 1996 to January 1997.
                                                          General Manager/Milwaukee of Time Warner
                                                          Telecom from February 1995 to January 1996.
                                                          Employed by U S WEST Enterprise from 1988
                                                          to February 1995.

Michael Rouleau (42)...................  N/A              Senior Vice President, Marketing and
                                                          Business Development of Time Warner Telecom
                                                          since November 1999.
                                                          Vice President, Marketing and Product
                                                          Development of Transport Service of U S
                                                          WEST, Inc. from July 1997 to November 1999.
                                                          Executive Director, Marking and Product
                                                          Development of U S WEST, Inc. from April
                                                          1995 to June 1997.

A. Graham Powers (54)..................  N/A              Senior Vice President, Chief Information
                                                          Officer of Time Warner Telecom since April
                                                          1998.
                                                          Senior Vice President, Engineering and
                                                          Technology of Time Warner Telecom from June
                                                          1996 to March 1998.
                                                          Senior Vice President, Operations
                                                          Development and Business Implementation of
                                                          Time Warner Telecom from August 1993 to May
                                                          1996.
                                                          President of Telecommunications Strategy
                                                          Inc., a technology consulting service, from
                                                          May 1992 to July 1993.

Raymond H. Whinery (46)................  N/A              Senior Vice President, Engineering,
                                                          Technology and Operations of Time Warner
                                                          Telecom since April 1999.
                                                          Senior Vice President, Technical Operations
                                                          of Time Warner Telecom from January 1997 to
                                                          April 1999.
                                                          Senior Director of Engineering and Planning
                                                          of Time Warner Telecom from May 1994 to
                                                          January 1997.
                                                          Employed by U S WEST, Inc. from 1978 to May
                                                          1994.

             NAME AND AGE                DIRECTOR SINCE   PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------   ------------------------------------------
Julie A. Rich (47).....................  N/A              Senior Vice President, Human Resources and
                                                          Business Administration of Time Warner
                                                          Telecom since April 1999.
                                                          Vice President, Human Resources and
                                                          Business Administration of Time Warner
                                                          Telecom from March 1998 to April 1999.
                                                          Owner of an independent human resources
                                                          consulting practice from June 1996 to
                                                          February 1998.
                                                          Founder of XEL Communications, Inc., a
                                                          telecommunications manufacturer, holding
                                                          positions of Director and Vice President of
                                                          Human Resources from 1984 to 1996.

Mark A. Peters (40)....................  N/A              Vice President, Treasurer of Time Warner
                                                          Telecom since July 1998.
                                                          Participant in entrepreneurial start-up
                                                          ventures from March 1996 to July 1998.
                                                          Executive officer with Nextel
                                                          Communications, Inc. and predecessor
                                                          OneComm from January 1990 to February 1996,
                                                          most recently as Vice President of Finance
                                                          and Treasurer.

Glenn A. Britt (51)....................  July 1998        Vice President of Time Warner Telecom and
                                                          non-executive Chairman of the Board of
                                                          Directors since July 1998.
                                                          President of Time Warner Cable since
                                                          January 1999.
                                                          Chief Executive Officer and President of
                                                          Time Warner Cable Ventures, a division of
                                                          Time Warner Cable, for more than the past
                                                          five years.

Bruce Claflin (48).....................  August 1999      President and Chief Operating Officer for
                                                          3Com Corporation since August 1998.
                                                          Senior Vice President and General Manager,
                                                          Sales and Marketing at Digital Equipment
                                                          Corporation from July 1997 to June 1998.
                                                          Vice President and General
                                                          Manager--Personal Computer Business Unit at
                                                          Digital Equipment Corporation from October
                                                          1995 to June 1997.
                                                          Senior management and executive positions
                                                          at International Business Machines
                                                          Corporation from April 1973 to October
                                                          1995.

             NAME AND AGE                DIRECTOR SINCE   PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------   ------------------------------------------
Richard J. Davies (52).................  October 1998     Senior Vice President, Corporate
                                                          Development of Time Warner Cable since
                                                          January 1999.
                                                          Senior Vice President of Time Warner Cable
                                                          Ventures from June 1996 to December 1998.
                                                          Chief Financial Officer of Time Warner
                                                          Telecom from March 1993 to June 1996.

Spencer B. Hays (55)...................  October 1999     Vice President and Deputy General Counsel
                                                          of Time Warner Inc. since its formation in
                                                          1990.
                                                          Prior to 1990 employed in various
                                                          capacities by Time Warner Inc.'s
                                                          predecessor, Warner Communications Inc.,
                                                          most recently as Senior Vice President and
                                                          General Counsel.

William T. Schleyer (49)...............  January 2001*    Director, Wink Communications, Inc. since
                                                          January 1998.
                                                          President and Chief Operating Officer,
                                                          MediaOne, from November 1996 to October
                                                          1997.
                                                          President and Chief Operating Officer,
                                                          Continental Cablevision, Inc., from
                                                          November 1994 to November 1996.

Robert J. Miron (62)...................  July 1998        President of Advance/Newhouse
                                                          Communications since April 1995.
                                                          President of Newhouse Broadcasting
                                                          Corporation from October 1986 to April
                                                          1995.

---------------

* To begin serving as director on January 22, 2001.

STRUCTURE OF THE BOARD

     Time Warner Telecom's directors are elected annually. The board of directors currently has six directors, two newly created directorships that have not yet been filled and one vacancy due to the resignation of Lisa Hook upon completion of the merger between Time Warner and America Online on January 11, 2001. On January 12, 2001, the board of directors appointed William Schleyer to serve as an independent director beginning on January 22, 2001. The board of directors is currently conducting a search to fill the remaining two positions.

     At each annual stockholders meeting at which directors are elected, the Class B Stockholders will vote their shares in favor of the following nominees:

      --   up to eight nominees selected by the Holders of Class B common stock;

      --   the Chief Executive Officer of Time Warner Telecom; and

      -- three nominees selected by the Nominating Committee who are neither employed by nor affiliated with Time Warner Telecom or any holder of Class B common stock.

     The holders of the Class A common stock do not have the right, as a class, under Time Warner Telecom's restated certificate of incorporation to nominate any individuals for election to the board of directors.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee reviews the internal accounting and financial controls for Time Warner Telecom and the accounting principles and auditing practices and procedures to be employed in preparation and review of financial statements of Time Warner Telecom. It also makes recommendations to the board of directors regarding the appointment of Time Warner Telecom's independent public accountants and the scope of their audit. The board of directors established the Audit Committee in August 1999 and the committee held one meeting in 1999. The members are the independent directors, Mr. Claflin and, as of January 22, 2001, Mr. Schleyer.

     Human Resources and Benefits Committee. The Human Resources and Benefits Committee determines the salary, bonus and other compensation for our senior management personnel and makes recommendations with respect to grants of options and other grants of Company equity securities to senior management personnel and to directors of Time Warner Telecom, subject to approval of such grants by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the board of directors may delegate to the committee. The committee was established in August 1999 and its members are Messrs. Britt, Miron and Claflin. Hook. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The committee met twice in 1999.

     Compensation Committee. The Compensation Committee approves option grants to our senior officers and directors under Time Warner Telecom's 1998 Stock Option Plan and future option plans and addresses other matters that the board of directors may delegate to it. The committee also makes other determinations regarding compensation matters that any tax, stock exchange or Federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members are the independent directors as defined by the Nasdaq National Market, Mr. Claflin and, as of January 22, 2001, Mr. Schleyer. The Compensation Committee acted twice by unanimous written consent and met twice in 1999.

     Nominating Committee. The Nominating Committee consists of Messrs. Britt, Davies, Hays and Miron. The Nominating Committee nominates the independent directors. The committee met twice in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We did not have a Compensation Committee until August 1999. Our Class B Stockholders determined the compensation of our executive officers in effect at the time of our initial public offering in May 1999, and that compensation was approved by the board of directors, as reflected in the initial employment agreements. Some of the members of the board of directors at that time were employees or officers of the Class B Stockholders or their affiliates. In addition, our Human Resources and Benefits Committee makes recommendations with respect to some matters involving executive compensation. Mr. Britt, an officer of an affiliate of Time Warner, is a member of the Human Resources and Benefits Committee. We have described certain relationships and transactions between Time Warner Telecom and Time Warner under "Certain Relationships and Related Transactions."

COMPENSATION OF DIRECTORS

     We do not compensate directors who are our employees or employees of any Class B Stockholders or their affiliates for services as directors. We have a target compensation of $60,000 per annum for independent directors of which $12,500 is provided through an annual retainer plus a per meeting fee of $1,000 and $1,000 for serving as a Committee Chairman. The balance of the compensation each year is paid in stock options of Time Warner Telecom at a rate of 500 per quarter. The options are fully vested when granted.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid during 1998 and 1999 to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers of Time Warner Telecom as of the end of 1999, based on salary and annual incentive plan bonus.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION AWARDS
                                                                    ------------------------------
                                                                      TIME WARNER         TIME
                                                                    TELECOM CLASS A   WARNER INC.
                                                                     COMMON STOCK     COMMON STOCK    PAYOUTS
                                          ANNUAL COMPENSATION         UNDERLYING       UNDERLYING    ----------
                                      ---------------------------       OPTIONS         OPTIONS         LTIP         ALL OTHER
     NAME & PRINCIPAL POSITION        YEAR(1)   SALARY     BONUS      AWARDED(2)       AWARDED(8)    PAYOUTS(7)   COMPENSATION(3)
     -------------------------        -------   -------   -------   ---------------   ------------   ----------   ---------------
Larissa L. Herda....................   1999     312,025   234,009      1,000,000             --            --          8,000
 President and Chief Executive
   Officer(4)                          1998     300,000   169,381        375,000          7,600            --             --
Paul B. Jones.......................   1999     259,242   184,710        100,000             --        96,900          8,000
 Senior Vice President,                1998     259,242   171,748        166,000         16,700       134,400             --
 General Counsel & Regulatory
   Policy(5)

A. Graham Powers....................   1999     182,500   132,311        100,000             --        43,605          8,000
 Senior Vice President Engineering     1998     175,479   118,448        100,000          7,600        60,480             --
 & Technology(5)

David J. Rayner.....................   1999     182,970   132,653        300,000             --            --          8,000
 Senior Vice President and Chief       1998     171,000    94,792        125,000          7,600            --             --
 Financial Officer(5)

John T. Blount......................   1999     180,730   128,770        300,000             --            --          8,000
 Senior Vice President, Sales(6)       1998     170,500    65,963        100,000             --            --             --

------------

(1) Time Warner Telecom's predecessor, Time Warner Telecom LLC, was created in July 1998. Prior to that time, Time Warner Telecom operated as a division of Time Warner Entertainment Company. The amounts shown for 1998 are the actual salaries received by the named executive officers for 1998.

(2) Options awarded under Time Warner Telecom's 1998 Option Plan.

(3) Includes contributions made by Time Warner Telecom to its defined contribution 401(k) plan on behalf of the named executive officers.

(4) Ms. Herda became President and Chief Executive Officer of Time Warner Telecom on June 22, 1998. Prior to June 22, 1998, Ms. Herda served as the Senior Vice President, Sales.

(5) Time Warner Telecom does not currently have its own pension plan. However, Messrs. Jones, Powers and Rayner will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to Time Warner Telecom and/or Time Warner Cable on or prior to December 31, 1998.

(6) As a result of his previous employment with U S WEST, Inc., the predecessor of MediaOne, Mr. Blount and certain other former employees of U S WEST participate in a pension plan under the administration of MediaOne. Mr. Blount's benefits under that plan upon his retirement are based on service to U S WEST and/or Time Warner Telecom.

(7) These payouts were made in 1999 to participants in the Time Warner Cable Long-Term Cash-Flow Incentive Plan for the 1995-1998 four-year cycle.

(8) Options awarded under Time Warner Inc. stock option plans. No options under Time Warner Inc. plans were awarded to the named executive officers during 1999.

EMPLOYMENT AGREEMENTS

     Time Warner Telecom has employment agreements with each of its current executive officers shown in the Summary Compensation Table. Among other things, these agreements provide for:

      -- a five-year term for Ms. Herda, four-year terms for Messrs. Blount and Rayner, and three-year terms for Messrs. Jones and Powers, commencing January 1, 2000;

      -- an annual salary and an annual bonus at the discretion of Time Warner Telecom, generally targeted at 50%-75% of the named executive's salary; and

      -- participation in any pension, profit-sharing, employee equity ownership, vacation, insurance, hospitalization, medical, health, disability and other employee benefit or welfare plan, program or policy that Time Warner Telecom may adopt if employees at the executive's level are eligible under the provisions of the plan or program.

     The minimum annual salaries under the agreements in effect in 2000 are $300,000 for Ms. Herda; $259,000 for Mr. Jones; $175,497 for Mr. Powers; $171,000 for Mr. Rayner and $170,500 for Mr. Blount.

     The agreements include a narrow definition of the term "cause." If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination.

     These agreements provide that if Time Warner Telecom materially breaches or terminates the executive's employment during the term without cause, the executive may elect either:

      -- to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of such salary and bonus prorated for an 18-month period; or

      -- to remain an employee of Time Warner Telecom for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable.

     The executives have the same two options if a change of control occurs and that change results in:

      -- a change of more than 50 miles in the location of the executive's office or Time Warner Telecom's principal executive offices;

      --   a material reduction in the executive's responsibilities; or

      --   Time Warner Telecom's material breach of the agreement.

     The agreements define change of control to mean that:

      -- the Class B Stockholders cease to have the ability as a group to elect a majority of Time Warner Telecom's board of directors;

      -- another person or group has become the beneficial owner of more than 35% of the total voting power of Time Warner Telecom's voting interests; and

      -- the percentage voting interest of that person or group is greater than that held by the Class B Stockholders.

     Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent Time Warner Telecom from losing any tax deductions that it otherwise would have been entitled to for any payments deemed to be "contingent on a change" under the Internal Revenue Code.

     If an executive becomes disabled during the term of his or her employment agreement, the executive typically will receive 75% of the executive's then current salary and his or her applicable target annual bonus amount prorated for an 18-month period. These payments will be reduced by amounts received from worker's compensation, Social Security and disability insurance policies maintained by Time Warner Telecom.

     If an executive dies during the term of an employment agreement, generally the executive's beneficiaries will receive the executive's earned and unpaid salary up to thirty days after the date of death and a pro rata portion of the executive's bonus for the year of death.

STOCK OPTIONS AWARDED BY TIME WARNER TELECOM DURING 1999

     The following table lists our grants during 1999 of stock options to the officers named in the "Summary Compensation Table." All of the options were nonqualified under the tax code and Time Warner Telecom did not award any stock appreciation rights. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the Securities and Exchange Commission. In assessing those amounts, please note that the ultimate value of the options, as well as your shares, depends on actual future share prices. Market conditions and the efforts of the directors, the officers and others to foster the future success of Time Warner Telecom can influence those future share values.

                             OPTION GRANTS IN 1999

                              INDIVIDUAL GRANTS(1)

                                                                                POTENTIAL REALIZABLE
                                     % OF TOTAL                                VALUE AT ASSUMED ANNUAL
                        NUMBER OF      OPTIONS                                  RATES OF STOCK PRICE
                        SECURITIES   GRANTED TO                                   APPRECIATION FOR
                        UNDERLYING    EMPLOYEES    EXERCISE OR                       OPTION TERM
                         OPTIONS       IN 1999     BASE PRICE    EXPIRATION   -------------------------
         NAME           GRANTED(2)   FISCAL YEAR    ($/SHARE)       DATE         5%(1)        10%(1)
         ----           ----------   -----------   -----------   ----------   -----------   -----------
Larissa L. Herda......  1,000,000       33.9%        $34.50       11/17/09    $21,696,864   $54,984,114
Paul B. Jones.........    100,000        3.4%         34.50       11/17/09      2,169,686     5,498,411
A. Graham Powers......    100,000        3.4%         34.50       11/17/09      2,169,686     5,498,411
David J. Rayner.......    300,000       10.2%         34.50       11/17/09      6,509,059    16,495,234
John T. Blount........    300,000       10.2%         34.50       11/17/09      6,509,059    16,495,234

------------

   Total shares granted to all employees in 1999: 2,950,750(2)

(1) The options shown in the above table were awarded to the named executive officers under Time Warner Telecom's 1998 Option Plan and the terms are governed by that plan and the recipient's option agreement. The exercise price is the fair market value of the Class A common stock on the date of grant. The options become exercisable over a four-year vesting period and expire ten years from the date of grant. As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of Class A common stock appreciation over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These assumed rates of appreciation applied to the exercise price would result in a Class A common stock value on November 17, 2009 of $56.20 and $89.48, respectively. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A common stock.

(2) The options granted to all employees in 1999 include options to purchase 100,000 shares that were granted outside of Time Warner Telecom's 1998 Option Plan.

OPTION EXERCISES AND VALUES IN 1999

     None of the named executive officers listed under the heading "Option Grants in the Last Fiscal Year" exercised options in 1999. The table below shows the number and value of their exercisable and non-exercisable options as of December 31, 1999.

 AGGREGATED OPTION EXERCISES IN 1999 YEAR AND 1999 YEAR-END OPTION VALUES TABLE

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                                                  YEAR-END                   FISCAL YEAR-END
                      SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
        NAME          ON EXERCISE(#)     ON EXERCISE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----          ---------------   --------------   -----------   -------------   -----------   -------------
Larissa H. Herda.....       --                --           140,625       1,234,375     $5,335,031     $24,329,719
Paul B. Jones........       --                --            62,250         203,750      2,361,641       5,479,868
A. Graham Powers.....       --                --            37,500         162,500      1,422,675       3,914,925
David J. Rayner......       --                --            46,875         378,125      1,778,344       7,595,306
John T. Blount.......       --                --            37,500         362,500      1,422,675       7,002,525

     The in-the-money value of unexercised options is equal to the excess of the per share market price of our Class A common stock at December 31, 1999 ($49.94) over the per share exercise price, multiplied by the number of unexercised options.

     The following table lists for each of the named executive officers information with respect to option exercises during 1999 and the status of their options on December 31, 1999:

      -- the number of shares of Time Warner common stock, or MediaOne common stock in the case of Mr. Blount, underlying options exercised during 1999;

      --   the aggregate dollar value realized upon exercise of such options;

      -- the total number of shares of Time Warner common stock or of MediaOne common stock in the case of Mr. Blount, underlying exercisable and nonexercisable stock options held on December 31, 1999; and

      -- the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 1999.

     None of the named executive officers has been awarded stock appreciation rights alone or in tandem with options.

       AGGREGATE OPTION EXERCISES OF TIME WARNER AND MEDIAONE OPTIONS IN
              1999 YEAR END AND 1999 YEAR-END OPTION VALUES TABLE

                                                          NUMBER OF SHARES
                        NUMBER OF                      UNDERLYING UNEXERCISED      DOLLAR VALUE OF UNEXERCISED
                          SHARES                             OPTIONS ON              IN-THE MONEY OPTIONS ON
                        UNDERLYING   DOLLAR VALUE        DECEMBER 31, 1999              DECEMBER 31, 1999*
                         OPTIONS     REALIZED ON    ----------------------------   ----------------------------
         NAME           EXERCISED      EXERCISE     EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
         ----           ----------   ------------   -----------   --------------   -----------   --------------
Larissa L. Herda.......       --      $       --      17,600                 --    $  766,772    $           --
Paul B. Jones..........  101,778       4,133,526      16,698                 --       671,594                --
A. Graham Powers.......   10,000         475,627      34,600                 --     1,635,207                --
David J. Rayner........    3,868         170,720       5,732                 --       179,691                --
John T. Blount.........       --              --         521                 --        32,583                --

------------

 * Based on a closing price of $72.31 per share of Time Warner common stock, and $76.81 per share of MediaOne common stock with respect to stock options held by Mr. Blount, on December 31, 1999 as reported on the New York Stock Exchange Composite Listing.

     The option exercise price of all options held by the named executive officers is the fair market value of the stock on the date of grant. All of the options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder, certain change-of-control transactions and, in most cases, Time Warner Telecom's breach of the holder's employment agreement. The Time Warner options held by the named executive officers generally remain exercisable for three years after their employment is terminated without cause, for one year after death or total disability, for five years after retirement and for three months after termination for any other reason, except that such stock options awarded before 1996 are exercisable for three months after a termination without cause and after retirement and those awarded after July 1997 are exercisable for three years after death or disability. All Time Warner options terminate immediately if the holder's employment is terminated for cause. The term "cause" is narrowly defined in the employment agreements. The terms of the options shown in the chart are ten years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

     The Class B Stockholders entered into a Stockholders Agreement in connection with the Reconstitution in May 1999. These Class B Stockholders presently hold all of Time Warner Telecom's Class B common stock. We cannot assure you that the Class B Stockholders will not change the Stockholders Agreement or terminate it or cause Time Warner Telecom to waive any provision of such agreement.

     Under the Stockholders Agreement, AOL Time Warner (as successor by merger to Time Warner) initially has the right to designate four nominees for the board of directors at each annual stockholders meeting at which directors are elected. AT&T (as successor by merger to MediaOne) has the right to designate three nominees and the Advance/Newhouse stockholder group has the right to designate one. The Class B Stockholders' ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. The Stockholders Agreement provides that the percentage of common stock that each Class B Stockholder must own in order to have the right to nominate directors will be adjusted over time to reflect new issuances of common stock by Time Warner Telecom. As of June 30, 2000, each Class B Stockholder must own at least 7.28% of the common stock to appoint one director. AOL Time Warner is entitled to nominate four directors so long as it owns at least 14.55% of the common stock. If AOL Time Warner owns less than 14.55% of the common stock ("Time Warner Step Event"), the number of directors that AOL Time Warner may nominate decreases proportionally with its ownership of the common stock until it owns less than 7.28%. AT&T is entitled to nominate three directors as long as it owns at least 7.28% of the common stock. If a Time Warner Step Event occurs, the number of directors that AT&T is entitled to nominate decreases proportionally with its ownership of the common stock. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 7.28% of the common stock. None of the Class B Stockholders have the right to designate nominees if they own less than 7.28% of the common stock. These percentages continue to adjust from time to time if Time Warner Telecom issues additional shares of common stock or takes actions such as stock splits or recapitalizations so as to maintain the same relative rights. As a result of MediaOne's underwritten offering on May 1, 2000, of 9,000,000 shares of Class A common stock of Time Warner Telecom, MediaOne (and subsequently AT&T) was no longer entitled to nominate three members of Time Warner Telecom's board of directors and the three directors nominated by MediaOne have resigned.

     The Stockholders Agreement requires the Class B Stockholders to vote their shares in favor of:

      -- the nominees selected by the Holders of Class B common stock, as previously described;

      --   the Chief Executive Officer of Time Warner Telecom; and

      -- three nominees who are not affiliated with Time Warner Telecom or any holder of Class B common stock and are selected by the Nominating Committee.

     The Stockholders Agreement prohibits the Class B Stockholders from any transfer of Class B common stock, unless expressly permitted by the agreement. In addition, the Stockholders Agreement prohibits any of the Class B Stockholders from entering into voting agreements relating to the Class B common stock with any third party.

     If a Class B Stockholder wants to sell all of its Class B common stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the "Refusal Notice") to all Class B Stockholders. The notice must contain the identity of the offeror and offer to sell the stock to the other Class B Stockholders upon the same terms and subject to the conditions as the offer from the third party. The non-selling holders of Class B common stock will have the right to purchase pro rata all, but not less than all, of the Class B common stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B Stockholder is free, for a period of 90 days, to sell the shares of Class B common stock (as shares of Class B common stock) to the third party offeror on terms and conditions no less favorable to the selling Class B Stockholder than those contained in the Refusal Notice. A Class B Stockholder may transfer all of its right to nominate Class B nominees for election to the board of directors if it sells all of its shares Class B common stock. If AOL Time Warner wants to sell all of its Class B common stock and its Class A common stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B common stock will have certain "tag-along" rights. These rights provide them the right to sell their shares of Class A common stock and Class B common stock on a pro rata basis along with, and on the same terms and conditions as AOL Time Warner. In that sale, AOL Time Warner (and any other stockholder transferring all of its shares of Class B common stock) will have the right to transfer its right to nominate Class B nominees for election to the board of directors.

     Except for transfers to affiliates and the other transfers described above, all shares of Class B common stock must be converted to Class A common stock immediately prior to any direct transfer or certain indirect transfers of Class B common stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B nominees. A Class B Stockholder that is acquired by a third party or spins off to its stockholders a company holding its shares of Class B common stock (as well as other assets), is required to convert its shares into Class A common stock and its right to nominate Class B nominees to the board of directors will not terminate.

     The Class B Stockholders have demand registration rights for shares of Class A common stock (including shares of Class A common stock resulting from the conversion of shares of Class B common stock) if they wish to register Class A common stock constituting at least 1% of the total outstanding Class A common stock. Once Time Warner Telecom has registered shares of Class A common stock as a result of a demand registration, it is not required to register shares again, pursuant to a Class B Stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B Stockholder may require Time Warner Telecom to include its shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B Stockholder must pay all underwriting discounts, commissions and transfer taxes attributable to the sale of its shares. Time Warner Telecom will pay all expenses relating to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B Stockholders and the auditors' fees and expenses.

RESTATED CERTIFICATE OF INCORPORATION

     Our restated certificate of incorporation prohibits us from (i) engaging in the business of providing, offering, packaging, marketing, promoting or branding (alone or jointly with or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information or other content services, without the consent of all the Class B Stockholders. This prohibition expires in May 2004 or earlier if the Class B Stockholders no longer hold 50% of the total voting power for the board of directors.

CERTAIN OPERATING AGREEMENTS

     Capacity License Agreements. We currently license much of our fiber capacity from Time Warner Cable. Each of our local operations where Time Warner Cable has a network is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable, providing us with a 30 year exclusive right to use all of the capacity of specified fiber-optic cable owned by the Time Warner Cable operation. The Capacity Licenses for network that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that Time Warner Cable construct and provide additional fiber-optic cable capacity to meet our future needs. Time Warner Cable is not obligated to provide such fiber capacity to us. If Time Warner Cable provides additional capacity, we must pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. We are responsible for all taxes and franchise or similar fees arising out of our use of the capacity, and a portion of other out-of-pocket expenses incurred by Time Warner Cable for the cable use to provide us the capacity. We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for the provision of residential services and content services. If we violate the limitations on our business activities contained in our the restated certificate of incorporation or the Capacity License Agreements, Time Warner Cable may terminate the Capacity License Agreements. Accordingly, the Capacity License Agreements restrictions will apply after the restrictions in the restated certificate of incorporation have terminated. Although management does not believe that the restrictions contained in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

     The Capacity License Agreements do not restrict us from licensing fiber-optic capacity from parties other than Time Warner Cable. The Capacity License Agreements expire in 2028. Although Time Warner Cable has agreed to negotiate renewal or alternative provisions in good faith at that time, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the capacity under the Capacity License Agreements and may need to build, lease or otherwise obtain transmission capacity in order to serve our customers in the service areas covered by the Capacity License Agreements. The terms of such arrangements could have a material adverse effect on our business, financial condition and results of operations. We have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days' notice and payment of any outstanding fees regarding the terminated capacity. Time Warner Cable has the right to terminate a Capacity License Agreement upon 180 days' notice in the event of, among other things, certain governmental proceedings or third party challenges to Time Warner Cable's franchises or a Capacity License Agreement. The Capacity License Agreements include substantial limitations on liability for service interruptions.

     Facility Lease Agreements. We lease or sublease physical space located at Time Warner Cable's facilities for various purposes under Facility Lease Agreements. If certain events occur we will be required, at our own expense, to segregate and partition our space in a reasonable, secure manner. Those events are:

      -- at least a majority of any Time Warner Cable system is not owned by one or more of the Class B Stockholders;

      -- Time Warner owning less than 30% of Time Warner Telecom's common stock;

      -- Time Warner having the right to nominate less than three nominees to our board of directors;

      -- our non-compliance with the restrictions in the restated certificate of incorporation regarding residential services and content services; or

      -- a Class B Stockholder transferring its Class B common stock together with its rights to designate nominees to the board of directors under the Stockholders Agreement.

     The lease rates for properties Time Warner Cable owns and leases to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location and leasehold improvements funded. Generally, the leases have 15-year terms, with two five year options to renew. For properties Time Warner Cable subleases to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of our subleases are as long as Time Warner Cable's primary lease.

     Services Agreement. Time Warner Cable provides us certain tax and management information systems and support services pursuant to the Administrative Services Agreement. Time Warner Cable determines the costs for such services based upon our historical and projected usage, depending on the amount and type of administrative services to be provided.

     Residential Support Agreements. We provide certain support services or service elements, on an unbundled basis, to Time Warner Cable for its residential telephony business. Generally, we may adjust all rates for such residential support services we provide to Time Warner Cable annually, but the rates may not be less favorable than the rates we charge other customers for comparable services.

     Time Warner License Agreement. We use the "Time Warner" name under a license agreement with Time Warner. We may change our name to "TW Telecom Inc." and will no longer have the right to use the "Time Warner" name when the initial four year term or any renewal term expires. We must also discontinue using the "Time Warner" name if:

      --   Time Warner owns less than 30% of Time Warner Telecom's common stock;

      -- Time Warner has the right to nominate less than three nominees to our board of directors;

      -- our non-compliance with the restrictions in the restated certificate of incorporation regarding residential services and content services; or

      -- a Class B Stockholder transfers its Class B common stock together with its rights to designate nominees to the board of directors under the Stockholders Agreement.

     This name change, and the inability to use the "Time Warner" name, could adversely effect our ability to conduct our business and our financial condition and results of operations.

     We believe that the terms and conditions, taken as a whole, of the transactions described under the headings "Capacity License Agreements," "Facility Lease Agreements," "Services Agreement," "Residential Support Agreements" and the "Time Warner License Agreement" were no less favorable to us than we could have obtained from unaffiliated parties.

     The Class B Stockholders hold all of our Class B common stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. All of the Class B Stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B Stockholders' ability to compete with Time Warner Telecom and we cannot assure that the Class B Stockholders will not compete with Time Warner Telecom. Our directors, who are also directors, officers or employees of the Class B Stockholders, may encounter conflicts of interest in certain business opportunities available to, and certain transactions involving, Time Warner Telecom. The Class B Stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in Time Warner Telecom's favor.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

9 3/4% SENIOR NOTES

     On July 21, 1998, Time Warner Telecom completed the public offering of $400 million aggregate principal amount of the 9 3/4% Senior Notes. For the purposes of this section only, the term "obligor" refers to Time Warner Telecom.

     The 9 3/4% Senior Notes are unsecured unsubordinated obligations, ranking equally in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness. Interest on the 9 3/4% Senior Notes will accrue at the rate of 9 3/4% per annum, payable semiannually on January 15 and July 15. The 9 3/4% Senior Notes will be subject to redemption at the option of the obligor, in whole or in part, at any time on or after July 15, 2003, initially at 104.875% of their principal amount and declining to 100% of their principal amount at maturity on or after July 15, 2006, plus accrued and unpaid interest to the applicable redemption date. In addition, at any time prior to July 15, 2001, in the event of an offering of the common stock of Time Warner Telecom for cash, the obligor may, at its option, within 90 days of an offering, use the net proceeds of the offering to redeem up to 35% of the aggregate principal amount at maturity of the 9 3/4% Senior Notes at a redemption price of 109.75% of the principal amount on the redemption date; provided that at least 65% of the aggregate principal amount at maturity of the 9 3/4% Senior Notes originally issued remain outstanding immediately after each redemption. Upon the occurrence of a change of control under the indenture, the obligor must offer to purchase the 9 3/4% Senior Notes then outstanding at a purchase price of 101% of their principal amount; provided that the obligor shall not be required to commence an offer to purchase if, at any time within 30 days of the later of the occurrence of the change of control and the end of the change of control period, the 9 3/4% Senior Notes shall be rated investment grade under the indenture.

     The indenture limits, and in some circumstances prohibits, the ability of Time Warner Telecom (and its restricted subsidiaries) to:

      --   incur additional debt;

      --   pay dividends;

      --   make investments or other restricted payments;

      --   engage in transactions with stockholders and affiliates;

      --   create liens;

      --   sell assets;

      --   issue or sell capital stock of subsidiaries; and

      --   engage in mergers and consolidations.

     The indenture also provides for the repayment of subordinated debt, including the subordinated indebtedness to affiliates of the Class B Stockholders, prior to maturity with the net proceeds of any offering of common stock or equivalent interests of Time Warner Telecom.

SENIOR SECURED CREDIT FACILITY

     On December 8, 2000, we entered into a senior secured credit agreement with The Chase Manhattan Bank, Morgan Stanley Senior Funding and certain other lenders, which took effect on January 10, 2001, and which amends, restates and supersedes our $475 million senior secured credit facility in its entirety. The senior secured credit facility provides for an aggregate of $1 billion in borrowings, comprised of $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility. We also have the option to increase the size of the senior secured credit facility with the consent of the participating banks. Borrowings under the senior secured credit facility will be made by Time Warner Telecom Holdings Inc., one of our wholly owned subsidiaries.
                                      S-76
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     On January 10, 2001, we made a term loan borrowing of $250 million as discussed more fully below. The proceeds of the $250 million term loan, along with the revolving credit facility and the remaining amounts available under the term loan facilities, will be used for capital expenditures, purchase of network assets, working capital and general corporate purposes.

     The $525 million term loan portion of the senior secured credit facility consists of a $275 million delayed-draw term facility and a $250 million tranche B term facility. Under the delayed-draw facility, we have the ability to make multiple borrowings (up to 10 drawings) for up to 24 months after the initial funding date for the senior secured credit facility, which occurred on January 10, 2001, and coincided with the closing date for the GST asset purchase. Borrowings under the delayed-draw facility will not be available after the expiration of the 24 month period. Amounts borrowed under the delayed-draw facility will be repaid in quarterly installments beginning in 2003, with the final installment due on December 31, 2007. The entire amount of the tranche B facility, $250 million, was borrowed on the initial funding date. The tranche B loan will be repaid in nominal amounts beginning in 2003, with substantially all of the principal due in a final installment on March 31, 2008.

     Loans under the delayed draw and revolving credit facilities will bear interest initially at a yearly rate equal to:

      -- for any base rate loans, the banks' announced base rate under the senior secured credit facility plus an applicable margin of 1.75%; and

      -- for any LIBOR loans, the eurodollar rate plus an applicable margin of 2.75%.

     The applicable margins may be reduced based upon our financial performance.

     Our $250 million tranche B term loan will bear interest initially at a yearly rate equal to:

      -- to the extent that this loan is treated as a base rate loan, the banks' announced base rate under the senior secured credit facility plus an applicable margin of 3.00%; and

      -- to the extent that this loan is treated as a LIBOR loan, the eurodollar rate plus an applicable margin of 4.00%.

     We are required to pay customary commitment fees on a quarterly basis on the undrawn available commitments and we paid certain underwriting, escrow and arrangement fees on the initial funding date.

     Our obligations under the senior secured credit facility are secured by substantially all of the assets of our subsidiaries, including the GST assets, together with any assets that may be acquired in the future. We also have pledged the capital stock of all of our subsidiaries as collateral.

     We are required to prepay any amounts that we have borrowed with the proceeds we receive from a number of specified events or transactions. In addition, our obligations under the senior secured credit facility are subject to various covenants that will limit our ability to:

      --   borrow and incur liens on our property;

      --   pay dividends or make other distributions; and

      --   make capital expenditures.

     The senior secured credit facility also contains financial covenants, including a consolidated and senior debt leverage ratio, a consolidated interest coverage ratio and a consolidated debt service coverage ratio. In addition, the senior secured credit facility contains customary events of default, including cross default provisions. Under the cross default provisions, we will be deemed to be in default under the restated facility if we have defaulted under any of our other material outstanding obligations, such as our Senior Notes or under the senior unsecured bridge loan facility described below.

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SENIOR UNSECURED BRIDGE LOAN FACILITY

     On December 15, 2000, we entered into a senior unsecured bridge loan agreement with Morgan Stanley Senior Funding, Lehman Commercial Paper Inc., The Chase Manhattan Bank, Bear Stearns Corporate Lending Inc. and ABN AMRO Bank N.V. On January 10, 2001, we borrowed $700 million under the senior unsecured bridge loan facility to finance the purchase of the GST assets and pay related fees and expenses. In contrast to our senior secured credit facility, the borrowing under the senior unsecured bridge loan facility was made by Time Warner Telecom Inc.

     Our borrowing under the senior unsecured bridge loan facility was required to be made in a single drawing, which coincided with the initial funding date under the senior secured credit facility. No additional borrowings are available under the senior unsecured bridge loan facility.

     Our $700 million borrowing under the senior unsecured bridge loan facility is represented by notes that we issued to the various lenders. The notes issued under the senior unsecured bridge loan facility are repayable on January 10, 2002 and bear interest payable quarterly (beginning on March 31, 2001) at a yearly rate equal to:

      -- to the extent that the base rate applies to the notes, the banks' announced base rate under the senior unsecured bridge loan facility plus an applicable margin. The applicable margin increases over the term of the senior unsecured bridge loan facility according to a fixed schedule and ranges from 2.25% to 4.00%.

      -- to the extent that the LIBOR rate applies to the notes, the eurodollar rate under the senior unsecured bridge loan facility plus an applicable margin. The applicable margin increases over the term of the senior unsecured bridge loan facility according to a fixed schedule and ranges from 3.25% to 5.00%.

     The applicable margins may be further increased if our credit rating deteriorates. We have the ability to repay the senior unsecured bridge loan facility at any time prior to the maturity date upon 10 days' written notice. In addition, the bridge notes must be repaid with the proceeds of any debt or equity financings, as well as certain other events, that occur prior to the maturity date.

     On the bridge funding date, we paid customary commitment and borrowing fees.

     In the event that we are not able to repay the bridge notes within one year, we are obligated to issue new notes in exchange for the bridge notes. Any such exchange notes would have the same principal amount as the bridge notes and mature on December 15, 2011. In addition, we are required to pay cash fees totaling approximately 5.50% of the principal amount outstanding under the bridge notes upon issuance of any exchange notes. Interest on the exchange notes is payable quarterly at an interest rate equal to the higher of (i) the yield to maturity of our 9 3/4% Senior Notes plus 0.75% or (ii) the LIBOR rate plus a specified margin equal to the applicable margin that would otherwise be in effect for the bridge notes plus 1.00%.

     In addition, our obligations under the senior unsecured bridge loan facility and under any exchange notes are subject to various covenants that will limit our ability to:

      --   borrow and incur liens on our property;

      --   pay dividends and make other distributions; and

      --   make capital expenditures

     We also are subject to various financial covenants and customary events of default, including cross default provisions.

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                          DESCRIPTION OF CAPITAL STOCK

     Time Warner Telecom's restated certificate of incorporation provides for authorized capital stock of 459.8 million shares, including 277.3 million shares of Class A common stock, $.01 par value per share, 162.5 million shares of Class B common stock, $.01 par value per share, and 20 million shares of preferred stock, $.01 par value per share. No preferred stock is outstanding and the Class B Stockholders own of record all of the outstanding shares of Class B common stock. See "Principal Stockholders."

     The following summary description relating to the capital stock of Time Warner Telecom does not purport to be complete. The rights of the holders of Time Warner Telecom's capital stock are set forth in its restated certificate of incorporation. The summary set forth below is qualified by reference to such exhibits and to the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

     The relative rights of the Class A common stock and Class B common stock are substantially identical in all respects, except for voting rights and conversion rights.

     Voting Rights. Each share of Class A common stock entitles the holder to one vote and each share of Class B common stock entitles the holder to 10 votes on each matter to be voted upon by the holders of the common stock. The holders of the shares of Class A common stock and Class B common stock vote as one class on all matters to be voted on by stockholders, including, without limitation, the election of directors and any proposed amendment to the restated certificate of incorporation of Time Warner Telecom that would increase the authorized number of shares of common stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number then outstanding), except as required by the Delaware General Corporation Law and except that,

     (1) as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B Stockholders is required:

      -- to amend, alter or repeal any provision of the restated certificate of incorporation, other than in connection with certain ministerial actions; or

      -- for any direct or indirect disposition by Time Warner Telecom of capital stock of subsidiaries or assets that in either case represent substantially all the assets of Time Warner Telecom and its subsidiaries on a consolidated basis.

     (2) The approval of 100% of the Class B Stockholders is required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share.

     (3) without a majority vote of the holders of the Class A common stock, certain provisions of the restated certificate of incorporation relating to the termination of, and vote required to waive, the limitations on business purposes described in the next sentence may not be amended, altered or repealed.

     Under the restated certificate of incorporation, Time Warner Telecom may not directly or indirectly, through a subsidiary or affiliate of Time Warner Telecom,

     (a) engage in the business of providing, offering, packaging, marketing, promoting or branding (alone or jointly with or as an agent for other parties) any wireline telecommunications services or other services, including data services, to residences (collectively, "residential services") or

     (b) engage in the business of producing, packaging, distributing, marketing, hosting, offering, promoting, branding or otherwise providing entertainment, information or any other content services, whether fixed or interactive, or any services incidental thereto, but excluding acting solely as a carrier of video, audio or data of unaffiliated third parties by providing transport services, so long as Time Warner Telecom has no other direct or indirect pecuniary interest in the transmitted information or content (collectively, "content services"), in each case until the earlier of (1) the date that is five years after the date of the filing of the restated certificate of incorporation and (2) the date on which the holders of Class B common stock no longer represent at least 50% of the voting power of the outstanding Common Stock of Time Warner Telecom.

     Neither the holders of Class A common stock nor the holders of Class B common stock have cumulative voting rights. For a discussion of the effects of the disproportionate voting rights of the Class A common stock and Class B common stock, see "Risk Factors--We are controlled by the Class B Stockholders."

     Dividends. Each share of common stock is entitled to receive dividends from funds legally available therefor if, as and when declared by the board of directors of Time Warner Telecom. Class A common stock and Class B common stock share equally, on a share-for-share basis, in any dividends declared by the board of directors.

     Conversion. Under the restated certificate of incorporation, each share of Class B common stock is convertible at any time and from time to time at the option of the holder thereof into one share of Class A common stock. The Class A common stock has no conversion rights.

     Equivalent Consideration in Certain Transactions. In the event of any merger, consolidation, acquisition of all or substantially all the assets of Time Warner Telecom or other reorganization to which Time Warner Telecom is a party, in which any consideration is to be received by the holders of Class A common stock and Class B common stock, those holders must receive the Equivalent Consideration (as defined below) on a per share basis. Under the restated certificate of incorporation of Time Warner Telecom, "Equivalent Consideration" is defined as consideration of substantially equivalent economic value as determined by the board of directors of Time Warner Telecom at the time of execution of the definitive agreement relating to the applicable merger, consolidation, acquisition or reorganization, provided, that (i) the holders of Class A common stock can receive consideration of a different form from the consideration to be received by the holders of Class B common stock and (ii) if the holders of Class A common stock and Class B common stock are to receive securities of any other person, such securities (and, if applicable, the securities into which the received securities are convertible, or for which they are exchangeable, or which they evidence the right to purchase) can differ with respect to their relative voting rights and related differences in conversion and share distribution provisions, with the holders of shares of Class B common stock receiving the class or series having the higher relative voting rights, and the differences permitted by this clause (ii) are not taken into account in the determination of equivalent economic value.

     Other. Stockholders of Time Warner Telecom have no preemptive or other rights to subscribe for additional shares. All holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of Time Warner Telecom. All outstanding shares are validly issued, fully paid and nonassessable. Time Warner Telecom may not subdivide or combine shares of common stock without at the same time proportionally subdividing or combining shares of the other classes.

     In April 1999, we issued 307,550 shares of Class A common stock in connection with our acquisition of Internet Connect, Inc. in a private placement under Section 4(2) of the Securities Act of 1933. The former stockholders of Internet Connect may require us to include their shares in certain registered offerings of our Class A common stock under the Securities Act of 1933, subject to certain conditions. If we sell any of our securities in such an offering, we must pay all expenses (other than underwriting discounts, commissions and fees and expenses of counsel attributable to the sale of the shares) relating to the filing and effectiveness of a registration statement. If we do not sell any of our securities, the selling stockholders will pay their share of the registration expenses.

     During the second quarter of 1999, we issued 2,190,308 shares of Class A common stock to the former partners of MetroComm, Inc. in a private placement under Section 4(2) of the Securities Act of 1933 in connection with the acquisition of the remaining 50% of MetroComm that we did not own. The former stockholders of MetroComm have one demand registration right collectively for shares of Class A common stock if they wish to register Class A common stock constituting at least 50% of the aggregate number of shares of Class A common stock issued in the merger. Once we have registered shares of Class A common stock as a result of any other registration statement, we are not required to register shares pursuant to this demand until six months after the other registration statement is effective. In addition, each former stockholder of MetroComm may require us to include its shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each former stockholder of MetroComm must pay all underwriting discounts and commissions attributable to the sale of its shares. We will pay all expenses relating to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the former stockholders of MetroComm and the auditors' fees and expenses.

PREFERRED STOCK

     Time Warner Telecom's board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

CORPORATE OPPORTUNITIES

     The restated certificate of incorporation provides that the Class B Stockholders are not restricted from engaging directly or indirectly in the same or similar business activities or lines of business as Time Warner Telecom. In the event that any of the Class B Stockholders acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Class B Stockholders and Time Warner Telecom, such corporate opportunity shall be allocated to the Class B Stockholder if offered to any person who is an officer, employee or director of the Class B Stockholder and/or Time Warner Telecom, unless such opportunity is expressly offered to such person primarily in his or her capacity as an officer, employee or director of Time Warner Telecom. Other than under these circumstances, the Class B Stockholders shall have no duty to communicate or present such corporate opportunity to Time Warner Telecom.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The restated certificate of incorporation of Time Warner Telecom expressly states that it has elected not to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination," as defined in clause (c)(3) of that section, with an "interested stockholder," as defined in clause (c)(5) of that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the restated certificate of incorporation provides that Time Warner Telecom shall indemnify directors and officers of Time Warner Telecom to the fullest extent permitted by that law. Time Warner Telecom has entered into separate indemnification agreements with its current directors and executive officers which have the effect of providing such persons indemnification protection in the event the restated certificate of incorporation is subsequently amended.

NASDAQ TRADING

     The Class A common stock is listed on the Nasdaq National Market of the Nasdaq National Market under the symbol "TWTC."

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      CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

GENERAL

     This section summarizes the material U.S. federal income tax consequences to a holder of shares that is a "Non-U.S. Holder" (as defined below). It represents the views of our tax counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

      -- The discussion only covers you if you hold your shares as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

      -- The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of shares. We suggest that you consult your tax advisor about the consequences of holding shares in your particular situation.

      -- The discussion is based on current law. Changes in the law may change the tax treatment of the shares.

      --   The discussion does not cover state, local or foreign law.

      -- We have not requested a ruling from the IRS on the tax consequences of owning the shares. As a result, the IRS could disagree with portions of this discussion.

IF YOU ARE CONSIDERING BUYING SHARES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE SHARES IN YOUR PARTICULAR SITUATION.

     For the purposes of this discussion, a "Non-U.S. Holder" is:

      --   an individual that is a nonresident alien;

      -- a corporation--or entity taxable as a corporation for U.S. federal income tax purposes--created under non-U.S. law; or

      -- an estate or trust that is not taxable in the U.S. on its worldwide income.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares, we suggest that you consult your tax advisor.

WITHHOLDING TAXES IN GENERAL

     Unless an exception applies, all dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30%. These taxes will be withheld either by the paying agent or by the bank, broker, or other intermediary through which you hold your shares.

     In general, the entire dividend we pay is subject to withholding tax. However, special rules apply if we pay a dividend that is greater than our current or accumulated "earnings and profits" as calculated for U.S. federal income tax purposes. In that case, either:

      -- We (or the intermediary) may elect to withhold only on the portion of the dividend that is out of our earnings and profits. In this case, the remainder of the dividend would not be subject to withholding tax.

      -- We (or the intermediary) may withhold on the entire dividend. In that case, you would be entitled to obtain a refund from the IRS for the withholding tax on the portion of the dividend that exceeds our earnings and profits.

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EXCEPTIONS TO 30% WITHHOLDING TAXES

     You may be entitled to a reduced rate of withholding taxes--or exemption from withholding taxes--if you are eligible for a tax treaty between the United States and your country of residence. The particular withholding tax rate that would apply to you depends on your tax status and on the particular tax treaty. However, the rate under most treaties is 15% for a typical portfolio investor.

     To be eligible for a tax treaty, you generally must meet each of the following requirements:

      -- You are the beneficial owner of the shares. That is, you are not holding the shares on behalf of someone else.

      -- You are a resident of the tax treaty jurisdiction and you satisfy all the other requirements in the treaty.

      --   You comply with the documentation requirements discussed below.

      -- If you are treated as a partnership or other pass-through entity either for U.S. federal income tax purposes or under the tax laws of the treaty jurisdiction, you must satisfy additional requirements.

     In order to comply with the documentation requirements to claim tax treaty benefits, you must satisfy one of the following conditions. These conditions have been significantly changed for dividends paid on or after January 1, 2001.

      -- You complete Form W-8BEN and provide it to the intermediary. The Form W-8BEN must contain your name and address, and you must fill out Part II of the form to state your claim for treaty benefits. As long as the shares remain actively traded, you are not required to obtain a Taxpayer Identification Number to claim treaty benefits.

      -- You hold your shares directly through a "qualified intermediary." In this case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for treaty benefits. A qualified intermediary is an intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

      -- In some limited circumstances, you may be permitted to provide documentary evidence in lieu of Form W-8BEN even if you hold your shares through an intermediary that is not a qualified intermediary.

     Alternatively, dividends paid to you will be exempt from U.S. withholding tax if the dividend income is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must generally complete Form W-8ECI.

     Even if you meet one of the above requirements, you will not be entitled to the reduction in--or exemption from--withholding tax on dividends paid to you under any of the following circumstances:

      -- The withholding agent or an intermediary knows or has reason to know that you are not entitled to the reduction in rate or the exemption from withholding tax. Specific rules apply for this test.

      -- The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

      -- An intermediary through which you hold the shares fails to comply with the necessary procedures. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the shares. However, if you hold your shares through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the shares--the qualified intermediary will not generally forward this information to the withholding agent.

     The amount of dividends paid to you, and the amount withheld from the dividends, will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your shares directly through a qualified intermediary and the applicable procedures are complied with.

     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change, and certain transition rules apply for calendar year 2001. In addition, special rules apply to certain types of non-U.S. holders of shares, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

SALE OF SHARES

     If you sell a share, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

      -- The gain is connected with a trade or business that you conduct in the U.S.

      -- You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the share, and certain other conditions are satisfied.

U.S. TRADE OR BUSINESS

     If you hold your shares in connection with a trade or business that you are conducting in the U.S.:

      -- Any dividends on the shares, and any gain from disposing of the shares, generally will be subject to income tax at the usual U.S. rates applicable to U.S. persons.

      -- If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the shares. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

     If you are an individual, your shares will be subject to U.S. estate tax when you die unless you are entitled to the benefits of an estate tax treaty

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the U.S. information reporting rules, when a shareholder receives dividends or proceeds of the sale of stock, the appropriate intermediary must report to the IRS and to the shareholder the amount of the dividends or sale proceeds. Some shareholders, including all corporations, are exempt from these rules.

     In addition, a nonexempt shareholder is required to provide the intermediary with certain identifying information. If this information is not supplied, or if the intermediary knows or has reason to know that it is not true, dividends or sale proceeds are subject to "backup withholding" at a rate of 31%. Backup withholding is not an additional tax, and the shareholder may use the tax as a credit against the tax it otherwise owes.

     These rules apply to Non-U.S. Holders of shares as follows:

      -- Dividends paid to you will be exempt from the usual information reporting rules if you are eligible for a reduced withholding rate under a tax treaty as discussed above. However, as described above, dividends paid to you may be reported to the IRS on Form 1042-S.

      -- If you are not eligible for a tax treaty and do not provide information to the intermediary identifying yourself as a Non-U.S. Holder, in some cases you may be subject to backup withholding at the rate of 31% instead of regular dividend withholding at the rate of 30%. If necessary, you may provide the intermediary with Form W-8BEN, without claiming treaty benefits, in order to claim the 30% rate.

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 --   Sale proceeds you receive on a sale of your shares through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN, without claiming treaty benefits, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be 38,103,892 shares of Class A common stock outstanding and 72,226,500 shares of Class B common stock outstanding, all of which are convertible into Class A common stock on a share for share basis. Time Warner Telecom has reserved for issuance 9,030,000 shares of Class A common stock upon the exercise of stock options. Options to purchase 657,000 shares were outstanding as of December 31, 2000.

     Time Warner Telecom and each of the Class B Stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 90 days after the date of this prospectus supplement, (1) publicly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, dispose of or distribute, directly or indirectly, any shares of Class A common stock or any securities convertible into the Class A common stock (other than the Class B common stock) or (2) enter into any public swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any shares of Class A common stock to the underwriters pursuant to the underwriting agreement, (b) transactions relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of this offering, (c) the surrender of unexercised options or shares upon a "cashless exercise" of options or other incentive compensation awards or (d) private transactions relating to shares of Class A common stock, provided that Time Warner Telecom or such Class B Stockholder shall ensure that any transferee that receives shares of Class A common stock in a private transaction shall be subject to the remainder of the 90-day lock-up period set forth in clauses (1) and (2) above. See "Underwriters." After that 90-day period, other holders of the Class B common stock may or may not decide, based upon then prevailing market and other conditions, to convert their Class B common stock to Class A common stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act of 1933 or pursuant to the demand registration rights contained in the stockholders agreement among the Class B Stockholders. See "Certain Relationships and Related Transactions--Stockholders Agreement."

     Future sales of substantial amounts of Class A common stock in the public market, or the perception that such sales could occur, may have an adverse impact on the market price for the shares of Class A common stock offered hereby or on the ability of Time Warner Telecom to raise capital through a public offering of its equity securities. See "Risk Factors--Future sales of shares of Class A common stock could depress the price of the Class A common stock."

                                  UNDERWRITERS

     Under the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., Chase Securities Inc. (JP Morgan is a division of Chase Securities Inc.) and Bear, Stearns & Co. Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of shares of Class A common stock indicated below.

                                                               NUMBER OF
NAME                                                             SHARES
----                                                           ----------
Morgan Stanley & Co. Incorporated...........................
Lehman Brothers Inc. .......................................
Chase Securities Inc. ......................................
Bear, Stearns & Co. Inc. ...................................
                                                               ----------
          Total.............................................    4,400,000
                                                               ==========

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered in this offering if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially proposed to offer some of the Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common stock to certain
dealers at a concession not in excess of $     per share. The underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the
public would be $            , the total underwriters' discounts and commissions
would be $            and the total proceeds to Time Warner Telecom would be
$            .

     We, certain of our directors, executive officers and certain stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period 90 days after the date of this prospectus supplement, we and each of them will not directly or indirectly:

          (i) public offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, dispose of or distribute, directly or indirectly, any share of Class A common stock or any securities convertible into Class A common stock (other than the Class B common stock); or

          (ii) enter into any public swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock;

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

          (i) the sale of shares of Class A common stock to the underwriters under the underwriting agreement;

          (ii) transactions relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of this offering;

          (iii) the surrender of unexercised options or shares upon a cashless exercise of options or other incentive compensation awards; or

          (iv) private transactions relating to shares of Class A common stock, provided that the transferor shall ensure that any transferee that receives shares of Class A common stock in a private transaction shall be subject to the remainder of the 90-day lock-up period as set forth above.

     Our common stock is listed on the Nasdaq National Market under the symbol "TWTC."

     In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position in the Class A common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A common stock, the underwriters may bid for, and purchase, shares of Class A common stock in the open market. Finally, the underwriting syndicate may claim selling concessions allowed to an underwriters or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed shares of Class A common stock in transaction to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, will be distributing shares of Class A common stock over the Internet to its respective eligible account holders.

     A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

     In the ordinary course of the underwriters' respective businesses, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us and our affiliates. The underwriters' and their affiliates also provide or have provided advisory and other financial services. They have received customary fees and expenses for these commercial and investment banking transactions and for these advisory and other financial services. In particular, on December 8, 2000, we, Time Warner Telecom Holdings and the lenders thereto, including The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, entered into a $1 billion senior secured credit facility. In addition, on December 15, 2000, Morgan Stanley Senior Funding, Inc., Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., The Chase Manhattan Bank and ABN AMRO Bank, N.V. entered into a $700 million senior unsecured bridge loan agreement. The purpose of the senior unsecured bridge loan agreement was to provide interim funding for the acquisition of substantially all of the assets of GST Telecommunications, Inc. We intend to use the proceeds from this offering to repay a portion of this $700 million senior unsecured bridge loan agreement.

     Because more than ten percent of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with the NASD Conduct Rule 2710(c)(8). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as a bona fide independent market (as defined in the NASD Conduct Rules) exists in our class A common stock.

     Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. were underwriters for Time Warner Telecom's offering of its 9 3/4% Senior Notes in July 1998. Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Bear, Stearns & Co. Inc. were underwriters for Time Warner Telecom's initial public offering of Class A common stock in May 1999. Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. were underwriters for the offering by Media One Holdings II, Inc., as selling stockholders, of Time Warner Telecom's Class A common stock in April 2000.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the Class A common stock offered hereby and certain legal matters relating thereto will be passed upon for Time Warner Telecom by Cravath, Swaine & Moore, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated and combined financial statements of Time Warner Telecom Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus Supplement and included in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                            TIME WARNER TELECOM INC.

            INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TIME WARNER TELECOM INC. AND SUBSIDIARIES:
Audited Consolidated Financial Statements
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................   F-3
  Consolidated and Combined Statements of Operations for the
     years ended December 31, 1999, 1998 and 1997...........   F-4
  Consolidated and Combined Statements of Cash Flows for the
     years ended December 31, 1999, 1998 and 1997...........   F-5
  Consolidated and Combined Statements of Changes in
     Stockholders' Equity for the years ended December 31,
     1999, 1998 and 1997....................................   F-6
  Notes to Consolidated and Combined Financial Statements...   F-7
Unaudited Interim Condensed Consolidated Financial
  Statements
  Consolidated and Condensed Balance Sheets at September 30,
     2000 and December 31, 1999 (unaudited).................  F-20
  Consolidated and Condensed Statements of Operations for
     the three months and nine months ended September 30,
     2000 and 1999 (unaudited)..............................  F-21
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 2000 and 1999......................  F-22
  Consolidated Statement of Changes in Stockholders' Equity
     for the nine months ended September 30, 2000...........  F-23
  Notes to Consolidated and Condensed Financial
     Statements.............................................  F-24
GST TELECOMMUNICATIONS, INC. AND SUBSIDIARIES:
Audited Consolidated Financial Statements
  Independent Auditors' Report..............................  F-33
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................  F-34
  Consolidated Statement of Operations for the years ended
     December 31, 1999 and 1998, the three-month period
     ended December 31, 1997 and the year ended September
     30, 1997...............................................  F-35
  Consolidated Statement of Shareholders' (Deficit) Equity
     for the years ended December 31, 1999 and 1998, the
     three-month period ended December 31, 1997 and the year
     ended September 30, 1997...............................  F-36
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1999 and 1998, the three-month period
     ended December 31, 1997 and the year ended September
     30, 1997...............................................  F-37
  Notes to Consolidated Financial Statements................  F-38
Unaudited Interim Condensed Consolidated Financial
  Statements
  Condensed Consolidated Balance Sheets at September 30,
     2000 and December 31, 1999.............................  F-61
  Condensed Consolidated Statements of Operations for the
     three and nine months ended September 30, 2000 and
     1999...................................................  F-62
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 30, 2000 and 1999..........  F-63
  Notes to Condensed Consolidated Financial Statements......  F-64

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Time Warner Telecom Inc:

     We have audited the accompanying consolidated balance sheets of Time Warner Telecom Inc. (the "Company") as of December 31, 1999 and 1998, and the related consolidated and combined statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998, and the consolidated and combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            /s/ ERNST & YOUNG LLP

Denver, Colorado
February 4, 2000

                            TIME WARNER TELECOM INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 1999        1998
                                                              ----------   --------
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................  $   90,586   $105,140
  Marketable securities (note 3)............................     173,985    231,107
  Receivables, less allowances of $7,857 and $2,692.........      52,652     26,690
  Prepaid expenses..........................................       2,938      2,176
                                                              ----------   --------
          Total current assets..............................     320,161    365,113
                                                              ----------   --------
Investment in unconsolidated affiliate (note 2).............          --      5,707
Property, plant and equipment...............................     868,770    612,119
  Less accumulated depreciation.............................    (191,664)  (117,961)
                                                              ----------   --------
                                                                 677,106    494,158
Long-term marketable securities (note 3)....................          --     19,750
Intangible and other assets, net of accumulated amortization
  (note 2)..................................................      45,745     19,616
                                                              ----------   --------
          Total assets......................................  $1,043,012   $904,344
                                                              ==========   ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   64,678   $ 38,946
  Deferred revenue..........................................      37,913     10,524
  Accrued taxes, franchise and other fees...................      23,280     15,214
  Accrued interest..........................................      17,983     17,333
  Accrued payroll and benefits..............................      13,945      8,821
  Payable to Time Warner Cable (note 6).....................       5,085     16,801
  Other current liabilities.................................      26,459     14,114
                                                              ----------   --------
          Total current liabilities.........................     189,343    121,753
Long-term debt and capital lease obligations (notes 4 and
  9)........................................................     403,627    400,000
Deferred income taxes (note 7)..............................      27,126         --
Subordinated loans payable to the Former Parent Companies
  (including $3,399 of accrued interest in 1998) (note 5)...          --    174,940
Stockholders' equity (note 1):
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized, no shares issued and outstanding...........          --         --
  Class A common stock, $0.01 par value, 277,300,000 shares
     authorized, 23,543,422 shares issued and outstanding in
     1999...................................................         235         --
  Class B common stock, $0.01 par value, 162,500,000 shares
     authorized, 81,214,285 and 81,250,000 shares issued and
     outstanding in 1999 and 1998, respectively.............         812        813
  Additional paid-in capital................................     559,950    255,654
  Accumulated deficit.......................................    (138,081)   (48,816)
                                                              ----------   --------
          Total stockholders' equity........................     422,916    207,651
                                                              ----------   --------
          Total liabilities and stockholders' equity........  $1,043,012   $904,344
                                                              ==========   ========

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenue:
  Dedicated transport services..............................  $152,468   $ 84,024   $ 44,529
  Switched services.........................................   116,285     37,848     10,872
                                                              --------   --------   --------
          Total revenue.....................................   268,753    121,872     55,401
                                                              --------   --------   --------
Costs and expenses(a):
  Operating.................................................   117,567     67,153     40,349
  Selling, general and administrative.......................   113,389     77,401     54,640
  Depreciation and amortization.............................    68,785     50,717     38,466
                                                              --------   --------   --------
          Total costs and expenses..........................   299,741    195,271    133,455
                                                              --------   --------   --------
Operating loss..............................................   (30,988)   (73,399)   (78,054)
Interest expense(a):........................................   (45,264)   (29,198)    (1,538)
Interest income.............................................    16,589      9,731         --
Equity in income (losses)...................................       202        127     (2,082)
Gain on disposition of investments..........................        --         --     11,018
                                                              --------   --------   --------
Net loss before income taxes................................   (59,461)   (92,739)   (70,656)
Income tax expense (note 7).................................    29,804         --         --
                                                              --------   --------   --------
Net loss....................................................  $(89,265)  $(92,739)  $(70,656)
                                                              ========   ========   ========
Basic and diluted loss per common share.....................  $  (0.93)  $  (1.14)  $  (0.87)
                                                              ========   ========   ========
Average common shares outstanding...........................    95,898     81,250     81,250
                                                              ========   ========   ========

---------------

(a) Includes expenses resulting from transactions with affiliates (note 6):

Operating................................................  $ 2,513   $ 2,041   $1,731
                                                           =======   =======   ======
Selling, general and administrative......................  $ 1,579   $ 5,063   $6,810
                                                           =======   =======   ======
Depreciation and amortization............................  $10,792   $ 9,010   $7,064
                                                           =======   =======   ======
Interest expense.........................................  $ 5,078   $11,582   $1,544
                                                           =======   =======   ======

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $ (89,265)  $ (92,739)  $ (70,656)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................     68,785      50,717      38,466
    Equity in (income) losses of unconsolidated affiliate...       (202)       (127)      2,082
    Deferred income tax expense.............................     29,804          --          --
    Gain on disposition of investments......................         --          --     (11,018)
    Changes in operating assets and liabilities, net of the
      effect of acquisitions:
      Receivables and prepaid expenses......................    (22,384)    (17,808)     (4,019)
      Accounts payable......................................     27,491       6,037       7,265
      Accrued interest......................................        650      20,732       1,544
      Payable to Time Warner Cable..........................    (11,716)     16,801          --
      Accrued payroll and benefits..........................      5,124       2,488       4,093
      Other current liabilities.............................     44,698      16,882       5,472
      Other balance sheet changes...........................      1,250      (3,326)     (2,648)
                                                              ---------   ---------   ---------
         Net cash provided by (used in) operating
           activities.......................................     54,235        (343)    (29,419)
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Capital expenditures......................................   (221,224)   (126,023)   (127,315)
  Cash paid for acquisitions, net of cash acquired..........     (2,565)     (1,204)       (334)
  Purchases of marketable securities........................   (290,811)   (286,356)         --
  Proceeds from maturities of marketable securities.........    367,683      35,500          --
  Proceeds from sale of investments.........................         --          --       7,028
                                                              ---------   ---------   ---------
         Net cash used in investing activities..............   (146,917)   (378,083)   (120,621)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds of loans from Former Parent Companies............         --      96,066      73,931
  Repayment of loans to Former Parent Companies.............   (180,018)         --          --
  Payment of capital lease obligations......................       (174)         --          --
  Repayment of acquired debt................................    (15,668)         --          --
  Net proceeds from issuance of debt........................         --     387,500          --
  Net proceeds from issuance of common stock upon exercise
    of stock options........................................      3,806          --          --
  Net proceeds from initial public offering.................    270,182          --          --
  Capital contributions from the Former Parent Companies....         --          --     127,550
  Distributions to the Former Parent Companies..............         --          --     (51,441)
                                                              ---------   ---------   ---------
         Net cash provided by financing activities..........     78,128     483,566     150,040
                                                              ---------   ---------   ---------
         Increase (decrease) in cash and cash equivalents...    (14,554)    105,140          --
Cash and cash equivalents at beginning of period............    105,140          --          --
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $  90,586   $ 105,140   $      --
                                                              ---------   ---------   ---------
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $  47,011   $      --   $      --
                                                              ---------   ---------   ---------
  Cash paid for income taxes................................  $     168   $     181   $       4
                                                              =========   =========   =========

SUPPLEMENTAL SCHEDULE FOR NONCASH INVESTING AND FINANCING ACTIVITIES:

Time Warner Telecom Inc. (the "Company") issued Class A common stock aggregating $27.9 million to purchase the common stock of Internet Connect, Inc. ("Inc.Net") and MetroComm, Inc. ("MetroComm").

In 1999, the Company incurred capital lease obligations of $3.7 million for the purchase of fiber, equipment and furniture leases.

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

                CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                      COMMON STOCK
                            ---------------------------------
                                CLASS A           CLASS B       ADDITIONAL                     TOTAL
                            ---------------   ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                            SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT        EQUITY
                            ------   ------   ------   ------   ----------   -----------   -------------
Balance at January 1,
  1997....................     --     $ --    81,250    $813     $478,885     $(184,761)     $294,937
  Net capital
     contributions from
     the former Parent
     Companies............     --       --       --       --       76,109            --        76,109
  Net loss................     --       --       --       --           --       (70,656)      (70,656)
                            ------    ----    ------    ----     --------     ---------      --------
Balance at December 31,
  1997....................     --       --    81,250     813      554,994      (255,417)      300,390
  Net loss prior to
     Reorganization.......     --       --       --       --           --       (43,923)      (43,923)
                            ------    ----    ------    ----     --------     ---------      --------
                                              81,250     813      554,994      (299,340)      256,467
  Effect of Reorganization
     (note 1).............     --       --       --       --     (299,340)      299,340            --
  Net loss after
     Reorganization.......     --       --       --       --           --       (48,816)      (48,816)
                            ------    ----    ------    ----     --------     ---------      --------
Balance at December 31,
  1998....................                    81,250     813      255,654       (48,816)      207,651
  Initial public offering
     net of offering
     expenses of $19,618
     (note 1).............  20,700     207       --       --      269,975            --       270,182
  Issuance of common stock
     for acquisitions
     (note 2).............  2,498       25       --       --       27,839            --        27,864
  Issuance of common stock
     upon exercise of
     stock options........    309        2       --       --        6,482            --         6,484
  Conversion of shares by
     related party........     36        1      (36)      (1)          --            --            --
  Net loss................     --       --       --       --           --       (89,265)      (89,265)
                            ------    ----    ------    ----     --------     ---------      --------
Balance at December 31,
  1999....................  23,543    $235    81,214    $812     $559,950     $(138,081)     $422,916
                            ======    ====    ======    ====     ========     =========      ========

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Capital Structure

     The Company, a Delaware corporation, is a leading fiber facilities-based integrated communications provider in selected metropolitan markets across the United States, offering local businesses "last-mile" broadband connections for data, high-speed Internet access, local voice and long distance services.

     Time Warner Cable, as defined below, began the Company's business in 1993 by providing telephony services through cable systems owned by Time Warner Entertainment Company, L.P. ("TWE"), Time Warner Entertainment-Advance/Newhouse Partnership ("TWE-A/N") and Time Warner Inc. ("Time Warner"), collectively referred to as the "Former Parent Companies." "Time Warner Cable" refers to the cable systems owned by TWE, TWE-A/N and Time Warner.

     TWE and TWE-A/N are owned as follows:

          (1) TWE is a partnership of subsidiaries of Time Warner and MediaOne Group, Inc. ("MediaOne"); and

          (2) TWE-A/N is a partnership of TWE, Time Warner and Advance/Newhouse Partnership ("Advance").

     The Company's original business was to provide certain telephony services together with cable television. In January 1997, the Company put in place a new management team that implemented a business strategy focused exclusively on serving business customers, rapidly providing switched services in all the Company's service areas and expanding the range of business telephony services offered by the Company.

     On July 14, 1998, Time Warner Telecom LLC ("TWT LLC") succeeded to the ownership of the Company's business. At that time, Time Warner, MediaOne and Advance (collectively referred to as the "Class B Stockholders") formed TWT LLC to acquire the assets and liabilities of the Company's business from the Former Parent Companies and to conduct the offering on July 21, 1998 of $400 million principal amount 9 3/4% Senior Notes due July 2008 (the "Senior Notes"). In such transaction, referred to as the "Reorganization," the Class B Stockholders (either directly or through subsidiaries) became the owners of all the limited liability company interests in TWT LLC. The Reorganization has been reflected as of July 1, 1998 for accounting purposes.

     On May 10, 1999, in preparation for the Company's initial public offering, TWT LLC was reconstituted as a Delaware corporation (the "Reconstitution") under the name Time Warner Telecom Inc. by merging into a newly formed Delaware corporation. The Company accounted for the Reorganization and the Reconstitution at each of the Class B Stockholders' historical cost basis and, except as noted below, the Reorganization and Reconstitution had no effect on the Company's total stockholders' equity, which has been presented on a consistent basis. In connection with the Reconstitution, the Company's capitalization was authorized to include two classes of common stock, Class A common stock and Class B common stock. As part of the merger, the outstanding Class A limited liability company interests were converted into Class A common stock and the Class B Stockholders exchanged their Class B limited liability company interests in TWT LLC for Class B common stock of the newly formed corporation, Time Warner Telecom Inc. Prior to the Reconstitution, the only outstanding Class A interests were those held by the former shareholders of Inc.Net, which the Company acquired in April 1999 (see note 2). Following the Reconstitution, the Class B Stockholders held all of the Company's Class B common stock. Accordingly, the accompanying financial statements have been adjusted to retroactively reflect the authorization and issuance of the shares of Class A common stock and Class B common stock for all periods presented.

                            TIME WARNER TELECOM INC.

     On May 14, 1999, in conjunction with the Reconstitution, the Company completed an initial public offering of 20,700,000 shares, including an over-allotment of 2,700,000 shares, of Class A common stock at a price of $14 per share (the "IPO"). The IPO generated $270.2 million in proceeds for the Company, net of underwriting discounts and expenses. The net proceeds were used primarily to repay indebtedness to the Former Parent Companies (see note 5). Remaining proceeds have been and will continue to be used to fund the Company's continued growth, which may include acquisitions and joint ventures, and for general corporate purposes.

     As a result of the IPO, the Company has two classes of common stock outstanding, Class A common stock and Class B common stock. Holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. Holders of Class A common stock and Class B common stock generally vote together as a single class. However, some matters require the approval of 100% of the holders of the Class B common stock voting separately as a class, and some matters require the approval of a majority of the holders of the Class A common stock, voting separately as a class. Upon completion of the IPO, the Class B Stockholders owned all of the 81,250,000 shares of outstanding Class B common stock. Subsequent to the IPO, 35,715 shares of Class B common stock were converted into Class A common stock. As of December 31, 1999, the Class B Stockholders had approximately 97.2% of the combined voting power of the outstanding common stock.

     The Company also is authorized to issue shares of Preferred Stock. The Company's Board of Directors has the authority to establish the voting powers, the preferences and special rights for the Preferred Stock. No such voting powers, preferences or special rights have been established and no shares of Preferred Stock have been issued as of December 31, 1999.

     On May 6, 1999, MediaOne and AT&T Corp. ("AT&T") entered into a merger agreement providing for MediaOne to be acquired by AT&T. The MediaOne stockholders have approved the merger, but the merger is subject to various regulatory approvals. There is no assurance that the approvals will be obtained or that the merger will be consummated. If the merger is completed, the Class B common stock beneficially owned by MediaOne (through a subsidiary) will be beneficially owned by AT&T. However, the transaction will not affect the MediaOne subsidiary's rights as a Class B Stockholder.

     On January 10, 2000, Time Warner announced an agreement to merge with America Online, Inc. ("AOL") in a stock-for-stock transaction that would create a new company called AOL Time Warner Inc. As a result of the mergers, both AOL and Time Warner will become wholly-owned subsidiaries of AOL Time Warner. Under the terms of the merger agreement, Time Warner and AOL stock will be converted to AOL Time Warner stock at fixed exchange ratios. Upon consummation of the merger, current Time Warner shareholders will receive approximately 45% of the stock of AOL Time Warner, and current AOL shareholders will receive approximately 55%. If the merger is completed, the Class B common stock beneficially owned by Time Warner will be beneficially owned by AOL Time Warner and its subsidiaries. However, the transaction will not affect the rights of Time Warner subsidiaries as Class B Stockholders. The merger is subject to customary closing conditions, including regulatory clearance and stockholder approvals. There is no assurance that the approvals will be obtained or that the merger will be consummated.

  Basis of Presentation

     Until July 14, 1998, the historical financial statements of the Company reflected the "carved out" historical financial position, results of operations, cash flows and changes in stockholders' equity of the commercial telecommunications operations of the Former Parent Companies, as if they had been operating as a separate company. Although these financial statements are presented as if the Company had operated as a corporation, the Company operated as a partnership for tax purposes and continued to operate in a partnership structure through May 10, 1999. The consolidated and combined statements of operations have been adjusted

                            TIME WARNER TELECOM INC.

to retroactively reflect an allocation of certain expenses pursuant to the final terms of agreements related to the Reorganization, primarily relating to office rent, overhead charges for various administrative functions performed by the Former Parent Companies and certain facility maintenance and pole rental costs. These allocations were required to reflect all costs of doing business and have been based on various methods which management believes result in reasonable allocation of such costs.

  Basis of Consolidation and Accounting for Investments

     The consolidated and combined financial statements include the accounts of the Company and all entities in which the Company has a controlling voting interest ("subsidiaries"). Significant intercompany accounts and transactions have been eliminated. Significant accounts and transactions with the Former Parent Companies are disclosed as related party transactions.

     Investments in entities in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. At December 31, 1998, the Company's investment in unconsolidated affiliate consisted solely of a 50% investment in MetroComm AxS, L.P. ("MetroComm L.P."), a joint venture providing commercial telecommunications services in the central Ohio area. Under the equity method, only the Company's investment in and amounts due to and from the equity investee are included in the consolidated balance sheets, and only the Company's share of the investee's income (losses) are included in the consolidated and combined statements of operations. During the second quarter of 1999, the remaining 50% of MetroComm L.P. was acquired (see note 2) and, accordingly, is accounted for on a consolidated basis as of May 31, 1999.

  Cash, Cash Equivalents and Marketable Securities

     Prior to July 14, 1998, the Company did not maintain any cash or marketable securities since all funding of the Company's operating, investing and financing activities was provided by capital contributions from the Former Parent Companies or by subordinated loans payable to the Former Parent Companies (see note 5). Such funding consisted of subordinated loans during the period from July 1, 1997 through July 14, 1998, and remained outstanding until May 14, 1999. The capital contributions of the Former Parent Companies, which are non-interest bearing, have been included in additional paid-in capital. Prior to repayment of the subordinated loans in May 1999, the subordinated loans, including accrued interest, had been reflected as long-term liabilities in the accompanying consolidated balance sheets.

     The Company considers all highly liquid debt instruments with an original maturity of three months or less, when purchased, to be cash equivalents.

     The Company records its marketable securities in conformity with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement entails categorizing all debt and equity securities as held-to-maturity securities, trading securities, or available-for-sale securities, and then measuring the securities at either fair value or amortized cost.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Interest on securities classified as held-to-maturity is included in interest income.

                            TIME WARNER TELECOM INC.

  Receivables

     The Company does not require collateral for telecommunication services provided to customers. However, the Company performs ongoing credit evaluations of its customers' financial conditions and has provided an allowance for doubtful accounts based on the expected collectability of all accounts receivable. The provision for doubtful accounts was $6.7 million, $2.0 million and $1.2 million for 1999, 1998 and 1997, respectively.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Construction costs, labor and applicable overhead related to the development, installation and expansion of the Company's networks, and interest costs related to construction are capitalized. During 1999, 1998 and 1997, interest capitalized was not significant. Repairs and maintenance costs are charged to expense when incurred.

     The Company licenses the right to use the majority of its fiber optic cable from Time Warner Cable, in which they are co-located. The cost of these rights, which are prepaid by the Company, is capitalized and reflects an allocable share of Time Warner Cable's costs, which, prior to the Reorganization, generally reflected the incremental costs incurred by Time Warner Cable to construct the fiber for the Company. Subsequent to the Reorganization, the Company pays for its allocable share of the cost of fiber and construction incurred by Time Warner Cable in routes where they are in joint construction. In routes where the Company is not in joint construction with Time Warner Cable, the Company pays for the full cost of construction. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................  5-20 years
Communications networks.....................................  5-15 years
Vehicles and other equipment................................  3-10 years
Fiber optic right to use....................................    15 years

     Property, plant and equipment consist of:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (AMOUNTS IN
                                                                   THOUSANDS)
Buildings and improvements..................................  $  15,741   $  14,453
Communications networks.....................................    556,054     380,150
Vehicles and other equipment................................     91,666      58,224
Fiber optic right to use....................................    205,309     159,292
                                                              ---------   ---------
                                                                868,770     612,119
Less accumulated depreciation...............................   (191,664)   (117,961)
                                                              ---------   ---------
          Total.............................................  $ 677,106   $ 494,158
                                                              =========   =========

  Intangible Assets

     Intangible assets primarily consist of goodwill, deferred right of way costs and covenants not to compete, which are amortized over periods of 10 to 20 years using the straight-line method. Amortization expense amounted to $2.7 million, $2.3 million and $2.0 million for 1999, 1998 and 1997, respectively. Accumulated amortization of intangible assets at December 31, 1999 and 1998, amounted to $7.0 million and $2.2 million, respectively.

                            TIME WARNER TELECOM INC.

  Impairment of Long-Lived Assets

     The Company periodically reviews the carrying amounts of property, plant and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  Revenue

     The Company's revenue has been derived primarily from the provision of "private line" or "direct access" telecommunications services; however, an increasing portion is derived from the provision of switched services. The Company's customers are principally telecommunications-intensive business end-users, long distance carriers, Internet service providers, wireless communications companies and governmental entities. Such customers are offered a wide range of integrated telecommunications products and services, including dedicated transmission, local switched, long distance, data and high-speed Internet access services. In addition, the Company benefits from its strategic relationship with the Class B Stockholders both through access rights and construction cost-sharing. As a result, the Company's networks have been constructed primarily through the use of fiber capacity licensed from the Class B Stockholders.

     Revenue for dedicated transport services is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenue for switched services, data and Internet services, and long distance are generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned. The fixed rate elements are billed in advance and recognized over the period provided.

     Reciprocal compensation revenue is an element of switched services revenue, which represents compensation from local exchange carriers ("LECs") for local exchange traffic terminated on the Company's facilities originated by other LECs. Reciprocal compensation is based on contracts between the Company and LECs. The Company recognizes reciprocal compensation revenue as it is earned, except in such cases where the revenue is under dispute. Under several of its contracts, the LECs have disputed the payment of reciprocal compensation for traffic terminating to Internet service provider ("ISP") customers contending that such traffic was not local. As a result, the Company has filed complaints with various public utility commissions ("PUCs") contending that the ISP traffic is local. Various of these state PUCs have ruled in favor of the Company, but all of these favorable decisions have subsequently been appealed by the LECs. While the Company believes that these disputes will ultimately be resolved in its favor, the Company only recognizes revenue on a portion of the cash received and defers recognition of a significant portion of this revenue pending outcome of the dispute. As of December 31, 1999, the Company deferred recognition of $32.8 million in reciprocal compensation revenue for payments received associated with these disputes. 1999 switched services revenue includes the recognition of a non-recurring $7.6 million settlement of reciprocal compensation. The Company pays reciprocal compensation expense to the other LECs for local exchange traffic it terminates on the LECs facilities. These costs are recognized as incurred and are reported as a component of operating expenses in the Consolidated and Combined Statements of Operations.

  Significant Customers

     The Company has substantial business relationships with a few large customers, including the major long distance carriers. For the years ended December 31, 1999 and 1998, the Company's top 10 customers accounted for 39% and 38% of the Company's consolidated and combined revenue, respectively. AT&T

                            TIME WARNER TELECOM INC.

accounted for more than 10% of the Company's total revenue in 1999 and AT&T and MCI WorldCom, Inc., accounted for more than 10% of the Company's total revenue in 1998. However, a substantial portion of such revenue results from traffic that is directed to the Company by the Company's customers who have selected such carriers as their long distance providers. Revenue includes sales to both AT&T and MCI WorldCom, Inc. (including sales directed to the Company by the Company's customers) of approximately $58.8 million, $28.9 million and $14.7 million 1999, 1998 and 1997, respectively.

  Segment Reporting

     The Company operates in 21 service areas and the Company's management makes decisions on resource allocation and assesses performance based on total revenue, EBITDA and capital spending of these operating locations. Each of the service areas offers the same products and services, have similar customers and networks, are regulated by the same type of authorities, and are managed directly by the Company's executives, allowing the 21 service areas to be aggregated, resulting in one reportable line of business.

  Loss Per Common Share

     The Company computes loss per common share in accordance with the provisions of Statement of Financial Accounting Standard No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires companies with complex capital structures to present basic and diluted earnings per share ("EPS"). Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, stock options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted EPS.

     The basic and diluted loss per common share for all periods presented herein was computed by dividing the net loss attributable to common shares by the weighted average outstanding common shares for the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified for comparability with the 1999 presentation.

2.  ACQUISITIONS

     During the second quarter of 1999, the Company acquired all of the outstanding common stock of Inc.Net, an Internet service provider, for consideration consisting of $3.8 million of Class A limited liability interests in TWT LLC, the Company's predecessor, approximately $3.5 million in net cash and the assumption of $1.9 million in liabilities. At the time of the IPO, such Class A limited liability interests were converted into 307,550 shares of Class A common stock of the Company. The Class A common stock of the Company into which the limited liability interests were converted will be held in escrow to be released to the former Inc.Net shareholders over a period of three years. Through the acquisition of this subsidiary, the Company plans to manage current and future data networks and provide new Internet products. The

                            TIME WARNER TELECOM INC.

transaction was accounted for under the purchase method of accounting and generated $6.9 million in goodwill, which is being amortized on a straight-line basis over a ten-year period. Amortization expense for 1999 was approximately $462,000.

     During the second quarter of 1999, the Company acquired all of the outstanding common stock of MetroComm through the issuance of 2,190,308 shares of Class A common stock of the Company valued at $24.1 million, and the assumption of $20.1 million in liabilities. Through the acquisition of MetroComm, the Company acquired the 50% interest of MetroComm AxS, L.P. not already owned by the Company. After the acquisition, the Company's Columbus, Ohio assets were transferred to MetroComm L.P. and all operations in Columbus, Ohio are now reported under the new entity. The transaction was accounted for under the purchase method of accounting and generated $18.8 million in goodwill, which is being amortized on a straight-line basis over a ten-year period. Amortization expense for 1999 was approximately $1.1 million.

     The two acquisitions completed during 1999 are summarized as follows (amounts in thousands):

                                                                1999
                                                              --------
Recorded value of assets acquired...........................  $ 32,003
Goodwill....................................................    25,746
Elimination of investment in unconsolidated affiliate.......    (5,278)
Assumed liabilities.........................................   (22,042)
Common stock issued in acquisitions.........................   (27,864)
                                                              --------
          Cash paid for acquisitions........................  $  2,565
                                                              ========

     Since both acquisitions are accounted for as purchases, the results of operations of Inc.Net and MetroComm are consolidated with the Company's results of operations from their respective acquisition dates. Had both acquisitions occurred on January 1, 1998, revenue, net loss, and basic and diluted loss per common share would not have been materially different for 1998 and 1999.

3.  MARKETABLE SECURITIES

     The Company's marketable securities portfolio includes shares of money market mutual funds, corporate debt securities, certificates of deposit with banks and foreign government debt securities. All of the Company's marketable securities are categorized as "held-to-maturity" and carried at amortized cost.

                            TIME WARNER TELECOM INC.

     Marketable securities at December 31, 1999 and 1998 were as follows:

                                                                1999       1998
                                                              --------   --------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
Cash equivalents:
  Shares of money market mutual funds.......................  $  4,510   $  3,338
  Certificates of deposit with banks........................        --      5,000
  Corporate and municipal debt securities...................    77,267     93,394
                                                              --------   --------
                                                                81,777    101,732
                                                              --------   --------
Current marketable securities:
  Certificates of deposit with banks........................    54,797     57,014
  Corporate and municipal debt securities...................   119,188    169,085
  Foreign government debt securities........................        --      5,008
                                                              --------   --------
                                                               173,985    231,107
                                                              --------   --------
Long-term marketable securities:
  Corporate debt securities.................................        --     19,750
                                                              --------   --------
          Total marketable securities.......................  $255,762   $352,589
                                                              ========   ========

     The estimated fair value of the marketable securities is not materially different from the amortized cost.

4.  LONG-TERM DEBT

     The Senior Notes are unsecured, unsubordinated obligations of the Company. Interest on the Senior Notes is payable semi-annually on January 15 and July 15, and began on January 15, 1999. Interest expense, including amortization of debt discount, relating to the Senior Notes totaled approximately $40.3 million and $17.9 million for 1999 and 1998, respectively. At December 31, 1999, the fair market value for the $400 million of Senior Notes was $415 million, based on market prices.

     The Senior Notes are governed by an Indenture that contains certain restrictive covenants. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations.

5.  SUBORDINATED LOANS PAYABLE TO THE FORMER PARENT COMPANIES

     During the period from July 1, 1997 through July 14, 1998, all of the Company's financing requirements were funded with subordinated loans from the Former Parent Companies. Such loans remained outstanding, accruing interest, through May 14, 1999. Such loans from the Former Parent Companies were subordinated in right of payment to the Senior Notes, except for a provision allowing repayment prior to maturity with the net proceeds of any offering of common stock or equivalent interest of the Company. Such loans bore interest (payable in kind) at The Chase Manhattan Bank's prime rate, which was 7.75% from January 1, 1999 through the payoff of the loan in May 1999. Interest expense relating to such loans totaled approximately $5.1 million, $11.6 million and $1.5 million for 1999, 1998 and 1997, respectively. On May 14, 1999, approximately $180 million of the proceeds from the IPO were used to repay the subordinated loans payable to the Former Parent Companies in full, including accrued interest.

                            TIME WARNER TELECOM INC.

6.  RELATED PARTY TRANSACTIONS

     In the normal course of business, the Company engages in various transactions with the Former Parent Companies, generally on negotiated terms among the affected units that, in management's opinion, result in reasonable allocations.

     The Company licenses the right to use the majority of its fiber optic cable from Time Warner Cable. The Company paid Time Warner Cable $16.8 million, $23.8 million and $32.5 million for 1999, 1998 and 1997, respectively, under this arrangement. Such costs have been capitalized by the Company. The amortization expense of these costs and fiber previously capitalized in the amount of $10.8 million, $9.0 million and $7.1 million for 1999, 1998 and 1997, respectively, has been classified as a component of depreciation and amortization expense in the accompanying consolidated and combined statements of operations. In addition, under this licensing arrangement, the Company reimburses Time Warner Cable for facility maintenance and pole rental costs, which aggregated $2.5 million, $2.0 million and $1.7 million for 1999, 1998 and 1997, respectively.

     The Company's operations, which in certain cases are co-located with Time Warner Cable's divisions, are allocated a charge for various overhead expenses for services provided by such divisions. Prior to the Reorganization, such allocations were based on direct labor, total expenses or headcount relative to each operating unit. The Company is also allocated rent based on the square footage of space occupied by the Company at Time Warner Cable's facilities. After the Reorganization, these costs are based on contracts with Time Warner Cable. Such charges aggregated approximately $1.6 million, $2.1 million and $4.4 million for 1999, 1998 and 1997, respectively.

     During the period July 1, 1997 through May 14, 1999, the Former Parent Companies provided all or a portion of the Company's financing requirements. Interest expense relating to such loans aggregated approximately $5.1 million, $11.6 million and $1.5 million for 1999, 1998 and 1997, respectively (see note
5).

     During 1998 and 1997, the Company participated in the Time Warner Cable Pension Plan (the "TW Pension Plan"), a noncontributory defined benefit pension plan which covered approximately 75% of all employees. The remaining 25% of employees participated in a pension plan under the administration of MediaOne, their previous employer (the "MediaOne Pension Plan"). The Company also participated in the Time Warner Cable Employees Savings Plan (the "Savings Plan"), a defined contribution plan. Both the TW Pension Plan and Savings Plan were administered by a committee appointed by the Board of Representatives of TWE and covered substantially all employees.

     Benefits under the TW Pension Plan are determined based on formulas which reflect employees' years of service and compensation levels during their employment period. Total pension cost aggregated $1.1 million for 1998 and 1997.

     Benefit costs under the MediaOne Pension Plan for certain employees of the Company aggregated $0.8 million and $0.6 million for 1998 and 1997, respectively.

     The Company's contributions to the Savings Plan represented up to 6.67% of the employees' compensation during the plan year. Defined contribution plan expense aggregated $1.0 million and $0.7 million for 1998 and 1997, respectively.

     As of January 1, 1999, the Company did not participate in the TW Pension Plan, the MediaOne Pension Plan or the Savings Plan because the Company adopted its own benefit plans. (See note 10). The Company has no future obligation to fund both the TW Pension Plan and the MediaOne Pension Plan.

                            TIME WARNER TELECOM INC.

7.  INCOME TAXES

     On May 10, 1999, in conjunction with the Reconstitution, a one-time charge to earnings of $39.4 million was recorded to recognize the net deferred tax liability associated with the change from a limited liability company to a corporation, as all of the Company's tax operating losses prior to May 10, 1999 were absorbed by the Former Parent Companies. The income tax benefit for 1999, shown below, includes the effect of the Reconstitution and the tax impact of operations from the date of the Reconstitution through December 31, 1999.

     Income tax expense is summarized as follows (amounts in thousands):

Total income tax expense....................................  $29,804
Less -- tax benefit related to exercise of non-qualified
  stock options.............................................   (2,678)
                                                              -------
          Total deferred income taxes.......................   27,126
  Less current..............................................       --
                                                              -------
          Net deferred......................................  $27,126
                                                              =======

     Variations from the federal statutory rate for activity since the Reconstitution date are as follows:

Expected federal income tax benefit at statutory rate.......  (35.0)%
Effect of net operating losses incurred prior to the
  Reconstitution............................................   18.5
Effect of the initial deferred tax liability recorded at the
  time of the Reconstitution................................   66.4
Effect of permanent differences.............................    1.1
State income tax benefit, net of federal income tax
  benefit...................................................   (2.1)
Other.......................................................    1.2
                                                              -----
          Income tax expense................................   50.1%
                                                              =====

     Significant components of the Company's net deferred tax liability at December 31, 1999 are as follows (amounts in thousands):

Deferred tax assets:
  Accrued expenses..........................................  $ 4,933
  Allowance for doubtful accounts...........................    3,159
  Net operating losses since the Reconstitution.............    5,869
                                                              -------
          Total deferred tax assets.........................   13,961
                                                              -------
Deferred tax liability -- depreciation and amortization.....   41,087
                                                              -------
          Net deferred tax liability........................  $27,126
                                                              =======

     At December 31, 1999, the Company has a net operating loss carryforward since the Reconstitution for federal income tax purposes of approximately $14.6 million. The net operating loss carryforward is scheduled to expire in 2019.

8.  OPTION PLANS -- COMMON STOCK AND STOCK OPTIONS

  Time Warner Telecom 1998 Option Plan

     The Company maintains a stock option plan reserving 9,027,000 shares of Class A common stock to be issued to officers and key employees under terms and conditions to be set by the Company's Board of Directors. Generally, the options vest over periods of up to four years and expire ten years from the date of issuance. Such options have generally been granted to employees of the Company at an estimated fair value at the date of grant, and accordingly, no compensation cost has been recognized by the Company relating to such option plan.

                            TIME WARNER TELECOM INC.

     During 1999, the Company granted options to purchase 100,000 shares outside of the option plan. Deferred compensation expense of $2.1 million was recorded and will be amortized on a straight-line basis over the four-year vesting period. In 1999, stock compensation expense of approximately $88,000 was recorded for such options and are reported as a component of selling, general and administrative expenses in the accompanying consolidated and combined statements of operations.

     The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is generally equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized. SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company elected not to adopt SFAS No. 123 for expense recognition purposes.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.
123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1999, respectively: risk-free interest rate of 6.5% during each period; dividend yield of 0.0% during each period; volatility factor of the expected market price of the Company's common stock of 0.74 for 1999; and a weighted-average expected life of the option of five years during each period.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The weighted-average fair value of options granted during 1998 and 1999 was $3.33 and $19.98, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss and pro forma net loss per share applicable to Class A common stock as if the company had used the fair value accounting provisions of SFAS No. 123 would be a loss of $103.1 million and a loss per share of $1.07 for the year ended December 31, 1999. The Company's shares were not publicly traded and no shares were exercisable as of December 31, 1998.

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1999 and 1998 are as follows:

                                        1999                           1998
                            ----------------------------   ----------------------------
                                        WEIGHTED AVERAGE               WEIGHTED AVERAGE
                             OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                            ---------   ----------------   ---------   ----------------
Options outstanding at
  beginning of year.......  5,810,750        $12.00               --        $   --
Granted...................  2,950,750         29.90        6,115,250         12.00
Exercised.................   (309,849)        12.00               --            --
Forfeited.................   (277,594)        12.63         (304,500)        12.00
                            ---------                      ---------
Options outstanding at end
  of year.................  8,174,057         18.44        5,810,750         12.00
                            ---------                      ---------
Exercisable at end of
  year....................  1,784,036        $12.00               --        $12.00
                            =========                      =========

                            TIME WARNER TELECOM INC.

     Exercise prices for options outstanding as of December 31, 1999, are as follows:

                                        OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       -----------------------------------------------------   ----------------------------------
                            NUMBER             WEIGHTED                             NUMBER
                       OUTSTANDING AS OF       AVERAGE           WEIGHTED      EXERCISABLE AS OF      WEIGHTED
RANGE OF                 DECEMBER 31,         REMAINING          AVERAGE         DECEMBER 31,         AVERAGE
EXERCISE PRICES              1999          CONTRACTUAL LIFE   EXERCISE PRICE         1999          EXERCISE PRICE
---------------        -----------------   ----------------   --------------   -----------------   --------------
$12.00-12.00.........      5,465,557             8.64             $12.00           1,784,036           $12.00
 14.00-34.00.........        662,250             9.51              21.38                   0             0.00
 34.50-34.50.........      2,000,000             9.88              34.50                   0             0.00
 35.75-48.13.........         46,250             9.96              43.02                   0             0.00
                           ---------                                               ---------
                           8,174,057             9.02             $18.44           1,784,036           $12.00
                           =========                                               =========

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and furniture, switching facilities and fiber optic use rights. Certain of these leases contain renewal clauses.

     At December 31, 1999, commitments under capital and non-cancelable operating leases with terms in excess of one year were as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
Year ended December 31:
  2000......................................................  $   737    $11,023
  2001......................................................      736      9,152
  2002......................................................      519      9,003
  2003......................................................      433      8,804
  2004......................................................      401      8,449
  Thereafter................................................    5,416     51,549
                                                              -------    -------
          Total minimum lease payments......................    8,242    $97,980
                                                                         =======
Less amount representing interest...........................   (4,139)
                                                              -------
Present value of obligations under capital leases...........    4,103
Less current portion of obligations under capital leases....     (476)
                                                              -------
Obligations under capital leases, excluding current
  portion...................................................  $ 3,627
                                                              =======

     The obligations under capital leases have been discounted at an imputed interest rate of 9.75%. Rental expense under operating leases, aggregated $9.4 million, $7.0 million and $5.4 million for 1999, 1998 and 1997, respectively.

     Pending legal proceedings are substantially limited to litigation incidental to the business of the Company. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial statements.

                            TIME WARNER TELECOM INC.

10.  EMPLOYEE BENEFIT PLANS

     Effective January 1, 1999, the Company adopted the "TWTC 401(k) by Time Warner Telecom" qualified retirement plan (the "401(k) Plan"). Employees who meet certain eligibility requirements may contribute up to 15% of their eligible compensation, subject to statutory limitations, to a trust for investment in several diversified investment choices, as directed by the employee. The Company made a matching contribution of 100% of each employee's contribution up to a maximum of 5% of the employee's eligible compensation. Contributions to the 401(k) Plan aggregated $3.3 million for 1999.

     Effective January 1, 2000, the Company adopted the "Time Warner Telecom 2000 Qualified Stock Purchase Plan" (the "Stock Purchase Plan"). Employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation to be used to purchase shares of the Company's Class A common stock, up to an annual limit of $25,000 in the Company's Class A common stock, at a 15% discount to fair market value. Stock purchases occur twice a year on January 1 and July 1, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Subject to stockholder approval at the Company's annual meeting, the Company is authorized to issue a total of 750,000 shares of the Company's Class A common stock to participants in the Stock Purchase Plan.

11.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following summarizes the Company's unaudited quarterly results of operations for 1999 and 1998:

                                                   THREE MONTHS ENDED
                                    ------------------------------------------------
                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                    --------   --------   ------------   -----------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Year Ended December 31, 1999
  Total revenue(1)................  $47,589    $ 58,381     $ 71,315      $ 91,468
  Operating income (loss).........  (15,536)    (11,340)      (8,561)        4,449
  Net loss........................  (24,642)    (53,178)      (9,115)       (2,330)
  Basic and diluted loss per
     common share.................    (0.30)      (0.57)       (0.09)        (0.02)
Year Ended December 31, 1998
  Total revenue...................   22,048      27,047       32,686        40,091
  Operating loss..................  (19,719)    (19,407)     (17,532)      (16,741)
  Net loss........................  (21,788)    (22,135)     (24,490)      (24,326)
  Basic and diluted loss per
     common share.................  $ (0.27)   $  (0.27)    $  (0.30)     $  (0.30)

---------------

(1) Total revenue for the quarter ended December 31, 1999 includes the recognition of a non-recurring $7.6 million settlement of reciprocal compensation.

     The total net loss per share for the 1999 quarter does not equal net loss per share for the respective year as the per share amounts for each quarter and for the year are computed based on their respective discrete periods.

                            TIME WARNER TELECOM INC.

                   CONSOLIDATED AND CONDENSED BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................   $   74,091      $   90,586
  Marketable debt securities................................       28,578         173,985
  Receivables, less allowances of $18,479 and $7,857........       81,821          52,652
  Prepaid expenses..........................................        2,247           2,938
                                                               ----------      ----------
          Total current assets..............................      186,737         320,161
                                                               ----------      ----------
Property, plant and equipment...............................    1,082,016         868,770
  Less accumulated depreciation.............................     (257,881)       (191,664)
                                                               ----------      ----------
                                                                  824,135         677,106
                                                               ----------      ----------
Intangible and other assets, net of accumulated amortization
  (notes 1 and 2)...........................................       93,663          45,745
                                                               ----------      ----------
          Total assets......................................   $1,104,535      $1,043,012
                                                               ==========      ==========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $   46,407      $   64,678
  Deferred revenue..........................................       35,719          37,913
  Other current liabilities.................................      127,356          86,752
                                                               ----------      ----------
          Total current liabilities.........................      209,482         189,343
                                                               ----------      ----------
Long-term debt and capital lease obligations (note 3).......      403,311         403,627
Deferred income taxes.......................................       21,231          27,126
Stockholders' equity (note 1):
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized, no shares issued and outstanding...........           --              --
  Class A common stock, $0.01 par value, 277,300,000 shares
     authorized, 33,428,172 and 23,543,422 shares issued and
     outstanding in 2000 and 1999, respectively.............          334             235
  Class B common stock, $0.01 par value, 162,500,000 shares
     authorized, 72,226,500 and 81,214,285 shares issued and
     outstanding in 2000 and 1999, respectively.............          722             812
  Additional paid-in capital................................      590,924         559,950
  Accumulated other comprehensive income, net of taxes......       12,030              --
  Accumulated deficit.......................................     (133,499)       (138,081)
                                                               ----------      ----------
          Total stockholders' equity........................      470,511         422,916
                                                               ----------      ----------
          Total liabilities and stockholders' equity........   $1,104,535      $1,043,012
                                                               ==========      ==========

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                        THREE MONTHS
                                                            ENDED           NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                     -------------------   -------------------
                                                       2000       1999       2000       1999
                                                     --------   --------   --------   --------
Revenue:
  Dedicated transport services.....................  $ 71,129   $ 40,666   $183,759   $105,727
  Switched services................................    50,027     30,649    169,308     71,558
                                                     --------   --------   --------   --------
          Total revenue............................   121,156     71,315    353,067    177,285
                                                     --------   --------   --------   --------
Costs and expenses(a):
  Operating........................................    48,299     30,488    130,846     81,949
  Selling, general and administrative..............    44,475     30,097    122,663     80,501
  Depreciation and amortization....................    23,994     19,291     68,793     50,272
                                                     --------   --------   --------   --------
          Total costs and expenses.................   116,768     79,876    322,302    212,722
                                                     --------   --------   --------   --------
          Operating income (loss)..................     4,388     (8,561)    30,765    (35,437)
Interest expense(a)................................   (10,043)    (9,983)   (30,657)   (35,139)
Interest income....................................     2,220      3,840      9,016     12,828
Equity in income of unconsolidated affiliate (note
  2)...............................................        --         --         --        285
                                                     --------   --------   --------   --------
          Income (loss) before income taxes........    (3,435)   (14,704)     9,124    (57,463)
Income tax expense (benefit).......................    (1,110)    (5,589)     4,542     29,473
                                                     --------   --------   --------   --------
          Net income (loss)........................  $ (2,325)  $ (9,115)  $  4,582   $(86,936)
                                                     ========   ========   ========   ========
Basic and diluted earnings (loss) per share........  $  (0.02)  $  (0.09)  $   0.04   $  (0.94)
                                                     ========   ========   ========   ========
Weighted average shares outstanding:
  Basic............................................   105,531    104,480    105,262     92,957
                                                     ========   ========   ========   ========
  Diluted..........................................   105,531    104,480    108,427     92,957
                                                     ========   ========   ========   ========

---------------

(a) Includes expenses resulting from transactions with affiliates (note 4):

     Operating.....................................  $    290   $    749   $    755   $  1,764
                                                     ========   ========   ========   ========
     Selling, general and administrative...........  $    399   $    312   $  1,100   $  1,259
                                                     ========   ========   ========   ========
     Depreciation and amortization.................  $  3,231   $  2,626   $  9,594   $  7,842
                                                     ========   ========   ========   ========
     Interest expense..............................  $     --   $     --   $     --   $  5,078
                                                     ========   ========   ========   ========

                            See accompanying notes.

                           TIME WARNER TELECOM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $   4,582   $ (86,936)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................     68,793      50,272
     Amortization of deferred debt issue costs..............      1,661         937
     Equity in income of unconsolidated affiliate...........         --        (285)
     Deferred income tax expense............................      4,542      29,473
     Changes in operating assets and liabilities, net of the
      effect of acquisitions:
       Receivables and prepaid expenses.....................    (28,478)     (8,641)
       Accounts payable, deferred revenue and other current
        liabilities.........................................     20,138       1,986
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................     71,238     (13,194)
                                                              ---------   ---------
Cash flows from investing activities:
  Capital expenditures......................................   (213,246)   (138,305)
  Cash paid for acquisitions, net of cash acquired..........    (10,000)     (2,567)
  Purchases of marketable securities........................    (93,919)   (116,557)
  Proceeds from maturities of marketable securities.........    239,326     132,625
  Other investing activities................................     (9,978)         --
                                                              ---------   ---------
          Net cash used in investing activities.............    (87,817)   (124,804)
                                                              ---------   ---------
Cash flows from financing activities:
  Net proceeds from issuance of common stock upon exercise
     of stock options.......................................     10,370         889
  Net proceeds from issuance of common stock in connection
     with the employee stock purchase plan..................      2,089          --
  Payment of capital lease obligations......................       (315)       (133)
  Deferred debt issue costs.................................    (12,060)         --
  Net proceeds from initial public offering.................         --     270,182
  Repayment of loans to Former Parent Companies.............         --    (180,018)
  Repayment of acquired debt................................         --     (15,668)
                                                              ---------   ---------
          Net cash provided by financing activities.........         84      75,252
                                                              ---------   ---------
          Decrease in cash and cash equivalents.............    (16,495)    (62,746)
Cash and cash equivalents at beginning of period............     90,586     105,140
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $  74,091   $  42,394
                                                              =========   =========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $  38,407   $  46,825
                                                              =========   =========
  Tax benefit related to exercise of non-qualified stock
     options................................................  $  18,524   $      --
                                                              =========   =========
  Cash paid for income taxes................................  $     419   $     168
                                                              =========   =========

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                          COMMON STOCK                            ACCUMULATED
                                ---------------------------------                    OTHER
                                    CLASS A           CLASS B       ADDITIONAL   COMPREHENSIVE                     TOTAL
                                ---------------   ---------------    PAID-IN        INCOME,      ACCUMULATED   STOCKHOLDERS'
                                SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     NET OF TAXES      DEFICIT        EQUITY
                                ------   ------   ------   ------   ----------   -------------   -----------   -------------
                                                                   (AMOUNTS IN THOUSANDS)
Balance at January 1, 2000....  23,543    $235    81,214    $812     $559,950       $    --       $(138,081)     $422,916
  Shares issued for cash in
    connection with the
    exercise of stock
    options...................    844        8       --       --       28,886            --              --        28,894
  Shares issued for cash in
    connection with the
    employee stock purchase
    plan......................     54        1       --       --        2,088            --              --         2,089
  Conversion of shares by
    related party (note 1)....  8,987       90    (8,987)    (90)          --            --              --            --
  Change in unrealized holding
    gain for
    available-for-sale
    security, net of taxes....     --       --       --       --           --        12,030              --        12,030
  Net income..................     --       --       --       --           --            --           4,582         4,582
                                ------    ----    ------    ----     --------       -------       ---------      --------
Balance at September 30,
  2000........................  33,428    $334    72,227    $722     $590,924       $12,030       $(133,499)     $470,511
                                ======    ====    ======    ====     ========       =======       =========      ========

                            See accompanying notes.

                            TIME WARNER TELECOM INC.

            NOTES TO CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                  (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Capital Structure

     Time Warner Telecom Inc. (the "Company"), a Delaware corporation, is a leading fiber facilities-based provider of integrated communications services and solutions to medium and large business customers in selected metropolitan markets across the United States. The Company offers local businesses "last-mile" broadband connections for data, high-speed Internet access, local voice, and long distance services.

     Time Warner Cable, as defined below, began the Company's business in 1993 by providing telephony services through cable systems owned by Time Warner Entertainment Company, L.P. ("TWE"), Time Warner Entertainment-Advance/Newhouse Partnership ("TWE-A/N"), and Time Warner Inc. ("Time Warner"), collectively referred to as the "Former Parent Companies." "Time Warner Cable" refers to the cable systems owned by TWE, TWE-A/N, and Time Warner.

     TWE and TWE-A/N are owned as follows:

          (1) TWE is a partnership of subsidiaries of Time Warner and AT&T Corp. ("AT&T"), as successor by merger to Media One Group, Inc. ("MediaOne"); and

          (2) TWE-A/N is a partnership of TWE, Time Warner and Advance/Newhouse Partnership ("Advance").

     On July 14, 1998, Time Warner Telecom LLC ("TWT LLC") succeeded to the ownership of the Company's business. At that time, Time Warner, MediaOne and Advance (collectively referred to as the "Class B Stockholders") formed TWT LLC to acquire the assets and liabilities of the Company's business from the Former Parent Companies and to conduct the offering on July 21, 1998 of $400 million principal amount 9 3/4% Senior Notes due July 2008 (the "Senior Notes"). In the transaction, referred to as the "Reorganization," the Class B Stockholders (either directly or through subsidiaries) became the owners of all the limited liability company interests in TWT LLC. The Reorganization has been reflected as of July 1, 1998 for accounting purposes.

     On May 10, 1999, in preparation for the Company's initial public offering, TWT LLC was reconstituted as a Delaware corporation (the "Reconstitution") under the name Time Warner Telecom Inc. by merging into a newly formed Delaware corporation. The Company accounted for the Reorganization and the Reconstitution at each of the Class B Stockholders' historical cost basis and, except as noted below, the Reorganization and Reconstitution had no effect on the Company's total stockholders' equity, which has been presented on a consistent basis. In connection with the Reconstitution, the Company's capitalization was authorized to include two classes of common stock, Class A common stock and Class B common stock. As part of the merger, the outstanding Class A limited liability company interests were converted into Class A common stock and the Class B Stockholders exchanged their Class B limited liability company interests in TWT LLC for Class B common stock of the newly formed corporation, Time Warner Telecom Inc. Prior to the Reconstitution, the only outstanding Class A interests were those held by the former shareholders of Internet Connect, Inc, which the Company acquired in April 1999 (see note 2). Following the Reconstitution, the Class B Stockholders held all of the Company's Class B common stock. Accordingly, the accompanying financial statements have been adjusted to retroactively reflect the authorization and issuance of the shares of Class A common stock and Class B common stock for all periods presented.

     On May 14, 1999, in conjunction with the Reconstitution, the Company completed an initial public offering of 20,700,000 shares of Class A common stock at a price of $14 per share (the "IPO"). The IPO generated $270.2 million in proceeds for the Company, net of underwriting discounts and expenses. The net

                            TIME WARNER TELECOM INC.

proceeds were used primarily to repay indebtedness to the Former Parent Companies (see note 4). The proceeds of the IPO remaining after repayment of that indebtedness were used to repay assumed debt from acquisitions and to fund capital expenditures.

     As a result of the IPO, the Company has two classes of common stock outstanding, Class A common stock and Class B common stock. Holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. Holders of Class A common stock and Class B common stock generally vote together as a single class. However, some matters require the approval of 100% of the holders of the Class B common stock voting separately as a class, and some matters require the approval of a majority of the holders of the Class A common stock, voting separately as a class. Upon completion of the IPO, the Class B Stockholders owned all of the 81,250,000 shares of outstanding Class B common stock. Subsequent to the IPO, 9,023,500 shares of Class B common stock have been converted into Class A common stock. As of September 30, 2000, the Class B Stockholders had approximately 95.6% of the combined voting power of the outstanding common stock.

     The Company also is authorized to issue shares of Preferred Stock. The Company's Board of Directors has the authority to establish the voting powers, the preferences, and special rights for the Preferred Stock. No such voting powers, preferences, or special rights have been established and no shares of Preferred Stock have been issued as of September 30, 2000.

     MediaOne completed an underwritten offering on May 1, 2000 of 9,000,000 shares of Class A common stock of the Company, 8,987,785 of which were converted from shares of Class B common stock. As a result of this transaction, MediaOne was no longer entitled to appoint three members of the Company's Board of Directors and the three directors designated by MediaOne have resigned. After the transaction, MediaOne held 6,289,842 shares of Class B common stock, representing 6.0% of the Company's total outstanding common stock and 8.3% of the total voting power, and the Class B Stockholders as a group had approximately 95.6% of the combined voting power of the outstanding common stock as of May 2, 2000. The Company did not receive any proceeds nor did its total shares outstanding change as a result of this transaction.

     On June 15, 2000, MediaOne merged with AT&T. As a result of the merger, the Class B common stock previously beneficially owned by a MediaOne subsidiary is beneficially owned by AT&T, since that subsidiary has become a wholly-owned subsidiary of AT&T. However, the transaction does not affect the rights of that subsidiary as a Class B Stockholder.

     On January 10, 2000, Time Warner announced an agreement to merge with America Online, Inc. ("AOL") in a stock-for-stock transaction that would create a new company called AOL Time Warner Inc. As a result of the merger, both AOL and Time Warner will become wholly owned subsidiaries of AOL Time Warner. If the merger is completed, the Class B common stock beneficially owned by Time Warner will be beneficially owned by AOL Time Warner and its subsidiaries. However, the transaction will not affect the rights of Time Warner subsidiaries as Class B Stockholders. The merger was approved by the Time Warner stockholders, but is also subject to customary closing conditions, including regulatory clearance. There is no assurance that the clearance will be obtained or that the merger will be consummated.

  Basis of Presentation

     Until July 14, 1998, the historical financial statements of the Company reflected the "carved out" historical financial position, results of operations, cash flows, and changes in stockholders' equity of the commercial telecommunications operations of the Former Parent Companies, as if they had been operating as a separate company. Although these financial statements are presented as if the Company had operated as a corporation, the Company operated as a partnership for tax purposes and continued to operate in a partnership structure through May 10, 1999. The consolidated statements of operations have been adjusted to retroactively

                            TIME WARNER TELECOM INC.

reflect an allocation of certain expenses pursuant to the final terms of agreements related to the Reorganization, primarily relating to office rent, overhead charges for various administrative functions performed by Time Warner Cable, and certain facility maintenance and pole rental costs. These allocations were required to reflect all costs of doing business and have been based on various methods which management believes result in reasonable allocation of these costs.

     The accompanying interim consolidated and condensed financial statements are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1999.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and all entities in which the Company has a controlling voting interest ("subsidiaries"). Significant intercompany accounts and transactions have been eliminated. Significant accounts and transactions with Time Warner Cable are disclosed as related party transactions.

  Investments

     Marketable equity securities held by the Company are classified as available-for-sale. Accordingly, these securities are included in other assets at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive income in stockholders' equity. Other investments in which ownership interest is less than 20% and are not considered marketable securities are generally carried at the lower of cost or net realizable value. Realized gains and losses are determined on a specific identification basis.

     At September 30, 2000, the fair value of the Company's available-for-sale security was $23.1 million. The unrealized holding gain on this marketable equity security is reported as accumulated other comprehensive income, net of taxes, in the accompanying consolidated financial statements. As of September 30, 2000, the unrealized holding gain on this security was $12.0 million, net of taxes. There were no sales of marketable securities for the nine months ended September 30, 2000 and 1999, respectively.

     Investments in entities in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. During the first quarter of 1999, the Company's investment in unconsolidated affiliate consisted solely of a 50% investment in MetroComm AxS, L.P. ("MetroComm L.P."), a joint venture providing commercial telecommunications services in the central Ohio area. Under the equity method, only the Company's investment in and amounts due to and from the equity investee were included in the consolidated balance sheets, and only the Company's share of the investee's income (losses) was included in the consolidated statements of operations. During the second quarter of 1999, the remaining 50% of MetroComm L.P. was acquired (see note 2) and, accordingly, is accounted for on a consolidated basis as of May 31, 1999.

                            TIME WARNER TELECOM INC.

  Revenue

     The Company's revenue has been derived primarily from business telephony services, including dedicated transport, local switched, long distance, data and high-speed Internet access services. The Company's customers are principally telecommunications-intensive business end-users, long distance carriers, Internet service providers ("ISPs"), wireless communications companies, and governmental entities.

     Revenue for dedicated transport services is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenue for switched services, data and Internet services, and long distance are generally billed on a transactional basis determined by customer usage with some fixed rate elements. The transactional elements of switched services are billed in arrears and estimates are used to recognize revenue in the period earned. The fixed rate elements are billed in advance and recognized over the period provided.

     Reciprocal compensation revenue is an element of switched services revenue, which represents compensation from local exchange carriers ("LECs") for local exchange traffic terminated on the Company's facilities originated by other LECs. Reciprocal compensation is based on contracts between the Company and LECs. The Company recognizes reciprocal compensation revenue as it is earned, except in such cases where the revenue is under dispute. Under several of its contracts, the LECs have disputed the payment of reciprocal compensation for traffic terminating to ISP customers contending that such traffic was not local. As a result, the Company initiated the dispute resolution process under the applicable contracts to collect these amounts and filed complaints with various public utility commissions ("PUCs") contending that the ISP traffic is local. Various of these state PUCs have ruled in favor of the Company, but all of these favorable decisions have subsequently been appealed by the LECs. While the Company believes that these disputes will ultimately be resolved in its favor, the Company only recognizes revenue on a portion of the cash received and defers recognition of a portion of this revenue pending outcome of the dispute. In addition, the payment of reciprocal compensation under certain of the Company's interconnection agreements is, by the terms of those agreements, subject to adjustment or repayment depending on prospective federal or state generic rulings with respect to reciprocal compensation for ISP traffic. Switched services revenue for the nine months ended September 30, 2000 includes the recognition of $27.3 million of non-recurring reciprocal compensation. A significant portion of the non-recurring reciprocal compensation revenue recognized during the nine months ended September 30, 2000 was a result of the resolution of certain cases involving reciprocal compensation disputes. As of September 30, 2000, the Company had deferred recognition of $25.4 million in reciprocal compensation revenue for payments received associated with pending disputes and agreements that are subject to future reciprocal compensation adjustments. The Company pays reciprocal compensation expense to the other LECs for local exchange traffic it terminates on the LEC's facilities. These costs are recognized as incurred and are reported as a component of operating expenses in the accompanying consolidated statements of operations.

  Significant Customers

     The Company has substantial business relationships with a few large customers, including the major long distance carriers. For the nine months ended September 30, 2000 and 1999, the Company's top 10 customers accounted for 46% and 45%, respectively, of the Company's consolidated revenue. MCI WorldCom, Inc. ("MCI") accounted for more than 10% of the Company's total revenue, or $36.4 million, during the nine months ended September 30, 2000, but accounted for less than 10% of the Company's total revenue during the nine months ended September 30, 1999. AT&T accounted for more than 10% of the Company's total revenue or $23.5 million, during the nine months ended September 30, 1999, but accounted for less than 10% of the Company's total revenue during the nine months ended September 30, 2000. However, a substantial portion of this revenue results from traffic that is directed to the Company by the Company's customers who have selected AT&T or MCI as their long distance provider.

                            TIME WARNER TELECOM INC.

  Segment Reporting

     The Company operates in 22 service areas and the Company's management makes decisions on resource allocation and assesses performance based on total revenue, EBITDA, and capital spending of these operating locations. Each of the service areas offers the same products and services, has similar customers and networks, is regulated by the same type of authorities, and is managed directly by the Company's executives, allowing the 22 service areas to be aggregated, resulting in one reportable line of business.

  Earnings (Loss) Per Common Share and Potential Common Share

     Basic earnings (loss) per share for all periods presented herein was computed by dividing the net income (loss) by the weighted average shares outstanding for the period.

     The diluted loss per common share for the three and nine months ended September 30, 1999 and the three months ended September 30, 2000 was computed by dividing the net loss attributable to common shares by the weighted average outstanding common shares for the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

     The diluted earnings per share for the nine months ended September 30, 2000 was computed by dividing the net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period.

     Set forth below is a reconciliation of the basic and diluted earnings
(loss) per share for each period:

                                             THREE MONTHS ENDED      NINE MONTHS ENDED
                                               SEPTEMBER 30,           SEPTEMBER 30,
                                            --------------------    --------------------
                                              2000        1999        2000        1999
                                            --------    --------    --------    --------
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                              AMOUNTS)
Net income (loss) for basic and diluted
  earnings (loss) per share...............  $ (2,325)   $ (9,115)   $  4,582    $(86,936)
                                            --------    --------    --------    --------
Weighted-average number of
  shares--basic...........................   105,531     104,480     105,262      92,957
Dilutive effect of stock options..........        --          --       3,165          --
                                            --------    --------    --------    --------
Weighted-average number of
  shares--diluted.........................  $105,531    $104,480    $108,427    $ 92,957
                                            ========    ========    ========    ========
Earnings (loss) per share:
  Basic...................................  $  (0.02)   $  (0.09)   $   0.04    $  (0.94)
                                            ========    ========    ========    ========
  Diluted.................................  $  (0.02)   $  (0.09)   $   0.04    $  (0.94)
                                            ========    ========    ========    ========

  Recent Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which is required to be adopted in years beginning after June 15, 2000. Because the Company has historically not made use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of the Company.

                            TIME WARNER TELECOM INC.

2.  ACQUISITIONS

     During the second quarter of 1999, the Company acquired all of the outstanding common stock of Internet Connect, Inc., an Internet service provider, for consideration consisting of $3.8 million of Class A limited liability interests in TWT LLC, the Company's predecessor, approximately $3.5 million in net cash, and the assumption of $1.9 million in liabilities. At the time of the IPO, these Class A limited liability interests were converted into 307,550 shares of Class A common stock of the Company. The Class A common stock of the Company into which the limited liability interests were converted are being held in escrow to be released to the former Internet Connect, Inc. shareholders over a period of three years, beginning in April 2000. Through the acquisition of this subsidiary, the Company plans to manage current and future data networks and provide new Internet products. The transaction was accounted for under the purchase method of accounting and generated $6.9 million in goodwill, which is being amortized on a straight-line basis over a ten-year period. Amortization expense aggregated $521,000 and $289,000 for the nine months ended September 30, 2000 and 1999, respectively.

     During the second quarter of 1999, the Company acquired all of the outstanding common stock of MetroComm, Inc. ("MetroComm") through the issuance of 2,190,308 shares of Class A common stock of the Company valued at $24.1 million, and the assumption of $20.1 million in liabilities. Through the acquisition of MetroComm, the Company acquired the 50% interest of MetroComm L.P. not already owned by the Company. After the acquisition, the Company's Columbus, Ohio assets were transferred to MetroComm L.P. and all operations in Columbus, Ohio are now reported under the new entity. The transaction was accounted for under the purchase method of accounting and generated $18.8 million in goodwill, which is being amortized on a straight-line basis over a ten-year period. Amortization expense aggregated $1,412,000 and $627,000 for the nine months ended September 30, 2000 and 1999, respectively.

     Since both acquisitions are accounted for as purchases, the results of operations of Internet Connect, Inc. and MetroComm are consolidated with the Company's results of operations from their respective acquisition dates.

     On September 11, 2000, the Company executed a definitive purchase agreement to acquire substantially all of the assets of GST Telecommunications, Inc ("GST") out of bankruptcy. GST is a facilities-based integrated communications provider offering voice, data, and Internet services primarily to business customers throughout the western United States. The asset purchase agreement provides for the purchase of substantially all of the GST assets for cash consideration of $640 million, plus the assumption of certain liabilities and fees, for a total purchase price of $690 million, subject to certain purchase price adjustments. The bankruptcy court approved the transaction, but the closing is still subject to regulatory approvals and certain other closing conditions. There is no assurance that all necessary regulatory approvals will be obtained or that all closing conditions will be satisfied. The GST asset acquisition, if completed, is expected to accelerate the Company's build-out strategy by adding to the Company's network 15 additional markets in the western United States, 4,210 route miles, 227,674 fiber miles, and service to 345 on-net buildings. In addition, the Company will acquire GST's network operations center in Vancouver, Washington, SS7 networks, voice and data switches, and substantially all other assets excluding certain customers and certain assets in Hawaii. The acquisition is expected to close by the end of 2000 or the first quarter of 2001.

3.  LONG-TERM DEBT

     The Senior Notes are unsecured, unsubordinated obligations of the Company. Interest on the Senior Notes is payable semi-annually on January 15 and July 15, and began on January 15, 1999. Interest expense, including amortization of debt discount, relating to the Senior Notes totaled approximately $30.1 million for both the nine months ended September 30, 2000 and 1999. At September 30, 2000, the fair market value for the $400 million of Senior Notes was $360 million, based on market prices.

                            TIME WARNER TELECOM INC.

     The Senior Notes are governed by an Indenture that contains certain restrictive covenants. These restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets, and engage in mergers and consolidations.

     On April 10, 2000, the Company executed a $475 million Senior Secured Revolving Credit Facility (the "Revolver"). The Revolver has a final maturity of December 31, 2007, with annual reductions in the principal amount available under the Revolver commencing on December 31, 2004, and borrowings will be at the Eurodollar rate plus a margin of up to 2.0%, depending on financial metrics. The Company is required to pay commitment fees on a quarterly basis ranging from 0.875% to 0.500% per annum on the undrawn available commitment. Commitment fee expense was $1,997,000 for the nine months ended September 30, 2000 and has been classified as a component of interest expense in the accompanying consolidated statements of operations. It is anticipated that the Revolver will primarily be used for the build-out of the Company's network and working capital needs. At September 30, 2000, the undrawn available commitment under the Revolver was $475 million.

     Under a commitment letter with The Chase Manhattan Bank ("Chase") and Morgan Stanley Senior Funding ("Morgan Stanley") dated September 11, 2000, the Company expects to replace its existing $475 million senior secured revolving credit facility with a new $1 billion amended and restated facility. Chase and Morgan Stanley's commitments to provide the amended and restated facility are subject to various conditions.

     The amended and restated facility will provide up to $525 million of senior secured term loan financing, a substantial portion of which the Company expects to use for the purchase of the GST assets, and a $475 million senior secured revolving credit facility. As with the Company's existing credit facility, borrowings under the amended and restated facility will be secured by the Company's interest in all of its subsidiaries and substantially all of the assets of the Company's subsidiaries, including the assets to be acquired from GST, except for certain assets with respect to which the grant of a security interest is prohibited by governing agreements. As with the Company's existing credit facility, the amended and restated facility will require the Company to prepay outstanding loans when its cash flow exceeds certain levels and with the proceeds received from a number of specified events or transactions, including certain asset sales and insurance recoveries for assets not replaced. In addition, obligations under the amended and restated facility will be subject to various covenants that limit the Company's ability to:

     - borrow and incur liens on its property;

     - pay dividends or make other distributions; and

     - make capital expenditures.

     As with the Company's existing credit facility, the amended and restated facility will also contain financial covenants, including a consolidated leverage ratio, a consolidated interest coverage ratio, a consolidated debt service coverage ratio, and a consolidated debt default, including cross default provisions. Under the cross default provisions, the Company is deemed to be in default under the amended and restated facility if the Company has defaulted under any of the other material outstanding obligations, such as the 9 3/4% Senior Notes.

     The Company also entered into a commitment letter with Chase, Morgan Stanley, and Lehman Commercial Paper Inc. for a $700 million senior unsecured bridge loan facility. The Company expects to borrow the entire $700 million on the closing date of the GST asset acquisition. The commitments of the bridge lenders to provide the bridge facility are subject to various conditions.

                            TIME WARNER TELECOM INC.

     Any notes issued under the proposed bridge facility will be repayable one year from the date of the issuance under the bridge facility and will bear interest quarterly at the London Interbank Offered Rate plus a specified margin that increases over time. The specified margin may be increased if the Company's credit rating deteriorates. The Company will have the ability to repay the bridge facility at any time prior to the maturity date upon 10 days' written notice. In addition, the bridge notes must be repaid with the proceeds of any debt or equity financings, as well as certain other events, that occur prior to the maturity date. The Company also expects to pay customary commitment and other fees in connection with the bridge facility.

     In the event that the Company is not able to repay the bridge notes within one year, it will be obligated to issue new notes in exchange for the bridge notes. Any such exchange notes would have the same principal amount as the bridge notes and mature 10 years from the date of issuance. In addition, the Company would be required to pay customary fees under the bridge notes upon issuance of any exchange notes. Interest on the exchange notes would be payable quarterly at a specified interest rate.

4.  RELATED PARTY TRANSACTIONS

     In the normal course of business, the Company engages in various transactions with the Former Parent Companies, generally on negotiated terms among the affected units that, in management's opinion, result in reasonable allocations.

     The Company benefits from its strategic relationship with Time Warner Cable both through access to local right-of-way and construction cost-sharing. The Company's networks have been constructed primarily through the use of fiber capacity licensed from Time Warner Cable. Under this licensing arrangement, the Company paid Time Warner Cable $1.4 million and $13.7 million for the nine months ended September 30, 2000 and 1999, respectively. These costs have been capitalized by the Company. The amortization expense of these costs and fiber previously capitalized in the amount of $9.6 million and $7.8 million for the nine months ended September 30, 2000 and 1999, respectively, has been classified as a component of depreciation and amortization expense in the accompanying consolidated statements of operations. In addition, under this licensing arrangement, the Company reimburses Time Warner Cable for facility maintenance and pole rental costs, which aggregated $755,000 and $1.8 million for the nine months ended September 30, 2000 and 1999, respectively.

     The Company's operations, which in certain cases are co-located with Time Warner Cable's divisions, are allocated a charge for various overhead expenses for services provided by these divisions. Prior to the Reorganization, the allocations were based on direct labor, total expenses, or headcount relative to each operating unit. The Company is also allocated rent based on the square footage of space occupied by the Company at Time Warner Cable's facilities. After the Reorganization, these costs are based on contracts with Time Warner Cable. The charges aggregated $1.1 million and $1.3 million for the nine months ended September 30, 2000 and 1999, respectively.

     During the period from July 1, 1997 through July 14, 1998, all of the Company's financing requirements were funded with subordinated loans from the Former Parent Companies. These loans remained outstanding, accruing interest, through May 14, 1999. The loans from the Former Parent Companies were subordinated in right of payment to the Senior Notes, except for a provision allowing repayment prior to maturity with the net proceeds of any offering of common stock or equivalent interest of the Company. These loans bore interest (payable in kind) at Chase's prime rate, which was 7.75% from January 1, 1999 through the payoff of the loan in May 1999. Interest expense relating to these loans totaled approximately $5.1 million for the nine months ended September 30, 1999. On May 14, 1999, approximately $180 million of the proceeds from the IPO were used to repay the subordinated loans payable to the Former Parent Companies in full, including accrued interest.

                            TIME WARNER TELECOM INC.

5.  COMMITMENTS AND CONTINGENCIES

     Pending legal proceedings are substantially limited to litigation incidental to the business of the Company. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
  GST Telecommunications, Inc.:

     We have audited the accompanying consolidated balance sheets of GST Telecommunications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1999, the three-month period ended December 31, 1997, and for the year ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GST Telecommunications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the two-year period ended December 31, 1999, the three-month period ended December 31, 1997, and for the year ended September 30, 1997 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 16(c) and (d) to the consolidated financial statements, on May 17, 2000 the Company filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Laws. Subsequent to this filing, the Company conducted an auction under the supervision of the Bankruptcy Court that has resulted in a definitive agreement to sell a substantial portion of the Company's assets to Time Warner Telecom Inc. These actions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ KPMG LLP

Portland, Oregon
March 17, 2000, except for note 16(c) and (d), as to which the date is September 21, 2000

                          GST TELECOMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $   42,983   $   86,070
  Restricted investments....................................      19,828       34,107
  Trade accounts receivable, net............................      45,244       32,935
  Construction contracts receivable.........................      26,823        3,338
  Investments...............................................      44,596       16,246
  Prepaid and other current assets..........................       8,562        9,601
                                                              ----------   ----------
          Total current assets..............................     188,036      182,297
                                                              ----------   ----------
Restricted investments......................................       9,848      247,257
Property and equipment, net.................................     832,047      615,852
Goodwill, net...............................................      41,409       51,091
Other assets, net...........................................      41,289       54,786
                                                              ----------   ----------
          Total assets......................................  $1,112,629   $1,151,283
                                                              ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   30,579   $   26,411
  Accrued expenses..........................................      49,759       37,445
  Deferred revenue..........................................      10,066        6,030
  Current portion of capital lease obligations..............       6,693        5,649
  Current portion of long-term debt.........................      17,466       13,417
                                                              ----------   ----------
          Total current liabilities.........................     114,563       88,952
                                                              ----------   ----------
Long-term interest payable..................................      43,134       21,377
Capital lease obligations, less current portion.............      16,813       19,741
Long-term debt, less current portion........................   1,151,778    1,092,959
Commitments and contingencies
Redeemable preference shares:
  Authorized -- 10,000,000 no par shares; 500 shares issued
     and outstanding at December 31, 1999 and 1998..........      69,688       61,741
Shareholders' deficit:
  Common shares:
     Authorized -- unlimited number of no par common shares;
      issued and outstanding -- December 31,
      1999 -- 37,734,507 shares, December 31,
      1998 -- 36,264,066 shares.............................     238,626      234,267
     Accumulated deficit....................................    (566,523)    (383,954)
     Accumulated other comprehensive income.................      44,550       16,200
                                                              ----------   ----------
                                                                (283,347)    (133,487)
                                                              ----------   ----------
          Total liabilities and shareholders' deficit.......  $1,112,629   $1,151,283
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                               YEARS ENDED        THREE-MONTH
                                              DECEMBER 31,        PERIOD ENDED    YEAR ENDED
                                          ---------------------   DECEMBER 31,   SEPTEMBER 30,
                                            1999        1998          1997           1997
                                          ---------   ---------   ------------   -------------
Revenues:
  Telecommunications and other
     services...........................  $ 202,686   $ 149,783     $ 26,064       $  82,593
  Construction, facility sales and
     other..............................    115,147       8,826        1,488              --
  Product...............................      4,089       4,708        8,706          23,374
                                          ---------   ---------     --------       ---------
          Total revenues................    321,922     163,317       36,258         105,967
                                          ---------   ---------     --------       ---------
Operating costs and expenses:
  Network expenses......................    129,761     104,320       19,127          66,250
  Facilities administration and
     maintenance........................     21,074      16,703        3,511          12,304
  Cost of construction revenues.........     74,940       1,424          300              --
  Cost of product revenues..............      2,484       2,999        3,102           7,990
  Selling, general and administrative...    122,974      96,506       22,428          72,046
  Research and development..............         --          --          781           2,316
  Depreciation and amortization.........     70,973      45,957        8,864          24,159
  Special charges.......................         --      30,580           --           7,445
                                          ---------   ---------     --------       ---------
          Total operating costs and
            expenses....................    422,206     298,489       58,113         192,510
                                          ---------   ---------     --------       ---------
          Loss from operations..........   (100,284)   (135,172)     (21,855)        (86,543)
                                          ---------   ---------     --------       ---------
Other expenses (income):
  Interest income.......................     (9,736)    (24,145)      (4,101)         (7,026)
  Interest expense, net of amounts
     capitalized........................    115,481     101,648       18,948          37,665
  Gain on sale of subsidiary shares.....         --     (61,266)          --          (7,376)
  Other.................................    (23,460)      3,281        1,569           2,017
                                          ---------   ---------     --------       ---------
                                             82,285      19,518       16,416          25,280
                                          ---------   ---------     --------       ---------
          Loss before minority interest
            in income of subsidiaries
            and income tax..............   (182,569)   (154,690)     (38,271)       (111,823)
                                          ---------   ---------     --------       ---------
Income tax expense:
  Current...............................         --          --          758           1,802
  Deferred..............................         --          --           92            (899)
                                          ---------   ---------     --------       ---------
                                                 --          --          850             903
                                          ---------   ---------     --------       ---------
          Loss before minority interest
            in income of subsidiaries...   (182,569)   (154,690)     (39,121)       (112,726)
Minority interest in income of
  subsidiaries..........................         --          --         (472)           (612)
                                          ---------   ---------     --------       ---------
          Net loss......................   (182,569)   (154,690)     (39,593)       (113,338)
Accretion of preference shares..........      7,948       7,106        3,145           2,969
                                          ---------   ---------     --------       ---------
Net loss to common shareholders.........  $(190,517)  $(161,796)    $(42,738)      $(116,307)
                                          =========   =========     ========       =========
Net loss per share, basic and
  dilutive..............................  $   (5.11)  $   (4.52)    $  (1.39)      $   (4.71)
                                          =========   =========     ========       =========
Weighted average common shares, basic
  and diluted...........................  37,270,710  35,834,196  30,804,376      24,702,870

          See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              COMMITMENT TO ISSUE                                   ACCUMULATED
                                          COMMON SHARES          COMMON SHARES                                         OTHER
                                      ---------------------   --------------------   COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE
                                        SHARES      AMOUNT      SHARES     AMOUNT        LOSS          DEFICIT        INCOME
                                      ----------   --------   ----------   -------   -------------   -----------   -------------
Balances, September 30, 1996........  21,257,697   $ 72,647    1,988,230   $25,454     $      --      $ (76,333)      $    --
Issuance of shares for services.....      25,000        221           --       --             --             --            --
Issuance of shares in business
 combinations.......................   3,132,854     29,394   (1,700,169)  (21,049)           --             --            --
Issuances of shares and warrants,
 net................................   2,505,882     32,666           --       --             --             --            --
Issuance of shares under option
 plans..............................     643,016      3,309           --       --             --             --            --
Issuance of shares under employee
 share purchase plan................      62,993        400           --       --             --             --            --
Accrual of compensation costs for
 share awards and option plans......          --      9,807           --       --             --             --            --
Accretion of redeemable preference
 shares.............................          --     (2,969)          --       --             --             --            --
Net loss............................          --         --           --       --       (113,338)      (113,338)           --
                                      ----------   --------   ----------   -------     ---------      ---------       -------
Comprehensive loss..................                                                    (113,338)
                                                                                     -------------
Balances, September 30, 1997........  27,627,442    145,475      288,061    4,405             --       (189,671)           --
Issuance of shares in business
 combinations.......................     246,392      3,801     (237,174)  (3,801)            --             --            --
Issuance of shares, net.............   6,440,000     73,092           --       --             --             --            --
Issuance of shares under option
 plans..............................     158,209      1,107           --       --             --             --            --
Issuance of shares under employee
 share purchase plan................      75,198        463           --       --             --             --            --
Accrual of compensation costs for
 share awards and option plans......          --        179           --       --             --             --            --
Accretion of redeemable preference
 shares.............................          --     (3,145)          --       --             --             --            --
Conversion of senior subordinated
 discount notes.....................      17,657        133           --       --             --             --            --
Net loss............................          --         --           --       --        (39,593)       (39,593)           --
                                      ----------   --------   ----------   -------     ---------      ---------       -------
Comprehensive loss..................                                                     (39,593)
                                                                                     -------------
Balances, December 31, 1997.........  34,564,898    221,105       50,887      604             --       (229,264)           --
Issuance of shares for business
 combinations.......................      57,632      2,952      (50,887)    (604)            --             --            --
Issuance of shares under option
 plans..............................     429,350      3,258           --       --             --             --            --
Issuance of shares for warrant
 exercise...........................     991,343     12,852           --       --             --             --            --
Issuance of shares under employee
 share purchase plan................     220,843      1,563           --       --             --             --            --
Accrual of compensation costs for
 share awards and option plans......          --       (357)          --       --             --             --            --
Accretion of redeemable preference
 shares.............................          --     (7,106)          --       --             --             --            --
Net loss............................          --         --           --       --       (154,690)      (154,690)           --
Other comprehensive income --
 unrealized gain on securities......          --         --           --       --         16,200             --        16,200
                                      ----------   --------   ----------   -------     ---------      ---------       -------
Comprehensive loss..................                                                   $(138,490)
                                                                                     =============
Balances, December 31, 1998.........  36,264,066    234,267           --       --                      (383,954)       16,200
Issuance of shares under option
 plans..............................     989,504      7,495           --       --             --             --            --
Issuance of shares under employee
 share purchase plan................     348,610      1,876           --       --             --             --            --
Accrual of compensation costs for
 share awards and option plans......      30,000      2,161           --       --             --             --            --
Accretion of redeemable preference
 shares.............................          --     (7,948)          --       --             --             --            --
Conversion of senior subordinated
 discount notes.....................     102,327        775           --       --             --             --            --
Net loss............................          --         --           --       --       (182,569)      (182,569)           --
Other comprehensive income --
 unrealized gain on securities......          --         --           --       --         28,350             --        28,350
                                      ----------   --------   ----------   -------     ---------      ---------       -------
Comprehensive loss..................                                                   $(154,219)
                                                                                     =============
Balances, December 31, 1999.........  37,734,507   $238,626           --   $   --                     $(566,523)      $44,550
                                      ==========   ========   ==========   =======                    =========       =======


                                          TOTAL
                                      SHAREHOLDERS'
                                         DEFICIT
                                      -------------
Balances, September 30, 1996........    $  21,768
Issuance of shares for services.....          221
Issuance of shares in business
 combinations.......................        8,345
Issuances of shares and warrants,
 net................................       32,666
Issuance of shares under option
 plans..............................        3,309
Issuance of shares under employee
 share purchase plan................          400
Accrual of compensation costs for
 share awards and option plans......        9,807
Accretion of redeemable preference
 shares.............................       (2,969)
Net loss............................     (113,338)
                                        ---------
Comprehensive loss..................
Balances, September 30, 1997........      (39,791)
Issuance of shares in business
 combinations.......................           --
Issuance of shares, net.............       73,092
Issuance of shares under option
 plans..............................        1,107
Issuance of shares under employee
 share purchase plan................          463
Accrual of compensation costs for
 share awards and option plans......          179
Accretion of redeemable preference
 shares.............................       (3,145)
Conversion of senior subordinated
 discount notes.....................          133
Net loss............................      (39,593)
                                        ---------
Comprehensive loss..................
Balances, December 31, 1997.........       (7,555)
Issuance of shares for business
 combinations.......................        2,348
Issuance of shares under option
 plans..............................        3,258
Issuance of shares for warrant
 exercise...........................       12,852
Issuance of shares under employee
 share purchase plan................        1,563
Accrual of compensation costs for
 share awards and option plans......         (357)
Accretion of redeemable preference
 shares.............................       (7,106)
Net loss............................     (154,690)
Other comprehensive income --
 unrealized gain on securities......       16,200
                                        ---------
Comprehensive loss..................
Balances, December 31, 1998.........     (133,487)
Issuance of shares under option
 plans..............................        7,495
Issuance of shares under employee
 share purchase plan................        1,876
Accrual of compensation costs for
 share awards and option plans......        2,161
Accretion of redeemable preference
 shares.............................       (7,948)
Conversion of senior subordinated
 discount notes.....................          775
Net loss............................     (182,569)
Other comprehensive income --
 unrealized gain on securities......       28,350
                                        ---------
Comprehensive loss..................
Balances, December 31, 1999.........    $(283,347)
                                        =========

          See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED        THREE-MONTH
                                                                  DECEMBER 31,        PERIOD ENDED    YEAR ENDED
                                                              ---------------------   DECEMBER 31,   SEPTEMBER 30,
                                                                1999        1998          1997           1997
                                                              ---------   ---------   ------------   -------------
Operations:
  Net loss..................................................  $(182,569)  $(154,690)    $(39,593)      $(113,338)
  Adjustments to reconcile net loss to net cash used in
    operations:
    Minority interest in income of subsidiary...............         --          --          472             612
    Depreciation and amortization...........................     77,086      51,328       10,115          26,634
    Deferred income taxes...................................         --          --           92            (899)
    Accretion and accrual of interest.......................     73,894      59,783        8,276          19,236
    Non-cash stock compensation and other expense...........      2,161        (253)         374           2,583
    Loss on disposal of assets..............................      4,160         239           --             679
    Non-cash special charges................................         --      29,467           --           7,445
    Equity in losses of investments and joint venture.......         --         593        1,286           1,482
    Gain on sale of subsidiary shares.......................         --     (61,266)          --          (7,376)
    Changes in non-cash operating working capital:
      Trade accounts receivable, net........................    (13,573)    (15,321)      (3,547)        (11,284)
      Construction contracts receivable.....................    (23,485)     (3,338)          --              --
      Prepaid, other current and other assets, net..........       (507)      3,859         (585)         (7,627)
      Accounts payable and accrued liabilities..............     26,368        (754)     (18,177)         24,970
      Other liabilities.....................................      4,036       6,430          707            (119)
                                                              ---------   ---------     --------       ---------
        Cash used in operations.............................    (32,429)    (83,923)     (40,580)        (57,002)
                                                              ---------   ---------     --------       ---------
Investments:
  Acquisition of subsidiaries, net of cash acquired.........         --     (35,471)      (2,105)         (1,618)
  Purchase of investments...................................         --          --       (4,297)         (3,247)
  Proceeds from sale of investments.........................         --         327           --           5,176
  Purchase of property and equipment........................   (259,965)   (219,129)     (45,970)       (222,001)
  Proceeds from sale of property and equipment..............      6,514       3,589           --           5,774
  Purchase of other assets..................................     (1,684)     (3,014)      (1,866)        (14,058)
  Change in investments restricted for the purchase of
    property and equipment..................................    218,878    (170,288)      11,143         (58,701)
  Proceeds from the sale of subsidiary shares, net..........         --      85,048          141          27,105
  Cash disposed of in sale of subsidiary....................         --      (5,252)          --              --
                                                              ---------   ---------     --------       ---------
        Cash used in investing activities...................    (36,257)   (344,190)     (42,954)       (261,570)
                                                              ---------   ---------     --------       ---------
Financing:
  Proceeds from long-term debt..............................      1,782     300,955      151,420         353,257
  Issuance of redeemable preference shares, net.............         --          --           --          48,679
  Principal payments on long-term debt and capital leases...    (18,364)    (23,769)     (10,101)         (7,455)
  Issuance of common shares, net of issuance costs..........      9,371      17,673       74,629          27,692
  Deferred debt financing costs.............................         --     (13,103)      (5,380)        (12,033)
  Change in investments restricted to finance interest
    payments................................................     32,810      33,374       16,157         (97,049)
                                                              ---------   ---------     --------       ---------
        Cash provided by financing activities...............     25,599     315,130      226,725         313,091
                                                              ---------   ---------     --------       ---------
        Increase (decrease) in cash and cash equivalents....    (43,087)   (112,983)     143,191          (5,481)
Cash and cash equivalents, beginning of period..............     86,070     199,053       55,862          61,343
                                                              ---------   ---------     --------       ---------
Cash and cash equivalents, end of period....................  $  42,983   $  86,070     $199,053       $  55,862
                                                              =========   =========     ========       =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  48,802   $  50,315     $ 21,684       $   4,982
  Cash paid for income taxes................................         --          --        1,038             638
Supplemental schedule of non-cash investing and financing
  activities:
  Recorded in business combinations:
    Assets..................................................         --      45,719        2,605          14,148
    Liabilities.............................................         --       7,900          500           4,369
    Common shares...........................................         --       2,348           --           8,161
  Disposition of subsidiaries:
    Assets..................................................      8,096      35,480           --              --
    Liabilities.............................................       (213)      4,218           --              --
    Minority interest.......................................         --      12,732           --              --
  Amounts in accounts payable and accrued liabilities for
    the purchase of fixed assets at end of period...........     28,880      25,945       19,029          19,718
    Unrealized gain on securities...........................     28,350      16,200           --              --
    Accretion of redeemable preference shares...............      7,948       7,106        3,145           2,969
    Assets acquired through capital leases..................      5,068      10,079          480          21,765
    Debt converted to equity................................        775          --          133              --

          See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  Description of the Company

     GST Telecommunications, Inc., a Canadian company, and its U.S. subsidiaries collectively, (the Company or GST), is in the business of providing integrated telecommunications products and services primarily in the western United States. The Company provides a range of telecommunications services, including local, long distance, Internet and data services, and constructs telecommunications network segments for other providers, and produces telecommunications software.

     The consolidated financial statements for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997 have been reported in U.S. dollars, the functional currency of the Company. These consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States. The Company also prepares separate consolidated financial statements in accordance with Canadian generally accepted accounting principles.

  (b)  Change in Fiscal Year-end

     In 1997, the Company changed its fiscal year-end from September 30 to December 31. Included in the accompanying audited consolidated financial statements are the results of operations for the three-month transition period ended December 31, 1997. Unaudited results of operations for the comparable three-month period ended December 31, 1996 are summarized below:

Revenues....................................................   $ 23,217
Loss from operations........................................    (17,988)
Other expenses, net.........................................     (4,646)
Net loss....................................................    (22,634)
Loss per share, basic and diluted...........................      (1.02)

  (c)  Basis of Consolidation

     These consolidated financial statements include the accounts of the Company and its greater than 50% owned subsidiaries. The Company's investments in unconsolidated companies owned 20% or more or where the Company exercise significant influence are accounted for using the equity method. At December 31, 1999, the Company held no investments accounted for pursuant to the equity method. All significant intercompany accounts have been eliminated.

  (d)  Cash and Cash Equivalents

     Cash equivalents consist of short-term, highly liquid investments with original maturities of ninety days or less.

  (e)  Accounts and Notes Receivable

     Gross trade accounts receivable total $52,518 and $38,209 at December 31, 1999 and 1998, respectively. Notes receivable total $268 and $208 at December 31, 1999 and 1998, respectively. Management provides an allowance for doubtful accounts and customer credits based on current customer information and historical statistics. The allowance was $7,542 and $5,482 at December 31, 1999 and 1998, respectively.

                          GST TELECOMMUNICATIONS, INC.

     Valuation and qualifying accounts for the allowance for doubtful accounts and customer credits is as follows:

                                                 YEARS ENDED      THREE-MONTH
                                                DECEMBER 31,      PERIOD ENDED    YEAR ENDED
                                              -----------------   DECEMBER 31,   SEPTEMBER 30,
                                               1999      1998         1997           1997
                                              -------   -------   ------------   -------------
Balance at beginning of period..............  $ 5,482   $ 3,956     $ 3,582         $ 1,264
Charged to bad debt expense.................    8,629     4,776       1,541           5,737
Charged to revenue..........................    1,500        --          --              --
Written off.................................   (8,069)   (3,250)     (1,167)         (3,419)
                                              -------   -------     -------         -------
Balance at end of period....................  $ 7,542   $ 5,482     $ 3,956         $ 3,582
                                              =======   =======     =======         =======

     Results of operations are derived from United States operations and substantially all assets reside in the United States. The Company is exposed to concentration of credit risk principally from accounts receivable. The Company's five largest telecommunications and other services customers accounted for approximately 11.3%, 16.4%, 16.8% and 20.8% of the Company's consolidated telecommunications and other services revenue for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997, respectively.

     In certain cities, the Company relies on incumbent local exchange carriers for the provision of local telephone service. In addition, the Company relies on other carriers to provide transmission and termination services for a majority of its long distance traffic. The inability of any of these companies or carriers to fulfill service delivery requirements could impact the Company's future results.

     Construction contracts receivable consists of costs in excess of billings on certain contracts and amounts due from joint construction partners. Construction contracts receivable consists of balances due from three customers.

  (f)  Restricted and Unrestricted Investments

     Restricted investments classified as available-for-sale consist primarily of U.S. Treasury securities maturing between one and eight months which are restricted for the purchase and installation of network assets. Held-to-maturity investments consist of U.S. Treasury securities and certificates of deposit maturing between four months and eighteen months which are primarily restricted for interest payments. Restricted investments are recorded at amortized cost, which approximates fair value for all periods presented.

     Unrestricted available-for-sale investments consist of the Company's approximate 14% equity interest in Global Light Telecommunications, Inc. (Global) at December 31, 1999 and U.S. Government securities and certificates of deposit at December 31, 1998. An unrealized gain of $28,350 related to the Company's interest in Global, which is carried at fair value, is included in comprehensive income for the year ended December 31, 1999. See note 16 for a discussion of the sale of the Company's investment in Global.

                          GST TELECOMMUNICATIONS, INC.

     Under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its investments as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------   --------
Restricted investments:
  Available-for-sale........................................  $ 9,848   $230,014
  Held-to-maturity..........................................   19,828     51,350
Unrestricted investments:
  Available-for-sale........................................   44,596     16,246

  (g)  Investments in Former Affiliate

     At December 31, 1997, the Company held a greater than 20% equity interest in Global, a publicly-traded corporation listed on the Vancouver Stock Exchange, which conducts telecommunications operations on a worldwide basis. The carrying value of this investment at December 31, 1997 totaled $593 and was included in other assets in the accompanying consolidated balance sheet. At both December 31, 1998 and 1999, the Company held a less than 20% interest in Global. See note 1(f), note 11(a) for a discussion of litigation with Global and note 16 for a discussion of the sale of the Company's investment in Global subsequent to year-end.

  (h)  Minority Interest

     In March 1997, the Company's then wholly-owned subsidiary, NACT Telecommunications, Inc. (NACT), completed an initial public offering of its common stock, pursuant to which the Company and NACT sold one and two million shares, respectively, of NACT's common stock, resulting in net proceeds of approximately $9,000 and $18,100, respectively. As a result of the offering, the Company's ownership was reduced to 63%. Minority interest represents the non-Company owned shareholder interest in NACT's equity resulting from the 1997 offering.

     In February 1998, the Company sold its remaining interest in NACT for net proceeds of $85,048, which resulted in a gain of $61,266.

  (i)  Property and Equipment

     Property and equipment are recorded at cost and are depreciated on the straight-line basis over their estimated useful lives, which are as follows:

Telecommunications networks.................................       20 years
Electronic and related equipment............................       10 years
Leasehold improvements......................................       10 years
Computer equipment, office equipment and other..............    3 - 7 years
Buildings...................................................       40 years

     Construction, engineering and overhead costs directly related to the development of the Company's networks are capitalized. The Company capitalizes internal information systems costs in accordance with Statement of Position
(SOP) 98-1, "Accounting for the costs of computer software developed or obtained for internal use." The amount capitalized under SOP 98-1 was $13,075, and $621 of amortization was charged to operations for the year ended December 31, 1999. These amounts are included in Property and Equipment. The Company begins depreciating these costs when the assets become operational. Depreciation expense totaled $55,368, $30,056, $6,240 and $14,985 for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997, respectively.

                          GST TELECOMMUNICATIONS, INC.

  (j)  Goodwill

     Goodwill is amortized using the straight-line method over periods ranging from five to ten years. Amortization charged to operations was $6,785, $6,218, $1,054 and $4,044 for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997, respectively.

  (k)  Other Assets

     Other assets consists primarily of customer lists, software development costs and deferred financing costs. These assets are amortized using the straight-line method over periods ranging from three to ten years. Amortization charged to operations for customer lists and software development costs was $10,320, $11,183, $1,945 and $5,630 for the years ended December 31, 1999 and
1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997, respectively. Amortization charged to interest expense for deferred financing costs was $4,613, $3,873, $669 and $1,495 for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997, respectively.

  (l)  Asset Impairment

     The Company reviews long-lived assets, goodwill and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     During 1998, the Company recorded a non-cash special charge of $3,881 related to the impairment of certain long-lived assets associated with the Company's shared tenant services operations. The impaired assets primarily consist of customer lists and electronic and related equipment. As the projected future cash flows were less than the assets' carrying value, an impairment loss was recognized. The impairment loss was measured as the amount by which the carrying amount of the assets exceeded the estimated fair value of the assets, which was determined based on current market prices for similar assets.

     As discussed in note 14, the Company also recorded a non-cash special charge of $15,668 during 1998 related to the impairment of a prepaid reseller agreement and advances to Magnacom Wireless LLC.

  (m)  Revenue Recognition

     Telecommunication services revenue is recognized monthly as services are provided. Amounts billed in advance of the service month are recorded as deferred revenue. Product revenue is recorded upon installation of products and is presented in the accompanying consolidated statements of operations net of product returns.

     Network construction services revenue is recognized using the percentage of completion method. Accordingly, the Company recognizes revenues and expenses as construction progresses. Cost of construction revenue is estimated using weighted average allocations of the total costs of constructing the specific phase of the network.

     The Company treats certain long term fiber and conduit lease contracts entered into prior to June 30, 1999 as sales-type leases and recognizes revenue under the percentage of completion method. In June 1999, the Financial Accounting Standards Board (FASB) issued Interpretation No. 43, Real Estate Sales, an Interpretation of FASB Statement No. 66. The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, conduit is considered integral equipment and dark fiber will likely be considered integral equipment. Accordingly, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. For contracts entered into after June 30, 1999, sales-type lease accounting is no longer appropriate for dark fiber and conduit

                          GST TELECOMMUNICATIONS, INC.

leases and therefore, these transactions will be accounted for as operating leases unless title transfers to the lessee.

  (n)  Net Loss Per Share

     Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares, consisting of options, warrants and convertible securities, were antidilutive for all periods presented and were not included in determining diluted weighted average shares outstanding. If the Company had reported net income for the periods presented, the weighted average number of common equivalent shares used to determine diluted net loss per share would have increased by 11,245,435, 10,411,640, 9,741,498 and 8,186,050 for the years ended December 31, 1999 and
1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997, respectively.

     Net loss per share is increased for redeemable preference shares' accretion totaling $7,948, $7,106, $3,145 and $2,969 for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997, respectively.

  (o)  Issuance of Subsidiary Stock

     Issuances of subsidiary stock are accounted for as capital transactions in the accompanying consolidated financial statements.

  (p)  Income Taxes

     The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at the end of each reporting period. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the period in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  (q)  Comprehensive Income

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, on January 1, 1998. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. For the years ended December 31, 1999 and 1998, comprehensive loss includes a $28,350 and $16,200 unrealized gain on available-for-sale securities. There are no differences between net loss and comprehensive loss for all other periods presented.

  (r)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (s)  Advertising Costs

     The Company expenses advertising costs as incurred.

                          GST TELECOMMUNICATIONS, INC.

  (t)  Reclassifications

     Certain reclassifications have been made in the accompanying consolidated financial statements for prior periods to conform with the December 31, 1999 presentation.

(2)  ACQUISITIONS

     The Company has made the acquisitions set forth below, each of which was accounted for using the purchase method of accounting. The consolidated financial statements include the operating results from the effective date of acquisition.

  (a)  ICON Communications Corp. (ICON)

     In April 1998, the Company acquired 100% of the outstanding capital stock of ICON, a Washington company which provides long distance and ancillary communications services. Consideration paid for this acquisition consisted of $23,916 in cash. Goodwill of $15,957 was recorded as a result of this acquisition.

  (b)  KLP, Inc. (D/B/A Call America) (Call America Phoenix)

     In March 1998, the Company acquired 100% of the outstanding capital stock of Call America Phoenix, an Arizona company which provides long distance services. Consideration paid for this acquisition consisted of $3,838 in cash. Goodwill of $2,405 was recorded as a result of this acquisition.

  (c)  Whole Earth Networks, LLC (Whole Earth)

     In March 1998, the Company acquired the assets of Whole Earth, a California Internet services provider. Consideration paid for this acquisition consisted of $9,053 in cash and the assumption of $1,273 in liabilities. Goodwill of $3,293 was recorded as a result of this acquisition.

  (d)  Action Telcom Co. (Action Telcom)

     In May 1997, the Company acquired 100% of the outstanding capital stock of Action Telcom, a Texas company which provides long distance and ancillary telecommunications services, and produces software used in the telecommunications industry. The Company acquired Action Telcom for consideration of 903,000 common shares valued at $8,161, $1,290 in cash and $2,580 in notes payable. Goodwill of $3,863 was recorded as a result of this acquisition.

     In October 1999, the Company sold the assets of the long distance portion of Action Telcom for $4,895 in cash. A loss of $163 was recognized as a result of this divestiture.

  (e)  Guam Operations of Sprint Communications Company L.P. (Sprint)

     In October 1997, the Company purchased the assets of the Guam operations of Sprint which provide long distance and ancillary services in Guam. Consideration paid for this acquisition consisted of $2,000 in cash and $500 in liabilities for services to be provided to Sprint.

     In July 1999, the Company sold the assets of its Guam operations for $1,500 in cash. A gain of $294 was recognized as a result of this divestiture.

                          GST TELECOMMUNICATIONS, INC.

     The unaudited pro forma results shown below reflect results of operations as if the 1998 and 1997 acquisitions described above occurred as of the beginning of each of the periods presented.

                                                         THREE-MONTH
                                           YEAR ENDED    PERIOD ENDED    YEAR ENDED
                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                              1998           1997           1997
                                          ------------   ------------   -------------
Revenues................................   $ 167,556       $ 40,521       $ 133,958
Net loss................................    (155,236)       (39,655)       (115,266)
Net loss per share......................       (4.33)         (1.29)          (4.67)

     The pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results that may be achieved from the combined operations.

(3)  PROPERTY AND EQUIPMENT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Telecommunications networks.................................  $264,229   $178,008
Electronic and related equipment............................   314,880    181,270
Leasehold improvements......................................    28,708     24,509
Computer equipment, office equipment and other..............    55,820     40,585
Buildings...................................................     2,808      2,803
Construction in progress....................................   277,965    251,199
                                                              --------   --------
                                                               944,410    678,374
Less accumulated depreciation...............................  (112,363)   (62,522)
                                                              --------   --------
                                                              $832,047   $615,852
                                                              ========   ========

     Property and equipment includes $277,965 and $251,199 of equipment which had not been placed in service at December 31, 1999 and 1998, respectively, and accordingly, is not being depreciated. During the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997, $32,133, $25,920, $3,726 and $15,170 of interest, respectively, was capitalized as part of property and equipment.

(4)  ACCRUED EXPENSES

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Fixed asset purchases.......................................  $ 6,012   $ 9,552
Carrier costs...............................................   13,814     4,885
Interest payable............................................    8,223     9,272
Payroll and related liabilities.............................    5,694     5,252
Other.......................................................   16,016     8,484
                                                              -------   -------
          Total.............................................  $49,759   $37,445
                                                              =======   =======

                          GST TELECOMMUNICATIONS, INC.

(5)  LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
13.25% Senior Secured Notes due May 1, 2007.................  $  265,000   $  265,000
10.5% Senior Secured Discount Notes due May 1, 2008.........     355,587      320,997
Note payable to Tomen, LIBOR plus 3.0% (9.0% at December 31,
  1999).....................................................      42,187       45,262
Note payable to NTFC, LIBOR plus 3.5% (9.5% at December 31,
  1999).....................................................      44,375       50,000
Note payable to Siemens, LIBOR plus 3.5% (9.5% at December
  31, 1999).................................................      10,000        9,463
13.875% Senior Discount Notes due December 15, 2005.........     274,800      240,304
13.875% Convertible Senior Subordinated Discount Notes, due
  December 15, 2005.........................................      33,295       29,884
12.75% Senior Subordinated Accrual Notes due November 15,
  2007......................................................     144,000      144,000
Other.......................................................          --        1,466
                                                              ----------   ----------
                                                               1,169,244    1,106,376
Less current portion of long-term debt......................      17,466       13,417
                                                              ----------   ----------
                                                              $1,151,778   $1,092,959
                                                              ==========   ==========

     The schedule of future debt service payments is as follows:

                                                             PRINCIPAL       INTEREST
                                                            ------------     --------
Year ending December 31:
  2000....................................................  $     17,466     $ 43,267
  2001....................................................        19,814       90,143
  2002....................................................        20,511       88,265
  2003....................................................        21,388      130,919
  2004....................................................        11,582      155,636
  Thereafter..............................................     1,265,105(a)   373,200
                                                            ------------     --------
  Less unaccreted discount................................      (186,622)          --
                                                            ------------     --------
                                                            $  1,169,244     $881,430
                                                            ============     ========

------------

(a) Includes $500,000, $312,448 and $37,856 of 10.5% Senior Secured Notes, 13.875% Senior Discount Notes and 13.875% Convertible Senior Subordinated Discount Notes, respectively, due at maturity.

  Senior Secured Notes

     In May 1997, the Company issued $265,000 in Senior Secured Notes (the Secured Notes) due May 1, 2007. The Secured Notes bear interest at a rate of 13.25% with semiannual interest payments due beginning November 1, 1997. Approximately $93,790 of the proceeds were set aside to fund the first six scheduled interest payments. The remainder of the net proceeds were restricted to finance the cost of design, development, construction, acquisition, installation and integration of telecommunications equipment. The Secured Notes are secured by the assets financed with the proceeds and are subject to certain debt covenants.

  Senior Secured Discount Notes

     In May 1998, the Company issued $300,000 in 10.5% Senior Secured Discount Notes (the Senior Secured Discount Notes) maturing on May 1, 2008. The Senior Secured Discount Notes sold at a substantial discount and there will be no accrual of cash interest prior to May 1, 2003, or payment of interest until November 1, 2003. The Senior Secured Discount Notes accrete to a total principal amount, due May 1, 2008,

                          GST TELECOMMUNICATIONS, INC.

of approximately $500,000. The net proceeds from the sale of the Senior Secured Discount Notes are restricted to finance the cost of design, development, construction, acquisition, installation and integration of telecommunications equipment. The Senior Secured Discount Notes are secured by the assets financed with the proceeds and are subject to certain debt covenants.

  Tomen Facility

     In October 1994, the Company entered into a master financing agreement with Tomen. Under the agreement, Tomen will loan up to $100,000 to subsidiaries of the Company for development and construction of network projects. As of December 31, 1999, Tomen had provided a total of $69,468 (of which $42,187 was outstanding at December 31, 1999) in debt financing to the Company's subsidiaries for construction and operation of fiber optic networks in southern California, New Mexico, Arizona and Hawaii. The Tomen financing is secured by equipment at the funded network locations and is subject to certain debt covenants. Although, Tomen has the right of first refusal to finance fiber optic projects for the Company, management does not believe that it is likely that they will finance any additional projects.

  NTFC Capital Corporation (NTFC) Agreement

     In March 1997, the Company entered into a $50,000 ($44,375 of which was outstanding at December 31, 1999) loan and security agreement with NTFC to finance the purchase of certain equipment from Northern Telecom, Inc. Amounts borrowed under the agreement bear interest at LIBOR plus 3.5% and will be repaid in twenty quarterly installments which began in March 1999. The loan is secured by the equipment purchased with the proceeds and subject to certain debt covenants.

  Siemens Telecom Networks (Siemens) Agreement

     In September 1996, the Company entered into a loan and security agreement with Siemens. Under the terms of the agreement, Siemens will loan up to $226,000 to the Company for the purchase and installation of telecommunications switching and related equipment. At December 31, 1999, $116,000 was available to the Company and $10,000 was outstanding. Amounts borrowed under the agreement initially bear interest at LIBOR plus 4.5% and are secured by the equipment. Such interest decreases to LIBOR plus 3.5% at the time each initial loan is converted to a term loan, which conversion occurs at the first calendar quarter following the initial loan. Amounts borrowed under the agreement will be repaid in twenty-four quarterly installments beginning five quarters after the initial loan is converted to a term loan. The loan is subject to certain debt covenants.

  Senior Discount Notes and Convertible Senior Subordinated Discount Notes

     In December 1995, the Company issued approximately $160,000 in 13.875% Senior Discount Notes (the Senior Notes) and $20,000 in 13.875% Convertible Senior Subordinated Discount Notes (the Convertible Notes) maturing on December 15, 2005 (together the Notes). The Notes were sold at a substantial discount and there will be no accrual of cash interest prior to December 15, 2000 or payment of interest until June 15, 2001. The Notes accrete to a total principal amount, due December 15, 2005, of approximately $350,304 by December 15, 2000. The Senior Notes rank in right of payment with all unsubordinated indebtedness of the Company while the Convertible Notes are junior to all senior Company debt.

     Each of the Convertible Notes is convertible at the option of the holder into common shares. The number of shares to be issued upon conversion is based on an accreted value on the conversion date divided by $7.563. In addition, all of the Convertible Notes may be automatically converted to common shares by the Company if the Company's common shares sustain certain market value levels for thirty consecutive trading days. On or after December 15, 2000, the Notes will be redeemable at the option of the Company. The Notes are subject to certain debt covenants.

                          GST TELECOMMUNICATIONS, INC.

  Senior Subordinated Accrual Notes

     In November and December 1997, the Company issued $144,000 in 12.75% Senior Subordinated Accrual Notes (the Accrual Notes). Cash interest on the Accrual Notes will not be paid until May 15, 2003. The Accrual Notes are subordinated to all senior indebtedness, including the Notes.

     The Accrual Notes are redeemable at the option of the Company, in whole or in part after November 15, 2002. Prior to November 15, 2000, up to one-third of the aggregate principal amount of the Accrual Notes may be redeemed by the Company from the proceeds of one or more sales of the Company's common shares. The Accrual Notes are subject to certain debt covenants.

  Debt Covenants and Classification of Long-term Debt

     In November 1998, the Company informed the trustee who represents the holders of the Senior Secured Notes, the Senior Secured Discount Notes, the Senior Notes, the Convertible Notes and the Accrual Notes that it may have violated certain technical covenants contained in the indentures related to each of the aforementioned debt issuances. In particular, the Company advised the trustee that the transfer to Global of its interest in a telecommunications project to be developed in Mexico may have constituted a violation of certain provisions in the indentures. In February 1999, the trustee informed the noteholders of the potential violations. The noteholders did not declare a default, as defined within the indentures of each of the notes.

     On September 16, 1999, the Company received $30,000 in cash from Global and others in connections with the settlement of various lawsuits and has taken other actions to cure the potential technical violations. As a result, the Company believes that there is currently no basis on which the noteholders could declare a default under the indentures relating to the Company's debt issuances. Accordingly, the Company has classified the related debt obligations as non-current in the accompanying consolidated balance sheets.

(6)  REDEEMABLE PREFERENCE SHARES

     The Company's Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue up to 10,000,000 Preference Shares, without par value, in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference.

     In February 1997, the Company consummated a private placement of $50,000 of 500 Redeemable Preference Shares. The Redeemable Preference Shares do not pay dividends in cash, except to the extent such dividends are paid on Common Shares. In addition, the liquidation, conversion and redemption prices of the Redeemable Preference Shares accrete semiannually at a rate of 11.875%.

     The Company is required to redeem the Redeemable Preference Shares on February 28, 2004 (the Mandatory Redemption Date) in cash at a redemption price of approximately $224,000 per share (the Mandatory Redemption Price); provided that to the extent the Company is prohibited from paying such redemption price in cash, the holders of Redeemable Preference Shares have the option to convert each Redeemable Preference Share into a number of Common Shares equal to the Mandatory Redemption Price divided by 95% of the then market price for Common Shares.

     In the event the Company is prevented from paying the redemption price for Redeemable Preference Shares in cash and any holder of Redeemable Preference Shares does not exercise such conversion option, the Company has the option of extending the Mandatory Redemption Date to August 28, 2007. The Company has the option of redeeming the Redeemable Preference Shares at any time after February 2000 in cash at a redemption price per Redeemable Preference Share equal to the number of Common Shares into which such

                          GST TELECOMMUNICATIONS, INC.

Redeemable Preference Share is then convertible multiplied by the price at which such Redeemable Preference Share would become subject to mandatory conversion.

     Redeemable Preference Shares are convertible at the option of the holders into Common Shares at any time after February 28, 2000 or earlier upon a change of control of the Company. The holders of Redeemable Preference Shares have the right to require the Company to repurchase their shares upon a change of control of the Company after February 28, 2002; prior to that time, holders have a right to convert their Redeemable Preference Shares into Common Shares upon a change of control. Further, the Redeemable Preference Shares are subject to mandatory conversion into Common Shares if the market price of Common Shares exceeds $15.925 per share (subject to adjustment) for a specified period after February 28, 2000.

(7)  SHAREHOLDERS' (DEFICIT) EQUITY

  (a)  Stock-based Compensation

     The Company has six stock-based compensation plans, which are described below. The Company follows SFAS No. 123, Accounting for Stock-based Compensation (SFAS 123). In accordance with SFAS 123, the Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost is generally not recognized for options awarded in the 1995 and 1996 Stock Incentive Plans, the Employee Stock Purchase Plan and fixed stock option awards under the Senior Operating and Executive Officer Stock Option Plans. Compensation cost recognized in the statements of operations for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997 totaled $2,161, $(357), $149 and $9,747, respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions for grants for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997 are as follows:

                                                             OPTION AWARDS
                                                   ----------------------------------
                                                      DECEMBER 31,
                                                   ------------------   SEPTEMBER 30,
                                                   1999   1998   1997       1997
                                                   ----   ----   ----   -------------
Expected volatility..............................   70%    62%    58%         56%
Risk free interest rate..........................  5.6%   5.2%   5.4%        6.3%
Expected life (in years).........................  3.5    3.5    3.5         3.5

                                                      EMPLOYEE STOCK PURCHASE PLAN
                                                   ----------------------------------
                                                      DECEMBER 31,
                                                   ------------------   SEPTEMBER 30,
                                                   1999   1998   1997       1997
                                                   ----   ----   ----   -------------
Expected volatility..............................    70%   62%    58%         56%
Risk free interest rate..........................   5.0%  4.8%   5.3%        5.4%
Expected life (in years).........................    .5    .5     .5          .5

     The weighted average fair value of stock awards granted under the various plans are as follows:

                                          YEARS ENDED     THREE-MONTH
                                          DECEMBER 31,    PERIOD ENDED    YEAR ENDED
                                         --------------   DECEMBER 31,   SEPTEMBER 30,
                                         1999     1998        1997           1997
                                         -----    -----   ------------   -------------
Stock option awards..................    $5.41    $6.50      $6.17           $4.68
Employee Stock Purchase Plan.........     5.04     2.16       1.81            1.81

                          GST TELECOMMUNICATIONS, INC.

     Had compensation cost for the Company's six stock-based compensation plans been determined pursuant to SFAS 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                               YEARS ENDED        THREE-MONTH
                                              DECEMBER 31,        PERIOD ENDED    YEAR ENDED
                                          ---------------------   DECEMBER 31,   SEPTEMBER 30,
                                            1999        1998          1997           1997
                                          ---------   ---------   ------------   -------------
Net loss to common shareholders:
  As reported...........................  $(190,517)  $(161,796)    $(42,738)      $(116,307)
  Pro forma.............................   (200,460)   (170,184)     (44,487)       (119,183)
Net loss per share, basic and diluted:
  As reported...........................  $   (5.11)  $   (4.52)    $  (1.39)      $   (4.71)
  Pro forma.............................      (5.38)      (4.75)       (1.44)          (4.82)

     Pro forma net loss reflects only options granted since October 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to September 30, 1995 is not considered.

  (b)  Stock Option Awards

     Under the 1995, 1996, 1997 and 1999 Stock Option Plans (the Plans), the Company has authorized the issuance of 1,750,000, 1,000,000, 1,000,000 and 2,000,000 common shares, respectively. The Plans provide for the granting of incentive stock options and non-statutory stock options to employees, officers and employee directors and consultants at an exercise price no less than 100% of the market value on the last trading day prior to the date of grant. The 1995, 1996 and 1997 options have a maximum term of five years and the 1999 options have a maximum term of ten years and become exercisable at such times and in such installments, for each individual option, as determined by the Board of Directors.

     In addition, the Company grants fixed option awards under the 1996 Senior Operating Officer Stock Option Plan (Operating Officer Plan). These options have a term of six years and become exercisable at such time and in such installments for each individual option, as determined by the Board of Directors.

     Under the Operating Officer Plan and the 1996 Senior Executive Officer Stock Option Plan (Executive Plan), the Company may grant stock options to purchase up to 900,000 and 600,000 common shares, respectively, to selected individuals. The options have a maximum term of six years.

                          GST TELECOMMUNICATIONS, INC.

     A summary of the status of the Company's fixed and performance-based stock option awards as of December 31, 1999, 1998, 1997 and September 30, 1997 and the changes during the period of years ended on those dates is presented below:

                                                            STOCK OPTIONS AWARDS
                                                        -----------------------------
                                                                     WEIGHTED AVERAGE
                                                          SHARES      EXERCISE PRICE
                                                        ----------   ----------------
Outstanding at September 30, 1996.....................   3,061,205        $ 7.68
Granted...............................................   1,490,000          9.91
Exercised.............................................    (643,016)         5.15
Canceled..............................................     (83,655)         8.89
                                                        ----------
Outstanding at September 30, 1997.....................   3,824,534          8.95
Granted...............................................     175,000         10.29
Exercised.............................................    (158,209)         7.00
Canceled..............................................    (236,218)        10.94
                                                        ----------
Outstanding at December 31, 1997......................   3,605,107          8.97
Granted...............................................   2,927,357         11.02
Exercised.............................................    (429,350)         7.58
Canceled..............................................  (1,807,987)        12.20
                                                        ----------
Outstanding at December 31, 1998......................   4,295,127          9.15
Granted...............................................   3,116,343         10.02
Exercised.............................................    (989,504)         7.57
Canceled..............................................  (1,565,370)        10.57
                                                        ----------
Outstanding at December 31, 1999......................   4,856,596          9.57
                                                        ==========
Number of options exercisable at end of period........   1,690,821        $ 9.27
                                                        ==========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                  OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                          ------------------------------------   ----------------------
                                         WEIGHTED
                                          AVERAGE     WEIGHTED    WEIGHTED
                           NUMBER OF     REMAINING    AVERAGE     NUMBER OF    AVERAGE
RANGE OF                    SHARES      CONTRACTUAL   EXERCISE     SHARES      EXERCISE
EXERCISE PRICES           OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------           -----------   -----------   --------   -----------   --------
$3.00 - 5.99............     125,000     9.3 years     $ 5.88       41,667      $ 5.88
6.00 - 8.99.............   2,593,721     2.5 years       7.90      936,905        7.96
9.00 - 11.99............   1,406,115     5.9 years      10.86      603,593       10.47
12.00 - 14.99...........     469,787     8.7 years      12.81           --          --
15.00 - 16.4375.........     261,973     3.5 years      15.08      108,656       15.10

     On December 14, 1998, options to purchase 1,197,830 shares were repriced from prices ranging between $8.25 and $15.00 per share, to $7.15 per share. The vesting terms for the repriced options were extended from three to four years from the original date of grant. Options for directors, officers and key executives were not repriced.

  (c)  Employee Stock Purchase Plan

     In April 1999, the Company amended the 1996 Employee Stock Purchase Plan (the Purchase Plan), to authorize the issuance of an additional 600,000 common shares. The total shares authorized since adoption of

                          GST TELECOMMUNICATIONS, INC.

the Plan is 1,100,000. The Purchase Plan allows eligible employees of the Company to purchase common shares of the Company at a price equal to 85% of the lower of the fair market value at the beginning or end of the six-month offering period. Fair market value is calculated as the lesser of (i) the closing price of the Company's common shares on the last trading day immediately before the date of determination, or (ii) the weighted average trading price for such shares for the five trading days immediately before the date of determination. Employees who own 5% or more of the voting rights of the Company's outstanding common shares may not participate in the Purchase Plan. Employees purchased 260,317, 220,843, 75,198 and 62,993 shares under the purchase plan during the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997, respectively.

     In April 1999, the Company adopted the 1999 Supplemental Employee Stock Purchase Plan (the Supplemental Plan). The Supplemental Plan allowed employees participating in the Purchase Plan for the October 1998 to March 1999 offering period rights to shares that were not available in the Purchase Plan due to a shortfall in available shares. The Supplemental Plan authorized 150,000 common shares at $4.83 per share of which 88,293 were granted and subsequently 61,707 were cancelled. The related compensation cost recognized in the statement of operations for the year ended December 31, 1999 was $700.

  (d)  Warrants Outstanding

     At December 31, 1999, a warrant to purchase 300,000 common shares at $6.75 per share was outstanding and exercisable. The warrant was granted to a former director and expires in September 2000.

  (e)  Dividend Restrictions

     The indentures related to the Secured Notes, the Senior Secured Discount Notes, the Notes and the Accrual Notes prohibit the payment of dividends.

(8)  INCOME TAXES

     The provision for income taxes differs from the amount computed by applying the Canadian statutory income tax rate to net income before taxes for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997 as follows:

                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                    1999           1998           1997           1997
                                ------------   ------------   ------------   -------------
Computed expected income
  tax benefit at Canadian
  statutory rate..............      (39)%          (39)%          (39)%           (39)%
Expected state/province income
  tax benefit.................       (5)            (5)            (4)             (4)
Increase in valuation
  allowance...................       37             41             37              30
Amortization of goodwill......        1              1              1               1
Effect of difference in United
  States statutory rate.......        5              5              5               5
Effect of acquisition of new
  subsidiaries................       --              1             --               2
Non-deductible interest.......       --             --              2               2
Other.........................        1             (4)            --               4
                                    ---            ---            ---             ---
Income tax expense............       --%            --%             2%              1%
                                    ===            ===            ===             ===

                          GST TELECOMMUNICATIONS, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax asset and liability are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Deferred tax assets:
  United States Federal and state net operating loss
     carryforwards..........................................  $  96,520   $  76,241
  Canadian net operating loss carryforwards.................     28,291      15,975
  Non-deductible interest...................................     66,046      39,199
  Canadian non-deductible interest..........................      7,044       5,269
  Canadian capital loss carryforward........................        128         128
  Other.....................................................      4,174       3,361
                                                              ---------   ---------
          Total deferred tax assets.........................    202,203     140,173
  Less valuation allowance..................................   (197,488)   (129,757)
                                                              ---------   ---------
          Total gross deferred tax assets...................      4,715      10,416
                                                              ---------   ---------
Deferred tax liabilities:
  Furniture, fixtures and equipment, due to differences in
     depreciation...........................................      4,071       6,217
  Capitalized software/intangibles..........................        644       4,199
                                                              ---------   ---------
          Total gross deferred tax liabilities..............      4,715      10,416
                                                              ---------   ---------
          Net deferred tax liabilities......................  $      --   $      --
                                                              =========   =========

     The valuation allowance for deferred tax assets as of October 1, 1996 was $19,429. The net change in total valuation allowance for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997 was an increase of $67,731, $61,787, $14,490 and $34,051, respectively.

     The Company has non-capital losses for income tax purposes of approximately $60,826 available to reduce Canadian taxable income of future years, expiring as follows:

2001......................................................   $ 1,574
2002......................................................     1,877
2003......................................................     3,079
2004......................................................     2,909
2005......................................................    23,755
2006......................................................    27,632
                                                             -------
                                                             $60,826
                                                             =======

     Based on a history of recurring losses, it is questionable whether the Company will be allowed to utilize these Canadian losses if the tax authority determines that the Company has no reasonable expectation of profit. As of December 31, 1999, the Company also has a Canadian net capital loss carryforward of $280. Net capital losses can be carried forward indefinitely but can only be utilized to offset taxable capital gain.

                          GST TELECOMMUNICATIONS, INC.

     The Company has net operating losses for income tax purposes of approximately $264,506 available to reduce United States taxable income of future years, expiring as follows:

2006.....................................................   $    405
2007.....................................................        537
2008.....................................................      2,800
2009.....................................................      5,020
2010.....................................................     36,922
2011.....................................................     64,283
2017.....................................................     36,601
2018.....................................................     61,039
2019.....................................................     56,899
                                                            --------
                                                            $264,506
                                                            ========

     Approximately 58% of these net operating losses may be utilized for state income tax purposes.

     For United States income tax purposes, utilization of net operating losses may be subject to limitation in the event of certain substantial stock ownership changes pursuant to IRC Section 382 and referred to hereinafter as an ownership change. An ownership change would limit the utilization of any net operating losses incurred prior to the change in ownership date. The Company has completed an analysis under IRC Section 382 and has determined that no ownership change has occurred.

(9)  LEASES

     The Company is obligated under capital lease agreements for equipment which expire at various dates during the next twenty years. Certain of these agreements contain clauses which allow the lessor to cancel the agreement upon twelve-month written notice. However, the Company believes that the likelihood of such clauses being exercised is remote. Gross amounts of equipment and related accumulated amortization recorded under capital leases were as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
Network facilities and equipment............................  $ 38,608   $33,540
Less accumulated amortization...............................   (15,864)   (9,307)
                                                              --------   -------
                                                              $ 22,744   $24,233
                                                              ========   =======

     Amortization of assets held under capital leases is included with depreciation expense.

     The Company also has noncancelable operating leases, primarily for facilities, which expire over the next five years. Rental expense under operating leases was $7,582, $6,281, $1,114 and $3,385 for the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and for the year ended September 30, 1997, respectively.

                          GST TELECOMMUNICATIONS, INC.

     Future minimum lease payments under noncancelable leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1999 are:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
Year ending December 31:
  2000......................................................  $ 9,202    $ 6,942
  2001......................................................    5,333      6,147
  2002......................................................    3,672      5,814
  2003......................................................    3,431      5,423
  2004......................................................    3,320      4,583
  Thereafter................................................   14,064      9,243
                                                              -------    -------
          Total minimum lease payments......................   39,022    $38,152
                                                              =======    =======
Less amount representing interest (at rates ranging from 9%
  to 17%)...................................................   15,516
                                                              -------
          Net minimum lease payments........................   23,506
Current portion of capital leases obligations...............    6,693
                                                              -------
          Capital lease obligations, less current portion...  $16,813
                                                              =======

(10)  COMMITMENTS AND CONTINGENCIES

  (a)  Pension and Profit Sharing Plans

     The Company has a defined contribution 401(k) plan (the Plan). Employees are eligible to participate in the Plan upon commencement of service. Participants may defer up to 15% of eligible compensation. In October 1999, the Company amended the Plan to provide matching contributions of 50% on the first 6% of employee deferrals. The matching contributions vest over five years. Company contributions were $272 for the year ended December 31, 1999.

  (b)  Employment Agreements

     The Company has entered into employment agreements with key members of management. These agreements provide for certain payments in the event of death, disability and change of control. The agreements also contain covenants not to compete.

  (c)  Construction Contracts

     The Company is party to various construction contracts arising in the ordinary course of business.

(11)  LEGAL PROCEEDINGS

  (a)  Global and Current and Former Officers and Directors

     On October 20, 1998, the Company and GST Telecom filed a Complaint in the Superior Court of California, County of Santa Clara, against Global and six former GST officers and directors (the Defendants). The Complaint included claims for fraud, negligent misrepresentation, unjust enrichment, and unfair competition primarily related to the alleged misappropriation of a Mexican business opportunity. The Complaint sought an accounting, a constructive trust, and restitution of GST's interest in the opportunity and also sought unspecified exemplary and punitive damages and attorneys' fees.

     On January 27, 1999, Global and GST Mextel, Inc. (Mextel) filed a Complaint in the Supreme Court of British Columbia, against GST and GST Telecom. The Complaint, which arose from the same matters for

                          GST TELECOMMUNICATIONS, INC.

which GST and GST Telecom filed its complaint against Global, et al., in the Superior Court of California, included claims for declaratory and injunctive relief and unspecified general and special damages.

     On January 28, 1999, five former GST officers or directors filed a Complaint in the Supreme Court of British Columbia against the Company, GST Telecom and four current GST directors. The Complaint, which arose from the same matters for which GST and GST Telecom filed its complaint against Global, et al., in the Superior Court of California, included claims for oppression and declaratory relief, and seeks unspecified actual and punitive damages, costs and attorneys' fees.

     On September 16, 1999, the Company received $30,000 in cash from Global and others in connection with the settlement of various lawsuits, including the above lawsuits between GST, Global, Mextel and three of the former directors. Pursuant to the settlement, all claims against these parties have been dismissed with the exception of the claim discussed in 11(d) below. The Company claims against the non-settling parties are unaffected by this settlement.

  (b)  Former Director and Counsel

     On December 16, 1998, GST, GST USA, Inc. (GST USA) and GST Telecom filed a Complaint in the United States District Court, Southern District of New York, against a former director and a law firm which previously represented the Company as general counsel. The Complaint includes claims for professional negligence, breach of fiduciary duty, and breach of contract, and seeks compensatory damages and attorneys' fees.

     On February 12, 1999, the former director filed his Answer to the Complaint. The law firm filed its Answer and Counterclaims to the Complaint on February 17, 1999. The law firm counterclaimed against GST, GST USA and GST Telecom for breach of contract, unjust enrichment, quantum meruit, and "account stated," based on invoices submitted to GST of approximately $250.

     On March 10, 2000, the parties entered into a settlement of the Complaint and certain of the proceedings described in 11(a) and (c). The settlement is subject to the execution of a final agreement and payment by the law firm.

  (c)  Former Chairman and Chief Executive Officer

     On January 25, 1999, the Company's former Chairman and Chief Executive Officer, filed a Complaint in the Superior Court of Washington, King County, against GST, GST USA and GST Telecom. The Complaint, which relates to the circumstances under which the former Chairman and Chief Executive Officer ceased to serve as an officer and director of GST, includes claims for breach of employment agreement, breach of the covenant of good faith and fair dealing, violation of wage statutes, and indemnity.

     On February 23, 1999, the Company answered by denying all liability and filed counterclaims against the former Chairman and Chief Executive Officer, Global and five other former officers and directors for liability with respect to the matters leading to the termination of the former Chairman and Chief Executive Officer's employment. In particular, GST seeks recovery under Washington law for matters described in note 11(a), above, as well as for breaches committed with respect to the wrongful use of GST funds for the purchase of telecommunications licenses. The matter is currently in discovery.

  (d)  Former Treasurer and Former Directors

     On February 9, 1999, the Company filed a Complaint in the Superior Court for the State of Washington, Clark County, against the former treasurer of the Company. The Complaint is based on alleged misconduct and includes claims for fraud, breach of fiduciary duty, unjust enrichment, and unfair business practices, and seeks an accounting, imposition of a constructive trust, compensatory damages, costs of suit, attorneys' fees,

                          GST TELECOMMUNICATIONS, INC.

and treble damages. In particular, the Complaint seeks relief based on misuse of insider information in the purchase of stock, wrongful disbursements to third parties, and involvement in a fraudulent release of stock from escrow. This claim has been consolidated with the claim against the Former Chairman and Chief Executive Officer described in note 11(c), above.

     On June 4, 1999, the Company filed a Complaint in the Supreme Court of British Columbia, against three former directors and the former treasurer seeking a constructive trust over the proceeds of 750,000 common shares of GST which the Company believes were wrongfully removed from an escrow account. The defendants have denied liability. The matter is currently in discovery.

  (e)  Class Action Securities Lawsuits

     On October 21, 1999, the first of several class action lawsuits was filed in the United States District Court for the Western District of Washington against GST, certain former officers and directors and in one lawsuit against Global Light Telecommunications, Inc. No current director or officer of GST is named as a defendant. The Complaint claims that the Company and the other defendants committed securities fraud by failing to make disclosures concerning a transaction with Global regarding the Company's joint venture in Bestel, S.A. de C.V., the owner of a 2,270 kilometer fiber optic telecommunications network in Mexico, that is the subject of 11(a) discussed above. The Complaints do not specify the amount of damages sought. A single consolidated complaint was filed by the plaintiffs on March 14, 2000. The Company denies liability, and will vigorously dispute the allegations of the Complaint.

  (f)  Former Employee of Magnacom

     In February 1999, a former employee of Magnacom Wireless, LLC filed suit in Oregon state court against the Company. It has subsequently been transferred to federal court. The suit claims that the Company should be liable for Magnacom's obligations on the basis that the Company was involved in many functions of Magnacom. The Company has denied liability and the matter is currently in discovery.

     Pursuant to the guidance set forth in SFAS 5, Accounting for Contingencies, the Company has accrued loss provisions related to certain of the legal proceedings detailed above. In the opinion of management, the ultimate disposition of such matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

     The Company is also involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

(12)  RELATED PARTY TRANSACTIONS

  (a)  Magnacom Wireless, LLC (Magnacom)

     In 1996, the Company and Magnacom, a company which was controlled by the Company's former Chairman and Chief Executive Officer, entered into a reseller agreement pursuant to which (i) the Company was to become a reseller of PCS services in markets in which Magnacom had obtained FCC licenses, and (ii) Magnacom was to use the Company to provide switched local and long distance services in markets where the Company had operational networks. Pursuant to such agreement, the Company paid Magnacom $0, $200, $0 and $8,403 during the years ended December 31, 1999 and 1998, the three-months ended December 31, 1997 and the year ended September 30, 1997, respectively. In addition, the Company made operating advances to Magnacom of $0, $925, $91 and $52 during the years ended December 31, 1999 and 1998, the three-months ended December 31, 1997 and the year ended September 30, 1997, respectively.

                          GST TELECOMMUNICATIONS, INC.

     In October 1998, Magnacom filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result, the Company wrote-off all amounts previously paid to Magnacom in the third quarter of 1998. The total write-off of approximately $15,668 is included in special charges in the accompanying consolidated statement of operations for the years ending December 31, 1998.

     The transactions with Magnacom form the basis for certain of the legal proceedings described in notes 11(b), 11(c) and 11(d), and 11(f).

  (b)  Pacwest Network, Inc. (PNI)

     The operations of the Company's Hawaiian microware network require the use of radio licenses from the FCC. Such licenses are owned by PNI, a company controlled by the Company's former Chairman and the former treasurer. Under agreements between the Company and PNI, (1) the Company pays a monthly fee to PNI to utilize PNI's licenses for its communications traffic and (2) PNI pays an equal monthly fee to the Company for the right to utilize the Company's facilities for other communications traffic using up to 10% of PNI's license capacity.

  (c)  Global

     In a series of transactions during the third and fourth quarters of 1996, the Company acquired 3,600,000 shares of Canadian Programming Concepts, Inc.
(CPC), a Canadian corporation which is publicly traded on the Vancouver Stock Exchange, for consideration of $3,659. CPC's name was subsequently changed to Global. The Company's shares constitute approximately 14% of Global's total outstanding shares at December 31, 1999. As noted in note 11(a), the Company has reached a settlement of the litigation with Global, and as described in note 16, has disposed of its shares in Global.

  (d)  Tomen

     Under the Tomen facility, Tomen has the right to act as procurement agent for each network project it finances. The Company has purchased equipment through Tomen at competitive prices. Additionally, an upfront fee of 1.50% of the aggregate principal amount of each project loan advanced and a commitment fee of .50% per annum on the unused portion of each project loan is payable to Tomen.

     Pursuant to the Tomen agreements, Tomen has purchased 1,586,595 shares of common stock for total cash consideration of $10,400.

  (e)  Other

     The Company paid approximately $0, $1,929, $104, and $2,066 in legal fees during the years ended December 31, 1999 and 1998, the three-month period ended December 31, 1997 and the year ended September 30, 1997, respectively, to a firm having a member who was also a director of the Company.

     The Company paid approximately $264 in compensation, in addition to director fees, for the year ended December 31, 1999 to the Company's non-employee Chairman of the Board.

     Prior to June 1997, the Company's former Chairman and Chief Executive Officer served as a paid consultant to Tomen. Additionally, Pacwest Network LLC received a fee equal to 1% of the aggregate debt and equity financing provided by Tomen to the Company through October 1997. Such fees incurred by the Company totaled $437 during the year ended September 30, 1997.

(13)  SEGMENTS

     The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. As an integrated communications provider, the Company has one reportable operating segment.

                          GST TELECOMMUNICATIONS, INC.

While the Company's chief decision-maker monitors the revenue streams of various services, operations are managed and financial performance is evaluated based upon the delivery of multiple services over common network and facilities. This allows the Company to leverage its network costs in an effort to maximize return. As a result, there are many shared expenses generated by the various revenue streams; because management believes that any allocation of the expenses to multiple revenue streams would be impractical and arbitrary, management does not currently make such allocations internally. The chief decision-maker does, however, monitor revenue streams at a more detailed level than those depicted in the Company's historical general purpose financial statements. The following table presents revenues by service type:

                                                YEARS ENDED       THREE-MONTH
                                               DECEMBER 31,       PERIOD ENDED    YEAR ENDED
                                            -------------------   DECEMBER 31,   SEPTEMBER 30,
                                              1999       1998         1997           1997
                                            --------   --------   ------------   -------------
Local service.............................  $ 93,620   $ 48,859     $ 7,034        $ 16,993
Long distance services....................    65,590     65,701      12,609          44,981
Data services.............................    19,843      8,770       1,100           2,000
Internet services.........................     9,601      8,404       1,013           3,006
Longhaul services.........................    11,603     14,673       3,395          12,057
Product...................................     4,089      4,708       8,706          23,374
Other.....................................     2,429      3,376         913           3,556
Construction and facility sales...........   115,147      8,826       1,488              --
                                            --------   --------     -------        --------
          Total revenues..................  $321,922   $163,317     $36,258        $105,967
                                            ========   ========     =======        ========

     Substantially all of the Company's revenue is attributable to customers in the United States. Additionally, all significant operating assets are located within the United States.

(14)  SPECIAL CHARGES

     There were no special charges for the year ended December 31, 1999. Special charges for the year ended December 31, 1998 consist of the following:

Write-off of amounts paid to Magnacom pursuant to a reseller
  agreement.................................................   $14,600
Write-off of operating advances paid to Magnacom............     1,068
Write-off of costs related to abandoned projects............     9,918
Impairment of assets........................................     3,881
                                                               -------
          Non-cash special charges..........................    29,467
Accrual of severance-related costs..........................     1,113
                                                               -------
          Total special charges.............................   $30,580
                                                               =======

     In 1998, the Company changed its strategic direction to focus on its core, domestic business. In conjunction with the change, management identified certain in-process network construction projects no longer considered compatible due to geographic location or technology changes. The write-off totaled $9,918 and represented the entire amount of the costs related to these in-process projects, including the costs of fiber optic networks and electronic equipment. These assets had never been placed in service and, as such, were not an integral part of the Company's ongoing operations. While the historical cost of these assets has been written-off of the accompanying consolidated balance sheets, the Company holds these assets for disposal.

     In conjunction with the change in strategic direction, management halted further development of and investment in shared tenant services. The decision resulted in an impairment charge of $2,728 for property, plant and equipment, and $1,153 for customer lists associated with such services. At December 31, 1998, the

                          GST TELECOMMUNICATIONS, INC.

Company held its shared tenant services assets for sale and sold approximately 80% of such assets in 1999 for $207. The impairment loss was measured as the amount by which the carrying amount of these assets exceeded the estimated fair value of the assets, which was determined based on current market prices for similar assets. The loss reserve was recorded by increasing accumulated depreciation for the property, plant and equipment, and accumulated amortization for the customer lists. The amount of the write-off of customer lists represents the remaining unamortized balance of such lists, which were related to the 1996 acquisition of Tri-Star Residential Communications, Inc. (Tri-Star) a shared-tenant service provider. No goodwill had been recorded in conjunction with the acquisition of Tri-Star.

     In the fourth quarter of 1998, management consummated a plan to involuntarily terminate approximately 40 employees, including former members of management, and to pay termination benefits to such employees. The employees worked in a variety of functions and operations throughout the Company. The termination of those employees did not have a material impact on the Company's business functions. At December 31, 1998, the Company had accrued $1,113 in severance-related costs. The majority of these costs relate to the termination plan and all but $315 were paid out in 1999. The following table details 1999 activity related to the severance accrual:

Accrual at December 31, 1998................................   $1,113
Payments....................................................     (737)
Adjustments.................................................      (61)
                                                               ------
Accrual at December 31, 1999................................   $  315
                                                               ======

     See footnote 12 for a discussion of the amounts paid to Magnacom.

     Special charges for the year ended September 30, 1997 relate to a $7,445 non-cash compensation charge incurred when 750,000 common shares were released from escrow to former members of management. This transaction is part of the litigation described in note 11(d).

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts and notes receivable, investments, accounts payable and accrued expenses approximate fair values due to the short-term maturities of those instruments. The carrying amounts for current and non-current restricted investments approximate fair value due to the composition of such investments and the related maturities. The carrying amount of unrestricted investments is based upon fair value as determined by quoted market prices.

     The following table details the carrying amounts and estimated fair values of long-term debt and redeemable preference shares at December 31, 1999 (the financial instruments for which carrying value and estimated fair value differ at December 31, 1999 and 1998):

                                              DECEMBER 31, 1999     DECEMBER 31, 1998
                                             -------------------   -------------------
                                             CARRYING     FAIR     CARRYING     FAIR
                                              AMOUNT     VALUE      AMOUNT     VALUE
                                             --------   --------   --------   --------
Long-term debt:
  Senior Secured Notes, 13.25%.............  $265,000   $262,350   $265,000   $273,933
  Senior Secured Discount Notes, 10.5%.....   355,587    242,500    320,997    239,555
  Senior Discount Notes, 13.875%...........   274,800    228,087    240,304    228,415
  Convertible Senior Subordinated Discount
     Notes, 13.875%........................    33,295     27,635     29,884     28,406
  Senior Subordinated Accrual Notes,
     12.75%................................   144,000    136,800    144,000    133,920
Redeemable preference shares, 11.875%......    69,688     70,675     61,741     54,950

                          GST TELECOMMUNICATIONS, INC.

     The fair value of publicly traded long-term debt is estimated based on quoted market prices. For substantially all other long-term obligations, carrying amounts approximate fair values as incremental borrowings available to the Company are at similar rates and terms. The fair value of redeemable preference shares is estimated based upon rates available to the Company for redeemable preferred equity with similar maturities and features.

     Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly impact the estimates.

(16)  SUBSEQUENT EVENTS

  (a)  President and Chief Executive Officer Resignation

     On January 25, 2000, the President and Chief Executive Officer of the Company resigned. The Company has appointed the Chief Operating Officer as Acting Chief Executive Officer until a permanent appointment is made.

  (b)  Sale of Global Investment

     In a series of transactions in February 2000, the Company sold its investment in Global described in note 1 for $56,534 in cash, resulting in a realized gain of the same amount.

  (c)  Bankruptcy

     On May 17, 2000, the Company filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court of the District of Delaware. Pursuant to the bankruptcy filing, the Company has remained in possession of the Company's assets and properties, and all business and affairs will continue to be managed by the Company's directors.

  (d)  Disposition of Assets

     On September 21, 2000, the U.S. District Court for the District of Delaware approved the agreement between the Company and Time Warner Telecom Inc. ("Time Warner Telecom") for Time Warner Telecom to purchase substantially all of the assets of the Company, excluding certain operations in Hawaii and certain non-core businesses, for $690 million. The Court approved the definitive purchase agreement between the Company and Time Warner Telecom following an auction for the Company's assets that concluded on August 25, 2000. Closing of the purchase is subject to regulatory approvals and other customary terms and conditions.

                          GST TELECOMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000          1999(1)
                                                              -------------   ------------
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................   $   30,740      $   42,983
  Restricted investments....................................       10,152          19,828
  Accounts receivable, net..................................       43,881          45,244
  Construction contracts receivable.........................       37,625          26,823
  Investments...............................................          910          44,596
  Prepaid and other current assets..........................        8,519           8,562
                                                               ----------      ----------
          Total current assets..............................      131,827         188,036
                                                               ----------      ----------
Restricted investments......................................        3,510           9,848
Property and equipment, net.................................      652,158         832,047
Other assets, net...........................................        2,661          82,698
                                                               ----------      ----------
          Total assets......................................   $  790,156      $1,112,629
                                                               ==========      ==========

                          LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities not subject to compromise:
  Accounts payable..........................................   $    1,214      $   30,579
  Accrued expenses..........................................       56,443          49,759
  Deferred revenue..........................................       12,307          10,066
  Current portion of capital lease obligations..............           --           6,693
  Current portion of long-term debt.........................           --          17,466
                                                               ----------      ----------
          Total current liabilities not subject to
            compromise......................................       69,964         114,563
                                                               ----------      ----------
Liabilities subject to compromise (see Note 3)..............    1,322,642              --
Long-term liabilities not subject to compromise:
  Long-term interest payable................................           --          43,134
  Capital lease obligations, less current portion...........           --          16,813
  Long-term debt, less current portion......................           --       1,151,778
  Deferred revenue from construction contracts..............       25,460              --
Redeemable preference shares................................       74,008          69,688
Shareholders' deficit:
  Common shares.............................................      251,575         238,626
  Accumulated deficit.......................................     (953,493)       (566,523)
  Accumulated other comprehensive income....................           --          44,550
                                                               ----------      ----------
          Total shareholders' deficit.......................     (701,918)       (283,347)
                                                               ----------      ----------
          Total liabilities and shareholders' deficit.......   $  790,156      $1,112,629
                                                               ==========      ==========

---------------------

(1) The information in this column was derived from the Company's audited financial statements as of December 31, 1999.

           See notes to condensed consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                 THREE MONTHS                 NINE MONTHS
                                              ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                           -------------------------   -------------------------
                                              2000          1999          2000          1999
                                           -----------   -----------   -----------   -----------
Revenues:
  Telecommunications services............  $    52,533   $    50,424   $   160,223   $   150,362
  Construction, facility sales and
     other...............................       11,965        53,692        24,563        98,979
  Product................................           --         1,342           205         3,581
                                           -----------   -----------   -----------   -----------
          Total revenues.................       64,498       105,458       184,991       252,922
                                           -----------   -----------   -----------   -----------
Operating costs and expenses:
  Network expenses.......................       28,085        32,295        94,531        96,770
  Facilities administration and
     maintenance.........................        7,046         5,348        19,275        14,748
  Cost of construction revenues..........        8,098        37,203        16,581        63,068
  Cost of product revenues...............           --           689           307         2,039
  Selling, general and administrative....       30,567        32,590        97,380        90,559
  Depreciation and amortization..........       22,075        18,676        67,569        52,300
  Impairment of assets (see Note 13).....      260,827            --       260,827            --
                                           -----------   -----------   -----------   -----------
          Total operating costs and
            expenses.....................      356,698       126,801       556,470       319,484
                                           -----------   -----------   -----------   -----------
          Loss from operations...........     (292,200)      (21,343)     (371,479)      (66,562)
                                           -----------   -----------   -----------   -----------
Other expenses (income):
  Interest income........................         (587)       (2,037)       (2,117)       (8,520)
  Interest expense, net of amounts
     capitalized (contractual interest of
     $40,306 and $75,903 not recorded for
     the three- and nine-month periods
     ended September 30, 2000)...........        2,538        28,022        52,576        84,058
  Other..................................         (211)      (27,898)      (47,745)      (26,406)
                                           -----------   -----------   -----------   -----------
                                                 1,740        (1,913)        2,714        49,132
                                           -----------   -----------   -----------   -----------
Loss before reorganization expenses and
  income tax expense.....................     (293,940)      (19,430)     (374,193)     (115,694)
Reorganization expenses (see Note 6).....        8,179            --        12,777            --
                                           -----------   -----------   -----------   -----------
  Net loss...............................  $  (302,119)  $   (19,430)  $  (386,970)  $  (115,694)
                                           ===========   ===========   ===========   ===========
  Net loss per share, basic and
     diluted(1)..........................  $     (7.56)  $      (.52)  $     (9.95)  $     (3.22)
                                           ===========   ===========   ===========   ===========
  Weighted average shares outstanding....   39,983,569    37,550,357    39,324,074    37,121,573
                                           ===========   ===========   ===========   ===========

---------------------

(1) Net loss per share is increased for preference shares' accretion totaling $0 for the three-month periods ended September 30, 2000 and 1999, and $4,320 and $3,862 for the nine-month periods ended September 30, 2000 and 1999, respectively.

           See notes to condensed consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                   NINE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
Operations:
  Net loss..................................................  $(386,970)   $(115,694)
  Adjustments to reconcile net loss to net cash used in
     operations:
     Depreciation and amortization..........................     70,019       56,990
     Accretion and accrual of interest......................     32,798       53,832
     Non-cash stock compensation and other expense..........        224        1,662
     (Gain) loss on disposal of assets......................     (1,411)       3,430
     Gain on sale of investments............................    (42,349)          --
     Loss on impairment of assets...........................    260,827           --
     Changes in non-cash operating working capital:
       Accounts receivable, net.............................        950      (39,395)
       Construction contracts receivable....................     (3,728)         281
       Prepaid, other current and other assets, net.........     (7,310)     (14,318)
       Accounts payable and accrued liabilities, prior to
        reorganization......................................     (4,453)      32,328
       Post-petition accounts payable and accrued
        liabilities.........................................     50,861           --
       Pre-petition accounts payable and accrued
        liabilities, authorized by the court................     (3,537)          --
       Deferred revenue.....................................      2,409        8,584
       Deferred revenue from construction contracts.........     25,460           --
                                                              ---------    ---------
          Cash used in operations...........................     (6,210)     (12,300)
                                                              ---------    ---------
Investments:
  Proceeds from sale of investments.........................     56,580           --
  Purchase of property and equipment........................    (80,643)    (215,323)
  Proceeds from sale of assets..............................      5,966        1,500
  Purchase of other assets..................................         --         (333)
  Change in investments restricted for the purchase of
     property and equipment.................................      6,338      173,148
                                                              ---------    ---------
          Cash used in investing activities.................    (11,759)     (41,008)
                                                              ---------    ---------
Financing:
  Proceeds from long-term debt..............................      2,311        1,782
  Principal payments on long-term debt and capital leases,
     prior to reorganization................................    (13,915)     (13,312)
  Issuance of common shares, net of issuance costs..........      1,273        8,357
  Deferred debt financing costs.............................     (1,135)          --
  Change in investments restricted to finance interest
     payments...............................................     17,192       15,615
                                                              ---------    ---------
          Cash provided by financing activities.............      5,726       12,442
                                                              ---------    ---------
          Decrease in cash and cash equivalents.............    (12,243)     (40,866)
Cash and cash equivalents, beginning of period..............     42,983       86,070
                                                              ---------    ---------
Cash and cash equivalents, end of period....................  $  30,740    $  45,204
                                                              =========    =========

           See notes to condensed consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

1.  BANKRUPTCY PROCEEDINGS

     On May 17, 2000, GST Telecommunications, Inc. ("GST" or the "Company"), and its subsidiaries filed voluntary petitions for protection from creditors under Chapter 11 of the United States Bankruptcy Code in the District of Delaware ("Bankruptcy Code"). The Company and its subsidiaries (collectively the "Debtors") are currently operating as debtors-in-possession under the supervision of the United States District Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 cases have been consolidated for the purpose of joint administration under Case No. 00-1982 (GMS).

     On May 17, 2000, the Debtors also commenced ancillary proceedings under the Companies' Creditors Arrangement Act in Canada in the Ontario Superior Court of Justice.

     Under the proceedings, substantially all liabilities, litigation and claims pending against the Debtors in existence at the filing date are stayed unless the stay is modified or lifted or payment has been otherwise authorized by the Bankruptcy Court.

     On May 11, 2000, we obtained a commitment letter from Heller Financial, Inc. ("Heller") which will provide us, subject to satisfying certain conditions, debtor-in-possession financing for $50,000 and the potential for up to an additional $75,000 in cash. On May 26, 2000, the Bankruptcy Court entered an order approving the initial $30,000 of this financing. On July 26, 2000, the Bankruptcy Court entered an order providing a superpriority interest for Heller over the secured debt of existing bondholders, upon the consent of a majority of the secured bondholders, which will in turn permit Heller to provide approximately $40,000 of the $50,000 in financing mentioned above. Based upon current unencumbered assets, the additional $10,000 is available without the consent of the bondholders. To date, we have not drawn on the Heller credit facility, or sought bondholder consent.

     On June 13, 2000, we opened the bidding procedures with the approval of the Bankruptcy Court in an auction format for substantially all of our assets. After an extension of the original bid and auction dates, qualified buyers were required to submit their bids as of August 11, 2000. On September 11, 2000, the Company and Time Warner Telecom Inc. executed a definitive asset purchase agreement which provides for the purchase of substantially all of the Company's assets, excluding certain assets in Hawaii and certain non-core businesses, for $690,000. On September 21, 2000, the Bankruptcy Court approved the definitive asset purchase agreement between the Company and Time Warner Telecom Inc. Closing of the sale is anticipated in the last quarter of 2000, or first quarter of 2001, subject to regulatory approvals and other customary terms and conditions. In addition, the Company is seeking purchasers for certain of its remaining assets.

     Under the Bankruptcy Code, the rights and treatment of pre-petition creditors and shareholders may be substantially altered. At this time, it is not possible to predict the outcome of the Chapter 11 cases in general or the effect of the cases on our business, or on the interests of creditors and shareholders. Management believes that it is highly unlikely that current equity security holders will receive any distribution under any reorganization or liquidation of our assets.

2.  BASIS OF PRESENTATION

     The accompanying condensed, consolidated financial statements have been prepared in conformity with generally accepted accounting principles. However, certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. The statements also include an impairment of assets charge (see "Note 13"). The results of operations for the periods

                          GST TELECOMMUNICATIONS, INC.

presented are not necessarily indicative of the results to be expected for the full fiscal year or for subsequent periods. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended December 31, 1999, as included in the Company's annual report on Form 10-K.

3.  LIABILITIES SUBJECT TO COMPROMISE

     As of September 30, 2000, liabilities subject to compromise consist of the following:

Trade payables..............................................   $   43,837
Accrued liabilities.........................................       18,495
Current portion, long-term debt.............................       20,030
Current portion, capital lease obligations..................        4,331
Long-term debt, less current portion........................    1,155,990
Capital lease obligations, less current portion.............       13,767
Long-term interest payable..................................       52,007
Other long-term liabilities.................................       14,185
                                                               ----------
          Total.............................................   $1,322,642
                                                               ==========

4.  BASIC AND DILUTED NET LOSS PER SHARE

     For the three- and nine-month periods ended September 30, 2000 and 1999, common stock equivalents were antidilutive and were not included in diluted weighted average shares outstanding. If the Company had reported net income for the periods presented, the weighted average number of common equivalent shares used to determine diluted net loss per share would have increased by 39,911 and 699,406 for the three- and nine-month periods ended September 30, 2000, respectively, compared to 14,693,507 and 15,122,291 for the three- and nine-month periods ended September 30, 1999.

5.  SHAREHOLDERS' EQUITY

     Shares issued and outstanding are as follows:

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2000            1999
                                                         -------------   ------------
Common shares, no par value............................   40,023,480      37,734,507

6.  REORGANIZATION EXPENSES

     For the three- and nine-month periods ended September 30, 2000, reorganization expenses totaled $8,179 and $12,777, respectively. This consisted of $3,543 and $6,107 for professional expenses, and $4,066 and $6,100 for a retention bonus accrual, and $570 and $0 in other reorganization expenses for the three- and nine-months ended September 30, 2000, respectively. The retention bonus accrual is pursuant to a Bankruptcy Court-approved plan to retain our employees through the bankruptcy process. For the three- and nine-months ended September 30, 2000, cash expended for reorganization costs totaled $3,355, consisting of $206 for professional expenses and $3,149 for retention bonuses. At September 30, 2000, we had accrued $3,860 for professional expenses, $2,951 related to the retention bonus plan, and $570 for other reorganization expenses.

                          GST TELECOMMUNICATIONS, INC.

7.  ACCUMULATED OTHER COMPREHENSIVE INCOME

     The Company accounts for comprehensive income under Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The change in the Company's accumulated other comprehensive income is as follows:

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             2000            1999
                                                         -------------   ------------
Balance, beginning of period...........................    $ 44,550        $36,675
Change in unrealized gain on available-for-sale
  investment sold during the period....................     (44,550)         7,875
                                                           --------        -------
Balance, end of period.................................    $     --        $44,550

     The balance as of September 30, 2000, is $0 because the Company sold its investment in Global Light Telecommunications, Inc. during the three-months ended March 31, 2000 (see "Note 11").

8.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                 2000       1999
                                                              ----------   -------
Supplemental disclosure of cash flow information:
  Pre-petition cash paid for interest.......................  $   22,808   $27,143
  Post-petition cash paid for interest......................         228        --
Supplemental schedule of non-cash investing and financing
  activities:
  Disposition of subsidiary:
     Assets.................................................      (4,182)    2,579
     Liabilities............................................        (266)     (216)
Amounts in accounts payable and accrued liabilities for the
  purchase of fixed assets at end of period.................          --    28,560
Assets acquired through capital leases......................          --     1,590
Conversion of debt to equity................................      15,772       774
Long-term debt and capital leases reclassified to
  "Liabilities subject to compromise".......................   1,194,118        --

9.  CAPITALIZATION OF INTEREST

     The Company capitalized interest of $0 and $8,488 as a part of property and equipment for the three- and nine-month periods ended September 30, 2000, respectively, compared to $9,884 and $29,001 for the three-and nine-month periods ended September 30, 1999, respectively.

10.  ACCRUED SEVERANCE

     In the fourth quarter of 1998, the Company accrued $1,113 in severance-related costs. The following table details activity related to the severance accrual.

Accrual at December 31, 1998................................  $1,113
Payments....................................................    (737)
Adjustments.................................................     (61)
                                                              ------
Accrual at September 30, 2000...............................  $  315
                                                              ======

                          GST TELECOMMUNICATIONS, INC.

11.  SALE OF GLOBAL INVESTMENT

     In a series of transactions during the three-months ended March 31, 2000, the Company sold its investment in Global Light Telecommunications, Inc. ("Global"). The Company was accounting for the investment as available-for-sale under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The after-tax net gain as a result of these transactions was $42,349.

12.  DEBT SERVICE REQUIREMENTS

     At September 30, 2000, the Company had $1,194,118 of indebtedness outstanding along with $74,008 of mandatorily redeemable preference shares. As a result of filing for protection under bankruptcy law, the Company is not permitted to make any payments of the debt service requirements with the exception of certain capital lease obligations. All of these obligations are subject to discharge in bankruptcy upon the completion of all proceedings.

13.  IMPAIRMENT OF ASSETS

     As a result of entering into the definitive asset purchase agreement with Time Warner Telecom Inc. in the amount of $690,000 and anticipated proceeds from the sale or sales of all remaining assets, the Company recorded an impairment charge, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of," of $260,800 during the three-months ended September 30, 2000.

14.  ADOPTION OF NEW ACCOUNTING STANDARDS

     In June 1999, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 43 ("FIN 43"), "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, conduit is considered integral equipment and dark fiber will likely be considered integral equipment. Accordingly, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. For contracts entered into after June 30, 1999, sales-type lease accounting will no longer be appropriate for conduit and dark fiber leases and, therefore, these transactions will be accounted for as operating leases unless title transfers to the lessee.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25. This Interpretation clarifies the application of Opinion 25 for certain issues: a) the definition of employee for purposes of applying Opinion 25, b) the criteria for determining whether a plan qualifies as a noncompensatory plan, c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective July 1, 2000. The adoption of this Interpretation has not had a material effect on our financial position or on the results of operations.

PROSPECTUS

                            Time Warner Telecom Inc.

     From time to time, we may sell any of the following securities:

     -- Debt Securities, including Convertible Debt Securities

     -- Preferred Stock, including Convertible Preferred Stock

     -- Class A common stock

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The aggregate of the offering prices of securities covered by this prospectus will not exceed $700,000,000.

     Our Class A common stock is traded over-the-counter on the NASDAQ Stock Market's National Market under the trading symbol "TWTC." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the NASDAQ Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

     The securities may be sold to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

     INVESTING IN THE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 12, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........    1
FORWARD-LOOKING STATEMENTS..................................    2
THE COMPANY.................................................    2
RISK FACTORS................................................    3
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............   14
USE OF PROCEEDS.............................................   14
DESCRIPTION OF DEBT SECURITIES..............................   15
DESCRIPTION OF CAPITAL STOCK................................   51
PLAN OF DISTRIBUTION........................................   54
VALIDITY OF SECURITIES......................................   55
EXPERTS.....................................................   55

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $700,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

                                                                    Chicago Regional Office
     Public Reference Room         New York Regional Office             Citicorp Center
    450 Fifth Street, N.W.           7 World Trade Center           500 West Madison Street
           Room 1024                      Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048      Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

      --   incorporated documents are considered part of this prospectus;

      -- we can disclose important information to you by referring you to those documents; and

      -- information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below:

     (1)  Our Annual Report on Form 10-K for the year ended on December 31,
1999.

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2000, June 30, 2000 and September 30, 2000.

     (3) The description of our common stock contained in the Registration Statement on Form S-1, as amended (file No. 333-33166), filed April 26, 2000.

     (4) Our Current Reports on Form 8-K dated September 18, 2000, November 1, 2000, January 12, 2001 and on Form 8-K/A dated November 8, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

      --   Reports filed under Section 13(a) and (c) of the Exchange Act;

      -- Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

      --   Any reports filed under Section 15(d) of the Exchange Act.

     You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                            Time Warner Telecom Inc.
                            10475 Park Meadows Drive
                              Littleton, CO 80124
                           Telephone: (303) 566-1000

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements regarding, among other items, our business and operating strategy, operations, economic performance and financial condition. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur.

                                  THE COMPANY

     We are a leading fiber facilities-based integrated communications provider offering local businesses "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. We offer a wide range of business telephony services, primarily to medium- and large-sized telecommunications-intensive business end-users, long distance carriers, internet service providers, wireless communications companies and governmental entities. These business telephony services include dedicated transmission, local switched, long distance, data and video transmission services and high-speed dedicated internet access.

     As of January 9, 2001, we operated networks in 24 metropolitan markets in the United States. On January 10, 2001, we substantially expanded our geographic coverage by acquiring substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy. As a result of this acquisition, we added 15 markets in the western United States. We expect to activate networks in five additional markets by the end of 2001. As of September 30, 2000, our networks covered 9,457 route miles, contained 363,644 fiber miles and offered service to 7,228 on-net and off-net buildings. The acquisition of the GST assets added to our network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

     Our principal executive offices are located at 10475 Park Meadows Drive, Littleton, Colorado 80124, and our telephone number is (303) 566-1000.

                                  RISK FACTORS

     An investment in the securities is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

RISKS RELATING TO US AND OUR BUSINESS

     OUR LIMITED OPERATING HISTORY MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS.

     Time Warner Cable began our business in 1993. Subsequently, we spun-off to become an independent company in July 1998. Since the beginning of 1997, our business has changed substantially as it has rapidly expanded into switched services. As a result, prospective purchasers have limited historical financial information available to evaluate our likely future performance. When making a decision to invest in the securities, prospective purchasers should consider the risks, expenses and difficulties frequently encountered by companies that are in their development stage.

     WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO EXPERIENCE OPERATING LOSSES FOR THE FORSEEABLE FUTURE.

     We have incurred operating losses for most of our history, net of the effect of non-recurring reciprocal compensation settlements. For the year ended December 31, 1999 and the nine months ended September 30, 2000, we had operating losses of $38.6 million and operating income of $3.5 million, net of the effect of non-recurring reciprocal settlements of $7.6 million and $27.3 million, respectively. After giving effect to the acquisition of the assets of GST and associated financings, we would have had operating losses of $102.7 million and $63.7 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, net of the effect of non-recurring reciprocal compensation settlements of $7.6 million and $27.3 million, respectively. We expect to continue to incur, and perhaps increase, operating losses as we build our networks, expand our customer base and as we integrate the acquired assets of GST. Operating losses will reduce our ability to meet working capital needs and increase our need for external financing.

     The development of our business requires substantial capital expenditures. As described below, we plan to increase our annual capital expenditures during 2001 to expand our operations. We expect to incur a substantial part of these expenditures in new markets before we realize any related revenue. We also expect that capital expenditures and other operating expenditures will result in negative cash flow and operating losses for our new markets until and unless we develop an adequate customer base and revenue stream from those markets. We expect that each network will produce negative cash flow for at least two and a half years after it begins operations. Moreover, we may never develop an adequate customer base, sustain profitability, or generate sufficient cash flow.

     WE MAY COMPLETE A SIGNIFICANT BUSINESS COMBINATION OR OTHER TRANSACTION THAT COULD AFFECT OUR LEVERAGE, RESULT IN A CHANGE IN CONTROL OR BOTH.

     We continually evaluate potential business combinations, joint ventures and other transactions that would extend our geographic markets, expand our products and services and/or enlarge the capacity of our networks. To that end, we have had exploratory discussions with several other companies in our industry regarding potentially material transactions. If we enter into a definitive agreement with respect to any material transaction, it could result in an increase in our leverage or issuing additional common stock or both, or it could result in a change of control. There can be no assurance, however, that we will enter into any transaction or, if we do, on what terms.

     A change of control could result in a requirement that we offer to purchase certain indebtedness and the acceleration of other indebtedness. There can be no assurance that we will have sufficient funds available to make that repurchase and repay any accelerated indebtedness.

     THE INDENTURE FOR THE 9 3/4% SENIOR NOTES, AND THE INDENTURE FOR ANY NON-CONVERTIBLE DEBT SECURITIES OFFERED UNDER THIS PROSPECTUS, CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR FLEXIBILITY.

     The indentures limit, and in some circumstances prohibit, our ability to:

      --   incur additional debt;

      --   pay dividends;

      --   make investments or other restricted payments;

      --   engage in transactions with stockholders and affiliates;

      --   create liens;

      --   sell assets;

      --   issue or sell capital stock of subsidiaries; and

      --   engage in mergers and acquisitions.

     These covenants may limit our financial and operating flexibility. In addition, if we do not comply with these covenants, the holders of the 9 3/4% Senior Notes may accelerate our debt under the 9 3/4% Senior Notes and the holders of the debt securities may accelerate our debt under the debt securities.

     WE WILL REQUIRE SUBSTANTIAL CAPITAL TO EXPAND OUR OPERATIONS.

     The development and expansion of our networks requires substantial capital investment. If this capital is not available when needed, our business will be adversely affected. Including the effects of the GST acquisition, we expect our principal capital requirements for 2001 to be:

      -- approximately $550 million to purchase and install switches, electronics, fiber and other technologies in existing, acquired and future networks; and

      -- approximately $50 million for capital expenditures for our management information system infrastructure.

     We also expect to have substantial capital expenditures in subsequent periods.

     We recently executed agreements with various financial institutions for $1.25 billion of additional financing, including $525 million of secured term loan financing available to our subsidiaries, and a $700 million unsecured bridge financing available to us. The GST acquisition was initially financed with borrowings under the unsecured bridge loan facility. We expect to apply some or all of the proceeds of offerings under this prospectus to refinance borrowings under these credit facilities. We may be required to seek additional financing if:

      --   our business plans and cost estimates prove to be inaccurate;

      -- we decide to further accelerate the expansion of our business and existing networks;

      -- we consummate further acquisitions or joint ventures that require capital; or

      --   we are not able to generate sufficient cash flow from operations.

     When we seek additional financing, the terms offered may place significant limits on our financial and operating flexibility, or may not be acceptable to us. The failure to raise sufficient funds when needed and on reasonable terms may require us to modify or significantly curtail our business expansion plans. This could have a material adverse impact on our growth, ability to compete, and ability to service our existing debt.

     OUR SUBSTANTIAL INDEBTEDNESS, AND SERVICING OUR INDEBTEDNESS, MAY IMPAIR OUR FINANCIAL AND OPERATING FLEXIBILITY.

     We have a substantial amount of debt outstanding and we incurred substantial additional debt to acquire GST. This substantial indebtedness may have an adverse impact on us. For example:

      --   our ability to obtain additional financing may be limited;

      -- a substantial portion of our cash flow will be dedicated to pay interest and principal on our debt;

      -- our ability to satisfy our debt obligations may be diminished including obligations under the debt securities;

      --   we may be more vulnerable to economic downturns; and

      --   our ability to withstand competitive pressure may decrease.

     As of September 30, 2000, we had approximately $400 million of consolidated total debt and after giving effect to the acquisition of the assets of GST and related borrowings under the new credit facilities and bridge loan facility, we would have had approximately $1.35 billion of consolidated total debt as of that date.

     TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the debt securities, and to fund planned capital expenditures will depend on our ability to generate cash in the future.

     Our historical financial results have been, and our future financial results might be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the debt securities, or to fund our other liquidity needs. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time due to market conditions or other factors or prove adequate. Also, certain alternative strategies will require the consent of our senior secured lenders before we engage in any such strategy.

     OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE DO NOT SUCCESSFULLY MANAGE OUR EXPANSION INTO NEW MARKETS AND SERVICES.

     We plan to offer new communications services, expand service in our existing markets, interconnect our existing markets and enter new markets. If we are not successful in implementing these changes on-time and on-budget, our results of operations will likely be adversely affected.

     Our ability to manage this expansion depends on many factors, including the ability to:

      --   attract new customers and sell new services to existing customers;

      --   design, acquire and install transmission and switching facilities;

      --   employ new technologies;

      --   obtain any required governmental permits and rights-of-way;

      --   implement interconnection with local exchange carriers;

      --   expand, train and manage our employee base;

      -- enhance our financial, operating and information systems to effectively manage our growth; and

      -- accurately predict and manage the cost and timing of our capital expenditure programs.

     Even if we are successful in completing the infrastructure to support our expanded business, that business may not be profitable and may not generate positive cash flow for us.

     OUR BUSINESS MAY BE LIMITED IF THE CAPACITY LICENSE WITH TIME WARNER CABLE EXPIRES OR IS TERMINATED.

     If the capacity license with Time Warner Cable is not renewed on expiration in 2028 or is terminated prior to that time, we may need to build, lease or otherwise obtain fiber optic capacity. The terms of those arrangements may be materially less favorable to us than the terms of our existing capacity license.

     At expiration of the capacity license, Time Warner Cable is obligated to negotiate a renewal in good faith, but we may be unable to reach agreement with Time Warner Cable on acceptable terms. In addition, Time Warner Cable may terminate the capacity license before expiration upon:

      -- a material impairment of Time Warner Cable's ability to provide the license by law;

      --   a material breach of the capacity license by us; or

      -- the institution of any proceedings to impose any public utility or common carrier status or obligations on Time Warner Cable, or any other proceedings challenging Time Warner Cable's operating authority as a result of the services provided to us under the capacity license.

     The capacity license prohibits us from offering residential services or content services with the capacity licensed from Time Warner Cable.

     WE MAY LOSE THE RIGHT TO USE THE "TIME WARNER" NAME.

     We believe the "Time Warner" brand name is valuable and its loss could have an adverse effect on us. Under a license agreement with Time Warner, we are required to discontinue use of the "Time Warner" name in the following circumstances:

      -- the license agreement expires after an initial term ending July 2002 or any permitted renewal;

      --   Time Warner no longer owns at least 30% of our common stock;

      -- Time Warner no longer has the right to nominate at least three members of our board of directors;

      -- we violate covenants in the capacity license with Time Warner Cable relating to residential services and content services; or

      -- a Class B Stockholder transfers its Class B common stock and its rights to designate nominees to the board of directors to a third party.

     Under these circumstances, we may change our name to "TW Telecom Inc." or some other name. Such name change, and the inability to use the "Time Warner" name, could have an adverse effect on our ability to conduct our business and on our financial condition and results of operations.

     SEVERAL CUSTOMERS ACCOUNT FOR A SIGNIFICANT AMOUNT OF OUR REVENUE.

     We have substantial business relationships with a few large customers. For the nine months ended September 30, 2000, our top ten customers accounted for approximately 46% of our total revenue. Our largest customer for the nine months ended September 30, 2000, MCI Worldcom, Inc. and its affiliates, accounted for more than 10% of our total revenue. However, a substantial portion of that revenue results from traffic that is directed to us by customers that have selected that long distance carrier. No other customer, including customers who direct their business through long distance carriers, accounted for 10% or more of revenue.

     SOME OF OUR CUSTOMER AGREEMENTS MAY NOT CONTINUE.

     Some of our customer agreements are subject to termination on short notice and do not require the customer to maintain its agreements at current levels, and we cannot assure you that such customers will continue to purchase the same services or level of services. We believe that certain interexchange carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including acquisition or construction of their own facilities. In addition, interexchange carriers may be able to provide local service by reselling the facilities or services of an incumbent local exchange carrier, which may be more cost-effective for an interexchange carrier than using our services or another competitive access provider or competitive local exchange carrier.

     WE ARE DEPENDENT ON TIME WARNER CABLE'S PERMITS, LICENSES AND
     RIGHTS-OF-WAY.

     We currently license a significant portion of our fiber optic capacity from Time Warner Cable. Municipalities that regulate Time Warner Cable may or may not seek to impose additional franchise fees or otherwise charge Time Warner Cable. We must reimburse Time Warner Cable for any new fees or increases. Time Warner Cable or Time Warner Telecom may not be able to obtain all necessary permits, licenses or agreements from governmental authorities or private rights-of-way providers necessary to effect future license transactions. This would hinder our ability to expand our existing networks or develop new networks successfully in locations served by Time Warner Cable.

     OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE.

     As a result of the limited revenue and significant expenses associated with the expansion and development of our networks and services, we anticipate that our operating results could vary significantly from quarter to quarter. In fact, we expect our recurring EBITDA margins to decrease in 2001 as compared to 2000 due to the acquisition and expected commencement of services in five additional markets. Changes in the usage or payment patterns of significant customers may also cause operating results to vary.

     WE DEPEND ON THIRD PARTY VENDORS FOR INFORMATION SYSTEMS.

     We have entered into agreements with vendors that provide for the development and operation of back office systems, such as ordering, provisioning and billing systems. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could have a material adverse effect on our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies.

     IF WE DO NOT ADAPT TO RAPID CHANGES IN THE TELECOMMUNICATIONS INDUSTRY, WE COULD LOSE CUSTOMERS OR MARKET SHARE.

     The telecommunications industry will continue to experience rapid changes in technology. Our future success may depend on our ability to adapt to any changes in the industry. Our failure to adopt new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet customer demands.

     WE ARE CONTROLLED BY THE CLASS B STOCKHOLDERS.

     Time Warner Inc., AT&T Corporation (as successor by merger to MediaOne Group, Inc.) and Time Warner Entertainment-Advance/Newhouse Partnership, the Class B Stockholders, hold all the outstanding shares of Class B common stock. The Class B stockholders generally have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. The Class B common stock is not subject to any mandatory conversion provisions other than pursuant to certain transfer restrictions. The disproportionate voting rights of the Class B common stock relative to the Class A common stock may delay or prevent a change in control of Time Warner Telecom, and may make us a less attractive takeover target.

     Our board of directors consists of seven directors. Under the Stockholders Agreement, Time Warner has the right to designate three nominees for the board of directors and Advance/Newhouse Partnership has the right to designate one nominee. Under the Stockholders Agreement, Class B Stockholders agree to vote in favor of all nominees selected by the Class B Stockholders. Class B Stockholders will also have the power to elect the other members of our board of directors.

     EACH OF THE CLASS B STOCKHOLDERS HAS VETO RIGHTS OVER CERTAIN ACTIONS.

     Under our restated certificate of incorporation, as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B Stockholders is required:

      -- to permit us to provide residential services or content services prior to May 2004;

      -- to amend our restated certificate of incorporation, other than in connection with certain ministerial actions; or

      -- for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represents substantially all our assets on a consolidated basis.

     The approval of 100% of the Class B Stockholders is also required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share.

     THE HOLDERS OF CLASS B COMMON STOCK CAN SELL CONTROL OF TIME WARNER TELECOM AT A TIME WHEN THEY DO NOT HAVE A MAJORITY ECONOMIC INTEREST IN TIME WARNER TELECOM, AND EXCLUDE THE HOLDERS OF CLASS A COMMON STOCK FROM PARTICIPATING IN THE SALE.

     The Stockholders Agreement provides that, subject to the rights of first refusal of the other holders of Class B common stock, the Class B Stockholders may transfer their Class B common stock. If a holder sells all, but not less than all, of its Class B common stock as shares of Class B common stock, such holder may transfer its right to nominate Class B nominees for election to the board of directors. In addition, all of the holders of Class B common stock have the right to participate in certain sales by Time Warner of its Class B common stock. Accordingly, majority control of Time Warner Telecom could be transferred by one or more holders of Class B common stock at a time when such holder or holders of Class B common stock do not have a majority of the economic interest in Time Warner Telecom and with no assurance that the holders of Class A common stock would be given the opportunity to participate in the transaction or, if they were permitted to participate in the transaction, to receive the same amount and type of consideration for their stock in Time Warner Telecom as the holders of Class B common stock.

     In addition, we have elected not to be subject to Section 203 of the Delaware General Corporation Law, which would otherwise provide certain restrictions on "business combinations" between us and any person acquiring a significant, 15% or greater, interest in us other than in a transaction approved by our board of directors and in certain cases by our stockholders.

     THE CLASS B STOCKHOLDERS MAY COMPETE WITH US.

     The Class B Stockholders are in the cable television business. There is no restriction on the Class B Stockholders' ability to compete with us. They may, now or in the future, provide the same or similar services to those that we provide.

     SOME OF OUR BUSINESS ACTIVITIES ARE RESTRICTED.

     Our restated certificate of incorporation restricts our business activities. These restrictions limit our ability to expand our business and could deprive us of valuable future opportunities. Under the restated certificate of incorporation, we may not, directly or through a subsidiary or affiliate:

      --   provide residential services; or

      -- produce or otherwise provide entertainment, information, or any other content services, with certain limited exceptions.

     We may engage in these activities with the affirmative vote of all the holders of the Class B common stock or on the earlier of:

      -- five years from the date of our restated certificate of incorporation, which is May 2004; or

      -- the date the Class B common stock represents less than 50% of our voting power (as of September 30, 2000, Class B common stock represented approximately 95.6% of our voting power).

     We are subject to the same restrictions under the capacity license with Time Warner Cable, except that those restrictions apply only to our use of the leased capacity but last until the capacity license expires in 2028 or is terminated. We believe these restrictions will not materially affect our ability to operate our business as currently planned.

     SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST.

     Some of our directors are also directors, officers or employees of the Class B Stockholders or their affiliates. Although these directors have fiduciary obligations to Time Warner Telecom under Delaware law, they may face conflicts of interest. For example, conflicts of interest may arise with respect to certain business opportunities available to, and certain transactions involving, Time Warner Telecom. The Class B Stockholders have not adopted any special voting procedures to deal with such conflicts of interest. The resolution of these conflicts may be unfavorable to us. Our restated certificate of incorporation provides for the allocation of corporate opportunities between us and the Class B Stockholders. See "Description of Capital Stock."

RISKS RELATING TO OUR ACQUISITION OF THE ASSETS OF GST

     OUR ACQUISITION OF THE GST ASSETS INCREASES OUR LEVERAGE AND POSES OTHER RISKS.

     Our acquisition of the GST assets increases our geographic presence, expands our products and services and enlarges the capacity of our networks. This transaction is considerably larger than the transactions we have completed in the past.

     This transaction involves the following operating risks to us:

      --   the difficulty of assimilating the acquired operations and personnel;

      --   the potential disruption of our ongoing business;

      --   the diversion of resources;

      -- the possible inability of management to maintain uniform standards, controls, procedures and policies;

      -- the possible difficulty of managing our growth and information systems;

      -- the risks of entering markets in which we have little or no experience;

      -- the potential impairment of relationships with employees or customers; and

      -- the possibility that the liabilities we assumed to complete performance under GST contracts may prove to be more burdensome than anticipated.

     WE MAY HAVE DIFFICULTY INTEGRATING THE ACQUIRED ASSETS AND BUSINESSES OF
     GST.

     We purchased substantially all of the assets of GST with the expectation that the asset purchase would result in certain benefits, including expansion of the markets we serve and increasing our operational efficiencies. Achieving the benefits of the asset purchase will depend upon the successful integration of the acquired businesses into our existing operations. We cannot assure you that we will be successful in integrating

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

the acquired GST assets into our current businesses. The integration risks associated with the acquisition include but are not limited to:

      -- the diversion of our management's attention as integrating the GST operations and assets will require a substantial amount of our management's attention,

      -- difficulties associated in assimilating GST's technology, including billing and customer information systems, and

      -- any significant loss of key GST personnel could lead to interruptions in our billing, accounting, information technologies and engineering capabilities.

     We cannot assure you that we will be able to successfully overcome the risks associated with integrating the assets we acquired from GST. There is a risk that the costs of integration could have a material adverse effect on our operating results.

RISKS RELATING TO OUR INDUSTRY

     WE DEPEND ON INTERCONNECTION WITH INCUMBENT LOCAL EXCHANGE CARRIERS.

     Our services may be less attractive if we cannot obtain high quality, reliable and reasonably priced interconnection from incumbent local exchange carriers. The Telecommunications Act of 1996 requires incumbent local exchange carriers to allow us to connect to their networks, thereby connecting to end users not on our networks, which is commonly referred to as "interconnection" within our industry. However, negotiating interconnection agreements with the incumbent local exchange carriers takes considerable time, effort and expense. The agreements are also subject to state regulation. We may be unable to obtain interconnection at rates that are both competitive and profitable.

     THE LOCAL SERVICES MARKET IS HIGHLY COMPETITIVE, AND MANY OF OUR COMPETITORS HAVE SIGNIFICANT ADVANTAGES THAT MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH THEM.

     We operate in an increasingly competitive environment and some companies may have competitive advantages over us. Most incumbent local exchange carriers offer substantially the same services as we offer. Incumbent local exchange carriers benefit from:

      --   longstanding relationships with their customers;

      --   greater financial and technical resources;

      -- the ability to subsidize local services from revenue in unrelated businesses; and

      -- recent regulations that relax price restrictions and decrease regulatory oversight of incumbent local exchange carriers.

     We also face competition from new entrants into the local services business who may also be better established and have greater financial resources. These advantages may impair our ability to compete in price and service offerings or require us to sustain prolonged periods of operating losses in order to retain customers. The current trend of consolidation of telecommunications companies and strategic alliances within the industry could give rise to significant new or stronger competitors for us. Some long distance carriers who are our customers are pursuing alternative ways to obtain local telecommunications services, including by acquiring local exchange carriers or constructing their own facilities.

     COMPETITION IN LOCAL SERVICES HAS ALSO INCREASED AS A RESULT OF CHANGING GOVERNMENT REGULATIONS.

     The Telecommunications Act of 1996 has increased competition in the local telecommunications business. The Telecommunications Act of 1996:

      -- requires incumbent local exchange carriers to interconnect their networks with those of requesting telecommunications carriers and to allow requesting carriers to collocate equipment at the premises of the incumbent local exchange carriers;

      -- requires all local exchange providers to offer their services for resale;

      --   allows long distance carriers to resell local services;

      -- requires incumbent local exchange carriers to offer to requesting telecommunications carriers network elements on an unbundled basis; and

      -- requires incumbent local exchange carriers to offer to requesting telecommunications carriers the services they provide to end-users to other carriers at wholesale rates.

     However, under the Telecommunications Act of 1996, the FCC and some state regulatory authorities may provide incumbent local exchange carriers with increased flexibility to reprice their services as competition develops and as incumbent local exchange carriers allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices we charge for services to those customers or for those routes. If the incumbent local exchange carriers and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect our revenue if we are required by market pressure to price at or below the incumbent local exchange carriers' prices.

     Competition may also increase as a result of a recent World Trade Organization agreement on telecommunications services. As a result of the agreement, the FCC has made it easier for foreign companies to enter the U.S. telecommunications market.

     Recently, a number of competitive local carriers have filed for bankruptcy protection, due to high leverage, substantial price competition, technical difficulties and other problems faced by new market entrants.

     WE ARE SUBJECT TO SIGNIFICANT FEDERAL AND STATE REGULATIONS THAT CAN SIGNIFICANTLY AFFECT PRICING AND PROFITABILITY.

     Existing federal and state regulations, or new regulations, could have a material impact on our prices and revenue. Certain rates that we charge to our customers must be filed with the FCC and/or state regulators, which provides price transparency to customers and competitors.

     In addition, when we provide local exchange services in a market, the Telecommunications Act of 1996 and FCC rules require us to:

      --   not unreasonably limit the resale of our services;

      --   provide telephone number portability if technically feasible;

      --   provide dialing parity to competing providers;

      --   provide access to poles, ducts and conduits that we own; and

      -- establish reciprocal compensation arrangements for the transport and termination of telecommunications.

     WE MAY RECEIVE LESS REVENUE IF INCUMBENT LOCAL EXCHANGE CARRIERS SUCCESSFULLY CHALLENGE RECIPROCAL COMPENSATION.

     We currently receive compensation from incumbent local exchange carriers for terminating local calls at the premises of internet service providers. Some companies have challenged our right and the right of others to receive this compensation. Determinations by the FCC or by state utility commissions that such traffic should not be subject to termination compensation could adversely affect our revenue. The FCC may issue rules or an order that may have the effect of reducing reciprocal compensation revenue.

     WE MAY EXPERIENCE A REDUCTION IN SWITCHED ACCESS REVENUE AS A RESULT OF REGULATORY RATE REFORM.

     The FCC has established a framework for the eventual deregulation of incumbent local exchange carrier interstate access charges, which will exert a downward pressure on our interstate access rates. We cannot assure you that we will be able to compensate for the reduction in switched access revenue from regulatory rate reform with other revenue sources or increased volume.

     WE DEPEND ON GOVERNMENTAL AND OTHER AUTHORIZATIONS.

     The development, expansion and maintenance of our networks will depend on, among other things, our ability to obtain rights-of-way and other required governmental authorizations and permits. Any increase in the difficulty or cost of obtaining these authorizations and permits could adversely affect us, particularly where we must compete with companies that already have the necessary permits. In order to compete effectively, we must obtain these authorizations in a timely manner, at reasonable costs and on satisfactory terms and conditions. In certain of the cities or municipalities where we provide network services, we pay license or franchise fees. The Telecommunications Act of 1996 permits municipalities to charge these fees only if they are competitively neutral and nondiscriminatory, but certain municipalities may not conform their practices to the requirements of the Telecommunications Act of 1996 in a timely manner or without legal challenge. We also face the risks that other cities may start imposing fees, fees will be raised or franchises will not be renewed. Some of our franchise agreements also provide for increases or renegotiation of fees at certain intervals. Any increases in these fees may have a negative impact on our financial condition.

RISKS RELATING TO AN INVESTMENT IN THE DEBT SECURITIES

     BECAUSE THE DEBT SECURITIES RANK BELOW OUR SENIOR SECURED DEBT, YOU MAY NOT RECEIVE FULL PAYMENT ON YOUR DEBT SECURITIES.

     Before paying principal and interest on the debt securities, we must first make payments on our existing and future senior secured debt, including any outstanding amounts under our existing $475 million senior bank credit facility. In connection with our acquisition of the assets of GST, we replaced this existing credit facility with a new $1 billion amended and restated senior secured credit facility. As of September 30, 2000, after giving effect to the acquisition of substantially all the assets of GST and the borrowings we drew down under the credit facilities which consisted of $250 million under the new credit facility and $700 million under the bridge loan facility, we would have had approximately $250 million of senior secured indebtedness and $1.1 billion of senior unsecured indebtedness. We would have had the ability to incur $750 million of additional debt under our new senior credit facility, subject to certain conditions.

     Our obligations under the new senior credit facility are secured by substantially all of our assets. If we are unable to repay amounts due on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. In addition, the new senior credit facility prohibits us from paying amounts due on the debt securities that represent senior unsecured or subordinated debt. This facility also prohibits us from purchasing, redeeming or otherwise acquiring the debt securities, if a default exists under our senior secured debt.

     The debt securities, whether they be senior unsecured or subordinated indebtedness, are not secured by any of our assets. If we become insolvent or are liquidated, or if our debt under the new senior credit facility is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders under such facility would be entitled to exercise the remedies available to secured lenders under applicable law. Our bank lenders have a claim on substantially all our assets. Accordingly there may be no assets or sufficient assets to pay in full holders of our senior unsecured debt or holders of our subordinated indebtedness. You should also be aware that holders of our subordinated debt securities rank behind holders of our senior unsecured indebtedness, and as such, if we become insolvent, then holders of our subordinated debt will not be eligible for payment until all holders of our senior unsecured debts are satisfied in full.

     None of our subsidiaries are guaranteeing the debt securities. Our subsidiary, Time Warner Telecom Holdings is the borrower under the new credit facility. Furthermore, all of our direct and indirect subsidiaries have guaranteed or will guarantee our obligations under our existing senior credit facility or new senior credit facility, respectively. As a result, the debt securities are effectively subordinated in right of payment to all other debt and other liabilities, including trade payables and guarantees, of our subsidiaries. As of September 30, 2000, after giving effect to the acquisition of substantially all the assets of GST and related borrowings under the new credit facility and bridge loan facility, we would have had approximately $278 million in other liabilities. Substantially all of our consolidated assets are held by our subsidiaries. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and your resulting rights to participate in those assets, would be effectively subordinated to the claims of our subsidiaries' creditors and to our senior secured creditors.

     We depend upon our subsidiaries for the cash flow necessary to service our debt obligations, including the debt securities.

     The debt securities are obligations exclusively of Time Warner Telecom, which is a holding company. We derive substantially all of our revenue from our operating subsidiaries and do not have significant operations of our own. As a result, we are depending upon the ability of our subsidiaries to provide us with cash, in the form of dividends, intercompany credits, loans or otherwise, to meet our debt service obligations, including our obligations under the debt securities. These subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due on the debt securities or to make any funds available. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual or other restrictions, will depend upon the results of operations of such subsidiaries and may be subject to other business considerations.

     YOUR RIGHTS TO BE REPAID WOULD BE ADVERSELY AFFECTED IF A COURT DETERMINED THAT WE ISSUED THE DEBT SECURITIES FOR INADEQUATE CONSIDERATION OR WITH INTENT TO DEFRAUD OUR CREDITORS.

     Our ability to repay the debt securities may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

      -- we issued the debt securities with intent to delay or defraud any creditor;

      -- we contemplated insolvency with a design to prefer some creditors to the exclusion of others; or

      -- we issued the debt securities for less than reasonably equivalent value and were insolvent at the time the debt securities were originally issued.

     In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other debt to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the debt securities. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

          RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratio of earnings to fixed charges (in thousands).

                                                                                       NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      --------------------------------------------   ----------------------
                                                 HISTORICAL              PRO FORMA   HISTORICAL   PRO FORMA
                                      --------------------------------   ---------   ----------   ---------
                                      1995   1996   1997   1998   1999    1999(B)       2000       2000(B)
                                      ----   ----   ----   ----   ----   ---------   ----------   ---------
Ratio of Earnings to Fixed Charge...  (a)    (a)    (a)    (a)    (a)       (a)         1.18         (a)

------------

(a) The deficiency of earnings to cover fixed charges was $51,105, $86,116, $70,656, $92,927 and $59,714 for the years ended December 31, 1995, 1996,
    1997, 1998 and 1999, respectively, and $259,300 and $147,240 for the pro forma year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

(b) The pro forma data for the nine months ended September 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of substantially all of the assets of GST and related borrowings under the new credit facility and bridge loan facility.

     For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings were calculated by adding (i) net income (loss) before income taxes and (ii) interest expense, including the portion of rents representative of an interest factor. Fixed charges consist of interest expense, capitalized interest and the portion of rents representative of an interest factor.

     Because we do not have any preferred stock outstanding, the ratio of earnings to fixed charges and preferred stock dividends, and the deficiency of earnings to cover fixed charges and preferred stock dividends were the same as the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges.

                                USE OF PROCEEDS

     We will use the net proceeds from our sale of the securities to repay the borrowings under the unsecured bridge loan facility that we used to purchase the assets of GST. In addition, we may use the proceeds from our sale of any debt securities or preferred stock that are not convertible into common stock for capital expenditures and other corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

     The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities, that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and one or more commercial banks to be selected as trustees (collectively, the "Trustee"). A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. Set forth below is a summary of the material terms of the indenture.

GENERAL

     The indenture does not limit the aggregate principal amount of debt securities that can be issued under it. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

          (1)  the title of the debt securities of the series;

          (2) any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

          (3) the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

          (4) the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities (as defined below)), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (5) the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal New York office of the Trustee (in the case of Bearer Securities (as defined below)), where the principal, premium, and interest with respect to debt securities of the series shall be payable;

          (6) the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

          (7) whether debt securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached to them, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

          (8) if any debt securities of the series are to be issued as Bearer Securities or as one or more Global Securities (as defined below) representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the Persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

          (9) our obligation, if any, to redeem, purchase, or repay debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, under such obligations;

          (10) the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our or any other issuer's or obligor's common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

          (11) if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

          (12) if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

          (13) if the principal amount payable at the Stated Maturity (as defined below) of debt securities of the series will not be determinable as of any one or more dates prior to such Stated Maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the Stated Maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

          (14) any changes or additions to the provisions of the indenture dealing with defeasance;

          (15) if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

          (16) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

          (17) any addition to or change in the Events of Default (as defined below) with respect to the debt securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such debt securities due and payable;

          (18) if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary for such global security, if different from The Depositary Trust Company, and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

          (19) any authenticating or paying agents, transfer agents or registrars;

          (20) the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

          (21) the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

          (22) the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

          (23) with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

          (24) any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to:

          (1)  Bearer Securities;

          (2) debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

          (3) debt securities with respect to which principal, or interest is payable in a foreign or composite currency;

          (4) debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"); and

          (5) variable rate debt securities that are exchangeable for fixed rate debt securities.

     Unless otherwise provided in the applicable prospectus supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the prospectus supplement relating to such Bearer Securities.

     All funds which we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holders of such debt securities or any coupons appertaining thereto will thereafter look only to us for payment thereof.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be The Depositary Trust Company, New York, New York (the "Depositary").

     The Depositary has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform

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

Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of such successor.

     Upon the issuance of a global security, the Depositary will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the Depositary ("Participants"). Such accounts will be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to Participants or persons that hold beneficial interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of Participants) or records maintained by Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the Depositary or its nominee is the registered owner or holder of such global security, such Depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

     Subject to the restrictions applicable to Bearer Securities described in an applicable prospectus supplement (see "Limitations on Issuance of Bearer Securities" below), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the Trustee, any paying agent or registrar for such debt securities or any agent of ours or the Trustee's will have any responsibility or liability for (1) any aspect of the records relating to or payments made by the Depositary, its nominee or any Participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (2) the payment to the owners of beneficial interests in the global security of amounts paid to the Depositary or its nominee or (3) any other matter relating to the actions and practices of the Depositary, its nominee or its Participants. Neither we, the Trustee, any paying agent or registrar for such debt securities or any agent of ours or the Trustee will be liable for any delay by the Depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

     We have been advised by the Depositary that the Depositary or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit Participants' accounts with payments in amounts proportionate to their

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

respective beneficial interests in the principal amount of such global security, as shown on the records of the Depositary or its nominee. We expect that payments by Participants to owners of beneficial interests in such global security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of such Participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see "Limitation on Issuance of Bearer Securities" below).

     If the Depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the Trustee, and the Depositary, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as Registered Securities). Individual debt securities of such series so issued will be issued (1) as Registered Securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as Registered Securities, (2) as Bearer Securities in the denomination or denominations specified by us if the debt securities are issuable as Bearer Securities or (3) as either Registered Securities or Bearer Securities as described above if the debt securities are issuable in either form.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or Bearer Securities (which will be transferable only by delivery). If such debt securities are issuable as Bearer Securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

CERTAIN COVENANTS

     The following covenants will apply to any senior non-convertible indebtedness issued under the indenture.

  Limitation on Indebtedness

     A. We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Existing High Yield Closing Date); provided that we may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6.0:1.

     Notwithstanding the foregoing, we and any Restricted Subsidiary may Incur each and all of the following:

          (1) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $300 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant;

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

          (2)  Indebtedness owed:

             (A)  to us evidenced by a promissory note; or

             (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph (2);

          (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness incurred under paragraph (1), (2), (4), (6), (8) or (9) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund any series of debt securities under the indenture or Indebtedness that is pari passu with, or subordinated in right of payment to, such debt securities shall only be permitted under this paragraph (3) if:

             (A) in case any series of debt securities under the indenture are refinanced in part or the Indebtedness to be refinanced is pari passu with such debt securities, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, such debt securities that remain outstanding;

             (B) in case the Indebtedness to be refinanced is subordinated in right of payment to such debt securities such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to such debt securities at least to the extent that the Indebtedness to be refinanced is subordinated to such debt securities; and

             (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this paragraph
        (3);

          (4)  Indebtedness:

             (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

             (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements are:

                (i) designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

                (ii) do not increase our Indebtedness outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

             (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or those of a Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;
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

          (5) our Indebtedness, to the extent the net proceeds thereof are promptly:

             (A) used to purchase debt securities tendered in an Offer to Purchase made as a result of a Change of Control; or

             (B) deposited to defease any series of debt securities under the indenture as described below under "Defeasance";

          (6) Guarantees of any series of debt securities under the indenture and Guarantees of Indebtedness of us by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

          (7) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to extent of the fair market value of the equipment, inventory or network assets so acquired, plus associated goodwill) by us or a Restricted Subsidiary after the date of the indenture;

          (8) our Indebtedness not to exceed, at any one time, outstanding, two times:

             (A) the Net Cash Proceeds received by us after the Existing High Yield Closing Date from the issuance and sale of our Capital Stock (other than Disqualified Stock) to a Person that is not our Subsidiary, to the extent:

                (i)  such Net Cash Proceeds have not been used pursuant to
           (4)(C)(2) of the first paragraph or clauses (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

                (ii) if such Net Cash Proceeds are used to consummate a transaction pursuant to which we Incur Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred; and

             (B) 80% of the fair market value of property (other than cash and cash equivalents) received by us after the Existing High Yield Closing Date from the sale of our Capital Stock (other than Disqualified Stock) to a Person that is not our Subsidiary, to the extent:

                (i) such sale of Capital Stock has not been used pursuant to clauses (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

                (ii) if such Capital Stock is used to consummate a transaction pursuant to which we Incur Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided that such Indebtedness does not mature prior to the longest Stated Maturity of any debt securities outstanding under the indenture and has an Average Life longer than the Average Life of all debt securities outstanding under the indenture;

          (9)  Acquired Indebtedness;

          (10)  Strategic Subordinated Indebtedness; and

        (11) our subordinated Indebtedness (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount outstanding at any time not to exceed $200 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

     B. Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this "Limitation on
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

Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rate of currencies.

     C. For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

          (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

          (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     D. For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided that:

          (1) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Existing High Yield Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Existing High Yield Closing Date; and

          (2) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses). The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on Restricted Payments

     We will not, and will not permit any Restricted Subsidiary to directly or indirectly:

          (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of our Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire such shares of Capital Stock and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than us or any of our Restricted Subsidiaries;

          (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

             (A) us or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

             (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of us (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of our Capital Stock;

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

          (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the debt securities outstanding under the indenture; or

          (4) make any Investment, other than a Permitted Investment, in any Person (all such payments or other actions described in clauses (1) through (4) above are collectively called "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

             (A) a Default or Event of Default shall have occurred and be continuing;

             (B) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

             (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) made after the date of the indenture shall exceed the sum of:

                (i) the amount by which Consolidated EBITDA exceeds 150% of Consolidated Interest Expense, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Existing High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant; plus

                (ii) the aggregate Net Cash Proceeds received by us after the Existing High Yield Closing Date from the issuance and sale permitted by the indenture of our Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary, including an issuance or sale permitted by our indenture of Indebtedness for cash subsequent to the Existing High Yield Closing Date upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of any series of debt securities under the indenture), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clauses (8) or (9) of the "Limitation on Indebtedness" covenant; plus

                (iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provisions shall not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to any series of debt securities under the indenture including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (a)(3) of the "Limitation on Indebtedness" covenant;

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

          (3) the repurchase, redemption or other acquisition of our Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to any series of debt securities under the indenture (including, without limitation, Parent Company Debt) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

          (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

          (6) Investments in any Person the primary business of which is related, ancillary or complementary to our business and that of our Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

             (A)  $10 million; and

             (B) the amount of Net Cash Proceeds received by us after the Existing High Yield Closing Date from the sale of our Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (a)(8) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause
        (4)(C)(2) of the first paragraph, or clauses (3) or (4) of this paragraph, of this "Limitation on Restricted Payments" covenant; and

             (C)  the net reduction in Investments made pursuant to this clause
        (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment;

          (7) Investments acquired in exchange for our Capital Stock (other than Disqualified Stock);

          (8) other Restricted Payments in an aggregate amount not to exceed $10 million;

          (9) for so long as we are treated as a pass-through entity for United States Federal income tax purposes, distributions to our equity holders in an amount not to exceed the Tax Amount for such period; and

          (10) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants, or other rights to acquire such Capital Stock) from Persons who are or were formerly our directors, officers or employees or those of our Restricted Subsidiaries, provided that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause
     (10) shall not exceed $2.0 million;

provided that, except in the case of clauses (1) and (3) of this paragraph no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) and
(6), shall be included in calculating whether the conditions of clause (4)(C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an

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

issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of any series of debt securities under the indenture, or Indebtedness that is pari passu with such debt securities, then the Net Cash Proceeds of such issuance shall be included in clause (4)(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

          (2)  pay any Indebtedness owed to us or any other Restricted
     Subsidiary;

          (3)  make loans or advances to us or any other Restricted Subsidiary;
     or

          (4) transfer any of our or its property or assets to us or any other Restricted Subsidiary.

     The foregoing shall not restrict any encumbrances or restrictions:

          (1) existing on the date of the indenture or any other agreements in effect on the Existing High Yield Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2) existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over us or any Restricted Subsidiary;

          (3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

             (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

             (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on any of our property or assets or those of a Restricted Subsidiary not otherwise prohibited by the indenture; or

             (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets of those of a Restricted Subsidiary in any manner material to us or any Restricted Subsidiary;

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

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

          (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

             (A)  the encumbrance or restriction either:

                (i) applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or

                (ii)  is contained in a Credit Agreement;

             (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of debt securities than is customary in comparable financing (as determined by us); and

             (C) we determine on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair either our ability to make principal or interest payments on any series of debt securities under the indenture.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from:

          (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

          (2) restricting the sale or other disposition of our property or assets of those of any of our Restricted Subsidiaries that secure our Indebtedness or that of any of our Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
  Subsidiaries

     We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1)  to us or a Wholly Owned Restricted Subsidiary;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4) issuances or sales of common stock of a Restricted Subsidiary, provided that we or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with the "Limitation on Asset Sales" covenant.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness which is pari passu with or subordinate in right of payment to any series of debt securities under the indenture ("Guaranteed Indebtedness"), unless:

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of such debt securities by such Restricted Subsidiary; and

          (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any

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

     Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     If the Guaranteed Indebtedness is (1) pari passu with any series of debt securities under the indenture, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (2) subordinated to any series of debt securities under the indenture, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to such debt securities.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1) any sale, exchange or transfer, to any Person not an Affiliate of us, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

          (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of our Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Related Person or an Affiliate.

     The foregoing limitation does not limit and shall not apply to:

          (1)  transactions:

             (A) approved by a majority of the disinterested members of the Board of Directors; or

             (B) for which we or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between us and any of our Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

          (3) the payment of reasonable and customary regular fees to our directors who are not our employees;

          (4) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

          (5) any transaction with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, right-of-way or other access rights, between us or any Restricted Subsidiary and any other Person; provided that such transaction is on terms that:

             (A) are consistent with our past practice and those of our Restricted Subsidiaries; and

             (B) are no less favorable, taken as a whole, to us or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, we have determined to be fair to us or the relevant Restricted Subsidiary; or
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

          (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by (2) and (6) of this paragraph, the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (1)(A) or (B) above.

  Limitation on Liens

     Under the indenture, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for any series of debt securities under the indenture and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to such debt securities, prior to) the obligation or liability secured by such Lien.

     This restriction will not apply to:

          (1)  Liens existing on the Existing High Yield Closing Date;

          (2) Liens granted after the Existing High Yield Closing Date on any of our or any Restricted Subsidiary's assets or Capital Stock created in favor of the Holders;

          (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

          (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under (3) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any of our or a Restricted Subsidiary's property or assets securing the Indebtedness being refinanced;

          (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or

          (6)  Permitted Liens.

  Limitation on Sale-Leaseback Transactions

     We will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of our assets or properties or those of a Restricted Subsidiary whether now owned or hereafter acquired, whereby we sell or transfer and a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter we lease assets or properties or a Restricted Subsidiary leases such assets or properties or any part thereof or any other assets or properties which we or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

          (1) the lease is for a period, including renewal rights, of not in excess of three years;

          (2) the lease secures or relates to industrial revenue or pollution control bonds;

          (3) the transaction is solely between us and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

          (4) we or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with the "Limitation on Asset Sales" covenant.
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

  Limitation on Asset Sales

     We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

          (1) the consideration received by us or our Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

          (2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness by us (other than Indebtedness that is subordinated to any series of debt securities under the indenture) or of a Restricted Subsidiary and unconditional release of us and our Restricted Subsidiaries from all liability on the Indebtedness assumed; provided, however, that this clause shall not apply to long-term assignments of capacity in a telecommunications network.

     In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the date of the indenture in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which our consolidated balance sheet and those of our Subsidiaries has been filed with the SEC pursuant to the "SEC Reports and Reports to Holders" covenant), then we shall or shall cause the relevant Restricted Subsidiary to:

          (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

             (A) apply an amount equal to such excess Net Cash Proceeds less any amounts invested within 6 months prior to such Asset Sale in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, us and our Restricted Subsidiaries on the date of such Asset Sale (the "Adjusted Net Cash Proceeds") to permanently repay our unsubordinated Indebtedness or that of any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than us or our Restricted Subsidiaries;

             (B) invest an equal amount, or the amount of Adjusted Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, us and our Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution); and

          (2) apply (no later than the end of the 12-month period referred to in the above paragraph (1)) such excess Adjusted Net Cash Proceeds (to the extent not applied pursuant to the above paragraph as provided in the following paragraph of this "Limitation on Asset Sales" covenant):

     The amount of such excess Adjusted Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of all the debt securities issued under the indenture and to the extent permitted or required by the terms thereof, any other of our Indebtedness that is pari passu with any series of debt securities under the indenture, equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the debt securities and
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

such other Indebtedness, if applicable, on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the definition of any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, aggregate net income (or loss) of us and our Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by us or any Restricted Subsidiary in such Person during such period;

          (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

          (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than our Disqualified Stock)) on our Preferred Stock or any Restricted Subsidiary owned by Persons other than us and any of our Restricted Subsidiaries;

          (6)  all extraordinary gains and extraordinary losses; and

          (7) any compensation expense paid or payable solely with Capital Stock (other than our Disqualified Stock) or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock).

     "Adjusted Consolidated Net Tangible Assets" means the total amount of our assets and those of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the

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

extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

          (1) all our current liabilities and those of our Restricted Subsidiaries (excluding intercompany items); and

          (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent quarterly or annual consolidated balance sheet and those of our Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means:

          (1) an investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such investment; or

          (2) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person other than us or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or another Restricted Subsidiary) of:

          (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

          (2) all or substantially all of the assets that constitute a division or line of business of us or any of our Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of:

          (1)  all or any of the Capital Stock of any Restricted Subsidiary;

          (2) all or substantially all of the property and assets of an operating unit or business of us or any of our Restricted Subsidiaries; or

          (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of us or any of our Restricted Subsidiaries outside the ordinary course of our business or that of such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of our assets; provided that "Asset Sale" shall not include:

             (A) sales or other dispositions of inventory, receivables and other current assets;

             (B) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

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

             (C) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officer's Certificate) not in excess of $5 million in any transaction or series of related transactions; or

             (D) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (1)(B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount of such principal payment by (2) the sum of all such principal payments.

     "Board of Directors" means our Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date of the indenture or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as:

          (1) the Former Parent Companies as a group cease to have the ability to elect a majority of the members of the Board of Directors (other than our chief executive officer and independent directors; provided that independent directors shall be included in calculating whether the foregoing majority requirement is satisfied if the directors nominated by the Former Parent Companies do not constitute a majority of the committee that selects the Board of Directors' nominees for independent directors) and a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Former Parent Companies) has become the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of our Voting Stock, on a fully diluted basis and such ownership represents a greater percentage of the total voting power of our Voting Stock, on a fully diluted basis, than is held by the Former Parent Companies as a group on such date; or

          (2) individuals who on the date of the indenture constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders or members, as the case may be, was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of the indenture or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Change of Control Period" means, with respect to a Change of Control, the period of 60 days commencing on the date of the earlier to occur of (1) public notice of the occurrence of a Change of Control or of our intention to effect a Change of Control and (2) the Change of Control.

     "Common Stock" means, with respect to any Person, such Person's equity other than Preferred Stock of such Person, whether outstanding on the date of the indenture or issued thereafter including, without limitation, all series and classes of such Common Stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

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

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period:

          (1) plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

             (A)  Consolidated Interest Expense;

             (B) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

             (C)  depreciation expense;

             (D)  amortization expense; and

             (E) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP; and

          (2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, less (to the extent not otherwise reduced in accordance with GAAP) the aggregate amount of deposits made by us and our Restricted Subsidiaries after the Existing High Yield Closing Date in connection with proposed Asset Acquisitions that are forfeited by us or any of our Restricted Subsidiaries; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

             (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by;

             (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of Original Issue Discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case that is paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period: excluding, however:

          (1) in calculating Consolidated EBITDA, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause
     (3) of the definition thereof); and

          (2) any premiums, fees and expenses (and any, amortization thereof) payable in connection with offering of any series of debt securities under the indenture, all as determined on a consolidated basis, (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of:

          (1) the aggregate amount of Indebtedness of us and our Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

          (2) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which our financial statements have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation:

             (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

             (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

             (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on our most recently available quarterly or annual consolidated balance sheet and those of our Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock or any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means credit agreements, vendor financings, or similar facilities or arrangements made available from time to time to us and our Restricted Subsidiaries from banks, other financial institutions and/or equipment manufacturers for the Incurrence of Indebtedness, including letters of credit and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

          (1) required to be redeemed prior to the Stated Maturity of the debt securities of a series;

          (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the debt securities of a series; or

          (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the debt securities of a series;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the debt securities of a series shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Debt Securities Upon a Change of Control" covenants and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides, that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such debt securities as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Debt Securities Upon a Change of Control" covenant.

     "Equity Offering" means an offering of our Common Stock for cash pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements contained therein.

     "Existing High Yield Closing Date" means July 21, 1998.

     "Fair Market Value" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a board resolution; provided that for purposes of clause (8) of the second paragraph of "Limitation on Indebtedness" covenant,

          (1) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

          (2) in the even the aggregate fair market value of any other property (other than cash or cash equivalents) received by us exceeds $15 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

     "Former Parent Companies" means Time Warner Inc., MediaOne Group, Inc. (since acquired by AT&T), Advance/Newhouse Partnership and the Affiliates of each of the foregoing.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indentures shall be made without giving effect to:

          (1) the amortization of any expenses incurred in connection with the offering of any series of debt securities under the indenture; and

          (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1)  all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5)  all Capitalized Lease Obligations of such Person;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

          (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

             (A) that the amount outstanding at any time of any Indebtedness issued with Original Issue Discount is the face amount of such Indebtedness less the remaining unamortized portion of the Original Issue Discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

             (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest; and

             (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or those of any Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include;

          (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

          (2) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

     For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant:

          (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities of us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

          (2) the fair market value of the assets (net of liabilities (other than liabilities of us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

          (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Investment Grade" means a rating of any series of debt securities under the indenture by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's) provided, in each case, such ratings are publicly available; provided further, that in the event Moody's or S&P is no longer in existence, for purposes of determining whether such debt securities are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by us, notice of which designation shall be given to the Trustee.

     "Lien" means any mortgage, pledge, security interest, encumbrance, Lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means;

          (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any

     Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

             (A) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

             (B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to our consolidated results of operations and those of our Restricted Subsidiaries, taken as a whole,

             (C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and

             (D) appropriate amounts to be provided by us or any Restricted Subsidiary as reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

          (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase by us from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (1) the covenant pursuant to which the offer is being made and that all debt securities of a series validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (3) that any debt securities of a series not tendered will continue to accrue interest pursuant to their terms;

          (4) that, unless we default in the payment of the purchase price, any debt securities of a series accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5) that Holders electing to have debt securities of a series purchased pursuant to the Offer to Purchase will be required to surrender such debt securities, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such debt securities completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

          (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of any debt securities of a series under the indenture delivered for purchase and a statement that such Holder is withdrawing his election to have such debt securities purchased; and

          (7) that Holders whose debt securities of a series are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of such debt securities surrendered;

     provided that each such debt security purchased and each new debt security issued shall be in a principal amount of $1,000 or an integral multiple thereof.

          On the Payment Date, we shall:

             (A) accept for payment on a pro rata basis any debt securities of a series under the indenture or portions thereof tendered pursuant to an Offer to Purchase;

             (B) deposit with the Paying Agent money sufficient to pay the purchase price of such debt securities or portions thereof so accepted; and

             (C) deliver, or cause to be delivered, to the Trustee all such debt securities or portions thereof so accepted together with an Officer's Certificate specifying the debt securities or portions thereof accepted for payment by us.

     The Paying Agent shall promptly mail to the Holders of debt securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders new debt securities equal in principal amount to any unpurchased portion of the debt securities surrendered; provided that each debt security purchased and each new debt security issued shall be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase.

     We will comply with Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we are required to repurchase any debt securities of a series under the indenture pursuant to an Offer to Purchase.

     "Original Issue Discount Security" means (1) any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, and (2) any other security which is issued with "original issue discount" within the meaning of
Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Permitted Investment" means:

          (1) an Investment in us or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to us, or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of us and our Restricted Subsidiaries on the date of such Investment;

          (2)  Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) stock, obligations or securities received in settlement of Indebtedness Incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding; or

          (5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

          (6) Interest Rate Agreements and Currency Agreements designed solely to protect us or our Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

          (7) loans or advances to our officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding; and

          (8) Investments in any Person that is engaged in the telecommunications business and that is not our Affiliate or a Related Person.

     "Permitted Liens" means

          (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (2) statutory and common law Liens of landlords and carriers, warehousement, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent of being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of us or any of our Restricted Subsidiaries;

          (6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Existing High Yield Closing Date; provided that

             (A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

             (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

             (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of us and our Restricted Subsidiaries, taken as a whole;

          (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of us or our Restricted Subsidiaries relating to such property or assets;

          (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of, us or any Restricted Subsidiary other than the property or assets acquired;

          (12)  Liens in favor of us or any Restricted Subsidiary;

          (13) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;
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

          (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of us and our Restricted Subsidiaries prior to the Existing High Yield Closing Date;

          (18)  Liens on or sales of receivables; and

          (19) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

     "Person" means, an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Preferred Stock" means, with respect to any Person, Capital Stock issued by such Person that is entitled to preference or priority over one or more series or classes of other Capital Stock issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

     "Related Person" means, as applied to any Person, any other Person directly or indirectly owning

          (1) 10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person) or

          (2) 10% or more of the combined outstanding voting power of the Voting Stock of such Person, and all Affiliates of any such other Person.

     "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

          (1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenue of us and our Restricted Subsidiaries; or

          (2) as of the end of such fiscal year, was the owner of more than 10% of our consolidated assets and those of our Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements for such fiscal year.

     "SEC" means Securities and Exchange Commission.

     "SandP" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which any debt securities of a series under the indenture first become due and payable after an Event of Default.

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

     "Stated Maturity" means:

          (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

          (2) with respect to any scheduled installment of principal of or interest on any debt security as the fixed date on which such installment is due and payable.

     "Strategic Subordinated Indebtedness" means our Indebtedness Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by us or any of our Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

          (1) is expressly made subordinate in right of payment to any debt securities under the indenture; and

          (2) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of our obligations under such debt securities; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of our Capital Stock (other than Disqualified Stock) or other of our Indebtedness which by its terms, or by the terms of any agreement or instrument pursuant to which such other Indebtedness is Incurred, meets clauses (1) and (2) above after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Tax Amount" means, with respect to any period, without duplication, the increase in the cumulative United States Federal, state and local tax liability of holders of equity interests in us (or if such holder is a pass-through entity for United States income tax purposes, holders of its equity interests) in respect of their interests in us for such period plus any additional amounts payable to such holders to cover taxes arising from the ownership of such equity interests, but excluding any increase in tax liability or additional amounts payable in respect of a gain realized by a holder of an equity interest in us upon the sale or disposition by such holder of an equity interest, including without limitation, any redemption thereof by us, in us.

     "Temporary Cash Investment" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

          (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than our Affiliate) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to SandP;
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

          (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (6) corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to SandP; and

          (7) money market funds at least 95% of the assets of which are invested in the foregoing.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of us that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2)  any Subsidiary of an Unrestricted Subsidiary.

          The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any of our Capital Stock, or owns or holds any Lien on any of our property or those of any Restricted Subsidiary; provided that

             (A) any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

             (B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant and

             (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for election of directors, managers or other voting members of the governing body of such Persons.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by

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

foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

SEC REPORTS AND REPORTS TO HOLDERS

     Whether or not we are required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if we were subject thereto. We shall supply the Trustee and each Holder or apply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the indenture as "Events of Default" with respect to each series of debt securities:

          (1) default in payment of principal or premium, if any, on the debt securities of that series when due at maturity, upon acceleration, redemption or otherwise;

          (2) default for 30 days in payment of any interest installment on that series when it becomes due and payable;

          (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of debt Securities upon a Change of Control" covenant;

          (4) default for 30 consecutive days after we receive written notice by the Trustee or Holders of 25% or more of the aggregate principal amount of the debt securities of that series as provided in the indenture, in the performance of any other covenant or agreement by us (other than a default in (1) (2), (3) above);

          (5) there occurs with respect to any issue or issues of our Indebtedness (including any other series of debt securities) or that of our Significant Subsidiaries with a principal amount (or in the case of original issue discount securities, accreted value) of $12 million or more, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $12 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there is a period of 30 consecutive days following entry of such judgment or order that causes the aggregate amount for all such final judgements or orders outstanding and not paid or discharged against all such Persons to exceed $12 million during which a stay of enforcement by such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (7) a court having jurisdiction in the premises enters a decree or order for

             (A) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

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

             (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our or any Significant Subsidiary's property and assets; or

             (C) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, such decree of order shall remain unstayed and in effect for a period of 30 consecutive days; or

          (8)  we or any Significant Subsidiary

             (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under and such law;

             (B) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary for all or substantially all of our or those of any Significant Subsidiary's property and assets; or

             (C)  effect any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in (7) and (8) above that occurs with respect to us) occurs and is continuing under the indenture with respect to a particular series, the Trustee or Holders of at least 25% in aggregate principal amount at maturity of the debt securities of that series then outstanding by written notice to us (and to the Trustee if such notice is given by the Holders), may, and the Trustee shall at the request of such Holders, declare the principal amount of (or, in the case of Original Issue Discount Securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on the debt securities of that series to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable.

     In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the Event of Default triggering such event of default pursuant to clause 5 shall be remedied or cured by us or by the relevant Significant Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

     If an Event of Default specified in 7 or 8 above occurs with respect to us, the principal amount of, premium, if any, and accrued interest on any debt securities of that series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of at least a majority in principal amount of the outstanding debt securities of a series affected by written notice to us and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For more information as to the waiver of defaults, see "--Modification of the Indenture."

     The Holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of such debt securities.

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

     A Holder may not pursue any remedy with respect to the indenture or the debt securities of that series unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of that series make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of debt securities of a series under the indenture to receive payment of the principal amount of, premium, if any, or interest on, such debt securities of a series or to bring suit for the enforcement of any such payment, on or after the due date expressed in the debt securities of a series, which right shall not be impaired or affected without the consent of the holder.

     The indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our and our Restricted Subsidiaries' activities and performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

MODIFICATION OF THE INDENTURE

  With Consent of Holders

     Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series outstanding affected by the modification or amendment, voting as a single class; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any debt securities of a series under the indenture;

          (2) reduce the principal amount of, or premium, if any, or interest on, any debt securities of a series under the indenture;

          (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any debt securities of a series under the indenture;

          (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any debt securities of a series under the indenture;

          (5) reduce the above-stated percentage of outstanding debt securities, the consent of whose Holders is necessary to modify or amend the indenture;

          (6) waive a default in payment of principal of, premium, if any, or interest on the debt securities of a series or modify any provisions of the indenture relating to modification or amendment thereof; or

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

          (7) reduce the percentage or aggregate principal amount of outstanding debt securities, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     For purposes of this paragraph, if any debt securities of a series are Original Issue Discount Securities, then for the purposes of determining whether the Holders of the requisite principal amount of debt securities of a series have taken any action herein described, the principal amount of such debt securities shall be deemed to be the amount of the principal thereof that would be due and payable at the date of the taking of such action upon a declaration of acceleration of maturity thereof.

  Without Consent of the Holders

     We, when authorized by a resolution of our Board of Directors (as evidenced by board resolutions), and the Trustee may amend or supplement this indenture or the debt securities without notice to or the consent of any holder:

          (1) to cure any ambiguity, defect or inconsistency in this indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors as evidenced by a board resolution, adversely affect the interests of the Holders in any material respect;

          (2) to comply with the provisions concerning consolidation, merger and sale of assets;

          (3) to comply with any requirements of the SEC in connection with the qualification of this indenture under the Trust Indenture Act;

          (4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee;

          (5) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

          (6) to add one or more Subsidiary Guarantees on the terms required by this indenture;

          (7)  to establish the form or terms of any series of debt securities;
     and

          (8) to make any change that, in the good faith opinion of the Board of Directors as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The following restrictions on consolidations, mergers and asset sales will apply to any non-convertible indebtedness issued under the indenture:

     We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

          (1) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the debt securities and under the indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the debt securities shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

          provided that this paragraph (3) shall only apply to a sale of substantially all, but less than all, of our assets;

          (4) immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the debt securities, as the case may be, could Incur at least $1.00 of Indebtedness under (A) of the "Limitation on Indebtedness" covenant; provided that this clause (4) shall not apply to:

             (A) a consolidation, merger or sale of all (but not less than all) of our assets if all of our Liens and Indebtedness or of any Person becoming the successor obligor on the debt securities, as the case may be and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than our Liens and Indebtedness and those of our Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the indenture or

             (B) a consolidation, merger or sale of all or substantially all of our assets if immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the debt securities shall have a Consolidated Leverage Ratio equal to or less than our Consolidated Leverage Ratio immediately prior to such transaction; and

          (5) we deliver to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with paragraphs (3) and
     (4) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that paragraphs (3) and (4) above do not apply if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     The following defeasance provisions will apply to any non-convertible indebtedness issued under the indenture:

  Defeasance and Discharge

     The indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of that series on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the debt securities of that series (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1) we have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities of that series on the Stated Maturity of such payments in accordance with the terms of the indenture and the debt securities of that series;

          (2)  we have delivered to the Trustee

             (A) either (i) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date the debt securities of that series are issued under the indenture such that a ruling is no longer required or (ii) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

             (B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

          (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound; and

          (4) if at such time such debt securities are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such debt securities will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default

     The indenture further will provide that the provisions of the indenture will no longer be in effect with respect to paragraphs (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," paragraph (3) under "Events of Default" with respect to such paragraphs (3) and (4) under "Consolidation, Merger and Sale of Assets," paragraph (4) under "Events of Default" with respect to such other covenants and paragraphs (5) and (6) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities of that series on the Stated Maturity of such payments in accordance with the terms of the indenture and the debt securities of that series, the satisfaction of the provisions described in paragraphs (2)(B), (3) and (4) of the preceding paragraph and the delivery by us to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default

     In the event we exercise the option to omit compliance with certain covenants and provisions of the indenture with respect to the debt securities of that series as described in the immediately preceding paragraph and such debt securities of that series are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

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

REPURCHASE OF DEBT SECURITIES UPON A CHANGE OF CONTROL

     The following will apply to any non-convertible indebtedness issued under the indenture:

     We must commence, within 30 days of the later of (1) the occurrence of a Change of Control and (2) the end of the Change of Control Period with respect to a Change of Control, and consummate an Offer to Purchase for all the debt securities then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date; provided that, we shall not be required to commence and consummate an Offer to Purchase if, at the time specified above for the commencement of an Offer to Purchase the debt securities of a series shall be rated Investment Grade.

     There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the debt securities of a series) required by the foregoing covenant (as well as may be contained in our other securities which might be outstanding at the time).

     The above covenant requiring us to repurchase the debt securities will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such debt security repurchase, either prior to or concurrently with such debt security repurchase.

NO PERSONAL LIABILITY OF INCORPORATORS STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenant or agreement or because of the creation of any Indebtedness represented thereby, shall be had against any of our or our successors, incorporator, stockholder, officer, director, employee or controlling person. Each Holder, by accepting the debt securities, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

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                          DESCRIPTION OF CAPITAL STOCK

     Our restated certificate of incorporation provides for authorized capital stock of 459.8 million shares, including 277.3 million shares of Class A common stock, $.01 par value per share, 162.5 million shares of Class B common stock, $.01 par value per share, and 20 million shares of preferred stock, $.01 par value per share. No preferred stock is outstanding and the Class B stockholders are owners of record of all the outstanding shares of Class B common stock.

COMMON STOCK

     The relative rights of the Class A common stock and Class B common stock are substantially identical in all respects, except for voting rights and conversion rights.

  Voting Rights

     Each share of Class A common stock entitles the holder to one vote and each share of Class B common stock entitles the holder to 10 votes on each matter to be voted upon by the holders of the common stock. The holders of the shares of Class A common stock and Class B common stock vote as one class on all matters to be voted on by stockholders, including, without limitation, the election of directors and any proposed amendment to our restated certificate of incorporation that would increase the authorized number of shares of common stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number then outstanding), except as required by the Delaware General Corporation Law and except that,

          (1) as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B Stockholders is required:

             (A) to amend, alter or repeal any provision of the restated certificate of incorporation, other than in connection with certain ministerial actions; or

             (B) for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represent substantially all of our assets and those of our subsidiaries on a consolidated basis.

          (2) the approval of 100% of the Class B Stockholders is required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share; and

          (3) without a majority vote of the holders of the Class A common stock, certain provisions of the restated certificate of incorporation relating to the termination of, and vote required to waive, the limitations on business purposes described in the next sentence may not be amended, altered or repealed.

     Under the restated certificate of incorporation, we may not directly or indirectly, through a subsidiary or affiliate of ours,

          (1) engage in the business of providing, offering, packaging, marketing, promoting or branding (alone or jointly with or as an agent for other parties) any wireline telecommunications services or other services, including data services, to residences (collectively, "residential services"); or

          (2) engage in the business of producing, packaging, distributing, marketing, hosting, offering, promoting, branding or otherwise providing entertainment, information or any other content services, whether fixed or interactive, or any services incidental thereto, but excluding acting solely as a carrier of video, audio or data of unaffiliated parties by providing transport services, so long as we have no other direct or indirect pecuniary interest in the transmitted information or content (collectively, "content services"), in each case until the earlier of (A) the date that is five years after the date of the filing of the restated certificate of incorporation and (B) the date on which the holders of Class B common stock no longer represent at least 50% of the voting power of our outstanding common stock.

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     Neither the holders of Class A common stock nor the holders of Class B common stock have cumulative voting rights.

  Dividends

     Each share of common stock is entitled to receive dividends from funds legally available therefor if, as and when declared by our board of directors. Class A common stock and Class B common stock share equally, on a share-for-share basis, in any dividends declared by our board of directors. If at any time a distribution of the Class A common stock or Class B common stock is to be paid in shares of Class A common stock, Class B common stock or any other of our securities or any other person, such dividends may be declared and paid only as follows:

          (1) a share distribution consisting of Class A common stock to holders of Class A common stock and Class B common stock, on an equal per share basis; or to holders of Class A common stock only, but in such event there shall also be a simultaneous share distribution to holders of Class B common stock consisting of shares of Class B common stock on an equal per share basis;

          (2) a share distribution consisting of Class B common stock to holders of Class B common stock and Class A common stock, on an equal per share basis; or to holders of Class B common stock only, but in such event there shall also be a simultaneous share distribution to holders of Class A common stock consisting of shares of Class A common stock on an equal per share basis; and

          (3) a share distribution of shares of any class of our securities or any other person other than the common stock, either on the basis of a distribution of identical securities, on an equal per share basis to the holders of Class A common stock and Class B common stock, or on the basis of a distribution of one class of securities to the holders of Class A common stock and another class of securities to holders of Class B common stock, provided that the securities so distributed do not differ in any respect other than relative voting rights and related differences in designations, conversion and share distribution provisions, with the holders of Class B common stock receiving the class having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of our subsidiary, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designations, conversion and distribution provisions between Class A common stock and Class B common stock.

     If we shall in any manner subdivide or combine the outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class of common stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A common stock or Class B common stock, as the case may be, that have been subdivided or combined.

  Conversion

     Under our restated certificate of incorporation, each share of Class B common stock is convertible at any time and from time to time at the option of the holder thereof into one share of Class A common stock. The Class A common stock has no conversion rights.

  Equivalent Consideration in Certain Transactions

     In the event of any merger, consolidation, acquisition of all or substantially all of our assets or other reorganization to which we are a party, in which any consideration is to be received by the holders of Class A common stock and Class B common stock, those holders must receive the Equivalent Consideration (as defined below) on a per share basis. Under our restated certificate of incorporation, "Equivalent Consideration" is defined as consideration of substantially equivalent economic value as determined by our board of directors at the time of execution of the definitive agreement relating to the applicable merger, consolidation, acquisition or reorganization, provided, that (1) the holders of Class A common stock can receive consideration of a different form from the consideration to be received by the holders of Class B common stock and (2) if the holders of Class A common stock and Class B common stock are to receive securities of any other person, such securities (and, if applicable, the securities into which the received securities are
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convertible, or for which they are exchangeable, or which they evidence the right to purchase) can differ with respect to their relative voting rights and related differences in conversion and share distribution provisions, with the holders of shares of Class B common stock receiving the class or series having the higher relative voting rights, and the differences permitted by this clause
(2) are not taken into account in the determination of equivalent economic value.

  Other

     Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. We may not subdivide or combine shares of common stock without at the same time proportionally subdividing or combining shares of the other classes.

     In April 1999, we issued 307,550 shares of Class A common stock in connection with our acquisition of Internet Connect, Inc. in a private placement under Section 4(2) of the Securities Act of 1933. The former stockholders of Internet Connect may require us to include their shares in certain registered offerings of our Class A common stock under the Securities Act of 1933, subject to certain conditions. If we sell any of our securities in such an offering, we must pay all expenses (other than underwriting discounts, commissions and fees and expenses of counsel attributable to the sale of the shares) relating to the filing and effectiveness of a registration statement. If we do not sell any of our securities, the selling stockholders will pay their share of the registration expenses.

     During the second quarter of 1999, we issued 2,190,308 shares of Class A common stock to the former partners of MetroComm, Inc. in a private placement under Section 4(2) of the Securities Act of 1933 in connection with the acquisition of the remaining 50% of MetroComm that we did not own. The former stockholders of MetroComm have one demand registration right collectively for shares of Class A common stock if they wish to register Class A common stock constituting at least 50% of the aggregate number of shares of Class A common stock issued in the merger. Once we have registered shares of Class A common stock as a result of any other registration statement, we are not required to register shares pursuant to this demand until six months after the other registration statement is effective. In addition, each former stockholder of MetroComm may require us to include its shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each former stockholder of MetroComm must pay all underwriting discounts and commissions attributable to the sale of its shares. We will pay all expenses relating to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the former stockholders of MetroComm and the auditors' fees and expenses.

PREFERRED STOCK

     Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the Class A common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

     If we offer preferred stock, the terms of that series of preferred stock, will be set forth in the prospectus supplement relating to that series.

CORPORATE OPPORTUNITIES

     Our restated certificate of incorporation provides that the Class B Stockholders are not restricted from engaging directly or indirectly in the same or similar business activities or lines of business as us. In the event that any of the Class B Stockholders acquires knowledge of a potential transaction or matter that may be a
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corporate opportunity for any of the Class B Stockholders and us, such corporate opportunity shall be allocated to the Class B Stockholder if offered to any person who is an officer, employee or director of the Class B Stockholder and/or us, unless such opportunity is expressly offered to such person primarily in his or her capacity as an officer, employee or director of us. Other than under these circumstances, the Class B Stockholders shall have no duty to communicate or present such corporate opportunity to us.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Our restated certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination," as defined in clause (c)(3) of that section, with an "interested stockholder," as defined in clause (c)(5) of that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by that law. We have entered into separate indemnification agreements with our current directors and executive officers which have the effect of providing such persons indemnification protection in the event the restated certificate of incorporation is subsequently amended.

NASDAQ TRADING

     The Class A common stock is listed on the NASDAQ Stock Market's National Market under the symbol "TWTC."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A common stock is Wells Fargo Bank, Minnesota N.A.

                              PLAN OF DISTRIBUTION

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

     We may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

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     Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the Class A common stock, which is listed on The NASDAQ Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                             VALIDITY OF SECURITIES

     The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York and for the underwriters or agents, if any, by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated and combined financial statements of Time Warner Telecom Inc. appearing in Time Warner Telecom Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of GST Telecommunications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the years in the two-year period ended December 31, 1999, the three month period ended December 31, 1997 and for the year ended September 30, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999, financial statements contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 16(c) and (d) to the consolidated financial statements, on May 17, 2000, the Company filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Laws. Subsequent to this filing, the Company conducted an auction under the supervision of the U.S. District Court for the District of Delaware that has resulted in a definitive agreement to sell a substantial portion of the Company's assets to Time Warner Telecom Inc. These actions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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                            [TIME WARNER LOGO BLUE]
                            [TIME WARNER LOGO GREY]